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As filed with the Securities and Exchange Commission on September 26, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMC ENTERTAINMENT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7832 (Primary Standard Industrial Classification Code Number)	26-0303916 (I.R.S. Employer Identification Number)

One AMC Way
11500 Ash Street
Leawood, Kansas 66211
(913) 213-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kevin M. Connor, Esq.
Senior Vice President, General Counsel and Secretary
One AMC Way
11500 Ash Street
Leawood, Kansas 66211
(913) 213-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Kirstin P. Salzman Husch Blackwell LLP 4801 Main Street Suite 1000 Kansas City, Missouri 64112 (816) 983-8000	Alan J. Prince C. William Baxley King & Spalding LLP 1180 Peachtree Street Atlanta, Georgia 30309 (404) 572-4600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and the satisfaction or waiver of all other conditions under the merger agreement described in this registration statement.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether each registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fees(3)

Class A common stock, par value $0.01 per share	8,258,171	Not applicable	$243,442,632.99	$24,514.67

(1)
Represents the estimated maximum number of shares of Class A common stock of AMC Entertainment Holdings, Inc. ("AMC") to be issued upon completion of the merger described herein calculated as 30% of the product obtained (rounded down to the nearest whole number) by multiplying (i) 25,443,419, the number of shares of Carmike Cinemas, Inc. ("Carmike") common stock issued and outstanding as of September 16, 2016 (including 1,054,832 shares of Carmike common stock issuable upon exercise of outstanding stock options and restricted and performance stock units) and (ii) 1.0819 (the exchange ratio).

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 (the "Securities Act") and calculated pursuant to Rule 457(f)(1) and (3) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of shares of AMC's Class A common stock was calculated based upon the market value of the shares of Carmike common stock to be converted in the merger in accordance with Rule 457(c) and 457(f)(1) and (3) under the Securities Act as follows: (i) the product of (a) $32.71 (the average of the high and low prices per share of Carmike common stock on September 22, 2016, as quoted on the NASDAQ Global Market) and (b) 25,443,419, the estimated maximum number of shares of Carmike common stock that may be exchanged for the merger consideration (including shares of Carmike common stock issuable upon exercise of outstanding stock options and restricted and performance stock units), minus (ii) $588,811,602.50, the estimated aggregate amount of cash consideration to be paid in the merger by AMC to the former holders of Carmike common stock.

(3)
Determined in accordance with Section 6(b) of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0001007.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED SEPTEMBER 26, 2016

PROSPECTUS OF AMC ENTERTAINMENT HOLDINGS INC.	PROXY STATEMENT OF CARMIKE CINEMAS INC.

To Stockholders of Carmike Cinemas, Inc.:

         On July 24, 2016, AMC Entertainment Holdings, Inc., referred to as "AMC," entered into an Amended and Restated Agreement and Plan of Merger, referred to as the "amended and restated merger agreement," with Carmike Cinemas, Inc., referred to as "Carmike," and Congress Merger Subsidiary, Inc., referred to as "Merger Sub," as a result of which Carmike will be acquired by AMC. The amended and restated merger agreement replaced in its entirety an Agreement and Plan of Merger among the parties dated March 3, 2016 referred to as the "original merger agreement." If the amended and restated merger agreement is approved and adopted by the Carmike stockholders and the other conditions to completion of the merger are satisfied or waived, Merger Sub will merge with and into Carmike with Carmike continuing as the surviving corporation and a wholly owned subsidiary of AMC, referred to as the "merger."

         The amended and restated merger agreement provides that, each outstanding share of Carmike common stock (except for certain excluded shares) will be converted into the right to receive $33.06 in cash without interest, referred to as the "cash consideration," or 1.0819 shares of AMC Class A common stock, referred to as the "stock consideration." The original merger agreement provided for cash consideration of $30.00 per share of Carmike common stock. Each Carmike stockholder will have an opportunity to make an election to receive the cash consideration or to receive the stock consideration for each share of Carmike common stock they own. This election is subject to proration so that 70% of the total issued and outstanding shares of Carmike common stock will be converted into the right to receive the cash consideration and 30% will be converted into the right to receive the stock consideration. Because elections are subject to proration as described above, you may receive some shares of AMC Class A common stock, rather than cash, even if you elected to receive cash with respect to all of your shares of Carmike common stock (and vice versa). In connection with the merger, you will be provided a form of election for you to elect the form of consideration that you would like to receive in the merger, subject to the proration as described above. It is important that you complete and return the form of election. If you fail to do so, the merger consideration you receive will be entirely outside of your control and will depend on the elections made by other Carmike stockholders, and you could receive all stock, all cash or a mix of stock and cash depending on the elections that are made.

         Carmike stockholders are being asked to approve and adopt the amended and restated merger agreement at a reconvened special meeting of stockholders to be held on [    •    ], 2016, at the offices of King & Spalding LLP, 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, at 9:00 a.m., local time, referred to as the "special meeting." The special meeting was originally convened on June 30, 2016 to consider and vote on the original merger agreement. Adoption of the amended and restated merger agreement requires the vote of Carmike stockholders holding a majority of the outstanding shares of Carmike common stock as of the close of business on [    •    ], 2016, referred to as the "record date." In addition, at the special meeting you also will be asked to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid by Carmike to its named executive officers in connection with the merger and to approve the adjournment of the special meeting under certain circumstances. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

         The Carmike Board of Directors, after considering various factors, has unanimously determined that the amended and restated merger agreement and the transactions contemplated thereby, including the merger, are in the best interest of Carmike and its stockholders and unanimously recommends that you vote for the adoption of the amended and restated merger agreement, for the advisory merger-related compensation proposal and for the adjournment of the special meeting, if necessary, to solicit additional proxies.

         A WHITE proxy card is enclosed which is substantially the same as the proxy card included with the original proxy statement for the special meeting mailed on May 25, 2016. As discussed in detail in the accompanying proxy statement/prospectus, any previously delivered proxy will remain valid and effective as to shares you hold on the record date, unless revoked or changed.

         Based upon a maximum of 24,388,587 shares of Carmike common stock and 1,054,832 Carmike stock options, restricted stock units or performance stock units expected to be outstanding as of the effective time of the merger, AMC expects to issue, or reserve for issuance, up to 8,258,171 shares of its Class A common stock in connection with the merger. AMC Class A common stock is listed on the NYSE under the symbol "AMC." Carmike common stock is listed on the NASDAQ Global Market under the symbol "CKEC." The market price of AMC Class A common stock will continue to fluctuate following the date of the special meeting. Consequently, at the time of the special meeting, the value of the stock consideration will not yet be determined.

         We urge you to read the accompanying proxy statement/prospectus in its entirety. For a discussion of risk factors that you should consider in evaluating the transaction, see "Risk Factors" beginning on page 39 of the attached proxy statement/prospectus.

Sincerely

/s/ S. David Passman III
 President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ATTACHED PROXY STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The accompanying proxy statement/prospectus is dated [    •    ], 2016 and is first being mailed to Carmike stockholders on or about [    •    ], 2016.

CARMIKE CINEMAS, INC.
1301 First Avenue
Columbus, Georgia 31901
(706) 576-3400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Reconvened On [    •    ], 2016

To the Stockholders of Carmike Cinemas, Inc.:

        Notice is hereby given that the special meeting of the stockholders, referred to as the "special meeting," or "reconvened special meeting" of Carmike Cinemas, Inc., a Delaware corporation, referred to as "Carmike" or the "company," which originally was convened and adjourned on June 30, 2016, and subsequently convened and adjourned on July 15, 2016 and July 25, 2016, will reconvene on [    •    ], 2016 at 9:00 a.m., local time, at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, for the following purposes:

          1.    Adoption of the Amended and Restated Merger Agreement.    To consider and vote upon a proposal, referred to as the "merger proposal," to adopt the Amended and Restated Plan of Merger, dated July 24, 2016, referred to as the "amended and restated merger agreement" by and among AMC Entertainment Holdings, Inc., a Delaware corporation, referred to as "AMC," Congress Merger Subsidiary, Inc., an indirect wholly owned subsidiary of AMC, referred to as "Merger Sub," and Carmike, pursuant to which Merger Sub will merge with and into Carmike, with Carmike continuing as the surviving corporation, referred to as the "merger."

          2.    Advisory Vote Regarding Merger-Related Named Executive Officer Compensation.    To consider and vote upon a proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in the accompanying proxy statement/prospectus that may be payable to Carmike's named executive officers in connection with the completion of the merger, referred to as the "merger-related named executive officer compensation proposal."

          3.    Adjournment of the Special Meeting.    To consider and vote upon a proposal to approve the adjournment of the special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the amended and restated merger agreement, referred to as the "adjournment proposal."

        Only stockholders of record of Carmike common stock, par value $0.03 per share, referred to as "Carmike common stock," at the close of business on [    •    ], 2016, referred to as the "record date," are entitled to notice of, and to vote at, the reconvened special meeting or any adjournments or postponements thereof. Carmike will make available an alphabetical list of its stockholders of record for examination by any Carmike stockholder for any purpose germane to the special meeting at Carmike's principal executive offices, 1301 First Avenue, Columbus, Georgia 31901, during ordinary business hours for the ten days prior to the reconvening of special meeting and shall keep such list at the special meeting until the end of the special meeting.

        The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting. The approval of each of the merger-related named executive officer compensation proposal and the adjournment proposal (if a quorum is present) requires the affirmative vote of holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote at the meeting. The approval of the adjournment proposal (where a quorum is not present) requires the affirmative vote of holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote on the matter. The vote to approve the merger-related named executive officer compensation proposal is advisory only, will not be binding on Carmike or AMC and is not a condition to the completion of the merger.

        Even if you plan to attend the special meeting in person, you should vote as soon as possible via the internet or telephone or you should sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy at that time.

        If your shares of Carmike common stock are held in street name through a broker, bank or other nominee, you should instruct your broker, bank or other nominee, each referred to as a "nominee," how to vote in accordance with the voting instruction form furnished by your nominee. If you fail to instruct your nominee on how to vote, the effect will be the same as a vote against the merger proposal.

        On May 25, 2016, Carmike mailed a proxy statement with respect to the special meeting originally convened on June 30, 2016, referred to as the "original proxy statement." Carmike has enclosed a WHITE proxy card with this proxy statement/prospectus. This WHITE proxy card is substantially the same as the proxy card attached to the original proxy statement, referred to as the "original proxy card." Any proxies previously delivered by a stockholder of record on the record date, including by delivery of the original proxy card, will be valid and effective and voted in the manner set forth on the previously delivered proxy unless such stockholder revokes such proxy or changes such proxy. Such previously delivered proxies will be deemed to cover the number of shares you own on the record date even if that number is more than or less than the number of shares you owned on May 18, 2016, the original record date for the special meeting, referred to as the "original record date." If you held shares in "street name" through a nominee on the original record date and continue to own such shares at that nominee, and have already provided voting instructions with respect to such shares, such shares will be voted as directed by such voting instructions and you do not need to take any action, unless you wish to revoke or change such voting instructions. Such previously delivered voting instructions will be deemed to cover the number of shares you own on the record date, even if that number is more than or less than the number of shares you owned on the original record date. If you held shares in "street name" through a nominee on the original record date, but have acquired shares after the original record date, and you are the stockholder of record of those newly acquired shares, then, whether or not you previously gave a voting instruction with respect to the shares that you held on the original record date, those newly acquired shares will not be voted unless you give a proxy with respect to those shares by completing, signing, dating and returning the enclosed proxy card or by following the instructions on the enclosed proxy card for internet or telephone submissions or you attend the special meeting and vote in person. If you held shares in "street name" through a nominee on the original record date, but have acquired shares in "street name" after the original record date through a different nominee, then, whether or not you previously gave a voting instruction with respect to the shares that you held on the original record date, those newly acquired shares will not be voted unless you instruct your nominee how to vote in accordance with the voting instruction form furnished by nominee.

        YOUR VOTE IS IMPORTANT. FAILURE TO VOTE YOUR SHARES WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER PROPOSAL. YOU MAY VOTE BY MAIL, INTERNET OR TELEPHONE OR BY ATTENDING THE SPECIAL MEETING AND VOTING BY BALLOT, ALL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

        To vote your shares, please follow the instructions on the enclosed proxy card or voting instruction form. If you are unsure whether you have previously voted, or if you have acquired shares after the original record date and are unsure whether your original proxy card or voting instructions will apply to your newly acquired shares, you can submit your vote again by following the instructions on the enclosed proxy card or voting instruction form. Whether or not you plan to attend the special meeting, please submit your proxy to vote your shares at your earliest convenience. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy at that time. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to Carmike's Corporate Secretary at Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901, Attn: Corporate Secretary, specifying such revocation or change in vote. You may also change your vote by delivery of a valid, later-dated proxy prior to the special meeting or by attending and voting at the special meeting.

        If your shares of Carmike common stock are held in "street name" through a nominee, and you have not previously provided voting instructions with respect to such shares or you wish to revoke or change such instructions, you should instruct your nominee how to vote, or revoke previously delivered voting instructions, in accordance with the voting instruction form furnished by your nominee. If you fail to vote on the merger proposal or fail to instruct your nominee on how to vote, the effect will be the same as a vote against the adoption of the merger proposal.

        The accompanying proxy statement/prospectus provides a detailed description of the merger, the amended and restated merger agreement and the other proposals to be voted upon at the special meeting. You should read the accompanying proxy statement/prospectus, including the annexes and any documents incorporated by reference, carefully and in their entirety. If you have any questions concerning the merger or the accompanying proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Carmike common stock, please contact Carmike's proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833

By Order of the Board of Directors,
Daniel E. Ellis Senior Vice President, General Counsel and Secretary

Columbus, Georgia
[    •    ], 2016

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT

        Ensure that your shares of Carmike common stock are voted at the special meeting by submitting your proxy or, if your shares of Carmike common stock are held in street name through a broker, bank or other nominee, contacting your broker, bank or other nominee. If you do not vote, it will have the same effect as voting "AGAINST" the merger proposal but will have no effect on the outcome of the merger-related named executive officer compensation proposal or the adjournment proposal. If you do not instruct your broker, bank or other nominee how to vote on any matter, the broker, bank or other nominee will not have discretion to vote on any proposal, including the merger proposal. When a broker, bank or other nominee votes a client's shares on some but not all of the proposals presented at a meeting, each non-routine proposal for which the broker, bank or nominee cannot vote is referred to herein as a "broker non-vote." A broker non-vote will have the same effect as voting "AGAINST" the merger proposal, the merger-related named executive officer compensation proposal and the adjournment proposal (if a quorum is present). A broker non-vote will have no effect on the adjournment proposal (if no quorum is present). Proxies delivered at any time prior to the record date, including those solicited in connection with the original merger agreement, will be valid and effective so long as the stockholder providing the proxy is a stockholder on [    •    ], 2016, the record date for the reconvened special meeting.

        If your shares of Carmike common stock are registered in street name through a broker, bank or other nominee:    check the voting instruction card forwarded by your broker, bank or other nominee or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of Carmike common stock are voted in favor of the proposals at the special meeting.

        If your shares of Carmike common stock are registered in your name:    submit your proxy as soon as possible via the internet or telephone or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope so that your shares of Carmike common stock can be voted in favor of the proposals at the special meeting.

        The table below summarizes the votes required and treatment of votes described above:

Proposal Number	Item	Board Voting Recommendation	Votes Required for Approval	Abstentions	Broker Non-Vote
1	Merger Proposal	FOR	Holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting	Count as votes against	Count as votes against
2	Merger-Related Named Executive Officer Compensation Proposal	FOR	Holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote at the special meeting	Count as votes against	Count as votes against
3	Adjournment Proposal (if no quorum)	FOR	Holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote at the special meeting	Count as votes against	Count as votes against
	Adjournment Proposal (if no quorum)		Holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote on the matter	Count as votes against	No effect

        If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Carmike's proxy solicitor at:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833

i

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Carmike Cinemas, Inc., referred to as "Carmike," and AMC Entertainment Holdings, Inc., referred to as "AMC," from other documents that Carmike and AMC have filed with the U.S. Securities and Exchange Commission, referred to as the "SEC," and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled "Where Stockholders Can Find More Information" beginning on page 164 of this proxy statement/prospectus. This information is available for you to review without charge at the SEC's public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549, and through the SEC's website at www.sec.gov.

        Any person may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus without charge, by written request directed to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901, Attn: Corporate Secretary, or by calling the Corporate Secretary at (706) 576-3400. You may also obtain documents incorporated by reference by requesting them by telephone from Innisfree M&A Incorporated, Carmike's proxy solicitation firm, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

        You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus without charge, by written request directed to AMC Entertainment Holdings, Inc., One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 Attn: John Merriweather, or by calling John Merriwether at (866) 248-3872. You may also obtain a copy of this proxy statement/prospectus and any of the documents incorporated by reference without charge from the SEC website address provided above.

        In order for you to receive timely delivery of the documents in advance of the reconvened special meeting of Carmike shareholders, referred to as the "special meeting," to be held on [    •    ] , 2016, you must request the information by [    •    ].

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form S-4, referred to as the "registration statement," filed with the SEC by AMC (File No. [333-    •    ]), constitutes a prospectus of AMC under Section 5 of the Securities Act of 1933, as amended, referred to as the "Securities Act," with respect to the shares of Class A common stock of AMC, to be issued to Carmike stockholders pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of July 24, 2016, and as it may be further amended from time to time, which is referred to as the "amended and restated merger agreement," by and among Carmike, AMC and Congress Merger Subsidiary, Inc., referred to as "Merger Sub," pursuant to which Merger Sub will merge with and into Carmike with Carmike continuing as the surviving corporation, referred to as the "merger." This document also constitutes a proxy statement of Carmike under Section 14(a) of the Securities Exchange Act of 1934, as amended, referred to as the "Exchange Act." It also constitutes a notice with respect to the reconvening of the special meeting of Carmike stockholders, at which Carmike stockholders will be asked to consider and vote upon the proposal to approve the amended and restated merger agreement.

        AMC has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to AMC, and Carmike has supplied all such information relating to Carmike. AMC and Carmike have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated September 26, 2016. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Carmike stockholders nor the issuance by AMC of shares of Class A common stock pursuant to the merger will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell or a solicitation of or offer to buy any securities, or the solicitation of a proxy, in any jurisdiction where or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Annex A	Amended and Restated Agreement and Plan of Merger, dated as of July 24, 2016, by and among Carmike Cinemas, Inc., AMC Entertainment Holdings, Inc. and Congress Merger Subsidiary, Inc.
Annex B	Text of the Opinion of J.P. Morgan Securities LLC, dated July 24, 2016
Annex C	Delaware General Corporation Law, Section 262

v

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a holder of Carmike common stock. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to or incorporated by reference in this proxy statement/prospectus.

        In this proxy statement/prospectus:

  •
  "AMC" means AMC Entertainment Holdings, Inc.,

  •
  "AMC Board" means the AMC Board of Directors,

  •
  "AMC Class A common stock" means the Class A common stock, par value $0.01 per share of AMC,

  •
  "Amended and restated merger agreement" means the Amended and Restated Agreement and Plan of Merger, dated as of July 24, 2016, as it may be further amended from time to time, by and among Carmike, AMC and Merger Sub, a copy of which is included as Annex A to this proxy statement/prospectus,

  •
  "Cash consideration" means $33.06 in cash, without interest,

  •
  "Carmike" means Carmike Cinemas, Inc.,

  •
  "Carmike Board" means the Carmike Board of Directors,

  •
  "Carmike common stock" means the common stock, par value $0.03 per share of Carmike,

  •
  "Merger," means the merger of Merger Sub with and into Carmike, with Carmike surviving as an indirect wholly owned subsidiary of AMC,

  •
  "Merger consideration" means the combination of the cash consideration and the stock consideration,

  •
  "Original merger agreement" means the Agreement and Plan of Merger, dated as of March 3, 2016, by and among Carmike, AMC and Merger Sub,

  •
  "Original proxy card" means the proxy card attached to the original proxy statement,

  •
  "Original proxy statement" means the proxy statement mailed on May 25, 2016 in connection with the original convening of this special meeting,

  •
  "Stock consideration" means 1.0819 shares of AMC Class A common stock, and

  •
  "Merger Sub" means Congress Merger Subsidiary, Inc., an indirect wholly-owned subsidiary of AMC.

Q:
Why am I receiving these materials?

A:
On July 24, 2016, Carmike, AMC and Merger Sub entered into the amended and restated merger agreement. This proxy statement/prospectus provides important information about the amended and restated merger agreement and replaces in its entirety the original proxy statement.

You are receiving this proxy statement/prospectus and the accompanying proxy card because you owned shares of Carmike common stock at the close of business on [    •    ], 2016, the record date for the reconvened special meeting of Carmike stockholders, referred to as the "special meeting" or the "reconvened special meeting." The Carmike Board is soliciting proxies for use at the special meeting to consider and vote upon the proposal to adopt the amended and restated merger agreement and the other proposals to be voted upon at the special meeting. These materials provide you information for use in determining how to vote in connection with the matters to be considered at the special meeting and in making an election with respect to the merger consideration described below.

Q:
What is the effect of the amended and restated merger agreement?

A:
The effect of the amended and restated merger agreement is to provide for an increase in the merger consideration to be paid to Carmike stockholders from $30.00 per share of Carmike common stock, in cash, without interest, to either (i) $33.06 in cash, without interest, referred to as the "cash consideration," or (ii) 1.0819 shares of AMC Class A common stock (such amount of AMC Class A common stock referred to as the "stock consideration" and the combination of the cash consideration and the stock consideration referred to as the "merger consideration,") less any applicable withholding taxes. Each Carmike stockholder will have the opportunity to make an election to receive either the cash consideration or the stock consideration, subject to proration so that 70% of the total number of shares Carmike common stock issued and outstanding at the effective time (excluding any treasury shares, any shares owned by Carmike, AMC, Merger Sub or any of their subsidiaries, referred to in the aggregate as "excluded shares") will be converted into cash and 30% of the Carmike shares will be converted into shares of AMC Class A common stock.

The amended and restated merger agreement also adds certain closing conditions, including a requirement that the shares of AMC Class A common stock to be issued to the holders of Carmike common stock upon consummation of the merger be authorized for listing on the NYSE, subject to official notice of issuance and that this registration statement remains effective under the Securities Act. In addition, Carmike's obligation to complete the merger is also conditioned on the absence of an AMC material adverse effect (as described in "Terms of the Amended and Restated Merger Agreement—Representations and Warranties" on page 116 of this proxy statement/prospectus) following the signing of the amended and restated merger agreement. If this registration statement has not become effective by October 25, 2016, then, subject to certain exceptions, either Carmike or AMC may extend the "End Date" (i.e., December 5, 2016) for an additional period of time not to exceed 90 days.

Q:
What is the proposed transaction?

A:
Under the terms of the amended and restated merger agreement, upon completion of the merger, Merger Sub will be merged with and into Carmike, with Carmike continuing as the surviving corporation and as an indirect wholly owned subsidiary of AMC. After the merger is completed, Carmike common stock will cease to be traded on NASDAQ, the registration of Carmike common stock under the Exchange Act will be terminated and Carmike will no longer be required to file periodic reports with the SEC.

Q:
When and where is the special meeting?

A:
The special meeting will be reconvened on [    •    ], 2016, at 9:00 a.m., local time, at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309.

Q:
What matters will be voted on at the special meeting?

A:
Carmike will ask you to consider and vote upon:

(1)
a proposal to adopt the amended and restated merger agreement, approving the transactions contemplated thereby, including the merger, referred to as the "merger proposal;"

  (2)
  a proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in this proxy statement/prospectus that may be payable to Carmike's named executive officers in connection with the completion of the merger, referred to as the "merger-related executive officer compensation proposal;" and

  (3)
  a proposal to approve the adjournment of the special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the amended and restated merger agreement, referred to as the "adjournment proposal."

Q:
What will I receive if the merger is completed?

At your election, you will have the right to receive the cash consideration, without interest or the stock consideration, less any applicable withholding taxes, for each share of Carmike common stock you own, subject to proration so that 70% of the total number of shares of Carmike common stock issued and outstanding at the effective time of the merger (excluding any excluded shares) will be converted into cash and 30% of the Carmike shares will be converted into shares of AMC Class A common stock.

Because elections are subject to proration as described below, you may receive some shares of AMC Class A common stock, rather than cash, even if you elected to receive cash with respect to all your shares of Carmike common stock (and vice versa).

Q:
How do the proration mechanics work?

Assuming that the total number of shares of Carmike common stock issued and outstanding and subject to proration as of the effective time of the merger is 25,000,000, if holders of 7,500,000 shares of Carmike common stock elect to receive the stock consideration and the holders of the remaining 17,500,000 shares of Carmike common stock elect to receive the cash consideration, then no proration will be necessary. Otherwise, the following examples illustrate the mechanics of proration if the shares of AMC Class A common stock are either oversubscribed or undersubscribed to ensure that in either case, 70% of the total number of shares Carmike common stock issued and outstanding at the effective time are converted into cash and 30% of the Carmike common shares will be converted into shares of AMC Class A common stock.

Oversubscription of Stock Election Example.    Assuming that the total number of shares of Carmike common stock outstanding and subject to proration as of the effective time of the merger is 25,000,000, if in connection with the merger, Carmike stockholders elect to receive, in aggregate, stock consideration with respect to 9,000,000 shares of Carmike common stock and cash consideration with respect to 16,000,000 shares of Carmike common stock, then (i) all holders of Carmike common stock electing to receive the cash consideration and all holders of Carmike common stock not making an election will have their shares converted into the right to receive the cash consideration and (ii) all holders of Carmike common stock electing to receive AMC Class A common stock will receive stock consideration with respect to a percentage of such shares determined by the fraction of 7,500,000/9,000,000, or 83.33%, and will receive the cash consideration with respect to the remaining 16.67% of their shares of Carmike common stock.

Undersubscription of Stock Election Example.    If in connection with the merger, Carmike stockholders elect to receive stock consideration with respect to less than 30% of the outstanding shares of Carmike common stock, (i) all holders of Carmike common stock electing to receive stock consideration will have their shares converted into the right to receive the stock consideration and (ii) those Carmike stockholders who elected to receive cash consideration or who have made no election will be treated in the following manner, depending on whether the number of shares held by Carmike stockholders who have made no election is sufficient to make up the shortfall in the number of shares required to reach 30% of the total number of Carmike common stock outstanding:

  (a)
  Assuming that the total number of shares of Carmike common stock outstanding and subject to proration as of the effective time of the merger is 25,000,000, if in connection with the merger, Carmike stockholders elect to receive, in the aggregate, cash consideration with respect to 16,000,000 shares of Carmike common stock and stock consideration with respect to 1,000,000 shares of Carmike common stock, and Carmike stockholders fail to make an election or make a non-election with respect to 8,000,000 shares of Carmike common stock, then:

  •
  all holders of Carmike common stock electing to receive the cash consideration will receive such cash consideration;

  •
  all holders of Carmike common stock electing to receive the stock consideration will receive such stock consideration; and

  •
  all holders of Carmike common stock failing to make an election or making a non-election will receive stock consideration with respect to a percentage of such shares determined by a fraction of 6,500,000/8,000,000, or 81.25%, and will receive cash consideration with respect to the remaining 18.75% of their shares of Carmike common stock; and

  (b)
  Assuming that the total number of shares of Carmike common stock outstanding and subject to proration as of the effective time of the merger is 25,000,000, if in connection with the merger, Carmike stockholders elect to receive, in the aggregate, cash consideration with respect to 18,000,000 shares of Carmike common stock and stock consideration with respect to 1,000,000 shares of Carmike common stock, and Carmike stockholders fail to make an election or make a non-election with respect to 6,000,000 shares of Carmike common stock, then:

  •
  all holders of Carmike common stock failing to make an election or making a non-election will receive stock consideration;

  •
  all holders of Carmike common stock electing to receive the stock consideration will receive such stock consideration; and

  •
  all holders of Carmike common stock electing to receive the cash consideration will receive stock consideration with respect to such number of their shares determined by multiplying the number of shares for which such holder has elected to receive cash consideration by a fraction of 500,000/18,000,000, or 2.78%, and will receive cash consideration with respect to the remaining 97.22% of their shares of Carmike common stock.

  Carmike stockholders who fail to make a valid election for any reason will be deemed to have made a non-election and will have no control over the type of merger consideration that they receive with respect to their shares of Carmike common stock. The type of per share merger consideration that these non-election stockholders receive will depend on the extent to which the stock election is oversubscribed or undersubscribed, and these non-election stockholders could receive all stock, all cash or a mix of stock and cash depending on the elections that are made.

  In addition, solely for the purposes of calculating the proration of shares, shares of Carmike common stock that constitute dissenting shares as of the election deadline will be treated as having elected to receive cash consideration and will be deemed to have been converted into cash for purposes of determining whether 70% of the total number of shares of Carmike common stock issued and outstanding at the effective time of the merger have been converted into cash and 30% of the Carmike shares have been converted into shares of AMC Class A common stock.

Q:
How do I calculate the value of the per share merger consideration?

A:
Because AMC will pay a fixed amount of cash and issue a fixed number of shares of AMC Class A common stock as part of the merger consideration, the value of the merger consideration will depend in part on the price per share on the NYSE of AMC Class A common stock at the time the merger is completed. That price will not be known at the time of the special meeting and may be greater or less than the price of AMC Class A common stock on the date prior to the amended and restated merger agreement was executed and publically announced, the current price of AMC Class A common stock or the price of AMC Class A common stock at the time of the special meeting.

Based on the closing price of $30.60 of AMC Class A common stock on the NYSE on July 22, 2016, the last trading day before the execution and public announcement of the amended and restated merger agreement, the stock consideration represented approximately $33.11 per share of Carmike common stock. Based on the closing price of $31.91 per share of AMC Class A common stock on NYSE on September 16, 2016, the latest practicable date before the filing of this registration statement, the stock consideration represented approximately $34.52 per share of Carmike common stock.

Q:
What happens if I am eligible to receive a fraction of a share of AMC Class A common stock as part of the merger consideration?

A:
If the aggregate number of shares of AMC Class A common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of AMC Class A common stock, you will receive cash in lieu of that fractional share. See "Terms of the Amended and Restated Merger Agreement—Exchange of Shares in the Merger" beginning on page 114 of this proxy statement/prospectus.

Q:
How do I make an election for the type of merger consideration that I prefer?

A:
You will receive a form of election which allows you, subject to the limitations set forth in the amended and restated merger agreement, to elect the type of merger consideration you will receive in the merger, including a stock election, a cash election, or a combination of both. You should carefully review and follow the instructions that will be set forth in the form of election. In order to make a proper election, Carmike stockholders must submit their form of election no later than 5:00 p.m. local time on the date that is five business days prior to the closing date.

AMC will prepare a form of election reasonably acceptable to Carmike and will cause the exchange agent to send this form of election to holders of Carmike common stock, restricted stock, restricted stock units and performance shares no later than 30 days prior to the anticipated election deadline. The form of election will specify that the delivery of the certificates or the transfer of uncertificated shares to the exchange agent will be effected only upon proper delivery of the stock certificates (or affidavits of loss in lieu thereof) or transfer of uncertificated shares to the exchange agent. See "Terms of the Amended and Restated Merger Agreement—Cash/Stock Election" beginning on page 111 of this proxy statement/prospectus.

To make a valid election, Computershare Trust Company, N.A., as the exchange agent, must receive a properly completed and signed form of election by the election deadline, together with duly endorsed stock certificates or appropriate guarantee of delivery (except with respect to book-entry shares, in which case the instructions on the form of election should be followed), as further described in the form of election, a copy of which will be mailed to you. YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A FORM OF ELECTION.

Q:
Am I guaranteed to receive what I ask for on the form of election?

A:
No. Your election is subject to proration, adjustment and certain limitations as set forth in the amended and restated merger agreement. If you make a stock election and the stock election is oversubscribed, then you will receive a portion of the merger consideration in cash. Similarly, if you make a cash election and the stock election is undersubscribed, then you will receive a portion of the merger consideration in AMC Class A common stock. Accordingly, you may not receive exactly the type of consideration that you elect to receive. You instead will receive a mix of stock and cash calculated based on (i) the number of Carmike common shares making each type of election and (ii) the requirement under the amended and restated merger agreement that 70% of the total shares held by all Carmike stockholders are converted into cash and 30% of the total shares held by all Carmike stockholders are converted into shares of AMC Class A common stock. See "Terms of the Amended and Restated Merger Agreement—Proration and Allocation" beginning on page 113 of this proxy statement/prospectus.

Q:
How do I make an election if my Carmike shares are held in "street name" by my bank, brokerage firm or other nominee?

A:
If you hold your Carmike common stock in "street name" through a bank, brokerage firm or other nominee, referred to as a "nominee," you should instruct such nominee what election to make on your behalf by carefully following the instructions that you will receive from your nominee. An election will not be made on your behalf absent your instructions. You may be subject to an earlier deadline for making your election. Please contact your nominee with any questions.

Q:
What is the deadline for making an election?

A:
Your election, to be properly made, must be received by the exchange agent by 5:00 p.m. on the date that is five business days preceding the closing date of the merger. AMC and Carmike will announce the election deadline in a press release, on their websites and in a filing with the SEC.

Q:
What happens if I do not send a form of election or it is not received by the election deadline?

A:
If the exchange agent does not receive a properly completed form of election from you at or prior to the election deadline (together with any stock certificates representing the shares of Carmike common stock covered by your election or a guarantee of delivery as described in the form of election), then you will be deemed to have made a non-election with respect to your shares of Carmike common stock. As such, the merger consideration you receive will depend on the extent to which the stock election is oversubscribed or undersubscribed, and you could receive all stock, all cash or a mix of stock and cash depending on the elections that are made. You bear the risk of proper and timely delivery of all the materials that you are required to submit to the exchange agent in order to properly make an election.

Q:
Can I change my election after the form of election has been submitted?

A:
Yes. You may revoke your election at or prior to the election deadline by submitting a written notice of revocation to the exchange agent or by submitting new election materials. Revocations must specify the name in which your shares are registered on the share transfer books of Carmike and any other information that the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this proxy statement/prospectus and the form of election. If you instructed a nominee holder to submit an election for your shares, you must follow your nominee's directions for changing those instructions. The notice of revocation must be received by the exchange agent at or prior to the election deadline in order for the revocation or new election to be valid.

Q:
Is the merger subject to the satisfaction of any conditions?

A.
Yes. In addition to the approval of the merger proposal by Carmike's stockholders, the merger is subject to the satisfaction of various conditions. The merger is not conditioned upon the receipt of any financing by AMC. For a description of these conditions, please see "Terms of the Amended and Restated Merger Agreement—Conditions to Completion of the Merger" beginning on page 134 of this proxy statement/prospectus.

Q:
Who is entitled to vote at the special meeting?

A:
All stockholders of record as of the close of business on [    •    ], 2016, the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were [    •    ] shares of Carmike common stock outstanding and entitled to vote. As of the record date, Carmike executive officers and directors, together with their affiliates, owned an aggregate of [    •    ] shares of Carmike common stock, which represents [    •    ]% of all shares outstanding and entitled to vote at the special meeting.

Q:
What happens if I sell or transfer my shares of Carmike common stock after the record date, but before the special meeting?

A:
If you sell or transfer your shares of Carmike common stock after the record date, but before the special meeting, you will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of Carmike common stock, but you will retain your right to vote those shares at the special meeting. If you transfer your shares of Carmike common stock after you have properly made an election, such transfer will automatically revoke such prior election.

Q:
What vote is required to approve the merger proposal and thereby approve the merger?

A:
Under Delaware law, and as a condition to the completion of the merger, approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting. Accordingly, (1) a Carmike stockholder's failure to submit a proxy card or to vote in person at the special meeting, (2) an abstention from voting or (3) a broker non-vote will have the same effect as a vote "AGAINST" the merger proposal.

Q:
What vote is required for the merger-related named executive officer compensation proposal?

A:
Assuming a quorum is present, approval of the merger-related named executive officer compensation proposal requires the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present at the special meeting in person or by proxy and entitled to vote at the meeting. Abstentions and broker non-votes, if any, will have the same effect as a vote "AGAINST" the merger-related named executive officer compensation proposal. Shares not in attendance at the special meeting will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal.

Q:
What vote is required for the adjournment proposal?

A:
Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present at the special meeting in person or by proxy and entitled to vote at the meeting. If a quorum is present, abstentions and broker non-votes, if any, will have the same effect as a vote "AGAINST" the adjournment proposal. Shares not in attendance at the special meeting will have no effect on the outcome of any vote on the adjournment proposal. If a quorum is not present, approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote on such matter. If a quorum is not present, abstentions will have the same effect as votes "AGAINST" the adjournment proposal and broker non-votes, if any, will have no effect on the adjournment proposal. Under Carmike's by-laws, the presiding officer of the special meeting and the Chief Executive Officer of Carmike each also have the independent authority to adjourn the special meeting regardless of the outcome of the vote on the adjournment proposal.

Q:
What is "merger-related compensation?"

A:
"Merger-related compensation" is certain compensation that is tied to or based on the completion of the merger and may be payable to Carmike's named executive officers under Carmike's existing plans or agreements, which is the subject of the merger-related named executive officer compensation proposal. See "Proposal 2—Advisory Vote on Merger-Related Named Executive Officer Compensation" beginning on page 159 of this proxy statement/prospectus.

Q:
Why am I being asked to cast a non-binding, advisory vote to approve "merger-related compensation" payable to Carmike's named executive officers under its plans or agreements?

A:
In accordance with the rules promulgated under the Exchange Act, Carmike is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the merger-related named executive officer compensation proposal on the compensation that may be payable to its named executive officers in connection with the merger.

Q:
What will happen if the stockholders do not approve the "merger-related compensation" in the merger-related named executive officer compensation proposal at the special meeting?

A:
Approval of the merger-related named executive officer compensation proposal is not a condition to the completion of the merger. The vote with respect to the merger-related named executive officer compensation proposal is an advisory vote and will not be binding on Carmike or AMC. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, payment of the "merger-related compensation" is not contingent on stockholder approval of the merger-related named executive officer compensation proposal.

Q:
What constitutes a quorum?

A:
At the special meeting, stockholders holding a majority of the outstanding shares entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum. When a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders. Abstentions and broker non-votes are considered as present for the purpose of determining the presence of a quorum.

Q:
Did the Carmike Board receive an updated fairness opinion from its financial advisor?

A:
Yes, on July 24, 2016, J.P. Morgan delivered to the Carmike Board an updated fairness opinion to the effect that as of July 24, 2016, and based upon and subject to the factors and assumptions set forth in its opinion, the aggregate merger consideration to be paid to holders of Carmike's common stock in the merger was fair, from a financial point of view, to such stockholders.

Q:
How does the Carmike Board recommend that I vote?

A:
The Carmike Board of Directors recommends that Carmike stockholders vote:

(1)
"FOR" the merger proposal, approving the transactions contemplated thereby, including the merger;

(2)
"FOR" the merger-related named executive officer compensation proposal; and

(3)
"FOR" the adjournment proposal.

See "Proposal 1—Adoption of the Amended and Restated Merger Agreement-Carmike's Reasons for the Merger" beginning on page 72 of this proxy statement/prospectus.

Q:
What is the difference between holding shares as a stockholder of record and a beneficial owner?

A:
Most of Carmike stockholders hold their shares through a nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•
Stockholder of Record.  If your shares are registered directly in your name with Carmike's transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares and this proxy statement/prospectus is being sent directly to you by Carmike. As the stockholder of record, you have the right to grant your voting proxy directly to the proxies named in the enclosed proxy card or to vote your shares in person at the special meeting. A proxy card is enclosed for you to use.

•
Beneficial Owner.  If your shares are held in a brokerage account or by a nominee, you are considered the beneficial owner of shares held in "street name," and this proxy statement/prospectus is being forwarded to you, together with a voting instruction card, by your nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares and you are also invited to attend the special meeting where you may vote your shares in person by following the procedure described below.

Q:
How do I vote my shares of Carmike common stock?

A:
Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement/prospectus, including the annexes. You should also determine whether you hold your shares of Carmike common stock directly in your name as a stockholder of record or through a nominee, because this will determine the procedure that you must follow in order to vote. You are a stockholder of record if you hold your Carmike common stock in certificate form or if you hold your Carmike common stock in your name directly with Carmike's transfer agent, American Stock Transfer & Trust Company. If you are a stockholder of record, you may vote in any of the following ways:

•
Via the Internet—If you choose to grant a proxy via the internet, go to the website indicated on the enclosed proxy card and follow the easy instructions. You will need the control number shown on your proxy card in order to vote.

•
Via Telephone—If you choose to grant a proxy via telephone, use a touch-tone telephone to call the phone number indicated on the enclosed proxy card and follow the easy voice prompts. You will need the control number shown on your proxy card in order to vote.

•
Via Mail—If you choose to grant a proxy by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to American Stock Transfer & Trust Company LLC, 6201 15th Avenue,

    Brooklyn, NY 11219, Attn: Proxy Department. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

  •
  At the Special Meeting—Stockholders of record who attend the special meeting may vote in person by filling out a ballot at the meeting, and any previously submitted proxies will be revoked by the vote cast at the special meeting. Even if you intend to attend and vote at the special meeting, the Carmike Board recommends that you grant a proxy via the internet, telephone or mail in case you are later unable to attend the special meeting to ensure that your vote is counted.

Q:
If I hold my shares through a nominee, will my nominee vote my shares for me?

A:
Your nominee will only be permitted to vote your shares if you instruct your nominee how to vote. You should follow the procedures provided by your nominee regarding the voting of your shares. If you have not instructed and do not instruct your nominee to vote your shares, your shares will not be voted, which will be treated as a vote "AGAINST" the proposal to adopt the amended and restated merger agreement.

If you do not provide voting instructions to your nominee, your nominee may not vote your shares on the merger proposal, the merger-related named executive officer compensation proposal or the adjournment proposal without specific instructions from you.

Q:
What happens if I return my proxy card but I do not indicate how to vote?

A:
If you sign and properly return your proxy card, but do not include instructions on how to vote, your shares of Carmike common stock will be voted:

(1)
"FOR" the merger proposal, approving the transactions contemplated thereby, including the merger;

(2)
"FOR" the merger-related named executive officer compensation proposal; and

(3)
"FOR" the adjournment proposal.

Carmike does not currently intend to present any other proposals for consideration at the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q:
What happens if I abstain from voting on a proposal?

A:
If you sign and return a proxy card or grant a proxy over the internet or by telephone but abstain from voting on the merger proposal, the merger-related named executive officer compensation proposal or the adjournment proposal, it will have the same effect as a vote "AGAINST" the applicable proposal or proposals.

Q:
May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:
Yes. Even if you sign and return the proxy card accompanying this proxy statement/prospectus, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to Carmike's Corporate Secretary at Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901, Attn: Corporate Secretary, specifying such revocation or change in vote. You may also change your vote by delivery of a valid, later-dated proxy prior to the special meeting or by attending and voting at the special meeting.

Q:
What should I do if I already voted using the original proxy card sent with the original proxy statement?

A:
Any proxies previously delivered by a stockholder of record on the record date, including by delivery of the original proxy card, will be valid and effective and voted in the manner set forth on the previously delivered proxy unless such stockholder revokes such proxy or changes such proxy. Such previously delivered proxies will be deemed to cover the number of shares you own on the record date even if that number is more than or less than the number of shares you owned on May 18, 2016, the original record date for the special meeting, returned to as the "original record date." If you held shares in "street name" through a nominee on the original record date and continue to own such shares at that nominee, and have already provided voting instructions with respect to such shares, such shares will be voted as directed by such voting instructions and you do not need to take any action, unless you wish to revoke or change such voting instructions. Such previously delivered voting instructions will be deemed to cover the number of shares you own on the record date, even if that number is more than or less than the number of shares you owned on the original record date. If you held shares in "street name" through a nominee on the original record date, but have acquired shares after the original record date, and you are the stockholder of record of those newly acquired shares, then, whether or not you previously gave a voting instruction with respect to the shares that you held on the original record date, those newly acquired shares will not be voted unless you give a proxy with respect to those shares by completing, signing, dating and returning the enclosed proxy card, by following the instructions on the enclosed proxy card for Internet or telephone submissions or you attend the special meeting and vote in person. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to Carmike's Corporate Secretary at Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901, Attn: Corporate Secretary, specifying such revocation or change in vote. You may also change your vote by delivery of a valid, later-dated proxy prior to the special meeting or by attending and voting at the special meeting. If your shares of Carmike common stock are held in "street name" through a nominee, and you wish to revoke or change such instructions, you should instruct your nominee how to vote, or revoke previously delivered voting instructions, in accordance with the voting instruction form furnished by your nominee.

If you are unsure whether you have previously voted, or if you have acquired shares after the original record date and are unsure whether your original proxy card or voting instructions will apply to your newly acquired shares, you can submit your vote again by following the instructions on the enclosed proxy card or voting instruction form.

Q:
What does it mean if I receive more than one set of proxy materials?

A:
This means that you own shares of Carmike common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the voting instruction cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:
When is the merger expected to be completed?

A:
Carmike and AMC are working to complete the merger promptly, and expect it to be completed by the end of 2016. The merger is subject, however, to various regulatory approvals and other conditions, which are described in more detail in this proxy statement/prospectus, and it is possible that factors outside the control of either company could result in the merger being completed at a later time, or not being completed at all.

Q:
If the merger is completed, how will I receive the merger consideration for my shares?

A:
If you are the record holder of your shares of Carmike common stock, after receiving the proper documentation from you and determining the proper allocations of cash and stock consideration to be paid or issued to Carmike stockholders, the exchange agent will forward to you the cash and/or AMC Class A common stock to which you are entitled. If your shares of Carmike common stock are held in "street name" by your bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to submit a form of election and how to effect the surrender of your "street name" shares in order to receive the applicable consideration for those shares. See "Terms of the Amended and Restated Merger Agreement—Exchange of Shares in the Merger" beginning on page 114.

Q:
Is the merger taxable to me?

A:
The exchange of shares of Carmike common stock for cash and/or shares of AMC Class A common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 100 of this proxy statement/prospectus). If you are a U.S. holder and your shares of Carmike common stock are converted into the right to receive the merger consideration, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the amount of any cash received, plus the fair market value (determined as of the closing date of the merger) of any shares of AMC Class A common stock received, with respect to such block of shares of Carmike common stock and (ii) your adjusted tax basis in such block of shares of Carmike common stock. The exchange of shares of Carmike common stock for cash and/or AMC Class A common stock pursuant to the merger will generally not result in a non-U.S. holder (as defined in "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 100 of this proxy statement/prospectus) being subject to U.S. federal income tax unless the non-U.S. holder has certain connections to the United States. You should read "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 100 of this proxy statement/prospectus for a more detailed discussion of the U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders. You should also consult your tax advisor for a complete analysis of the particular tax consequences of the merger to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

Q:
What happens if the merger is not completed?

A:
If the amended and restated merger agreement is not adopted by the stockholders at the special meeting or if the merger is not completed for any other reason, stockholders will not receive the merger consideration or any payment for their shares of Carmike common stock in connection with the merger. Instead, Carmike common stock will continue to be listed and traded on NASDAQ. In certain circumstances, AMC or Carmike may be required to pay, a termination fee or may seek other remedies in connection with a termination of the amended and restated merger agreement, in each case, as described under "Terms of the Amended and Restated Merger Agreement—Termination Fee; Effect of Termination" beginning on page 139 of this proxy statement/prospectus.

Q:
Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:
Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the Delaware General Corporation Law, referred to as the "DGCL". Under Delaware law, if the merger is completed, stockholders of Carmike who do not vote in favor of adopting the amended and restated merger agreement and who meet the other requirements set forth in Section 262 of the DGCL will have the right to receive payment of the fair value of their shares of Carmike common stock as determined by the Delaware Court of Chancery in lieu of the merger consideration. Appraisal rights will only be available to Carmike stockholders that deliver to Carmike a written demand for appraisal of their shares prior to the taking of the vote on the merger proposal by the stockholders at the special meeting, do not vote in favor of the merger proposal, hold their shares continuously through the effective time of the merger, do not submit their shares for payment of the merger consideration, and otherwise comply with the statutory procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement/prospectus. Any demands delivered prior to the mailing of this proxy statement/prospectus will not be treated by Carmike as satisfying the demand requirement. If you delivered to Carmike a written demand for appraisal of your shares prior to the mailing of this proxy statement/prospectus (including prior to the date of the amended and restated merger agreement), you must again demand appraisal for your shares to perfect your appraisal rights. The amount determined by the Delaware Court of Chancery to be the fair value of Carmike stock as of the effective time of the merger could be more than, the same as, or less than the merger consideration a stockholder would be entitled to receive under the terms of the amended and restated merger agreement. A copy of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus and a summary of Section 262 can be found along with additional information about appraisal rights under "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Appraisal Rights" beginning on page 104 of this proxy statement/prospectus.

Q:
Who will count the votes?

A:
The votes will be counted by a representative of American Stock Transfer & Trust Company, who will act as the inspector of election appointed for the special meeting.

Q:
Where can I find the voting results of the special meeting?

A:
Carmike intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All periodic and current reports Carmike files with the SEC are publicly available when filed. See "Where Stockholders Can Find More Information" beginning on page 164 of this proxy statement/prospectus.

Q:
Where can I find more information about AMC and Carmike?

A:
You can find more information about AMC and Carmike in their publicly filed reports with the SEC, on AMC website www.amctheatres.com, on Carmike's website www.carmike.com, and in "Where Stockholders Can Find More Information" beginning on page 164 of this proxy statement/prospectus.

Q:
Who can help answer my questions about the special meeting and voting?

A:
If you would like additional copies, without charge, of this proxy statement/prospectus, or if you have questions about the amended and restated merger agreement or the merger, including the procedures for voting your shares, you should contact Innisfree M&A Incorporated, Carmike's proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

If your nominee holds your shares, you should also call your nominee for additional information.

SUMMARY

        This summary briefly summarizes material information found in this proxy statement/prospectus concerning the merger and the proposals to be voted upon at the special meeting. The proxy statement/prospectus contains a more detailed description of the terms described in this summary. You are urged to read this proxy statement/prospectus carefully, including the annexes and the documents referred to or incorporated by reference in this proxy statement/prospectus, as this summary may not contain all the information that may be important to you. Page references have been included in parentheses to direct you to the appropriate place in this proxy statement/prospectus for a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions under "Where Stockholders Can Find More Information" beginning on page 164 of this proxy statement/prospectus.

The Companies (Page 50)

  Carmike Cinemas, Inc. (Page 50)

        Carmike Cinemas, Inc., a Delaware corporation, is a U.S. leader in digital cinema, 3-D cinema deployments and alternative programming and is one of the nation's largest motion picture exhibitors. As of September 16, 2016, Carmike had 271 theatres with 2,917 screens in 41 states. The circuit includes 55 premium large format (PLF) auditoriums featuring state-of-the-art technology and luxurious seating, including 32 "BigDs," 21 IMAX auditoriums and two MuviXL screens. As "America's Hometown Theatre Chain" Carmike's primary focus is mid-sized communities.

        Carmike's common stock is listed on the NASDAQ Global Select Market, referred to as "NASDAQ," under the symbol "CKEC."

        Carmike's principal executive offices are located at 1301 First Avenue, Columbus, Georgia 31901 its telephone number is (706) 576-3400 and its internet website address is www.carmike.com. The information provided on or accessible through Carmike's website, other than securities filings that are otherwise incorporated herein by reference, is not part of this proxy statement/prospectus and is not incorporated in this proxy statement/prospectus by this or any other reference to Carmike's website provided in this proxy statement/prospectus.

        Additional information about Carmike is contained in its public filings, certain of which are incorporated by reference herein. See "Where Stockholders Can Find More Information" beginning on page 164 of this proxy statement/prospectus.

  AMC Entertainment Holdings, Inc. (Page 50)

        AMC Entertainment Holdings, Inc., a Delaware corporation, through its direct and indirect subsidiaries is principally involved in the theatrical exhibition business and owns, operates or has interests in 386 locations and 5,334 screens as of June 30, 2016, located primarily in the United States.

        AMC's common stock is listed on the New York Stock Exchange, referred to as "NYSE," under the symbol "AMC."

        AMC's principal executive offices are located at One AMC Way, 11500 Ash Street, Leawood KS 66211, its telephone number is (913) 213-2000 and its internet website address is www.amctheatres.com. The information provided on or accessible through AMC's website, other than securities filings that are otherwise incorporated herein by reference, is not part of this proxy statement/prospectus and is not incorporated in this proxy statement/prospectus by this or any other reference to AMC's website provided in this proxy statement/prospectus.

        On July 12, 2016, AMC entered into a Share Purchase Agreement to acquire the film exhibition business of Odeon and UCI Cinemas Holdings Limited, referred to as "Odeon/UCI," for total consideration of (i) cash in the amount of GBP £ 375 million ($487.5 million), (ii) shares of AMC Class A common stock valued at GBP £ 125 million ($162.5 million) and (iii) the assumption of indebtedness of approximately GBP £ 470.8 million ($612 million) as of September 16, 2016. The US Dollar amounts set forth in the preceding sentence assume a Euro/USD exchange rate of 1.11 and a GBP/USD exchange rate of 1.30 as of September 16, 2016. Odeon/UCI is a leading European cinema operator with 242 cinemas and 2,236 screens. Odeon/UCI operates in four major markets: the United Kingdom, Spain, Italy and Germany; and three smaller markets: Austria, Portugal, and Ireland. For the year ended December 31, 2015 and six months ended June 30, 2016, Odeon/UCI had revenues of $1,142,963,000 and $526,199,000 respectively (based on an average GBP/USD exchange rate of 1.5284 for the twelve months ended December 31, 2015 and 1.4326 for the six months ended June 30, 2016, respectively). The closing of the Share Purchase Agreement is subject to clearance by the European Commission and the UK Competition and Markets Authority.

        Additional information about AMC is contained in its public filings, certain of which are incorporated by reference herein. See "Where Stockholders Can Find More Information" beginning on page 164 of this proxy statement/prospectus.

  Congress Merger Subsidiary, Inc. (Page 51)

        Congress Merger Subsidiary, Inc., an indirect wholly owned subsidiary of AMC, is a Delaware corporation that was formed on February 29, 2016 for the sole purpose of entering into the original merger agreement, the amended and restated merger agreement and completing the transactions contemplated by the amended and restated merger agreement, including the merger. Upon the terms and subject to the conditions of the amended and restated merger agreement, Merger Sub will be merged with and into Carmike, with Carmike surviving the merger as an indirect wholly owned subsidiary of AMC.

        Merger Sub's principal executive offices are located at One AMC Way, 11500 Ash Street, Leawood, KS 66211, and its telephone number is (913) 213-2000.

The Merger (Page 109)

        The proposed transaction is the acquisition of Carmike by AMC pursuant to the amended and restated merger agreement. The acquisition will be effected by the merger of Merger Sub with and into Carmike, with Carmike continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of AMC.

Expected Timing of the Merger (Page 110)

        Carmike and AMC are working to complete the merger promptly, and expect it to be completed by the end of 2016. The merger is subject, however, to various regulatory approvals and other conditions, which are described in more detail in this proxy statement/prospectus, and it is possible that factors outside the control of either company could result in the merger being completed at a later time, or not at all.

Effect of the Merger (Page 110)

        Pursuant to the terms of the amended and restated merger agreement, if the amended and restated merger agreement is adopted by Carmike's stockholders and the other conditions to the closing are either satisfied or waived, at the effective time of the merger, Merger Sub will be merged with and into Carmike, with Carmike surviving the merger as an indirect wholly owned subsidiary of AMC. As a result of the merger, Carmike will cease to be traded on NASDAQ, the registration of Carmike common stock under the Securities Exchange Act of 1934, as amended, referred to as the

"Exchange Act," will be terminated and Carmike will no longer be required to file reports with the Securities and Exchange Commission, referred to as the "SEC."

        At the effective time of the merger, it is expected that 35,210,835 shares of AMC Class A common stock will be issued and outstanding (including approximately 8,258,171 shares of AMC Class A common stock issued to Carmike stockholders in the merger and 5,339,132 shares of AMC Class A common stock expected to be issued in connection with the closing of the Odeon/UCI transaction, assuming the price of AMC Class A common stock calculated in accordance with the Share Purchase Agreement is $30.44 and the GBP/USD exchange rate is 1.30, which was the exchange rate on September 16, 2016). As a result, holders of shares of Carmike common stock as of immediately prior to the closing of the merger will hold approximately 23.5% in the aggregate, of the issued and outstanding shares of AMC Class A common stock and approximately 7.4% in the aggregate, of the issued and outstanding shares of AMC Class A common stock and AMC Class B common stock immediately following the closing of the merger, as determined on a fully diluted basis.

Merger Consideration (Page 111)

        If the merger is completed, each share of Carmike common stock, issued and outstanding immediately prior to the effective time of the merger (other than the shares of Carmike common stock held by Carmike as treasury stock, or owned by subsidiaries of Carmike or by AMC, Merger Sub or any of their subsidiaries, or held by stockholders who are entitled to demand and have properly demanded appraisal for such shares in accordance with, and who comply in all respects with, Section 262 of the DGCL, which shares are referred to collectively as the "excluded shares"), will be converted at the election of the holder, either (i) $33.06 in cash, without interest (such cash amount is referred to as the "cash consideration") or (ii) 1.0819 shares of AMC Class A common stock and such amount of AMC Class A common stock is referred to as the "stock consideration") and less any applicable withholding taxes (the combination of the cash consideration and the stock consideration is referred to as the "merger consideration"), subject to proration so that 70% of the total number of shares Carmike common stock issued and outstanding at the effective time of the merger (excluding any excluded shares) will be converted into cash and 30% of the Carmike shares will be converted into shares of AMC Class A common stock. Because elections are subject to proration as described above, you may receive some shares of AMC Class A common stock, rather than cash, even if you elected to receive cash with respect to all of your shares of Carmike common stock (and vice versa). In connection with the merger, you will be provided a form of election for you to elect the form of consideration that you would like to receive in the merger, subject to the proration as described above. It is important that you complete and return the form of election. If you fail to do so, the merger consideration you receive will be entirely outside of your control and will depend on the elections made by other Carmike stockholders, and you could receive all stock, all cash or a mix of stock and cash depending on the elections that are made.

        No fractional shares of AMC Class A common stock will be issued in the merger. Carmike stockholders will receive cash (without interest and rounded up to the nearest whole cent) in lieu of receiving any fractional shares of Class A common stock to which any Carmike stockholder would otherwise have been entitled without interest and less any applicable withholding taxes. At or prior to the effective time of the merger, AMC will (i) make available to the exchange agent evidence of AMC Class A common stock sufficient to deliver the aggregate stock consideration, and (ii) deposit or cause to be deposited with the exchange agent sufficient funds to pay the aggregate cash consideration with the exchange agent.

        Because the stock consideration was fixed at the time the amended and restated merger agreement was executed and because the market value of AMC Class A common stock will fluctuate during the pendency of the merger, Carmike stockholders cannot be sure of the actual value of the merger consideration they elect to receive compared to the value of the Carmike common stock that they are exchanging. See "Risk Factors—Risks Related to the Merger." Carmike stockholders are urged to obtain current market quotations for the AMC Class A common stock when they make their elections.

The Special Meeting (Page 52)

  Date, Time and Place (Page 52)

        The special meeting will be reconvened on [    •    ], 2016 at 9:00 a.m., local time at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309.

  Purpose of the Special Meeting

        At the special meeting, you will be asked to consider and vote upon:

  (1)
  the merger proposal;

  (2)
  the merger-related named executive officer compensation proposal; and

  (3)
  the adjournment proposal.

        In this proxy statement/prospectus, references to the "proposals" refer to proposals (1) to (3) listed above.

  Record Date and Voting Information (Page 53)

        Only Carmike stockholders who hold shares of Carmike common stock at the close of business on the record date will be entitled to vote at the special meeting. Each share of Carmike common stock outstanding on the record date will be entitled to one vote on each matter submitted to Carmike stockholders for approval at the special meeting. As of the record date, there were [    •    ] outstanding shares of Carmike common stock.

  Quorum (Page 53)

        The presence in person or by proxy of the holders of record of a majority of the shares of Carmike common stock issued and outstanding and entitled to vote at the meeting is necessary and sufficient to constitute a quorum for the transaction of any business at the special meeting. As of the record date, [    •    ] shares of Carmike common stock will be required to obtain a quorum.

  Required Vote; Effect of Abstentions and Broker Non-Votes (Page 53)

        Adoption of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting. Approval of each of the merger-related named executive officer compensation proposal and the adjournment proposal (if a quorum is present) requires the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote at the meeting. Approval of the adjournment proposal (if no quorum is present) will require the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote on such matter. Under Carmike's by-laws, the presiding officer of the special meeting and the Chief Executive Officer of Carmike each also have the independent authority to adjourn the special meeting regardless of the outcome of the vote on the adjournment proposal.

        Abstentions will have the same effect as votes "AGAINST" the merger proposal, the merger-related named executive officer compensation proposal and the adjournment proposal.

        Shares not in attendance will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal or the adjournment proposal, but will have the same effect as votes "AGAINST" the merger proposal.

        If you hold your shares through a nominee and have not instructed and do not instruct your nominee on how you wish your shares of Carmike common stock to be voted using the voting instruction form provided by your nominee, your nominee may not vote uninstructed shares on the merger proposal, the merger-related named executive officer compensation proposal or the adjournment proposal. When a nominee is permitted to vote a client's shares on some but not all of the proposals at a meeting, the missing votes are referred to as "broker non-votes." Broker non-votes will be counted as votes "AGAINST" the merger proposal, the merger-related named executive officer compensation proposal and the adjournment proposal (if a quorum is present). Broker non-votes will have no effect on the adjournment proposal (if no quorum is present).

  Voting by Stockholders (Page 54)

        Any Carmike stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail, through the internet or by telephone, or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of Carmike common stock in "street name" through a nominee, you should instruct your nominee on how you wish your shares of Carmike common stock to be voted using the instructions provided by your nominee. The nominee cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your nominee on how you wish your shares to be voted. If you are a street name holder and wish to vote the shares beneficially owned by you in person by ballot at the special meeting, you must provide a "legal proxy" from your nominee, giving you the right to vote the shares at the special meeting.

        Any proxies previously delivered by a stockholder of record on the record date, including by delivery of the original proxy card, will be valid and effective and voted in the manner set forth on the previously delivered proxy unless such stockholder revokes such proxy or changes such proxy. Such previously delivered proxies will be deemed to cover the number of shares you own on the record date even if that number is more than or less than the number of shares you owned on May 18, 2016, the original record date for the special meeting. If you held shares in "street name" through a nominee on the original record date and continue to own such shares at that nominee, and have already provided voting instructions with respect to such shares, such shares will be voted as directed by such voting instructions and you do not need to take any action, unless you wish to revoke or change such voting instructions. Such previously delivered voting instructions will be deemed to cover the number of shares you own on the record date, even if that number is more than or less than the number of shares you owned on the original record date. If you held shares in "street name" through a nominee on the original record date, but have acquired shares after the original record date, and you are the stockholder of record of those newly acquired shares, then, whether or not you previously gave a voting instruction with respect to the shares that you held on the original record date, those newly acquired shares will not be voted unless you give a proxy with respect to those shares by completing, signing, dating and returning the enclosed proxy card or by following the instructions on the enclosed proxy card for internet or telephone submissions or you attend the special meeting and vote in person. If you held shares in "street name" through a nominee on the original record date, but have acquired shares in "street name" after the original record date through a different nominee, then, whether or not you previously gave a voting instruction with respect to the shares that you held on the original record date, those newly acquired shares will not be voted unless you instruct your nominee how to vote in accordance with the voting instruction form furnished by your nominee.

        If you are unsure whether you have previously voted, or if you have acquired shares after the original record date and are unsure whether your original proxy card or voting instructions will apply to your newly acquired shares, you can submit your vote again by following the instructions on the enclosed proxy card or voting instruction form. Whether or not you plan to attend the special meeting, please submit your proxy to vote your shares at your earliest convenience. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy at that time. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to Carmike's Corporate Secretary at Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901, Attn: Corporate Secretary, specifying such revocation or change in vote. You may also change your vote by delivery of a valid, later-dated proxy prior to the special meeting or by attending and voting at the special meeting.

        If your shares of Carmike common stock are held in "street name" through a nominee, and you have not previously provided voting instructions with respect to such shares or you wish to revoke or change such instructions, you should instruct your nominee how to vote, or revoke previously delivered voting instructions, in accordance with the voting instruction form furnished by your nominee. If you fail to vote on the amended and restated merger agreement or fail to instruct your nominee on how to vote, the effect will be the same as a vote against the adoption of the amended and restated merger agreement.

  Voting by Carmike's Directors and Executive Officers (Page 56)

        At the close of business on the record date, Carmike directors and executive officers and their affiliates owned, in the aggregate, [    •    ] shares of Carmike common stock which they are entitled to vote at the special meeting, representing approximately [    •    ] % of the shares of Carmike common stock outstanding on that date and entitled to vote at the special meeting. It is currently expected that Carmike's directors and executive officers will vote their shares in favor of each of the proposals, although none of them has entered into any agreement obligating them to do so.

Treatment of Stock Options and Other Stock-Based Compensation (Page 58)

        At least seven days prior to the effective time of the merger, each outstanding Carmike stock option, referred to as the "stock options," whether or not vested or exercisable, will, contingent upon the consummation of the merger, become 100% vested and exercisable. Each share of Carmike common stock received in connection with the exercise of Carmike stock options will be entitled to receive the merger consideration, plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, subject to the terms of the amended and restated merger agreement. To the extent not exercised, each outstanding Carmike stock option will, at the effective time, be cancelled automatically, and Carmike will pay each holder of such cancelled Carmike stock option an amount in cash (less any applicable tax withholdings), determined by multiplying (x) the excess, if any, of $33.06 over the exercise price per share of Carmike common stock subject to such Carmike stock option by (y) the number of shares of Carmike common stock subject to such Carmike stock option. Notwithstanding the foregoing, if the per share exercise price payable with respect to a Carmike stock option exceeds $33.06, then such Carmike stock option will be cancelled without payment of any consideration with respect thereto.

        In addition, immediately prior to the effective time of the merger:

  •
  each share of Carmike restricted stock that is then outstanding, referred to as the "restricted stock," whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and the holders of such shares will be entitled to receive the merger consideration plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, subject to the terms of the amended and restated merger agreement;

  •
  each award of Carmike restricted stock units that is then outstanding, referred to as the "restricted stock units," whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and Carmike will with respect to the holder of any such Carmike restricted stock units (1) issue the number of shares of Carmike common stock underlying such Carmike restricted stock units, plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, which shares will be entitled to receive the merger consideration in accordance with the amended and restated merger agreement, and (2) pay in cash all dividend equivalents, if any, accrued but unpaid as of the effective time with respect to the number of shares of Carmike common stock underlying such Carmike restricted stock units; and

  •
  each award of Carmike performance shares that is then outstanding, referred to as the "performance shares," whether or not vested, or whether or not performance criteria have been achieved, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied with respect to (1) the actual number of shares of Carmike common stock earned for each performance period completed prior to the effective time of the merger, as determined by Carmike prior to the effective time of the merger in accordance with the terms of the applicable award agreements and the Carmike stock plans in existence as of the effective date of the original merger agreement, and (2) the number of shares of Carmike common stock equal to the specified number of target shares for any performance period during which the effective time of the merger occurs and for each succeeding performance period covered by such Carmike performance shares, and the holders of such shares will be entitled to receive the merger consideration plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, in accordance with the amended and restated merger agreement.

Listing of AMC Class A Common Stock: Delisting and Deregistration of Carmike Common Stock (Page 99)

        Shares of AMC Class A common stock are quoted on the NYSE under the symbol "AMC." It is a condition to the completion of the merger that the shares of AMC Class A common stock to be issued to Carmike stockholders pursuant to the merger be authorized for listing on the NYSE, at the effective time of the merger, subject to official notice of issuance.

        Upon completion of the merger, Carmike will remove its common stock from listing on NASDAQ and price quotations in the public market will no longer be available for Carmike common stock, and the registration of Carmike common stock under the Exchange Act will be terminated.

Recommendations of Carmike Board of Directors (Page 52)

        After considering various reasons to approve the amended and restated merger agreement, as well as certain countervailing factors, the Carmike Board members unanimously determined that the amended and restated merger agreement and transactions contemplated thereby, including the merger, are in the best interests of Carmike's stockholders and approved, adopted and declared advisable, the amended and restated merger agreement and the merger. Certain factors considered by the Carmike Board in reaching its decision to approve the amended and restated merger agreement and the merger can be found in "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Carmike's Reasons for the Merger" beginning on page 72 of this proxy statement/prospectus.

        The Carmike Board of Directors recommends that Carmike stockholders vote:

  •
  "FOR" the merger proposal, approving the transactions contemplated thereby, including the merger;

  •
  "FOR" the merger-related named executive officer compensation proposal; and

  •
  "FOR" the adjournment proposal.

Opinion of Carmike's Financial Advisor (Page 78 and Annex B)

        Pursuant to an engagement letter dated February 22, 2016, as amended July 19, 2016, Carmike retained J.P. Morgan Securities LLC, referred to as "J.P. Morgan," as its financial advisor in connection with the merger.

        At the meeting of the Carmike Board on July 24, 2016, J.P. Morgan rendered its oral opinion to the Carmike Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the aggregate merger consideration to be paid to holders of Carmike's common stock in the merger was fair, from a financial point of view, to such stockholders. J.P. Morgan confirmed its July 24, 2016 oral opinion by delivering its written opinion to the Carmike Board, dated July 24, 2016, that, as of such date, the aggregate merger consideration to be paid to Carmike's stockholders in the merger was fair, from a financial point of view, to such stockholders.

        The full text of the written opinion of J.P. Morgan dated July 24, 2016, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Carmike's stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion was addressed to the Carmike Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the aggregate merger consideration to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Carmike or as to the underlying decision by Carmike to engage in the merger. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Carmike as to how such stockholder should vote with respect to the merger or any other matter.

AMC's Reasons for the Merger (Page 71)

        The AMC Board determined, after careful consideration of the factors described under "Proposal 1—Adoption of the Amended and Restated Merger Agreement—AMC's Reasons for the Merger," that the amended and restated merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to AMC and in the best interests of AMC and its stockholders.

Interests of Certain Persons in the Merger (Page 86)

        In considering the recommendation of the Carmike Board that you vote to adopt the amended and restated merger agreement, you should be aware that certain Carmike directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Carmike's stockholders generally. These interests include, among others:

  •
  the amended and restated merger agreement provides for accelerated vesting of all outstanding Carmike equity awards upon the consummation of the merger. Unexercised Options as of the effective date of the merger will be cashed out, and other equity awards shall be entitled to receive the merger consideration;

  •
  certain executive officers of Carmike are entitled to separation benefits in the event that, in connection with or following the merger, the executive is terminated without cause, or the executive terminates for "good reason" (with the amended and restated merger agreement acknowledging that, as a result of the merger, certain named executive officers will be deemed to have experienced a "good reason" event);

  •
  Carmike's directors and executive officers are entitled to continued indemnification and insurance coverage following completion of the merger under Carmike's organizational documents, indemnification agreements and the amended and restated merger agreement; and

  •
  the amended and restated merger agreement requires AMC to provide employees of Carmike who continue as employees of AMC or any of its subsidiaries (including Carmike) benefits that are no less favorable in the aggregate than the level of such employee benefits provided to such employees as of the date of the amended and restated merger agreement, for a period of twelve months following the closing of the merger.

        The Carmike Board was aware of the different or additional interests set forth in this proxy statement/prospectus and considered such interests along with other matters in approving the amended and restated merger agreement and the transactions contemplated by the amended and restated merger agreement, including the merger.

Financing of the Merger (Page 86)

        In connection with the entry into the amended and restated merger agreement, AMC entered into a second amended and restated debt commitment letter, referred to as the "debt commitment letter," with Citigroup Global Markets Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, HSBC Bank USA, N.A., and HSBC Securities (USA) Inc., referred to collectively as the "Commitment Parties," on July 24, 2016, pursuant to which the Commitment Parties have committed to arrange and provide AMC with (1) a senior secured incremental term loan in an aggregate amount of up to $225.0 million and (2) a senior subordinated bridge loan in an aggregate amount of up to $300.0 million, in each case, on the terms and subject to the conditions set forth in the debt commitment letter. It is expected that AMC will seek long-term debt and/or equity financing in lieu of drawings under the senior subordinated bridge loan, subject to market and other conditions. The merger is not subject to a financing condition.

No Solicitation of Acquisition Proposals (Page 124)

        Carmike has agreed not to (1) solicit proposals relating to certain alternative transactions or (2) enter into discussions or negotiations or provide non-public information in connection with any proposal for an alternative transaction from a third party, subject to certain exceptions to permit Carmike's Board of Directors to comply with its fiduciary duties.

Changes in Carmike Board Recommendation (Page 124)

        The Carmike Board has agreed not to make an adverse change to its recommendation to Carmike stockholders to approve the merger proposal. However, if, prior to the approval and adoption of the amended and restated merger agreement by Carmike's stockholders, (1) an intervening event (as defined in "Terms of the Amended and Restated Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation" beginning on page 124 of this proxy statement/prospectus) occurs, and the Carmike Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that any failure to take such action would be inconsistent with its fiduciary duties under applicable law, or (2) Carmike receives an acquisition proposal (that did not result from any material breach of Carmike's non-solicitation obligations under the amended and restated merger agreement) that the Carmike Board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a superior proposal, then the Carmike Board may make an adverse recommendation change (as defined in "Terms of the Amended and Restated

Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation" beginning on page 124 of this proxy statement/prospectus) and, in the case of a superior proposal, authorize Carmike to execute acquisition proposal documentation and concurrently terminate the amended and restated merger agreement, subject to the payment of a termination fee by Carmike to AMC as described in "Terms of the Amended and Restated Merger Agreement—Termination Fee; Effect of Termination" beginning on page 139 of this proxy statement/prospectus.

Conditions to Completion of the Merger (Page 134)

        The completion of the merger is subject to the satisfaction or waiver of various customary closing conditions, including, among others:

  •
  the requisite approval of Carmike stockholders;

  •
  the shares of AMC Class A common stock to be issued to the holders of Carmike common stock upon consummation of the merger having been authorized for listing on the NYSE, subject to official notice of issuance;

  •
  this registration statement becoming and remaining effective under the Securities Act of 1933, as amended, referred to as the "Securities Act");

  •
  the absence of any pending proceeding brought by a governmental authority in the United States pursuant to certain antitrust laws that challenges or seeks to prevent, enjoin, alter or delay the merger or any of the other transactions contemplated by the amended and restated merger agreement;

  •
  the absence of any order or injunction issued by any court or governmental authority in the United States preventing the consummation of the merger;

  •
  the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the "HSR Act;"

  •
  the termination or expiration of any agreement with a governmental authority with respect to the HSR Act not to close the merger.

        AMC's obligation to complete the merger is also conditioned on:

  •
  the absence of a material adverse effect with respect to Carmike, as defined in "Terms of the Amended and Restated Merger Agreement—Representations and Warranties" on page 116 of this proxy statement/prospectus; and

  •
  the absence of holders of 20% or more of the outstanding shares of Carmike common stock exercising dissenters' rights.

        Carmike's obligation to complete the merger is subject to the absence of a material adverse effect with respect to AMC, as described in "Terms of the Amended and Restated Merger Agreement—Representations and Warranties" on page 116 of this proxy statement/prospectus.

        In addition, Carmike's and AMC's obligations to complete the merger are subject to certain other conditions, including (i) subject to the standards set forth in the amended and restated merger agreement, the accuracy of the representations and warranties of the other party and (ii) compliance of the other party with its covenants in all material respects. The merger is not subject to a financing condition.

Termination of the Amended and Restated Merger Agreement (Page 137)

        The amended and restated merger agreement may be terminated prior to the effective time of the merger, notwithstanding the adoption of the amended and restated merger agreement by Carmike stockholders, under specified circumstances. See "Terms of the Amended and Restated Merger Agreement—Termination of the Amended and Restated Merger Agreement," beginning on page 136 of this proxy statement/prospectus, for more information about the circumstances in which either Carmike or AMC could terminate the amended and restated merger agreement.

Termination Fee (Page 139)

        The amended and restated merger agreement provides that Carmike or AMC, as applicable, will pay the other a cash termination fee in specified circumstances. Other than as provided above or as described below in "Terms of the Amended and Restated Merger Agreement—Fees and Expenses" beginning on page 139 of this proxy statement/prospectus, all fees and expenses incurred by the parties are to be paid by the party that has incurred the fees and expenses.

Specific Performance (Page 140)

        The amended and restated merger agreement generally provides that the parties will be entitled to an injunction to prevent breaches of the amended and restated merger agreement or to specifically enforce the performance of the terms and provisions contained in the amended and restated merger agreement, including the consummation of the merger and the payment of the merger consideration.

Accounting Treatment (Page 99)

        AMC will account for the merger using the acquisition method of accounting, as prescribed in Accounting Standards Codification 805, "Business Combinations," under U.S. generally accepted accounting principles, which are referred to as GAAP.

Material U.S. Federal Income Tax Consequences of the Merger (Page 100)

        The exchange of shares of Carmike common stock for cash and/or shares of AMC Class A common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 100 of this proxy statement/prospectus). If you are a U.S. holder and your shares of Carmike common stock are converted into the right to receive the merger consideration, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the amount of any cash received, plus the fair market value (determined as of the closing date of the merger) of any shares of AMC Class A common stock received, with respect to such block of shares of Carmike common stock and (ii) your adjusted tax basis in such block of shares of Carmike common stock. The exchange of shares of Carmike common stock for cash and/or shares of AMC Class A common stock pursuant to the merger will generally not result in a non-U.S. holder (as defined in "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 100 of this proxy statement/prospectus) being subject to U.S. federal income tax unless the non-U.S. holder has certain connections to the United States. You should also consult with your tax advisor for a complete analysis of the particular tax consequences of the merger to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

Regulatory Matters (Page 128)

        The merger is subject to the expiration or termination of the applicable waiting periods under the HSR Act. Each party has agreed to use reasonable best efforts to cause the merger to be consummated and to obtain antitrust approval. To the extent required to obtain such approvals, AMC has agreed to offer, negotiate and agree to divestitures and other restraints with respect to Carmike's, AMC's and their respective affiliates' businesses, services or assets, except that AMC will not be required to agree to a divestiture, license or hold separate of (i) Carmike's, AMC's or their respective affiliates' theatres that would result in a loss of theatre-level cash flows in excess of $25 million in the aggregate, subject to certain limited exceptions or (ii) non-theatre assets with an aggregate net book value in excess of $20 million. On April 12, 2016, Carmike and AMC each filed their respective Notification and Report forms with the Antitrust Division of the Department of Justice, referred to as the "DOJ," and the Federal Trade Commission, referred to as the "FTC." On May 12, 2016, the DOJ issued a request for additional information under the HSR Act, referred to as a "Second Request." The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after Carmike and AMC have substantially complied with this request, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ. Carmike and AMC are continuing to cooperate with the DOJ in its review of the transaction.

        At any time before the effective time of the merger, the FTC, the DOJ, or others could take action under antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets, or to impose restrictions on the operations of Carmike or AMC following the completion of the merger. State attorneys general have notified Carmike and AMC that they will be investigating the competitive effects of the merger. In addition, other state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions to the completion of the merger. There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

Fees and Expenses (Page 140)

        All fees and expenses incurred in connection with the amended and restated merger agreement, the merger and the other transactions contemplated by the amended and restated merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger or any of the other transactions contemplated by the amended and restated merger agreement are completed, with certain exceptions expressly set forth in the amended and restated merger agreement. These exceptions include reimbursement by AMC of out-of-pocket expenses incurred by Carmike in connection with Carmike's cooperating with AMC's obtaining financing.

Comparison of Rights of AMC Stockholders and Carmike Stockholders (Page 148)

        The rights of Carmike stockholders are currently governed by Carmike's certificate of incorporation, bylaws and the DGCL. Following the merger, Carmike stockholders who receive AMC Class A common stock will become AMC stockholders, and their rights will be governed by AMC's amended and restated certificate of incorporation and amended and restated bylaws and will continue to be governed by the DGCL. See "Comparison of Rights of AMC and Carmike Stockholders," beginning on page 147 of this proxy statement/prospectus, for more information about the respective governing documents of Carmike and AMC.

Comparative Market Price Information (Page 35)

        The following table presents the closing prices of AMC Class A common stock on the NYSE and Carmike common stock on the NASDAQ on July 22, 2016, the last trading day before the public announcement of the merger, and September 16, 2016, the most recent practicable trading day before the filing of this proxy statement/prospectus. The table also presents the approximate equivalent value of the stock consideration on those dates, calculated by multiplying the closing price of AMC Class A common stock ending on those dates by 1.0819 representing the approximate per share value of the stock consideration that a Carmike stockholder will be entitled to receive, in exchange for each share of Carmike common stock held by such stockholder at the effective time of the merger, assuming such stockholder elects to receive, or receives as a result of proration, the stock consideration for such share.

	AMC Class A Common Stock (Close)	Carmike Common Stock (Close)	Equivalent Per Share Value
July 22, 2016	$30.60	$31.13	$33.11
September 16, 2016	$31.91	$32.66	$34.52

        The market prices of shares of AMC Class A common stock and Carmike common stock fluctuate, and the value of the stock consideration will fluctuate with the market price of the AMC Class A common stock. As a result, you are urged to obtain current market quotations of AMC Class A common stock before making any decision with respect to the merger proposal.

Litigation Related to the Merger (Page 99)

        On April 25, 2016 and May 10, 2016, two putative class action complaints were filed in the United States District Court for the Middle District of Georgia, Columbus Division, referred to as the "Court," against Carmike's directors, AMC, and Merger Sub arising from the merger: Solak v. Passman, et al., C.A. No. 4:16-cv-154 (CDL), referred to as the "Solak Action," and Baskette v. Fleming, et al., C.A. No. 4:16-cv-170 (CDL), referred to as the "Baskette Action," and, together with the Solak Action, the "Actions." The plaintiffs in the Actions, certain purported holders of Carmike's common stock referred to as the "Plaintiffs," allege that the preliminary proxy statement filed by Carmike on March 31, 2016 with the SEC in connection with the original merger agreement contained false and misleading statements and omitted material information in violation of Section 14(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder, and further that the director defendants are personally liable for those alleged misstatements and omissions under Section 20(a) of the Exchange Act. Plaintiffs also allege that the director defendants breached their fiduciary duties owed to the public stockholders of Carmike in connection with the merger and that AMC and Merger Sub aided and abetted those breaches. The Actions seek, among other things, to enjoin the merger until the alleged Exchange Act violations and breaches of fiduciary duties are remedied, to rescind the merger agreement or any terms thereof to the extent such agreement or terms have already been implemented, and an award of attorneys' and experts' fees and costs. In addition, the Baskette Action seeks an accounting and award of damages.

        On June 10, 2016, the Court consolidated the Actions into a single action: In re Carmike Cinemas, Inc. Shareholder Litigation, Consolidated C.A. No. 4:16-cv-154 (CDL), referred to as the "Consolidated Action." On June 14, 2016, the Court denied Plaintiffs' request for an order temporarily restraining the merger and for expedited discovery in support of a motion to preliminarily enjoin the merger. Following that ruling, all proceedings in the Consolidated Action were temporarily stayed pending the close of the merger. Although it is not possible to predict the outcome of litigation matters with certainty, Carmike, AMC and Merger Sub believe that the claims raised in the Consolidated Action are without merit and intend to defend against them vigorously.

Appraisal Rights (Page 104 and Annex C)

        Under Delaware law, you are entitled to appraisal rights in connection with the merger, in lieu of the merger consideration offered by AMC.

        If you comply with the requirements of Section 262 of the DGCL, you will have the right under Delaware law to receive, in lieu of the merger consideration, the fair value of your shares of Carmike common stock as determined by the Delaware Court of Chancery. The amount determined by the Delaware Court of Chancery to be the fair value of Carmike common stock as of the effective time of the merger could be more than, the same as or less than the merger consideration a stockholder would be entitled to receive under the terms of the amended and restated merger agreement. Your appraisal rights are subject to a number of restrictions and technical requirements. Generally, in order to demand and perfect your appraisal rights, you must comply with the procedures set forth in Section 262, including but not limited to the following:

  •
  prior to the vote on the merger proposal by the stockholders at the special meeting, you must deliver to Carmike a written demand for appraisal of your shares that complies with the applicable statutory requirements;

  •
  you must not vote "FOR" the merger proposal, either by proxy or in person, at the special meeting;

  •
  you must continue to hold your shares through the effective time of the merger;

  •
  if the amended and restated merger agreement is adopted at the special meeting, you must not submit your shares for payment of the merger consideration; and

  •
  within 120 days after the effective time of the merger, you must file a petition in the Court of Chancery of the State of Delaware, requesting a determination of the fair value of your shares of Carmike common stock as of the effective time of the merger.

        Merely voting against the merger proposal will not perfect your appraisal rights. If you hold your shares in "street name," you must instruct your nominee to take action in strict compliance with the DGCL to exercise your appraisal rights. Any demands delivered prior to the mailing of this proxy statement/prospectus will not be treated by Carmike as satisfying the demand requirement. If you delivered to Carmike a written demand for appraisal of your shares prior to the mailing of this proxy statement/prospectus (including prior to the date of the amended and restated merger agreement), you must again demand appraisal for your shares to perfect your appraisal rights. Requirements under Delaware law for exercising appraisal rights are described in further detail under "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Appraisal Rights" beginning on page 104 of this proxy statement/prospectus. Section 262 regarding appraisal rights available to stockholders of Delaware corporations in certain mergers and consolidations is reproduced and attached as Annex C to this proxy statement/prospectus. If you wish to avail yourself of your appraisal rights, you should consider consulting your legal advisor.

Summary of Risk Factors (Page 39)

        You should consider carefully all of the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote.

Help in Answering Questions

        Your cooperation in voting your shares is greatly appreciated. If you have any questions about the special meeting or the merger after reading this proxy statement/prospectus, you may contact Innisfree M&A Incorporated, Carmike's proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement/prospectus, including the merger or the securities to be issued pursuant to the merger under this proxy statement/prospectus, or determined if the information contained in this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

SELECTED HISTORICAL FINANCIAL DATA OF AMC

        The following tables set forth selected historical financial and operating data for AMC. The following selected financial data of AMC for each of the five years ended December 31, 2015 have been derived from AMC's audited consolidated financial statements. The financial data for the six month periods ended June 30, 2016 and 2015 have been derived from the unaudited financial statements of AMC and the unaudited financial statements include all adjustments, consisting of normal recurring accruals, which AMC considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected historical consolidated financial data provide only a summary and are not necessarily indicative of the results of future operations of AMC, and should be read in conjunction with the audited consolidated financial statements and notes thereto, other financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in AMC's Annual Report on Form 10-K for the year ended December 31, 2015, AMC's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and other information that AMC has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where Stockholders Can Find More Information" beginning on page 164.

	Years Ended(1)
(In thousands, except per share and operating data)	12 Months Ended December 31, 2015 (Successor)	12 Months Ended December 31, 2014 (Successor)	12 Months Ended December 31, 2013 (Successor)	From Inception August 31, 2012 through December 31, 2012 (Successor)	March 30, 2012 through August 30, 2012 (Predecessor)	52 Weeks Ended March 29, 2012 (Predecessor)
Statement of Operations Data:
Revenues:
Admissions	$1,892,037	$1,765,388	$1,847,327	$548,632	$816,031	$1,721,295
Food and beverage	910,086	797,735	786,912	229,739	342,130	689,680
Other revenue	144,777	132,267	115,189	33,121	47,911	111,002

Total revenues	2,946,900	2,695,390	2,749,428	811,492	1,206,072	2,521,977

Operating Costs and Expenses:
Film exhibition costs	1,021,457	934,246	976,912	291,561	436,539	916,054
Food and beverage costs	128,569	111,991	107,325	30,545	47,326	93,581
Operating expense	795,722	733,338	726,641	230,434	297,328	696,783
Rent	467,822	455,239	451,828	143,374	189,086	445,326
General and administrative:
Merger, acquisition and transactions costs	3,398	1,161	2,883	3,366	4,417	3,958
Management fee	—	—	—	—	2,500	5,000
Other(2)	58,212	64,873	97,288	29,110	27,023	51,495
Depreciation and amortization	232,961	216,321	197,537	71,633	80,971	212,817
Impairment of long-lived assets	1,702	3,149	—	—	—	285

Operating costs and expenses	2,709,843	2,520,318	2,560,414	800,023	1,085,190	2,425,299

Operating income	237,057	175,072	189,014	11,469	120,882	96,678
Other expense (income)(3)	10,684	(8,344)	(1,415)	49	960	1,965
Interest expense:
Corporate borrowings	96,857	111,072	129,963	45,259	67,614	172,159
Capital and financing lease obligations	9,231	9,867	10,264	1,873	2,390	5,968
Equity in (earnings) losses of non-consolidated entities	(37,131)	(26,615)	(47,435)	2,480	(7,545)	(12,559)
Investment expense (income)(4)	(6,115)	(8,145)	(2,084)	290	(41)	17,619

Earnings (loss) from continuing operations before income taxes	163,531	97,237	99,721	(38,482)	57,504	(88,474)
Income tax provision (benefit)(5)	59,675	33,470	(263,383)	3,500	2,500	2,015

Earnings (loss) from continuing operation	103,856	63,767	363,104	(41,982)	55,004	(90,489)

	Years Ended(1)
(In thousands, except per share and operating data)	12 Months Ended December 31, 2015 (Successor)	12 Months Ended December 31, 2014 (Successor)	12 Months Ended December 31, 2013 (Successor)	From Inception August 31, 2012 through December 31, 2012 (Successor)	March 30, 2012 through August 30, 2012 (Predecessor)	52 Weeks Ended March 29, 2012 (Predecessor)
Gain (loss) from discontinued operations, net of income tax provision(6)	—	313	1,296	(688)	35,153	(3,609)

Net earnings (loss)	$103,856	$64,080	$364,400	$(42,670)	$90,157	$(94,098)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$1.06	$0.65	$4.74	$(0.56)	$0.87	$(1.43)
Gain (loss) from discontinued operations	—	0.01	0.02	(0.01)	0.55	(0.06)

Basic earnings (loss) per share	$1.06	$0.66	$4.76	$(0.57)	$1.42	$(1.49)

Average shares outstanding—Basic	97,963	97,506	76,527	74,988	63,335	63,335
Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$1.06	$0.65	$4.74	$(0.56)	$0.86	$(1.43)
Gain (loss) from discontinued operations	—	0.01	0.02	(0.01)	0.55	(0.06)

Diluted earnings (loss) per share	$1.06	$0.66	$4.76	$(0.57)	$1.41	$(1.49)

Average shares outstanding—Diluted	98,029	97,700	76,527	74,988	63,715	63,335
Balance Sheet Data (at period end):
Cash and equivalents	$211,250	$218,206	$546,454	$133,071		$277,605
Corporate borrowings(7)	1,912,793	1,782,441	2,076,889	2,078,675		2,115,449
Other long-term liabilities	462,626	419,717	370,946	433,151		426,829
Capital and financing lease obligations	101,864	109,258	116,199	122,645		62,220
Stockholder's equity	1,538,703	1,512,732	1,507,470	766,774		157,601
Total assets(7)	5,088,317	4,755,168	5,044,802	4,273,838		3,609,182
Other Data:
Net cash provided by operating activities	$467,557	$297,302	$357,342	$73,892	$76,372	$137,029
Capital expenditures	(333,423)	(270,734)	(260,823)	(72,774)	(40,116)	(139,359)
Screen additions	23	29	12	—	—	12
Screen acquisitions	410	36	37	166	—	—
Screen dispositions	14	33	29	15	31	106
Construction openings (closures), net	60	(48)	(32)	18	(18)	—
Average screens—continuing operations(8)	4,933	4,871	4,859	4,732	4,742	4,811
Number of screens operated	5,426	4,947	4,963	4,975	4,806	4,855
Number of theatres operated	387	346	343	342	331	336
Screens per theatre	14.0	14.3	14.4	14.5	14.5	14.4
Attendance (in thousands)—continuing operations(8)	196,902	187,241	199,270	60,336	90,616	194,205

(1)
On November 15, 2012, AMC announced it had changed its fiscal year to a calendar year so that the calendar year shall begin on January 1st and end on December 31st of each year. Prior to the change, fiscal years refer to the fifty-two weeks, and in some cases fifty-three weeks, ending on the Thursday closest to the last day of March.

On August 30, 2012, Dalian Wanda Group Co., Ltd, referred to as "Wanda," acquired AMC through a merger between AMC and Wanda Film Exhibition Co. Ltd., referred to as "Wanda Merger Subsidiary," a wholly-owned indirect subsidiary of Wanda, whereby Wanda merger subsidiary merged with and into AMC with AMC continuing as the surviving corporation and as a then wholly-owned indirect subsidiary of Wanda, referred to as the "AMC merger." Prior to the AMC merger, AMC was privately owned by a group of private equity investors and related funds.

In connection with the change of control due to the AMC merger, AMC's assets and liabilities were adjusted to fair value on the closing date of the AMC merger by application of "push down" accounting. As a result of the application of "push down" accounting in connection with the AMC merger, the AMC financial statement presentations herein distinguish between a predecessor period, referred to as the "Predecessor," for periods prior to the AMC merger, and a successor period, referred to as the "Successor," for periods subsequent to the AMC merger. The Successor applied "push down"

  accounting and its financial statements reflect a new basis of accounting that is based on the fair value of assets acquired and liabilities assumed as of the merger date. The selected financial data presented herein are those of Successor from its inception on August 31, 2012 through December 31, 2015, and those of Predecessor for all periods prior to the AMC merger date. As a result of the application of "push down" accounting at the time of the AMC merger, the selected financial data presented herein for the Predecessor period and for the Successor period are presented on different bases and are, therefore, not comparable.

(2)
During the twelve months ended December 31, 2015, other general and administrative expense included the annual incentive compensation expense of $14,759,000 and stock-based compensation expense of $10,480,000. During the twelve months ended December 31, 2014, other general and administrative expense included the annual incentive compensation expense of $13,327,000 and stock-based compensation expense of $11,293,000. During the twelve months ended December 31, 2013, other general and administrative expense included both the annual incentive compensation expense of $19,563,000 and the management profit sharing plan expense of $11,300,000 related to improvements in net earnings, an IPO stock award of $12,000,000 to certain members of management, and early retirement and severance expense of $3,279,000. During the period of August 31, 2012 through December 31, 2012, other general and administrative expense included both the annual incentive compensation expense of $11,733,000 and the management profit sharing plan expense of $2,554,000 related to improvements in net earnings. Annual incentive plan compensation adopted by the successor reflects a full calendar year 2012. Other general and administrative expense for the fifty-two weeks ended March 29, 2012 included annual incentive compensation expense of $8,642,000.

(3)
During the twelve months ended December 31, 2015, AMC Entertainment, Inc. (a former wholly owned subsidiary of AMC) recorded a loss on extinguishment related to the redemption of the Notes due 2020 of approximately $9,318,000 and a loss on the modification of the Senior Secured Credit Facility of $1,366,000. During the twelve months ended December 31, 2014, AMC Entertainment, Inc. redeemed its Notes due 2019 resulting in a net gain of $8,386,000.

(4)
Investment expense (income) includes an impairment loss of $1,370,000 and $17,751,000 during the twelve months ended December 31, 2013 and the fifty-two weeks ended March 29, 2012, respectively, related to AMC's investment in a marketable equity security.

Prior to the date of the AMC merger on August 30, 2012, distributions received under the tax receivable agreement from NCM, Inc. were recorded as additional proceeds received in a similar fashion to the receipt of excess cash distributions from NCM, Inc. Following the date of the AMC merger, the AMC recorded an intangible asset of $20,900,000 as the fair value of the tax receivable agreement. The tax receivable agreement intangible asset is amortized on a straight-line basis against investment income over the remaining life of the Amended and Restated Exhibitor Services Agreement dated as of February 13, 2007 and Amended and Restated as of December 26, 2013, by and between National CineMedia, LLC and American Multi-Cinema, Inc. and cash proceeds from the tax receivable agreement are recorded to investment income.

(5)
During the twelve months ended December 31, 2013, AMC reversed its recorded valuation allowance for deferred tax assets. AMC generated sufficient earnings in the United States federal and state tax jurisdictions where it had recorded valuation allowances to conclude that it did not need valuation allowances in these tax jurisdictions. This reversal is reflected as a non-cash income tax benefit recorded during the twelve months ended December 31, 2013. See Note 9—Income Taxes to the Consolidated Financial Statements under Part II Item 8 of AMC's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, incorporated by reference herein.

(6)
All fiscal years presented include gains and losses from discontinued operations related to seven theatres in Canada and one theatre in the UK that were sold or closed in the transition period ended December 31, 2012. During the period of March 30, 2012 through August 30, 2012, AMC recorded gains, net of lease termination expense, on the disposition of the seven Canada theatres and the one United Kingdom theatre of approximately $39,382,000, primarily due to the write-off of long-term lease liabilities extinguished in connection with the sales and closure. During the twelve months ended December 31, 2013, AMC received $4,666,000 for a sales price adjustment from the sale of theatres located in Canada. The gain from discontinued operations during the twelve months ended December 31, 2013, was partially offset by income taxes, legal and professional fees, and contractual repairs and maintenance expenses.

(7)
The Company adopted the provisions of Accounting Standards Update ("ASU") No. 2015-03 and 2015-15, Interest-Imputation of Interest (Subtopic 835-30) as of the beginning of 2016 on a retrospective basis. As a result of the adoption of ASU No. 2015-03 and ASU No. 2015-15 during the first quarter of 2016, amounts previously reported in Form 10-K for the year ended December 31, 2015 and in Form 10-Q for the period ended June 30, 2015 have been reclassified to conform with the adoption. The Company continues to defer and present its debt issuance costs related to its line-of-credit arrangement as an asset regardless of whether there are any outstanding borrowings on the line-of-credit arrangement as provided in ASU No. 2015-15. The reclassification of debt issuance costs for term loans and senior subordinated notes from other long-term assets to corporate borrowings as of December 31, 2015, June 30, 2015, December 31, 2014, December 31, 2013, December 31, 2012 and March 29, 2012 was $21,768,000, $19,655,000, $8,564,000, $1,922,000, $0 and $31,085,000, respectively.

(8)
Includes consolidated theatres only.

(In thousands, except per share and operating data)	6 Months Ended June 30, 2016	6 Months Ended June 30, 2015
	(Successor)	(Successor)
Statement of Operations Data:
Revenues:
Admissions	$963,808	$952,076
Food and beverage	487,698	451,040
Other revenue	78,473	71,087

Total revenues	1,529,979	1,474,203

Operating Costs and Expenses:
Film exhibition costs	525,294	518,504
Food and beverage costs	68,065	64,315
Operating expense	402,339	392,672
Rent	247,403	232,943
General and administrative:
Merger, acquisition and transactions costs	10,152	1,839
Other	39,150	22,678
Depreciation and amortization	122,721	115,026

Operating costs and expenses	1,415,124	1,347,977

Operating income	114,855	126,226
Other expense (income)	(84)	9,273
Interest expense:
Corporate borrowings	49,755	50,796
Capital and financing lease obligations	4,342	4,704
Equity in (earnings) losses of non-consolidated entities	(16,113)	(10,686)
Investment expense (income)	(9,778)	(5,202)

Earnings (loss) from continuing operations before income taxes	86,733	77,341
Income tax provision (benefit)	34,475	27,280

Net earnings	$52,258	$50,061

Earnings per share:
Basic	$0.53	$0.51
Diluted	$0.53	$0.51

Average shares outstanding—Basic	98,197	97,949
Average shares outstanding—Diluted	98,237	97,987
Balance Sheet Data (at period end):
Cash and equivalents	$93,316	$179,340
Corporate borrowings(7)	1,834,970	1,738,664
Other long-term liabilities	492,393	437,402
Capital and financing lease obligations	97,665	105,878
Stockholder's equity	1,552,846	1,521,052
Total assets(7)	4,948,541	4,719,670
Other Data:
Net cash provided by operating activities	$133,948	$192,915
Capital expenditures	140,325	143,757
Screen additions	12	12
Screen acquisitions	11	40
Screen dispositions	38	—
Construction openings (closures), net	(77)	32
Average screens—continuing operations	5,298	4,914
Number of screens operated	5,334	5,031
Number of theatres operated	386	350
Screens per theatre	13.8	14.4
Attendance (in thousands)	101,241	98,576

SELECTED HISTORICAL FINANCIAL DATA OF CARMIKE

        The following table sets forth selected historical financial and operating data for Carmike. The following selected financial data of Carmike for each of the five years ended December 31, 2015 have been derived from Carmike's audited consolidated financial statements. The financial data for the six month periods ended June 30, 2016 and 2015 have been derived from the unaudited financial statements of Carmike and the unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Carmike considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected historical consolidated financial data provide only a summary and are not necessarily indicative of the results of future operations of Carmike, and should be read in conjunction with the audited consolidated financial statements and notes thereto, other financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Carmike's Annual Report on Form 10-K for the year ended December 31, 2015, Carmike's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and other information that Carmike has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where Stockholders Can Find More Information" beginning on page 164.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(in millions, except per share and operating data)
Statement of Operations Data:
Revenues:
Admissions	$244.9	$246.3	$490.0	$427.2	$398.6	$339.6	$303.3
Concessions and other	166.0	157.1	314.4	262.7	236.2	194.3	168.7

Total operating revenues	410.9	403.4	804.4	689.9	634.8	533.9	472.0

Operating costs and expenses:
Film exhibition costs	138.6	141.0	276.7	235.5	220.3	184.1	163.8
Concession costs	19.5	17.8	36.2	30.3	29.0	23.0	19.5
Salaries and benefits	50.7	49.8	101.2	92.0	82.9	70.0	66.6
Theatre occupancy costs	52.7	47.3	96.7	86.9	66.7	56.0	51.1
Other theatre operating costs	68.3	65.1	133.5	121.0	100.8	82.9	80.1
General and administrative expenses	23.7	18.2	34.0	32.2	25.8	24.5	19.1
Lease termination charges	—	—	—	—	3.1	—	—
Severance agreement charges	—	—	—	—	0.3	0.5	0.8
Depreciation and amortization	30.5	26.8	56.4	49.2	42.4	33.3	31.8
(Gain) Loss on sale of property and equipment	0.1	(3.3)	(3.2)	(1.5)	0.3	1.0	0.3
Write-off of note receivable	—	—	—	—	—	—	0.8
Impairment of long-lived assets	2.3	1.9	7.5	3.2	3.7	4.2	3.1

Total operating costs and expenses	386.4	364.6	739.0	648.8	575.3	479.5	437.0

Operating income	24.5	38.8	65.4	41.1	59.5	54.4	35.0
Interest expense	24.8	25.3	50.0	51.7	49.5	36.0	34.1
Loss on extinguishment of debt	—	17.5	17.5	—	—	5.0	—

(Loss) Income before income tax and income from unconsolidated affiliates	(0.3)	(4.0)	(2.1)	(10.6)	10.0	13.4	0.9
Income tax expense (benefit)(1)	0.6	(1.0)	3.4	(1.4)	6.1	(80.9)	10.3
Income from unconsolidated affiliates	1.5	1.9	5.1	0.4	1.6	1.2	1.8

Income (loss) before discontinued operations	—	—	(0.4)	(8.8)	5.5	95.5	(7.6)
Income (loss) from discontinued operations, net of tax	—	—	—	(0.1)	0.2	0.8	(0.1)

Net income (loss)	0.6	(1.1)	(0.4)	(8.9)	5.7	96.3	(7.7)

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(in millions, except per share and operating data)
Weighted average shares outstanding (in thousands)
Basic	24,567	24,393	24,595	23,392	19,540	15,761	12,807
Diluted	24,975	24,393	24,595	23,392	20,051	16,086	12,807
Income (loss) per common share:
Basic	0.03	(0.04)	(0.02)	(0.38)	0.29	6.11	(0.60)
Diluted	0.03	(0.04)	(0.02)	(0.38)	0.29	5.99	(0.60)
Dividends declared per share	—	—	—	—	—	—	—
Balance Sheet Data (at period end):
Cash and cash equivalents	108.5	132.8	102.5	97.5	143.9	68.5	13.6
Property and equipment, net of accumulated depreciation	483.9	489.2	484.6	501.5	467.8	444.9	355.9
Total assets	915.5	916.0	912.7	893.6	844.6	712.7	422.9
Total debt(2)	461.3	459.4	454.7	445.1	455.3	434.7	315.4
Accumulated deficit	(192.0)	(193.3)	(192.7)	(192.2)	(183.3)	(189.0)	(285.3)
Total stockholders' equity (deficit)	289.8	289.0	289.8	288.5	245.8	149.4	(5.6)
Other Financial Data:
Net cash provided by operating activities	35.4	66.4	101.0	39.0	70.7	52.3	69.9
Net cash used in investing activities	(21.2)	(22.7)	(79.3)	(68.6)	(79.0)	(52.6)	(29.6)
Net cash provided by (used in) financing activities	(8.1)	(8.4)	(16.7)	(16.7)	83.7	55.2	(39.7)
Capital expenditures	16.3	27.1	54.2	59.7	37.8	35.1	19.3
Operating Data:
Theatres at period end	273	270	275	274	252	249	237
Screens at period end	2,938	2,881	2,938	2,897	2,660	2,502	2,254
Average screens in operation	2,947	2,889	2,895	2,758	2,516	2,286	2,230
Average screens per theatre	10.8	10.6	10.7	10.6	10.6	10.0	9.5
Total attendance (in thousands)	31,605	33,181	64,935	59,056	56,747	50,357	47,177
Average admissions per patron	$7.75	$7.42	$7.55	$7.23	$7.06	$6.85	$6.57
Average concessions and other sales per patron	$5.25	$4.73	$4.84	$4.45	$4.19	$3.91	$3.66
Average attendance per screen	10,725	11,504	22,583	21,414	22,558	22,032	21,155

(1)
During the quarter ended December 31, 2012, Carmike determined that it was more likely than not that the majority of Carmike's deferred tax assets would be realized in the future and accordingly Carmike released its valuation allowance against its deferred tax assets of $86,500,000.

(2)
Includes current maturities of long term indebtedness, capital lease obligations and financing obligations.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        Presented below are the historical per share data for Carmike and AMC, pro forma combined share data for AMC and pro forma equivalent per share data for Carmike for the fiscal year ended December 31, 2015 and the six months ended June 30, 2016. The historical per share information of Carmike below is derived from audited financial statements as of and for the fiscal year ended December 31, 2015 and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2016. The historical per share information of AMC is derived from audited financial statements as of and for the fiscal year ended December 31, 2015 and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2016. The historical book value per share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period.

        The pro forma equivalent information shows the effect of the merger from the perspective of an owner of Carmike common stock. The information was computed by multiplying the pro forma combined earnings per share, pro forma book value per share and pro forma dividends per share for the six months ended June 30, 2016 by the assumed exchange ratio of 1.0819 shares of AMC Class A common stock for each share of Carmike common stock, with no proration.

        The pro forma combined data below is presented for illustrative purposes only. The pro forma adjustments to the statement of earnings data are based on the assumption that the merger was completed on January 1, 2015, and the pro forma adjustments to the balance sheet data are based on the assumption that the merger was completed on June 30, 2016.

        Either company's actual historical financial condition and results of operations may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical financial condition and results of operations that would have actually been achieved or of the future results of the combined company after the completion of the merger.

        You should read the information below together with the historical consolidated financial statements and related notes of AMC and Carmike as of and for the applicable periods, which have been incorporated by reference into this proxy statement/prospectus.

	Historical			Equivalent Basis Unaudited Pro Forma Combined
			Unaudited Pro Forma Combined(1)
	AMC	Carmike
Basic Earnings (Loss) Per Share
Six Months Ended June 30, 2016	$0.53	$0.03	$0.50	$0.54
Year Ended December 31, 2015	$1.06	$(0.02)	$0.98	$1.06
Diluted Earnings (Loss) per Share
Six Months Ended June 30, 2016	$0.53	$0.03	$0.50	$0.54
Year Ended December 31, 2015	$1.06	$(0.02)	$0.98	$1.06
Cash Dividends Declared Per Share
Six Months Ended June 30, 2016	$0.40	$0.00	$0.40	$0.43
Year Ended December 31, 2015	$0.80	$0.00	$0.80	$0.87
Book Value Per Share
As of June 30, 2016	$15.94	$11.88	$11.90	$12.88
As of December 31, 2015	$15.80	$11.78	$11.76	$12.73

(1)
The pro forma number of shares of AMC Class A common stock outstanding assumes the issuance of shares of Class A common stock to former Carmike stockholders, calculated as 30% of the product obtained by multiplying (i) the average number of shares of Carmike common stock outstanding (including in the diluted number the exercise of outstanding options and outstanding restricted stock and performance units) and the exchange ratio of 1.0819.

COMPARATIVE STOCK PRICE DATA AND DIVIDEND INFORMATION

        Shares of AMC Class A common stock are listed for trading on the NYSE under the symbol "AMC." Shares of Carmike common stock are listed for trading on the NASDAQ under the symbol "CKEC."

Historical Market Price Information

        The following table sets forth the high and low reported sale prices for the AMC Class A common stock and the Carmike common stock for the periods shown as reported on the NYSE or the NASDAQ, respectively.

        On September 16, 2016, the last practicable day prior to the date of this proxy statement/prospectus, there were 21,613,532 shares of AMC Class A common stock outstanding and 24,388,587 shares of Carmike common stock outstanding. As of such date, AMC had 56 holders of record of its Class A common stock and Carmike had 268 holders of record of its common stock.

	AMC			Carmike
	High	Low	Dividend Paid (per share)	High	Low	Dividend Paid (per share)
Fiscal year Ended December 31, 2016
First Quarter	$29.92	$19.28	$0.20	$30.70	$18.52	$0.00
Second Quarter	30.31	25.75	0.20	31.26	29.66	0.00
Third Quarter (through September 16, 2016)	31.96	26.97	0.00	32.73	29.21	0.00
Fiscal year Ended December 31, 2015
First Quarter	$35.86	$24.97	$0.20	$34.94	$24.00	$0.00
Second Quarter	35.38	27.87	0.20	34.14	26.09	0.00
Third Quarter	32.90	24.27	0.20	28.61	18.93	0.00
Fourth Quarter	27.50	22.91	0.20	26.48	19.67	0.00
Fiscal year Ended December 31, 2014
First Quarter	$26.68	$19.75	$0.00	$32.60	$25.63	$0.00
Second Quarter	25.14	20.99	0.20	36.22	27.67	0.00
Third Quarter	25.34	22.09	0.20	35.49	30.50	0.00
Fourth Quarter	27.08	21.10	0.20	32.51	24.83	0.00

Recent and Comparative Market Price Information

        The following table presents trading information for AMC Class A common stock and Carmike common stock on July 22, 2016, the last trading day before the public announcement of the merger, and September 16, 2016, the most recent practicable trading day before the filing of this proxy statement/prospectus. For illustrative purposes, the following table also provides Carmike equivalent per share information, which amounts are calculated by multiplying the closing sales prices for shares of AMC Class A common stock by 1.0819, representing the approximate per share value of the stock consideration that a Carmike stockholder will be entitled to receive as of such dates, in exchange for each share of Carmike common stock they hold at the effective time of the merger, assuming such stockholder elects to receive, or receives as a result of proration, the stock consideration for such share.

        The market prices of shares of AMC Class A common stock and Carmike common stock fluctuate, and the value of the stock consideration will fluctuate with the market price of the AMC Class A common stock. As a result, you are urged to obtain current market quotations of AMC Class A common stock before making any decision with respect to the merger.

	AMC Class A Common Stock (Close)	Carmike Common Stock (Close)	Equivalent Per Share Value
July 22, 2016	$30.60	$30.13	$33.11
September 16, 2016	$31.91	$32.66	$34.52

Dividend Policy

        Carmike.    The holders of Carmike common stock are entitled to receive dividends as are lawfully declared in Carmike common stock by the Carmike Board. No cash dividends were paid on Carmike common stock during the first six months of 2016 or during fiscal year 2015 and 2014. Carmike's ability to pay future cash dividends will depend upon, among other things, earnings, anticipated expansions, capital requirements, compliance with limitations under Carmike's senior secured loan and revolving credit facilities, and Carmike's financial condition. Furthermore, under the terms of the amended and restated merger agreement, Carmike is generally prohibited from declaring, setting aside or paying any dividend or distribution. Carmike does not expect to pay cash dividends in the foreseeable future.

        AMC.    The holders of AMC Class A common stock are entitled to receive dividends as are lawfully declared on AMC Class A common stock by the AMC Board. AMC paid a $0.20 per share cash dividend on each share of AMC Class A common stock and Class B common stock during the first two fiscal quarters of 2016, for each fiscal quarter during fiscal year 2015 and for the second, third and fourth fiscal quarters of 2014. Subject to legally available funds, AMC intends to pay a quarterly cash dividend at an annual rate initially equal to approximately $0.80 per share (or a quarterly rate initially equal to approximately $0.20 per share) of AMC's Class A and Class B common stock. The payment of future dividends is subject to the AMC Board's discretion and dependent on many considerations, including limitations imposed by covenants in the agreements governing AMC's indebtedness, operating results, capital requirements, strategic considerations and other factors.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        Certain statements made in this proxy statement/prospectus, the documents that are incorporated by reference in this proxy statement/prospectus and other written or oral statements made by or on behalf of AMC and Carmike may constitute "forward-looking statements" within the meaning of the Exchange Act. Statements that are not historical facts, including statements about Carmike's or AMC's beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, "will," "intends," "believes," "expects," "anticipates," "plans," "estimates" or similar expressions. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. Similarly, statements made herein and elsewhere regarding AMC's pending acquisitions of Carmike and Odeon/UCI, referred to as the "pending acquisitions," are also forward-looking statements, including statements regarding the anticipated closing date of the pending acquisitions, the ability to obtain regulatory approvals or to satisfy closing conditions, the costs of the pending acquisitions or the source or structure of the financings for the pending acquisitions, the expected benefits of the pending acquisitions on AMC's future business, operations and financial performance and AMC's ability to successfully integrate the businesses acquired as part of the pending acquisitions. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond Carmike's or AMC's ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the agreements relating to the pending acquisitions;

  •
  the inability to complete the pending acquisitions due to the failure to obtain stockholder or regulatory approval for the pending acquisitions or the failure to satisfy other conditions of the pending acquisitions within the proposed timeframe or at all;

  •
  disruption in key business activities or any impact on Carmike's, Odeon/UCI's or AMC's relationships with third parties as a result of the announcement of the pending acquisitions;

  •
  the failure to obtain the necessary financing arrangements as set forth in the debt commitment letters entered in connection with the pending acquisitions, or the failure of the pending acquisitions to close for any other reason;

  •
  risks related to disruption of management attention from ongoing business operations due to the pending acquisitions;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Carmike, Odeon/UCI, AMC and others relating to the pending acquisitions;

  •
  the risk that the pendency of the pending acquisitions disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the pending acquisitions;

  •
  the amount of the costs, fees, expenses and charges related to the pending acquisitions;

  •
  adverse regulatory decisions;

  •
  unanticipated changes in the markets for Carmike's, Odeon/UCI's or AMC's business;

  •
  general economic conditions in Carmike's, Odeon/UCI's or AMC's regional, national, and international markets;

  •
  the ability to comply with covenants contained in the agreements governing Carmike's, Odeon/UCI's or AMC's indebtedness;

  •
  the ability of Carmike, Odeon/UCI or AMC to operate at expected levels of cash flow;

  •
  financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital and the effects of the exit of the United Kingdom from the European Union;

  •
  Carmike's, Odeon/UCI's and AMC's ability to meet contractual obligations, including all outstanding financing commitments;

  •
  the availability of suitable motion pictures for exhibition in Carmike's, Odeon/UCI's and AMC's markets;

  •
  competition in Carmike's, Odeon/UCI's and AMC's markets;

  •
  operating a business in markets AMC is unfamiliar with, including acceptance by moviegoers of AMC initiatives that are new to those markets;

  •
  AMC's effective implementation, and customer acceptance, of its marketing strategies;

  •
  competition with other forms of entertainment;

  •
  the effect of Carmike's, Odeon/UCI's and AMC's leverage on their financial condition;

  •
  prices and availability of operating supplies;

  •
  the impact of continued cost control procedures on operating results;

  •
  the impact of asset impairments;

  •
  the impact of terrorist acts;

  •
  changes in tax laws, regulations and rates; and

  •
  financial, legal, tax, regulatory, legislative or accounting changes or actions that may affect the overall performance of Carmike's, Odeon/UCI's or AMC's business.

Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in this proxy statement/prospectus, AMC's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on March 8, 2016 and Carmike's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 29, 2016, each under the heading "Item 1A. Risk Factors," and in their subsequently filed reports with the SEC, including Forms 10-Q and 8-K. You are cautioned not to place undue reliance on the forward-looking statements included in this proxy statement/prospectus, which speak only as of the date hereof. Neither AMC or Carmike undertake to update any of these statements in light of new information or future events, except as required by applicable law.

RISK FACTORS

        An investment in AMC Class A common stock involves significant risks. You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this proxy statement/prospectus before deciding how to vote or making an election with respect to the form of merger consideration you desire to receive. In addition, you should read and consider the risks associated with the businesses of AMC and Carmike. In particular, please read Part I, Item 1A. "Risk Factors," in the Annual Reports on Form 10-K for the year ended December 31, 2015, for each of AMC and Carmike filed on March 8, 2016 and February 29, 2016, respectively, and any updates to these risk factors included in other filings made with the SEC. This proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read "Cautionary Statement Concerning Forward-Looking Information."

Risks Related to the Merger

Because the stock consideration is fixed and because the market price of AMC Class A common stock will fluctuate prior to the consummation of the merger, Carmike stockholders who elect to receive AMC Class A common stock as part of the merger consideration cannot be sure of the market value of the AMC Class A common stock they will receive in the merger until the effective time of the merger.

        Carmike stockholders who elect to receive stock consideration or make a cash election or no election that is subject to proration will receive AMC Class A common stock as part of the merger consideration. The market value of the AMC Class A common stock that such Carmike stockholders will receive in the merger will depend on the trading price of the AMC Class A common stock as of the effective time of the merger. The exchange ratio that determines the number of shares of AMC Class A common stock that Carmike stockholders will receive in the merger is fixed. This means that there is no mechanism contained in the amended and restated merger agreement that would adjust the number of shares of AMC Class A Class A common stock that Carmike stockholders will receive based on any decreases in the trading price of the AMC Class A common stock. If the AMC Class A common stock price as of the effective time of the merger is less than the AMC Class A common stock price as of the date that the amended and restated merger agreement was signed, then the market value of the consideration received by the Carmike stockholders who receive AMC Class A common stock will be less than contemplated at the time the amended and restated merger agreement was signed.

        AMC Class A common stock price changes may result from a variety of factors, including general market and economic conditions, market expectations regarding the impact of the merger and the acquisition of Odeon/UCI on AMC's future financial performance, conditions affecting the entertainment industry generally, changes in AMC's business, operations and prospects, and regulatory considerations and other risk factors set forth or incorporated by reference into this proxy statement/prospectus. Many of these factors are beyond AMC's and Carmike's control. For historical and current market prices of AMC Class A common stock and Carmike common stock, please read "Comparative Stock Price Data and Dividend Information" in this proxy statement/prospectus.

Carmike stockholders may not receive the amount of cash consideration or stock consideration they elected to receive due to proration, and therefore such stockholders may receive consideration having an aggregate value that is less than the aggregate value of the consideration they elected to receive.

        Elections regarding the type of merger consideration will be subject to proration if Carmike stockholders, in the aggregate, elect to receive more or less cash consideration or stock consideration than the aggregate amount of cash consideration and stock consideration required to be paid pursuant to the amended and restated merger agreement. Accordingly, some of the consideration Carmike stockholders receive in the merger may differ from the type of consideration they elected to receive.

The relative proportion of AMC Class A common stock and cash that a Carmike stockholder receives in the merger also may have an aggregate value that is higher or lower than the relative proportion of stock and cash that the Carmike stockholder elected to receive. A discussion of the proration mechanism can be found under the heading "Terms of the Amended and Restated Merger Agreement—Proration and Allocation."

The merger may not be consummated even if Carmike stockholders approve the merger proposal.

        The amended and restated merger agreement contains conditions, some of which are beyond the parties' control, that, if not satisfied or waived, may prevent, delay or otherwise result in the merger not occurring, even though Carmike stockholders may have voted to approve the merger proposal. AMC and Carmike cannot predict with certainty whether and when any of the conditions to the completion of the merger will be satisfied.

        Among the conditions to consummating the merger is that no injunction or other order preventing the consummation of the merger shall have been issued by any court or governmental authority of competent jurisdiction in the United States. Consequently, if any lawsuit is filed challenging the merger and the plaintiff is successful in obtaining an injunction preventing the parties to the amended and restated merger agreement from consummating the merger, such injunction may prevent the merger from being completed in the expected timeframe, or at all.

        Any delay in completing the merger could cause AMC not to realize, or delay the realization of, some or all of the benefits that AMC expects to achieve from the merger. In addition, AMC and Carmike can agree not to consummate the merger even if the Carmike stockholders approve the merger proposal and the conditions to the closing of the merger are otherwise satisfied.

The merger is subject to the expiration of applicable waiting periods and the receipt of approvals or consents from regulatory authorities that may impose conditions that could have an adverse effect on AMC, Carmike or the combined company or, if not obtained, could prevent completion of the merger.

        Before the merger may be completed, any waiting period (or extension thereof) applicable to the merger under the HSR Act must have expired or been terminated, and any approvals or consents required in connection with the merger must have been obtained under the HSR Act. In addition, the merger may be reviewed under U.S. state laws. In deciding whether to grant the required regulatory approval or consent, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals and consents that are granted may impose requirements, limitations or costs, or place restrictions on the conduct of the combined company's business. Under the amended and restated merger agreement, AMC and Carmike have agreed to use their reasonable best efforts to cause the expiration or termination of the waiting period under the HSR Act, and obtain any necessary approvals and consents, and therefore may be required to comply with conditions or limitations imposed by governmental authorities.

        Carmike may not, however, without AMC's written consent, agree to or effect any divestiture, license, hold separate of any of its businesses or assets or any other limitation on its ability to operate or manage its business or assets. If necessary to avoid the commencement of any action by any governmental authority challenging the transactions under the amended and restated merger agreement under applicable laws or, if already commenced, to avoid the entry of, or to effect the dissolution of, any order that would prohibit, prevent or restrict the consummation of the transactions contemplated by the amended and restated merger agreement, AMC will, subject to certain limitations, offer, negotiate and agree to, and will effect, any divestiture, license, or hold separate, or any limitation on its ability to operate or manage, AMC's or Carmike's business or assets, except that AMC will not be required to agree to a divestiture, license or hold separate of (1) Carmike's, AMC's or their respective affiliates' theatres that would result in a loss of theatre-level cash flows in excess of $25 million in the aggregate, subject to certain limited exceptions, or (2) non-theatre assets with an aggregate net book value in excess of $20 million.

        There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations, or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the completion of the merger. In addition, neither AMC nor Carmike can provide assurances that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. See "Terms of the Amended and Restated Merger Agreement—Consents, Approvals and Filings—Antitrust Cooperation" beginning on page 128 of this proxy statement/prospectus

Financial projections by Carmike may not prove accurate.

        In performing its financial analyses and rendering its opinion regarding the fairness, from a financial point of view, of the merger consideration to the Carmike stockholders, J.P. Morgan, Carmike's financial advisor, reviewed and relied on, among other things, internal financial analyses and forecasts for Carmike, on a stand-alone basis, prepared by Carmike management with input from Carmike management. These financial projections speak only as of the date made and were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties, various assumptions and may not be achieved in full, at all or within projected timeframes. The financial projections on which the financial advisor based its opinion could turn out to be inaccurate.

While the amended and restated merger agreement is in effect, Carmike may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and may be limited in its ability to pursue other attractive business opportunities and to attract and retain qualified personnel.

        While the amended and restated merger agreement is in effect, Carmike is prohibited from, directly or indirectly, initiating, soliciting, knowingly encouraging or facilitating (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal. As a result of these provisions in the amended and restated merger agreement, Carmike may lose opportunities to enter into more favorable transactions.

        Carmike has also agreed to refrain from taking certain actions with respect to its business and financial affairs pending completion of the merger or termination of the amended and restated merger agreement. These restrictions and the non-solicitation provisions described above could be in effect for an extended period of time if completion of the merger is delayed and the parties agree to extend the December 5, 2016 termination date.

        Furthermore, the uncertainty surrounding the approval of the merger proposal may adversely affect Carmike's ability to attract and retain qualified personnel. The uncertainty relating to the possibility of the merger may increase the risk that Carmike could experience higher than normal rates of attrition or that Carmike experiences increased difficulty in attracting qualified personnel or incur higher expenses to do so. High levels of attrition among the management and employee personnel necessary to operate Carmike's business or difficulties or increased expense incurred to replace any personnel who leave, could materially adversely affect Carmike's business or results of operations.

If the merger does not occur, AMC and Carmike will not benefit from the expenses they have incurred in the pursuit of the merger.

        The merger may not be completed. If the merger is not completed, AMC and Carmike will have incurred substantial expenses for which no ultimate benefit will have been received by either company.

AMC and Carmike expect to incur merger-related expenses consisting of independent advisory, legal and accounting fees, and financial printing and other related charges, much of which may be incurred even if the merger is not completed. In addition, if the amended and restated merger agreement is terminated under specified circumstances, either AMC or Carmike may be required to pay certain termination fees and expenses of the other party. See "Terms of the Amended and Restated Merger Agreement—Fees and Expenses" beginning on page 140 of this proxy statement/prospectus.

AMC and Carmike are subject to class action lawsuits relating to the merger and may be subject to additional class action lawsuits, which could materially adversely affect their business, financial condition and operating results and could delay or prevent the merger.

        AMC, Carmike and their respective directors and officers are subject to class action lawsuits relating to the merger and other additional lawsuits may be filed. Such litigation is very common in connection with acquisitions of public companies, regardless of any merits related to the underlying acquisition. While AMC and Carmike will evaluate and defend against any actions vigorously, the costs of the defense of such lawsuits and other effects of such litigation could have an adverse effect on AMC's and Carmike's business, financial condition and operating results.

Failure to complete, or significant delays in completing, the merger could negatively affect the trading prices of AMC Class A common stock and Carmike common stock and the future business and financial results of AMC and Carmike.

        Completion of the merger is not assured and is subject to risks, including the risks that approval of the merger by the Carmike stockholders or by governmental agencies is not obtained or that other closing conditions are not satisfied. If the merger is not completed, or if there are significant delays in completing the merger, the trading prices of AMC Class A common stock and Carmike common stock and the respective future business and financial results of AMC and Carmike could be negatively affected, and each of them will be subject to several risks, including the following:

  •
  negative reactions from the financial markets, including declines in the prices of AMC Class A common stock or Carmike common stock due to the fact that current prices may reflect a market assumption that the merger will be completed;

  •
  having to pay certain significant costs, including possible termination fees, or any damages payable to the other party under the terms and conditions of the amended and restated merger agreement; and

  •
  the attention of management of AMC and Carmike will have been diverted to the merger rather than each company's own operations and pursuit of other opportunities that could have been beneficial to that company.

The merger is a taxable transaction and the resulting tax liability of a Carmike stockholder, if any, will depend on each such Carmike stockholder's particular situation.

        The receipt of AMC Class A common stock, cash or a combination of AMC Class A common stock and cash as merger consideration in exchange for Carmike common stock in the merger will be treated as a taxable sale by each Carmike stockholder for U.S. federal income tax purposes. The amount of gain or loss recognized by each Carmike stockholder in the merger will vary depending on each Carmike stockholder's particular situation, including the value of the AMC Class A common stock and/or amount of cash received by each stockholder as merger consideration in the merger, and the adjusted tax basis of the Carmike common stock exchanged by each stockholder in the merger.

        For a more complete discussion of certain U.S. federal income tax consequences of the merger, see "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 100 of this proxy statement/prospectus.

Directors and executive officers of Carmike have interests in the merger that may be different from, or in addition to, the interests of Carmike's stockholders generally.

        The directors and executive officers of Carmike have interests in the merger that may be different from, or in addition to, the interests of Carmike's stockholders generally. These interests may create potential conflicts of interest. These interests include:

  •
  the amended and restated merger agreement provides for accelerated vesting of all outstanding Carmike equity awards upon the consummation of the merger;

  •
  certain executive officers of Carmike are entitled to separation benefits in the event that, in connection with or following the merger, the executive is terminated by Carmike without cause, or the executive terminates for "good reason" (with the amended and restated merger agreement acknowledging that, as a result of the merger, certain named executive officers will be deemed to have experienced a "good reason" event);

  •
  Carmike's directors and executive officers are entitled to continued indemnification and insurance coverage following completion of the merger under Carmike's organizational documents, indemnification agreements and the amended and restated merger agreement; and

  •
  the amended and restated merger agreement requires AMC to provide employees of Carmike who continue as employees of AMC or any of its subsidiaries (including Carmike) benefits that are no less favorable in the aggregate than the level of such employee benefits provided to such employees as of the date of the amended and restated merger agreement, for a period of twelve months following the closing of the merger.

        Carmike stockholders should be aware of these interests when they consider the recommendation of the Carmike Board that Carmike stockholders vote in favor of the proposal to adopt the amended and restated merger agreement and approve the other merger-related proposals. The Carmike Board was aware of the different or additional interests set forth in this proxy statement/prospectus and considered such interests along with other matters in approving the amended and restated merger agreement and the transactions contemplated by the amended and restated merger agreement, including the merger.

        For more information about these interests, see "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Interests of Certain Persons in the Merger" beginning on page 86 of this proxy statement/prospectus

Risk Factors Relating to the Ownership of AMC Class A common stock

The AMC Class A common stock to be received by Carmike stockholder as a result of the merger has different rights from Carmike common stock.

        Following completion of the merger, Carmike stockholders will no longer hold Carmike common stock, but may instead be stockholders of AMC. AMC and Carmike are both Delaware corporations. There are important differences, however, between the rights of Carmike stockholders and the rights of AMC Class A common stock stockholders. See "Comparison of Rights of AMC and Carmike Stockholders" for a discussion of the different rights associated with Carmike common stock and AMC Class A common stock.

The price of AMC Class A common stock may be volatile, and Carmike stockholders who receive shares of AMC Class A common stock as a result of the merger could lose a significant portion of their investments.

        The market price of the AMC Class A common stock could be volatile, and Carmike stockholders who receive shares of AMC Class A common stock may not be able to resell their AMC Class A common stock at or above the price of the AMC Class A common stock on the date the amended and restated merger agreement was signed or the effective date of the merger, due to fluctuations in the market price of AMC Class A common stock, including changes in price caused by factors unrelated to AMC's operating performance or prospects.

        Specific factors that may have a significant effect on the market price for AMC's Class A common stock include:

  •
  changes in stock market analyst recommendations or earnings estimates regarding AMC Class A common stock, other companies comparable to AMC;

  •
  actual or anticipated fluctuations in AMC's operating results or future prospects;

  •
  reaction to AMC's public announcements;

  •
  strategic actions taken by AMC or its competitors, such as acquisitions;

  •
  the closing or failure to close AMC's acquisition of Odeon/UCI;

  •
  recruitment or departure of key AMC personnel;

  •
  new laws or regulations or new interpretations of existing laws or regulations applicable to AMC's business and operations;

  •
  changes in tax or accounting standards, policies, guidance, interpretations or principles;

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  adverse conditions in the financial markets or general U.S., European or international economic conditions, including those resulting from war, the United Kingdom's exit from the European Union, incidents of terrorism and responses to such events; and

  •
  sales of AMC Class A common stock by AMC, members of its management team or significant stockholders.

AMC may not be able to realize the anticipated benefits of its pending acquisitions.

        In any acquisition, including AMC's pending acquisitions of Carmike and Odeon/UCI, AMC expects to realize certain benefits, including benefits from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements. However, there can be no assurance that AMC will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance the pending acquisitions or realize any other anticipated benefits. Nor can there be any assurance that AMC's profitability will be improved by any one or more acquisitions. Any acquisition, including AMC's pending acquisition of Carmike and Odeon/UCI, will involve risks, such as:

  •
  the difficulty of assimilating and integrating the acquired operations and personnel into AMC's current business;

  •
  potential disruption of its ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  unanticipated expenses and delays in completing acquired development projects;

  •
  management of an international, geographically remote business;

  •
  entering into markets in which AMC has limited experience, including the possibility that AMC strategic initiatives are not accepted by moviegoers in those markets;

  •
  compliance with complex and changing domestic and foreign laws and regulations, including tax, employment and data privacy laws and regulations;

  •
  potential loss of key employees of Odeon/UCI or Carmike and the potential impairment of relationships with other employees;

  •
  the possibility that any liabilities AMC may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that the acquired theatres do not perform as expected.

AMC's ability to pay dividends in the future is limited by cash generated by operations and contractual restrictions.

        Subject to legally available funds, AMC intends to pay quarterly cash dividends. AMC is a holding company and has no direct operations and will only be able to pay dividends from available cash on hand and funds received from its subsidiaries. The ability of AMC's subsidiaries to make distributions to AMC will depend on their ability to generate substantial operating cash flow. AMC's ability to pay dividends to its stockholders is subject to the terms of its senior secured credit facility, the indentures governing its outstanding notes and any future financing agreements, including those that may be entered into in connection with the Carmike and Odeon/UCI acquisitions. AMC's operating cash flow and ability to comply with restricted payment covenants in its debt instruments will depend on future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond AMC's control. In addition, dividend payments are not mandatory or guaranteed, and AMC's board of directors may decrease the level of dividends or entirely discontinue the payment of dividends. AMC may not pay dividends as a result of the following additional factors, among others:

  •
  AMC is not legally or contractually required to pay dividends;

  •
  while AMC currently intends to pay a regular quarterly dividend, this policy could be modified or revoked at any time;

  •
  even if AMC does not modify or revoke its dividend policy, the actual amount of dividends distributed and the decision to make any distribution is entirely at the discretion of AMC's board of directors and future dividends, if any, will depend on, among other things, results of operations, cash requirements, financial condition, business opportunities, provisions of applicable law and other factors that AMC's board of directors may deem relevant;

  •
  the amount of dividends distributed is and will be subject to contractual restrictions under the restrictive payment covenants contained in:

  •
  the indentures governing AMC's debt securities;

  •
  the terms of AMC's senior secured credit facility; and

  •
  the terms of any other outstanding or future indebtedness incurred by us or any of AMC's subsidiaries;

  •
  the amount of dividends distributed is subject to state law restrictions; and

  •
  AMC stockholders have no contractual or other legal right to dividends.

        The maximum amount AMC would be permitted to distribute in compliance with its senior secured credit facility and the indentures governing its debt securities was approximately $1.3 billion as of June 30, 2016. As a result of the foregoing limitations on AMC's ability to make distributions, AMC cannot make any assurance that it will be able to make all intended quarterly dividend payments.

AMC has elected to take advantage of the "controlled company" exemption to the corporate governance rules for publicly-listed companies, which could make AMC Class A common stock less attractive to some investors or otherwise harm AMC's stock price.

        Because AMC qualifies as a "controlled company" under the corporate governance rules for publicly-listed companies, AMC is not required to have a majority of the AMC Board be independent, nor is AMC required to have a compensation committee or an independent nominating function. In light of AMC's status as a controlled company, the AMC Board has determined not to have a majority of its Board of Directors be independent, have a compensation committee composed solely of independent directors or have an independent nominating function and has chosen to have the full board of directors be directly responsible for nominating members of AMC's Board. Accordingly, should the interests of Wanda, as AMC's controlling stockholder, differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules for publicly-listed companies. AMC's status as a controlled company could make AMC's Class A common stock less attractive to some investors or otherwise harm AMC's stock price.

AMC's controlling shareholder owns more than 91% of the combined voting power of its common stock and has significant influence over its corporate management and affairs.

        AMC's Class B common stock has three votes per share, and AMC's Class A common stock, which is the publicly traded stock, has one vote per share. As of September 16, 2016, Wanda owns approximately 75,826,927 shares of Class B common stock, or 77.82% of AMC's outstanding common stock, representing approximately 91.32% of the voting power of AMC's outstanding common stock. As such, Wanda has significant influence over AMC's reporting and corporate management and affairs, and, because of the three-to-one voting ratio between AMC's Class B and Class A common stock, Wanda will continue to control a majority of the combined voting power of AMC's common stock and therefore be able to control all matters submitted to AMC's stockholders for approval (including election of directors and approval of significant corporate transactions, such as mergers) so long as the shares of Class B common stock owned by Wanda and its permitted transferees represent at least 30% of all outstanding shares of AMC Class A and Class B common stock. The shares of AMC Class B common stock automatically convert to shares of Class A common stock upon Wanda and its permitted transferees holding less than 30% of all outstanding shares of AMC's Class A and Class B common stock.

The super voting rights of AMC Class B common stock and other anti-takeover protections in AMC's amended and restated certificate of incorporation and AMC's amended and restated bylaws may discourage or prevent a takeover of AMC, even if an acquisition would be beneficial to AMC's stockholders.

        Provisions contained in AMC's amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the DGCL and the supermajority rights of AMC's Class B common stockholder, could delay or make it more difficult to remove incumbent directors or for a third party to acquire AMC, even if a takeover would benefit AMC's stockholders. These provisions include:

  •
  a dual class common stock structure, which provides Wanda with the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of outstanding AMC Class A and Class B common stock;

  •
  a classified board of directors;

  •
  the sole power of a majority of the board of directors to fix the number of directors;

  •
  limitations on the removal of directors;

  •
  the sole power of the board of directors to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

  •
  the ability of the AMC Board to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval; and

  •
  the inability of stockholders to call special meetings.

        AMC's issuance of shares of preferred stock could delay or prevent a change of control. The AMC Board has the authority to cause it to issue, without any further vote or action by the stockholders, up to 50,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of AMC without further action by the stockholders, even where stockholders are offered a premium for their shares.

        AMC's incorporation under Delaware law, the ability of the AMC Board to create and issue a new series of preferred stock or a stockholder rights plan and certain other provisions of AMC's amended and restated certificate of incorporation and amended and restated bylaws, as amended, could impede a merger, takeover or other business combination involving AMC or the replacement of AMC's management or discourage a potential investor from making a tender offer for AMC Class A common stock, which, under certain circumstances, could reduce the market value of AMC Class A common stock.

There may be future dilution of AMC Class A common stock, which could adversely affect the market price of shares of AMC Class A common stock.

        AMC is not restricted from issuing additional shares of AMC Class A common stock. In the future, AMC may issue shares of AMC Class A common stock to raise cash to refinance indebtedness or for working capital, future activities, acquisitions or other purposes. AMC may also acquire interests in other companies by using a combination of cash and shares of AMC Class A common stock or just shares of AMC Class A common stock. In fact, AMC has agreed to issue shares of AMC Class A common stock as part of the consideration delivered in connection with its acquisition of Odeon/UCI. AMC may also issue securities convertible into, or exchangeable for, or that represent the right to receive, shares of AMC Class A common stock. Any of these events may dilute the ownership interests of current AMC stockholders in AMC, reduce AMC's earnings per share or have an adverse effect on the price of shares of AMC Class A common stock.

Sales of a substantial amount of shares of AMC Class A common stock in the public market could adversely affect the market price of shares of AMC Class A common stock.

        Sales of a substantial amount of shares of AMC Class A common stock in the public market, or the perception that these sales may occur, could reduce the market price of shares of AMC Class A common stock. Because the receipt of the merger consideration will be taxable for U.S. federal income tax purposes, a large number of Carmike stockholders may choose to sell the shares of AMC Class A common stock they receive promptly following the merger. A large number of shares of AMC Class A common stock may be sold in the public market as a result of its acquisition of Odeon/UCI. As part of this transaction, AMC has agreed to issue to the seller of Odeon/UCI AMC Class A common stock with a value of GBP £ 125 million ($162.5 million, assuming a GBP/USD exchange rate of 1.30, which was the exchange rate on September 16, 2016). AMC has also agreed to file a registration statement registering the shares of AMC Class A common stock issued in connection with its purchase of Odeon/UCI within 60 days of the closing of the Odeon/UCI transaction. While the Odeon/UCI seller has agreed to certain six-month and one-year lockup periods following consummation of the transaction, a large number of shares of AMC Class A common stock could be sold promptly upon the expiration of such lock-up periods. Such sales could reduce the market price of shares of AMC Class A common stock.

        Pursuant to a Registration Rights Agreement dated December 23, 2013 by and among AMC and Wanda, AMC has agreed to use its best efforts to effect registered offerings upon request from Wanda and to grant incidental or "piggyback" registration rights with respect to any registrable securities held by Wanda. The obligation to effect any demand for registration by Wanda will be subject to certain conditions, including limitations on the number of demand registrations and limitations on the minimum value of securities to be registered.

        Following consummation of the acquisition of Odeon/UCI, AMC has agreed to use its best efforts to grant certain incidental or "piggyback" registration rights with respect to securities issued in connection with the Odeon/UCI transaction.

        The exercise of such registration rights by Wanda and/or the seller of Odeon/UCI may substantially increase the amount of shares of AMC Class A common stock in the public market and could reduce the market price of shares of AMC Class A common stock.

The pending acquisition of Odeon/UCI is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all.

        Completion of the pending acquisition of Odeon/UCI conditioned upon antitrust clearance by the European Commission and the UK Competition and Markets Authority and is subject to consultation with the European Works Council.

        If the acquisition is not completed on a timely basis, or at all, AMC's business could be adversely affected, and AMC will be subject to a number of risks, including the following:

  •
  time and resources committed by AMC's management to matters related to the pending acquisition (including integration and planning) could otherwise have been devoted to pursuing other beneficial opportunities;

  •
  the market price of AMC Class A common stock could decline to the extent that the current market price reflects a market assumption that the pending acquisition of Odeon/UCI will be completed; and

  •
  AMC will not realize any of the benefits expected from its completion.

        The loss of benefits, or the increase in risks, could have an adverse effect on AMC's growth strategy and its business following the completion of the acquisition.

The debt that AMC expects to incur in connection with the merger and the potential acquisition of Odeon/UCI could adversely affect its financial position and make it more vulnerable to adverse economic conditions.

        As of June 30, 2016, AMC had approximately $1,932.6 million of indebtedness outstanding. In connection with the merger and the potential acquisition of Odeon/UCI, AMC expects to incur approximately $1,300.0 million of additional indebtedness to pay a portion of the consideration for these transactions. This level of debt could have important consequences, such as:

  •
  limiting AMC's ability to obtain additional financing to fund its working capital, capital expenditures, debt service requirements, potential growth or for other purposes;

  •
  increasing the cost of future borrowings by AMC;

  •
  limiting AMC's ability to use operating cash flow in other areas of its business or to pay dividends because it must dedicate a substantial portion of these funds to make payments on its debt;

  •
  placing AMC at a competitive disadvantage compared to competitors with less debt; and

  •
  increasing AMC's vulnerability to adverse economic and industry conditions.

        AMC's ability to service its debt will depend upon, among other things, its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which will be beyond AMC's control. If AMC's operating results are not sufficient to service its indebtedness and any future indebtedness that it may incur, AMC will be forced to take actions, which may include reducing dividends, reducing or delaying its business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. AMC may not be able to effect any of these actions on satisfactory terms or at all.

        In addition to reading the foregoing risk factors, you are urged to read "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 100 of this proxy statement/prospectus for a more complete discussion of the expected material U.S. federal income tax consequences of the merger and owning and disposing of AMC Class A common stock received in the merger.

THE COMPANIES

Carmike Cinemas, Inc.
1301 First Avenue
Columbus, Georgia 31901
Telephone: (706) 576-3400

        Carmike Cinemas, Inc., a Delaware corporation, is a U.S. leader in digital cinema, 3-D cinema deployments and alternative programming and is one of the nation's largest motion picture exhibitors. As of September 16, 2016, Carmike had 271 theatres with 2,917 screens in 41 states. The circuit includes 55 premium large format (PLF) auditoriums featuring state-of-the-art technology and luxurious seating, including 32 "BigDs," 21 IMAX auditoriums and two MuviXL screens. As "America's Hometown Theatre Chain" Carmike's primary focus is mid-sized communities.

        Carmike's common stock is listed on NASDAQ under the symbol "CKEC."

        Carmike's principal executive offices are located at 1301 First Avenue, Columbus, Georgia 31901, its telephone number is (706) 576-3400 and its internet website address is www.carmike.com. The information provided on or accessible through Carmike's website, other than securities filings that are otherwise incorporated herein by reference, is not part of this proxy statement/prospectus and is not incorporated in this proxy statement/prospectus by this or any other reference to Carmike's website provided in this proxy statement/prospectus.

        Detailed descriptions of Carmike's business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and its subsequent reports filed with the SEC, if any, which are incorporated in this proxy statement/prospectus by reference. See "Where Stockholders Can Find More Information" beginning on page 164 of this proxy statement/prospectus.

AMC Entertainment Holdings, Inc.
One AMC Way
11500 Ash Street
Leawood, KS 66211
Telephone: (913) 213-2000

        AMC Entertainment Holdings, Inc., a Delaware corporation, through its direct and indirect subsidiaries is principally involved in the theatrical exhibition business and owns, operates or has interests in 386 locations and 5,334 screens as of June 30, 2016, located primarily in the United States.

        AMC's common stock is listed on the NYSE, under the symbol "AMC."

        AMC's principal executive offices are located at One AMC Way, 11500 Ash Street, Leawood, KS 66211, its telephone number is (913) 213-2000 and its internet website address is www.acmtheatres.com. The information provided on or accessible through AMC's website, other than securities filings that are otherwise incorporated herein by reference, is not part of this proxy statement/prospectus and is not incorporated in this proxy statement/prospectus by this or any other reference to AMC's website provided in this proxy statement/prospectus.

        On July 12, 2016, AMC entered into a Share Purchase Agreement, referred to as the "Share Purchase Agreement," with various other parties to acquire the film exhibition business of Odeon/UCI, for total consideration of (i) cash in the amount of GBP £375 million ($487.5 million), (ii) shares of AMC Class A common stock valued at GBP £125 million ($162.5 million), and (iii) the assumption of indebtedness of approximately GBP £470.8 million ($612 million) as of September 16, 2016. AMC will refinance the assumed indebtedness simultaneously with the closing of the transaction. The US Dollar amounts set forth above assume a Euro/USD exchange rate of 1.11 and a GBP/USD exchange rate of

1.30 as of September 16, 2016. In connection with the transaction, AMC will make adjustments to conform Odeon/UCI financial statements to US GAAP. Those adjustments primarily include currency translation and the adjustment of certain operating leases to capital and financing lease obligations, with those obligations totaling approximately $195 million in additional debt.

        The number of shares of Class A common stock delivered will be based on the volume weighted average price of the Class A common stock over the twenty consecutive trading days ending three business days before the closing of the transaction. Subject to certain exceptions, the shares may not be sold for a period of six months after closing and no more than 50% of the shares may be sold for a period of twelve months after closing. Subject to these restrictions and the limitations set forth in the Share Purchase Agreement, AMC has agreed to file a registration statement to allow the resell of the shares and has granted certain other piggy-back registration rights. AMC also agreed to certain other minority protections, including limitations on the amount of AMC's indebtedness, on the price at which AMC can issue Class A common stock and on amendments to its organizational documents. The closing of the Share Purchase Agreement is subject to antitrust clearance by the European Commission and the UK Competition and Markets Authority.

        Odeon/UCI is a leading European cinema operator with 242 cinemas and 2,236 screens. Odeon/UCI operates in four major markets: the United Kingdom, Spain, Italy and Germany; and three smaller markets: Austria, Portugal, and Ireland. For the year ended December 31, 2015 and six months ended June 30, 2016, Odeon/UCI had revenues of $1,142,963,000, and $526,199,000 respectively (based on an average GBP/USD exchange rate of 1.5284 for the twelve months ended December 31, 2015 and 1.4326 for the six months ended June 30, 2016, respectively).

        Detailed descriptions of AMC's business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and its subsequent reports filed with the SEC, if any, which are incorporated in this proxy statement/prospectus by reference. See "Where Stockholders Can Find More Information" beginning on page 164 of this proxy statement/prospectus.

Congress Merger Subsidiary, Inc.
One AMC Way
11500 Ash Street
Leawood, KS 66211
Telephone: (913) 213-2000

        Congress Merger Subsidiary, Inc., an indirect wholly owned subsidiary of AMC, is a Delaware corporation that was formed on February 29, 2016 for the sole purpose of entering into the original merger agreement and the amended and restated merger agreement and completing the transactions contemplated by the amended and restated merger agreement, including the merger. Upon the terms and subject to the conditions of the amended and restated merger agreement, Merger Sub will be merged with and into Carmike, with Carmike surviving the merger as an indirect wholly owned subsidiary of AMC.

        The principal executive offices of Merger Sub are located at One AMC Way, 11500 Ash Street, Leawood, KS 66211, and its telephone number is (913) 213-2000.

THE SPECIAL MEETING

        This section contains information about the special meeting of Carmike's stockholders that has been called and is being reconvened to consider and vote upon a proposal to adopt the amended and restated merger agreement, a proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in this proxy statement/prospectus that may be payable to Carmike's named executive officers in connection with the completion of the merger and a proposal to approve the adjournment of the special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the amended and restated merger agreement.

        This proxy statement/prospectus is being provided to the stockholders of Carmike as part of a solicitation of proxies by the Carmike Board for use at the special meeting to be reconvened at the date, time and place specified below, and at any adjournment or postponement thereof, for the purposes set forth in this proxy statement/prospectus and in the accompanying notice of special meeting.

Date, Time and Place

        The special meeting of stockholders of Carmike is scheduled to be reconvened on [    •    ], 2016, at 9:00 a.m., local time, at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309. Carmike intends to mail this proxy statement/prospectus and the accompanying proxy card to its stockholders on or about [    •    ], 2016.

Purpose of the Special Meeting

        At the special meeting, stockholders will be asked:

  •
  to consider and vote upon a proposal to adopt the amended and restated merger agreement, approving the transactions contemplated thereby, including the merger;

  •
  to consider and vote upon a proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in this proxy statement/prospectus that may be payable to Carmike's named executive officers in connection with the completion of the merger; and

  •
  to consider and vote upon a proposal to approve the adjournment of the special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the amended and restated merger agreement.

Recommendations of Carmike's Board of Directors

        After considering various reasons to approve the amended and restated merger agreement, as well as certain countervailing factors, the Carmike Board members unanimously determined that the amended and restated merger agreement and transactions contemplated thereby, including the merger, are in the best interests of Carmike's stockholders and approved, adopted and declared advisable, the amended and restated merger agreement and the merger. Certain factors considered by the Carmike Board in reaching its decision to approve the amended and restated merger agreement and the merger can be found in "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Carmike's Reasons for the Merger" beginning on page 72 of this proxy statement/prospectus.

        The Carmike Board of Directors recommends that Carmike stockholders vote:

  (1)
  "FOR" the merger proposal, approving the transactions contemplated thereby, including the merger;

  (2)
  "FOR" the merger-related named executive officer compensation proposal; and

  (3)
  "FOR" the adjournment proposal.

Record Date and Voting Information

        Only holders of record of Carmike common stock at the close of business on [    •    ], 2016, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each holder of record of Carmike common stock on the record date will be entitled to one vote for each share held as of the record date on each matter submitted to Carmike stockholders for approval at the special meeting. If you sell or transfer your shares of Carmike common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of Carmike common stock, but you will retain your right to vote those shares at the special meeting.

        As of the close of business on the record date, there were [    •    ] shares of Carmike common stock issued, outstanding and entitled to vote at the special meeting, which shares were held by approximately [    •    ] holders of record.

        Nominees typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters. At the special meeting, nominees do not have the authority to vote without instructions from the beneficial owner.

Quorum

        At the special meeting, stockholders holding a majority of the outstanding shares entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum. When a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any such stockholders. As of the record date, [    •    ] shares of Carmike common stock will be required to obtain a quorum. Abstentions and broker non-votes are considered as present for the purpose of determining the presence of a quorum. In the event that a quorum is not present, or if there are insufficient votes to adopt the amended and restated merger agreement at the time of the special meeting, it is expected the meeting will be adjourned to solicit additional proxies.

Required Vote; Effect of Abstentions and Broker Non-Votes

        Adoption of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting. Assuming a quorum is present, approval of each of the merger-related named executive officer compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote at the meeting. Approval of the adjournment proposal (if no quorum is present) will require the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote on such matter. Under Carmike's by-laws, the presiding officer of the special meeting and the Chief Executive Officer of Carmike each also have the independent authority to adjourn the special meeting regardless of the outcome of the vote on the adjournment proposal.

        Abstentions will have the same effect as votes "AGAINST" the merger proposal, the merger-related named executive officer compensation proposal and the adjournment proposal.

        Shares not in attendance will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal and the adjournment proposal, but will have the same effect as votes "AGAINST" the merger proposal.

        If you hold your shares through a nominee and do not instruct your nominee on how you wish your shares of Carmike common stock to be voted using the voting instruction form provided by your nominee, your Nominee may not vote uninstructed shares on the merger proposal, the merger-related named executive officer compensation proposal or the adjournment proposal. If such failure to instruct your nominee on any matter results in a "broker non-vote," these "broker non-votes" will be counted as votes "AGAINST" the merger proposal, the merger-related named executive officer compensation proposal and the adjournment proposal (if a quorum is present). "Broker non-votes" will have no effect on the adjournment proposal (if no quorum is present).

        It is important that you vote your shares. Under the DGCL, the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting and your abstaining from voting, failure to vote, or failure to instruct your nominee to vote, will have the same effect as a vote "AGAINST" the merger proposal.

        If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been revoked or withdrawn in the interim.

Voting by Stockholders

        After carefully reading and considering the information contained in this proxy statement/prospectus, each stockholder of record of Carmike common stock (that is, if your shares of Carmike common stock are registered in your name with its transfer agent, American Stock Transfer & Trust Company) should grant a proxy to vote by mail, through the internet, or by telephone or attend the special meeting in person and vote by ballot, according to the instructions described below. Each beneficial owner of Carmike common stock (that is, if your shares of Carmike common stock are held in "street name" through a nominee) should vote by directing your nominee how to vote your shares.

  Voting Methods

          For Stockholders of Record:

        If your shares are held in your name on the records of Carmike's transfer agent, American Stock Transfer & Trust Company, you can vote:

  •
  Via the Internet—If you choose to grant a proxy via the internet, go to the website indicated on the enclosed proxy card and follow the easy instructions. You will need the control number shown on your proxy card in order to vote;

  •
  Via Telephone—If you choose to grant a proxy via telephone, use a touch-tone telephone to call the phone number indicated on the enclosed proxy card and follow the easy voice prompts. You will need the control number shown on your proxy card in order to vote;

  •
  Via Mail—If you choose to grant a proxy via mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted; or

  •
  At the Special Meeting—Stockholders of record who attend the special meeting may vote in person by filling out a ballot at the meeting, and any previously submitted proxies will be revoked by the vote cast at the special meeting.

        Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card or submit your proxy via the internet or by telephone prior to the special meeting to ensure that your shares will be voted at the special meeting. Proxies received at any time before the special meeting and not expired, revoked or superseded before being voted will be voted at the special meeting. If the proxy contains instructions on how to vote, it will be voted in accordance with the instructions. If no instruction is indicated, the proxy will be voted:

          (1)   "FOR" the merger proposal, voting such shares in favor of approving the transactions contemplated thereby, including the merger;

          (2)   "FOR" the merger-related named executive officer compensation proposal; and

          (3)   "FOR" the adjournment proposal.

        YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A FORM OF ELECTION.

          For Beneficial Owners:

        If your shares are held in "street name" through a nominee, you have the right to direct your nominee on how to vote your shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares at the special meeting unless you obtain a "legal proxy" from the nominee that holds your shares, giving you the right to vote the shares at the special meeting.

          Shares Acquired After Original Record Date

        Any proxies previously delivered by a stockholder of record on the record date, including by delivery of the original proxy card, will be deemed to cover the number of shares you own on the record date even if that number is more than or less than the number of shares you owned on the original record date. If you held shares in "street name" through a nominee on the original record date and continue to own such shares at that nominee, and have already provided voting instructions with respect to such shares, such shares will be voted as directed by such voting instructions and you do not need to take any action, unless you wish to revoke or change such voting instructions. Such previously delivered voting instructions will be deemed to cover the number of shares you own on the record date, even if that number is more than or less than the number of shares you owned on the original record date. If you held shares in "street name" through a nominee on the original record date, but have acquired shares after the original record date, and you are the stockholder of record of those newly acquired shares, then, whether or not you previously gave a voting instruction with respect to the shares that you held on the original record date, those newly acquired shares will not be voted unless you give a proxy with respect to those shares by completing, signing, dating and returning the enclosed proxy card or by following the instructions on the enclosed proxy card for Internet or telephone submissions or you attend the special meeting and vote in person.

Revocation of Proxies

        Carmike stockholders of record retain the power to revoke their proxy or change their vote, even if they have already submitted a proxy in connection with the original merger agreement, and even if they sign the proxy card in the form accompanying this proxy statement/prospectus, vote via the internet or vote via telephone. Carmike stockholders can revoke their proxy at any time before it is exercised by giving written notice to the Corporate Secretary at Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901, Attn: Corporate Secretary, specifying such revocation. Carmike stockholders may also change their vote by timely delivering to Carmike a valid, later-dated proxy or by voting by ballot in person at the special meeting. Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in "street name" through a nominee, you should follow the instructions of such nominee regarding the revocation of voting instructions. If you have voted via the internet or via telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.

Voting by Carmike's Directors and Executive Officers as to the Merger Proposal

        At the close of business on the record date, directors and executive officers of Carmike and their affiliates owned, in the aggregate, [    •    ] shares of Carmike common stock which they are entitled to vote at the special meeting, representing approximately [    •    ] % of the shares of Carmike common stock outstanding on that date and entitled to vote at the special meeting. It is expected that Carmike's directors and executive officers will vote their shares in favor of each of the proposals, although none of them have entered into any agreement obligating them to do so.

        Certain directors and executive officers of Carmike have interests as to the merger proposal that are different from, or in addition to, those of other Carmike stockholders generally. For more information, see "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Interests of Certain Persons in the Merger" beginning on page 86 of this proxy statement/prospectus.

Expenses of Proxy Solicitation

        This proxy statement/prospectus is being furnished in connection with the solicitation of proxies by the Carmike Board. Expenses incurred in connection with printing and mailing of this proxy statement/prospectus are Carmike's responsibility. Carmike has engaged the services of Innisfree M&A Incorporated to solicit proxies for the special meeting. In connection with its retention by Carmike, Innisfree M&A Incorporated has agreed to provide consulting, analytic and proxy solicitation services in connection with the special meeting. Carmike has agreed to pay Innisfree M&A Incorporated a fee of approximately $25,000, plus reasonable out-of-pocket expenses for its services, and Carmike will indemnify Innisfree M&A Incorporated for certain losses arising out of its proxy solicitation services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Carmike common stock in their names that are beneficially owned by others to forward to those beneficial owners. Carmike may reimburse persons representing beneficial owners of its common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, proxies may be solicited by Carmike directors, officers and employees, or representatives of Innisfree M&A Incorporated, in person or by telephone, email, fax or other means of communication and Carmike may pay persons holding shares for others their expenses for sending proxy materials to their principals. No additional compensation will be paid to Carmike directors, officers or employees for their services.

Householding

        The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement/prospectus or annual report on Form 10-K, as applicable, addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies. Stockholders who hold their shares through a nominee, such as a broker, bank, broker-dealer or similar organization may receive notice from that nominee regarding the householding of proxy materials. As indicated in the notice, a single proxy statement/prospectus will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that a nominee will be householding, householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the nominee. If you would prefer to receive separate copies of a proxy statement/prospectus for other stockholders in your household, either now or in the future, please contact your nominee. Upon written or oral request to the Carmike Corporate Secretary at Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901, (706) 576-3400, Carmike will promptly provide separate copies of this proxy statement/prospectus.

Tabulation of Votes

        All votes will be tabulated by a representative of American Stock Transfer & Trust Company, who will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Adjournments and Postponements

        In addition to the merger proposal and the merger-related named executive officer compensation proposal, Carmike stockholders are also being asked to approve a proposal that will allow for the adjournment of the special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the amended and restated merger agreement, to allow reasonable additional time for the filing and distribution of any necessary supplemental or amended disclosure to be disseminated to and reviewed by Carmike stockholders prior to the special meeting, or as otherwise required by applicable law or with the consent of AMC. In addition, the Carmike Board could adjourn and postpone the meeting in the case of any of the circumstances described above. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you submit a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the merger proposal but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. Under Carmike's by-laws, the presiding officer of the special meeting and the Chief Executive Officer of Carmike each also have the independent authority to adjourn the special meeting regardless of the outcome of the vote on the adjournment proposal.

        Any adjournment may be made without notice to another time or place if the date, time and place to which the meeting is adjourned is announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. However, if the adjournment is for more than 30 days or, if after the adjournment, the Carmike Board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Attending the Special Meeting

        Only stockholders of record as of the close of business on [    •    ], 2016, the record date for the reconvened special meeting or their duly appointed proxies, and "street name" holders (those whose shares are held through a nominee) who bring evidence of beneficial ownership on the record date for the special meeting, such as a copy of your account statement or similar evidence of ownership of Carmike common stock as of the record date for the special meeting, may attend the special meeting. If you are a "street name" holder and you wish to vote at the special meeting, you must also bring a "legal proxy" from the record holder (your nominee) of the shares of Carmike common stock authorizing you to vote at the special meeting. All stockholders should bring photo identification (a driver's license or passport is preferred), as you will also be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda. Even if you plan to attend the special meeting, you are encouraged to grant a proxy to vote by the internet, telephone or mail so that your vote will be counted if you later decide not to attend the special meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the special meeting. Stockholders will be admitted to the meeting room starting at 8:30 a.m., local time, and admission will be on a first-come, first-served basis.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated by telephone toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

PROPOSAL 1—ADOPTION OF THE AMENDED AND RESTATED MERGER AGREEMENT

Effects of the Merger

        Pursuant to the terms of the amended and restated merger agreement, if the amended and restated merger agreement is adopted by Carmike's stockholders and the other conditions to the closing are either satisfied or waived, at the effective time of the merger, Merger Sub will be merged with and into Carmike, with Carmike surviving the merger as an indirect wholly owned subsidiary of AMC. As a result of the merger, Carmike will cease to be listed on NASDAQ and price and quotations will no longer be available for Carmike common stock.

        At the effective time of the merger, each share of Carmike common stock issued and outstanding immediately prior to such time (other than the shares of Carmike common stock held by Carmike as treasury stock, or owned by subsidiaries of Carmike or by AMC, Merger Sub or any of their subsidiaries, or held by stockholders who are entitled to demand and have properly demanded appraisal for such shares in accordance with, and who comply in all respects with, Section 262 of the DGCL), will be converted into the right to receive, at the election of the holder, (i) $33.06 in cash, without interest or (ii) 1.0819 shares of AMC Class A common stock, and less any applicable withholding taxes, subject to proration so that 70% of the total shares held by all Carmike stockholders are converted into cash and 30% of the total shares held by all Carmike stockholders are converted into shares of AMC Class A common stock. If the aggregate number of shares of AMC Class A common stock that a holder of Carmike common stock would be entitled to receive as part of the merger consideration includes a fraction of a share of AMC Class A common stock, the holder will receive cash in lieu of that fractional share. The merger consideration, including the exchange ratio used to calculate the stock consideration, is fixed and the number of shares of AMC Class A common stock will not be adjusted to reflect stock price changes prior to the closing of the merger. Because elections are subject to proration as described above, you may receive some shares of AMC Class A common stock, rather than cash, even if you elected to receive cash with respect to all of your shares of Carmike common stock (and vice versa).

        At least seven days prior to the effective time of the merger, each outstanding Carmike stock option, whether or not vested or exercisable, will, contingent upon the consummation of the merger, become 100% vested and exercisable. Each share of Carmike common stock received in connection with the exercise of Carmike stock options will be entitled to receive the merger consideration, plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, subject to the terms of the amended and restated merger agreement. To the extent not exercised, each outstanding Carmike stock option will, at the effective time, be cancelled automatically, and Carmike will pay each holder of such cancelled Carmike stock option an amount in cash (less any applicable tax withholdings), determined by multiplying (x) the excess, if any, of $33.06 over the exercise price per share of Carmike common stock subject to such Carmike stock option by (y) the number of shares of Carmike common stock subject to such Carmike stock option. Notwithstanding the foregoing, if the per share exercise price payable with respect to a Carmike stock option exceeds the cash consideration, then such Carmike stock option will be cancelled without payment of any consideration with respect thereto.

        In addition, immediately prior to the effective time of the merger:

  •
  each share of Carmike restricted stock that is then outstanding, whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and the holders of such shares will be entitled to receive the merger consideration, plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, subject to the terms of the amended and restated merger agreement;

  •
  each award of Carmike restricted stock units that is then outstanding, whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and Carmike will with respect to the holder of any such Carmike restricted stock units (1) issue the number of shares of Carmike common stock underlying such Carmike restricted stock units, which shares will be entitled to receive the merger consideration, plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, in accordance with the amended and restated merger agreement, and (2) pay in cash all dividend equivalents, if any, accrued but unpaid as of the effective time with respect to the number of shares of Carmike common stock underlying such Carmike restricted stock units; and

  •
  each award of Carmike performance shares that is then outstanding, whether or not vested, or whether or not performance criteria have been achieved, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied with respect to (1) the actual number of shares of Carmike common stock earned for each performance period completed prior to the effective time of the merger, as determined by Carmike prior to the effective time of the merger in accordance with the terms of the applicable award agreements and the Carmike stock plans in existence as of the effective date of the original merger agreement, and (2) the number of shares of Carmike common stock equal to the specified number of target shares for any performance period during which the effective time of the merger occurs and for each succeeding performance period covered by such Carmike performance shares, and the holders of such shares will be entitled to receive the merger consideration, plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, in accordance with the amended and restated merger agreement.

        At the effective time of the merger, the certificate of incorporation and the by-laws of Carmike, referred to as the "by-laws" in this proxy statement/prospectus, will be amended in their entirety to be in the forms set forth as exhibits to the amended and restated merger agreement until thereafter changed or amended as provided therein or by applicable law. In addition, as of the effective time of the merger, the directors of Merger Sub immediately prior to the effective time will become the directors of the surviving corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with by-laws of the surviving corporation. The officers of Merger Sub immediately prior to the effective time will be the initial officers of the surviving corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

Background of the Merger

        Carmike's Board and senior management regularly review and assess Carmike's business, operations and financial performance, including Carmike's capital allocation strategy and potential opportunities to maximize stockholder value through acquisitions, business combinations, and other strategic and financial transactions. As part of this assessment, Carmike regularly engages in discussions with third parties regarding potential transactions. Over the course of Carmike's last three fiscal years, Carmike has engaged in a significant number of theatre acquisitions and acquired over 40 theatres (with approximately 470 screens) to grow its business.

        The Carmike Board and senior management also regularly review and assess industry trends and market conditions as they may impact Carmike's long-term strategic goals and plans. In recent years, the Carmike Board and Carmike's senior management have considered a variety of industry trends, including trends relating to industry consolidation, in-theatre dining, increased investment by theatre exhibitors in areas such as remodeling of theatres, luxury reseating and expanded concession offerings and film release windows.

        In May 2014, at the request of Mr. Gerry Lopez, the then President and Chief Executive Officer of AMC, Mr. David Passman, Carmike's President and Chief Executive Officer and Mr. Richard Hare, Carmike's Senior Vice President—Finance, Treasurer and Chief Financial Officer met with Mr. Lopez and Mr. Craig Ramsey, AMC's Executive Vice President and Chief Financial Officer. At the meeting, AMC proposed engaging in discussions regarding a potential transaction in which AMC would acquire Carmike in exchange for cash and stock merger consideration.

        At a Carmike Board meeting in late May 2014, Carmike's senior management discussed with the Carmike Board the meeting with AMC's senior management. After discussion, the Carmike Board determined not to engage in any discussions at that time regarding a potential transaction with AMC in light of Carmike's then pending transaction to acquire Digital Cinema Destinations Corp., referred to as "Digiplex."

        Following the closing of the Digiplex transaction in August 2014, AMC's senior management contacted Carmike's senior management and proposed that AMC and Carmike engage in discussions regarding a potential transaction. The Carmike Board met on August 27, 2014 to discuss this proposal. Although the Carmike Board did not make any decision at this meeting regarding Carmike's strategic alternatives, it authorized Carmike to enter into a confidentiality agreement with AMC, and provide due diligence to, and discuss the terms of a potential transaction with, AMC. The Carmike Board also authorized the Board's Executive Committee to approve the engagement of J.P. Morgan as Carmike's financial advisor. The Carmike Board and the Board's Executive Committee authorized Carmike to engage J.P. Morgan on the basis of, among other things, J.P. Morgan's experience and its qualifications and reputation in connection with providing strategic and financial advisor services and its familiarity with Carmike and the industries in which it operates.

        During September 2014, Carmike negotiated a confidentiality agreement with AMC and also discussed with AMC the scope of a potential due diligence process.

        In October 2014, following approval by the Carmike Board's Executive Committee, Carmike engaged J.P. Morgan as its financial advisor and executed an engagement letter with J.P. Morgan. Also during October 2014, Carmike entered into a confidentiality agreement with AMC.

        During the remainder of 2014, Carmike and AMC engaged in due diligence and discussed the terms of a potential transaction. During the course of these discussions, AMC proposed to acquire Carmike for $35.00 per share, with 50% of the merger consideration to be paid in cash, and the remaining 50% of the merger consideration paid in AMC stock. In addition, among other matters, AMC and Carmike discussed how the exchange ratio would be determined, the Carmike termination fee that would be payable if Carmike pursued another transaction and the AMC reverse termination fee that would be payable if the regulatory conditions were not satisfied, AMC's financing commitments, the conditions to closing a potential transaction, and the efforts AMC and Carmike would be required to take to obtain the necessary regulatory approvals for the transaction. Throughout the process, the Carmike Board was actively involved in overseeing these discussions.

        In December 2014, representatives of King & Spalding LLP, Carmike's outside legal counsel, referred to as "King & Spalding," updated the Carmike Board on its fiduciary duties applicable to its consideration of Carmike's strategic alternatives, including a potential sale of Carmike. The Carmike Board also reviewed a list of other potential strategic buyers prepared by representatives of J.P. Morgan. The Carmike Board discussed with Carmike's senior management and representatives of J.P. Morgan whether any other potential strategic buyers would likely be interested in, and financially capable of, consummating a business combination with Carmike. After discussion, the Carmike Board determined that Party A, Party B, Party C, and Party D, each of which was a potential strategic buyer, could be interested in, and financially capable of, consummating a potential business combination with Carmike, and authorized Carmike's management and J.P. Morgan to solicit interest from such Parties regarding a potential transaction.

        Also during this period, the Carmike Board discussed with Carmike's senior management and representatives of J.P. Morgan whether any potential financial buyer would be interested in a potential business combination with Carmike. After discussion, the Carmike Board determined that, in light of the leverage that would likely be required in connection with a sale of Carmike to a potential financial buyer, the lack of synergies available to a potential financial buyer, and the likely required investment returns that would be sought by a potential financial buyer, a sale of Carmike to a potential financial buyer was not expected to maximize stockholder value as compared to a potential transaction with AMC or another potential strategic buyer.

        Accordingly, during December 2014 and January 2015, representatives of J.P. Morgan, with the authorization of the Carmike Board, contacted two U.S. strategic buyers (Party A and Party B) and two non-U.S. strategic buyers (Party C and Party D) to determine their interest in a potential business combination with Carmike. During this period, representatives of J.P. Morgan, with the authorization of the Carmike Board, also contacted Party E, a potential non-U.S. strategic buyer, to determine whether Party E was interested in pursuing a potential business combination with Carmike. Each of Party B, Party C, Party D and Party E declined to execute a confidentiality agreement, and they each informed representatives of J.P. Morgan that they were not interested in pursuing a potential business combination with Carmike either because they did not believe Carmike's business would be a strategic fit for their respective businesses or because they were pursuing other long-term acquisition or strategic alternatives. Carmike entered into a confidentiality agreement with Party A, which confidentiality agreement did not contain any "standstill" restriction that would prevent Party A from making a proposal to acquire Carmike if Carmike entered into a definitive agreement with respect to a change of control transaction with another party. Following the execution of the confidentiality agreement, Carmike provided Party A with access to a data room containing financial and other information regarding Carmike. Subsequently, Party A informed representatives of J.P. Morgan that it was not interested in pursuing a potential business combination with Carmike because a transaction did not align with Party A's strategic priorities at that time.

        During the first quarter of 2015, Carmike and AMC continued due diligence and discussions regarding the terms of a potential transaction, including discussions regarding the amount and form of consideration and how the exchange ratio would be determined. During the course of these discussions, AMC proposed to acquire Carmike for $36.00 per share, with 50% of the merger consideration to be paid in cash, and the remaining 50% of the merger consideration paid in AMC stock. Subsequent to this proposal, the parties discussed a potential transaction in which AMC would acquire Carmike for $37.00 per share, with 60% of the merger consideration to be paid in cash, and the remaining 40% of the merger consideration paid in AMC stock. For illustrative purposes only, the $37.00 price represented a premium of approximately 19.2% to the $31.03 closing price per share of the Carmike common stock on March 12, 2015 (the day preceding the Reuters report described below) and a premium of approximately 21.7% to the volume weighted average price of the Carmike common stock over the 30 days ended March 12, 2015.

        In addition, during the course of these discussions, the parties discussed the Carmike termination fee and the AMC reverse termination fee that would be payable in a potential transaction, AMC's financing commitments, the conditions to closing a potential transaction, and the efforts AMC and Carmike would be required to take to obtain the necessary regulatory approvals for the transaction. With respect to the termination fees, the parties were negotiating a fee in the range of approximately 2.5% to 3.8% of the equity value of the transaction. In addition, the parties were negotiating a reverse termination fee in the range of $45 million to $50 million, which would be paid by AMC to Carmike in certain circumstances where regulatory approval was not obtained. AMC also indicated that it was prepared to make divestitures of theatre and non-theatre assets up to certain thresholds to obtain the necessary regulatory approvals.

        On March 13, 2015, Reuters published a report stating, among other matters, that Carmike had hired J.P. Morgan as its financial advisor to help Carmike explore strategic alternatives, including a potential sale of Carmike.

        Throughout the first quarter of 2015, the Carmike Board was actively involved in overseeing these discussions. In addition, in this period the Carmike Board reviewed and discussed with Carmike's senior management and representatives of J.P. Morgan Carmike's February 2015 Projections (as defined below under "—Certain Projections Prepared by the Management of Carmike").

        On April 10, 2015, AMC notified Carmike that it was no longer interested in pursuing the transaction. AMC indicated that over time its management and board grew increasingly less comfortable with the terms of the transaction.

        Following the withdrawal of AMC's interest, the Carmike Board and senior management continued to focus on Carmike's business, operations and financial performance, including Carmike's theatre acquisition strategy, its capital allocation strategy and its strategy to make investments in existing theatres.

        On July 21, 2015, AMC announced that Mr. Lopez was stepping down as President and Chief Executive Officer of AMC effective August 6, 2015. Following this announcement, AMC undertook a search for a new Chief Executive Officer.

        In October 2015, Carmike announced its acquisition of Sundance Cinemas, LLC, which included the acquisition of five theatres and 37 screens in Los Angeles, San Francisco, Houston, Seattle and Madison.

        At an industry conference in December 2015, members of Carmike's senior management received inquiries from three financial sponsors. One such inquiry concerned Carmike's interest in a "private investment in public equity" (PIPE) transaction or investment in Carmike, with the other two inquiries concerning Carmike's interest in a "going private" leveraged transaction. Carmike's senior management reported these inquiries to the Carmike Board.

        In early December 2015, Mr. Gary Suter, AMC's Senior Vice President—Purchasing & Strategic Initiatives, contacted Mr. Dan Ellis, Carmike's Senior Vice President, General Counsel and Secretary, to request a meeting with Mr. Ellis to discuss the process that AMC and Carmike had undertaken earlier in the year. On December 10, 2015, Carmike's senior management informed the Carmike Board that AMC had contacted Carmike. After discussion, the Carmike Board authorized Mr. Ellis to meet with AMC, which meeting was scheduled for January 6, 2016.

        During the fourth quarter of 2015, the Carmike Board continued to review Carmike's capital allocation strategy and evaluated a potential share repurchase program in view of the then trading price of Carmike's common stock. On December 10, 2015, Carmike announced that the Carmike Board authorized a $50 million share repurchase program. In approving this share repurchase program, the Carmike Board, among other considerations, reviewed and discussed with Carmike's senior management Carmike's December 2015 Projections (as defined below under "—Certain Projections Prepared by the Management of Carmike").

        On December 14, 2015, AMC announced that its Board of Directors appointed Mr. Adam M. Aron as the Chief Executive Officer and President of AMC, effective as of January 4, 2016.

        On January 6, 2016, Mr. Ellis met with Mr. Suter. At the meeting, Mr. Suter asked whether Carmike would be receptive to discussing a potential transaction in which AMC would acquire Carmike. On January 7, 2016, Mr. Aron called Mr. Passman to further inquire regarding Carmike's interest in a potential transaction. No specific transaction terms were discussed by Carmike's senior management or AMC's senior management during the meeting on January 6, 2016 or discussion on January 7, 2016. Carmike's senior management reported on these developments to the Carmike Board's Executive Committee and Compensation and Nominating Committee on January 14, 2016. The Carmike Board's Executive Committee authorized Carmike's senior management to further discuss a potential transaction with AMC's senior management.

        On January 20, 2016, Mr. Aron and other members of AMC's senior management met with Mr. Passman and other members of Carmike's senior management. At the meeting, AMC's senior management discussed with Carmike's senior management AMC's potential timeline and diligence process to complete a transaction and other issues regarding a potential transaction. Also at the meeting, AMC's senior management suggested a transaction in which AMC would acquire Carmike for a purchase price of $26.00 per share, which consideration would be payable in cash and shares of AMC Class A common stock. Carmike's senior management noted that the parties had previously discussed in the first quarter of 2015 a price of $37.00 per share. Following discussion, AMC's senior management stated that they would give consideration to increasing AMC's proposed purchase price to a number in the range of $26.00 to $30.00 per share. Carmike's senior management did not agree to any transaction terms at the meeting and informed AMC's senior management that they would discuss with Carmike's Board any specific proposal from AMC to acquire Carmike. AMC's senior management informed Carmike's senior management that AMC expected to send Carmike a preliminary proposal regarding a transaction once AMC had received additional diligence information (including diligence material regarding the results of operations of Carmike's fourth quarter of fiscal 2015).

        On January 25, 2016, the Carmike Board's Executive Committee met to discuss the meeting with AMC's senior management that took place on January 20, 2016. At the meeting, the Carmike Board's Executive Committee authorized Carmike's senior management to enter into an extension to Carmike's confidentiality agreement with AMC and to provide AMC with additional diligence material. Also at the meeting, the Carmike Board's Executive Committee agreed to schedule a board meeting to further discuss a potential transaction with AMC.

        On January 26, 2016, Carmike entered into an extension to its confidentiality agreement with AMC, and Carmike thereafter provided AMC with additional diligence material.

        On January 28, 2016, the Carmike Board held a special meeting which members of Carmike's senior management and representatives of J.P. Morgan and King & Spalding also attended. At the meeting, the Carmike Board reviewed the discussions Carmike's senior management had with AMC's senior management regarding a potential transaction. At the meeting, Carmike's senior management noted that it was expecting a proposal from AMC during the week of February 1, 2016. The Carmike Board also considered the advantages and disadvantages of approaching other potential bidders to determine if there were any other parties that would likely be interested in, and financially capable of, consummating a potential transaction with Carmike. Following discussion, the Carmike Board determined to further consider a potential transaction with AMC once Carmike had received the expected proposal from AMC.

        On February 1, 2016, Mr. Aron contacted Mr. Passman and proposed a potential transaction in which AMC would acquire Carmike for a purchase price in the range of $28.00 to $29.00 per share. Mr. Passman informed Mr. Aron that he did not believe the Carmike Board would be supportive of a transaction in that price range. During the week of February 1, 2016, Carmike's senior management continued to discuss a potential transaction with AMC's senior management, including discussions regarding price, form of consideration, the efforts AMC and Carmike would take to obtain the necessary regulatory approvals for a transaction, the size of the AMC termination fee payable if regulatory approval were not obtained, and the size of the Carmike termination fee payable if Carmike were to accept a superior proposal.

        On February 5, 2016, after further discussion, Mr. Aron contacted Mr. Passman and proposed a transaction in which AMC would acquire Carmike for a price of $30.00 per share in an all cash transaction. Mr. Aron noted that AMC's proposed purchase price of $30.00 per share may be slightly reduced by AMC following further discussions with the AMC Board. Mr. Aron also discussed with Mr. Passman AMC's potential timeline and diligence process to complete a transaction and other issues regarding a potential transaction, including the efforts that AMC and Carmike would take to obtain the necessary regulatory approvals for a transaction and the size of the AMC termination fee payable if regulatory approval were not obtained. Mr. Passman noted that he would discuss AMC's proposal with the Carmike Board.

        On February 8, 2016, the Carmike Board held a special meeting. Members of Carmike's senior management and representatives of J.P. Morgan and King & Spalding were present at the meeting. At the meeting, the Carmike Board discussed AMC's proposal with Carmike's senior management and representatives of J.P. Morgan and King & Spalding. The Carmike Board also considered the advantages and disadvantages of approaching other potential bidders to determine if there were any other parties that would likely be interested in, and financially capable of, consummating a potential transaction with Carmike. Following discussion, the Carmike Board authorized Carmike's senior management to continue discussions with AMC's senior management regarding a potential transaction, including to engage in negotiations regarding the terms of a merger agreement, and also instructed representatives of J.P. Morgan to prepare a list of other potential buyers that would likely be interested in a transaction with Carmike. On February 10, 2016, King & Spalding provided a draft merger agreement to AMC's counsel, Husch Blackwell LLP, referred to as "Husch Blackwell," and AMC, Carmike, King & Spalding and Husch Blackwell thereafter negotiated the terms of the draft merger agreement. During these negotiations, the parties settled upon a termination fee of $30 million, which would be payable by Carmike to AMC in certain circumstances where the merger agreement was terminated. AMC also indicated it was prepared to agree to requirements satisfactory to Carmike related to AMC's efforts to obtain the necessary regulatory approvals for a transaction and the parties settled upon a $50 million termination fee payable by AMC in certain circumstances if regulatory approval was not obtained.

        On February 15, 2016, the Carmike Board held a special meeting. Members of Carmike's senior management and representatives of J.P. Morgan and King & Spalding were present at the meeting. At the meeting, representatives of King & Spalding updated the Carmike Board on its fiduciary duties applicable to its consideration of Carmike's strategic alternatives, including a potential sale of Carmike.

        During the meeting, the Carmike Board reviewed and discussed the terms of AMC's proposal and AMC's plans to finance the transaction. King & Spalding also discussed with the Carmike Board its analysis of antitrust matters related to the proposed transaction, including the regulatory approval process and timing considerations. King & Spalding also discussed the commitments AMC was prepared to make to obtain regulatory approval and the AMC termination fee payable if regulatory approval was not obtained.

        The Carmike Board also reviewed and discussed with Carmike's senior management Carmike's performance during the fourth quarter of 2015, as well as Carmike's updated financial projections, referred to as the "February 2016 Projections" (see below under "—Certain Projections Prepared by the Management of Carmike"). In reviewing the February 2016 Projections, Carmike's senior management noted a key difference between Carmike's prior 2015 projections and the February 2016 Projections was that the February 2016 Projections were affected by the fact that the level of theatre acquisition activity by Carmike in 2015 was lower than had been projected. The Carmike Board also reviewed Carmike's growth strategy, including its new theatre development plans and the potential growth opportunities available to Carmike through its theatre acquisition strategy, as well as initiatives such as expansion of in-theatre dining, remodeling of theatres, luxury reseating and expanded concession offerings. As part of this review, the Carmike Board considered the opportunities, challenges and risks associated with executing Carmike's growth strategy, including Carmike's resources and positioning relative to larger competitors, as well as the uncertainties inherent in its new development and theatre acquisition strategy and uncertainties presented by other industry trends.

        In addition, representatives of J.P. Morgan reviewed with the Carmike Board the financial terms of the offer from AMC. Also at the Carmike Board meeting, representatives of J.P. Morgan reviewed and discussed with the Carmike Board and Carmike's senior management a list of potential strategic buyers. The Carmike Board discussed with Carmike's senior management and representatives of J.P. Morgan whether any other potential strategic or financial buyers would likely be interested in, and financially capable of, consummating a business combination with Carmike. Also as part of this discussion, the Carmike Board discussed with Carmike's senior management and representatives of J.P. Morgan the inquiries Carmike's senior management received at the industry conference in December 2015. Representatives of J.P. Morgan also noted that, with the exception of AMC and the other two largest strategic companies in the industry, U.S. strategic buyers were unlikely to be financially capable of consummating an acquisition of Carmike. Representatives of J.P. Morgan also noted that potential non-U.S. strategic buyers (including Party C, Party D and Party E) were unlikely to be interested in an acquisition of Carmike given their respective other strategic priorities and the challenges presented by current exchange rates.

        In connection with this discussion, the Carmike Board noted the contacts previously made with potential buyers and the lack of interest expressed by potential buyers at that time. Following discussion, the Carmike Board instructed representatives of J.P. Morgan to contact Party A and Party B, to determine if they were interested in potentially acquiring Carmike. Also at the meeting, the Carmike Board reviewed and discussed with representatives of J.P. Morgan the absence of business relationships of J.P. Morgan with AMC and its controlling stockholder, as well as Party A. The Carmike Board also reviewed and discussed with representatives of J.P. Morgan the business relationships of J.P. Morgan with Party B, which the Carmike Board determined were not material.

        The Carmike Board also determined that in light of the leverage that would likely be required in connection with a sale of Carmike to a potential financial buyer, the lack of synergies available to a potential financial buyer, the likely required investment returns that would be sought by a potential financial buyer, the current volatility of the financing markets, and the increased likelihood of "leaks" arising in a transaction and the potential disruption of Carmike's management attention with respect to Carmike's ongoing business operations if the number of potential bidders were expanded to include buyers that were unlikely to be competitive, a sale of Carmike to a potential financial buyer was not expected to maximize stockholder value as compared to a potential transaction with AMC or another potential strategic buyer. As part of this determination, the Carmike Board considered the inquiries Carmike's senior management received at the industry conference in December 2015 and determined that such inquiries were not likely to result in a transaction that would maximize stockholder value as compared to a potential transaction with AMC or another potential strategic buyer.

        Following the February 15, 2016 Carmike Board meeting, representatives of J.P. Morgan contacted Party A and Party B. Party B informed J.P. Morgan that it was not interested in pursuing a potential transaction with Carmike. Carmike executed an extension to its confidentiality agreement with Party A on February 21, 2016, which confidentiality agreement did not contain any "standstill" restriction that would prevent Party A from making a proposal to acquire Carmike. Following the execution of the extension to the confidentiality agreement, Carmike provided Party A with access to a data room containing financial and other information regarding Carmike, including Carmike's financial results for the fourth quarter of 2015 and its financial results for the 2015 fiscal year, as well as the March 2016 Projections. On March 1, 2016, Party A informed J.P. Morgan that it was not interested in pursuing a potential transaction with Carmike at this time.

        On February 18, 2016, AMC's senior management contacted Carmike's senior management and noted that, based upon prior input from the AMC Board, AMC was reducing the proposed purchase price at which AMC would acquire Carmike from $30.00 per share to $29.85 per share.

        During the last two weeks of February 2016 and in early March 2016, the parties continued to negotiate the terms of the original merger agreement, and the parties also discussed and negotiated the financing documents AMC would be entering into to provide financing for the transaction.

        On March 3, 2016, the Carmike Board held a special meeting at which members of Carmike's senior management, as well as representatives of King & Spalding and J.P. Morgan, were also present. Prior to the meeting, the Carmike Board had received copies of the original merger agreement, and related documents and a summary of the terms of the transaction, as well as presentation materials prepared by representatives of J.P. Morgan. King & Spalding updated the Carmike Board on its fiduciary duties applicable to its adoption of the original merger agreement, the merger and the other transactions contemplated by the original merger agreement. The Carmike Board, Carmike's senior management and representatives of King & Spalding reviewed the key terms of the proposed merger with AMC and the financing documents AMC would be entering into to provide financing for the transaction. King & Spalding also discussed with the Carmike Board its analysis of antitrust matters related to the proposed transaction, including the regulatory approval process and timing considerations. King & Spalding also discussed the commitments AMC was prepared to make to obtain regulatory approval and the AMC termination fee payable if regulatory approval was not obtained.

        In addition, the Carmike Board reviewed with Carmike's senior management and representatives of J.P. Morgan Carmike's March 2016 Projections (as defined below under "—Certain Projections Prepared by the Management of Carmike") and Carmike's financial results for the fourth quarter of 2015 and its financial results for the 2015 fiscal year. Also, representatives of J.P. Morgan reviewed the financial terms of the offer from AMC and reported on the results of the discussions with Party A and Party B. J.P. Morgan also confirmed that there had been no changes to J.P. Morgan's absence of business relationships with AMC and its controlling stockholder since the February 15, 2016 Carmike Board meeting. In reviewing the proposed transaction, the Carmike Board considered that the transaction value to last twelve months (LTM) EBITDA multiple implied by the transaction represented a multiple of 8.8x LTM EBITDA, based on 2015 EBITDA adjusted to include stock-based compensation expense and expenses related to M&A.

        The Carmike Board also again considered Carmike's growth strategy, including its new theatre development plans and the potential growth opportunities available to Carmike through its theatre acquisition strategy, as well as initiatives such as expansion of in-theatre dining, remodeling of theatres, luxury reseating and expanded concession offerings. As part of this review, the Carmike Board considered the costs and risks associated with such strategy and initiatives, Carmike's resources and positioning relative to larger competitors, as well as the uncertainties inherent in its new development and theatre acquisition strategy, and the Carmike Board considered the challenges and uncertainties presented by other industry trends. The Carmike Board also reviewed the terms of the severance and retention benefits payable to Carmike employees (including senior management) in connection with the transaction.

        Carmike's senior management other than Mr. Passman then left the meeting and the Carmike Board met in executive session with Mr. Passman and representatives of King & Spalding. Following further discussion, the Carmike Board instructed Carmike's senior management to contact AMC's senior management to propose increasing AMC's proposed purchase price from $29.85 per share to $30.00 per share. Mr. Passman then left the meeting, and the Carmike Board continued its executive session with representatives of King & Spalding. After discussions with AMC, Mr. Passman reported to the Carmike Board that AMC had agreed to increase the purchase price to $30.00 per share.

        Carmike's senior management and representatives of J.P. Morgan rejoined the meeting. J.P. Morgan then reviewed with the Carmike Board its financial analysis of the consideration provided for in the original merger agreement and delivered to the Carmike Board its oral opinion, which was confirmed by delivery of a written opinion dated March 3, 2016, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the consideration to be paid to the holders of Carmike common stock in the proposed merger was fair, from a financial point of view, to such holders.

        Following thorough review, the Carmike Board unanimously (1) determined that the original merger agreement and transactions contemplated thereby, including the merger, were in the best interests of Carmike's stockholders, (2) approved, adopted and declared advisable, the original merger agreement and the merger, (3) resolved to recommend, subject to the provisions of the original merger agreement, that Carmike's stockholders approve and adopt the original merger agreement and the transactions contemplated thereby, including the merger, and (4) directed that the original merger agreement and the transactions contemplated by the original merger agreement, including the merger, be submitted to Carmike's stockholders for approval and adoption.

        On March 3, 2016, the parties issued a press release announcing the transaction.

        Following the public announcement of the original merger agreement, two Carmike stockholders publicly expressed dissatisfaction with the $30.00 per share purchase price contemplated by the original merger agreement.

        On May 25, 2016, Carmike mailed to its stockholders a notice of stockholder meeting and accompanying proxy statement, referred to as "the original proxy statement," informing Carmike stockholders that a special meeting to vote on the original merger agreement, which, together with adjournments thereof, are referred to as "the original special meeting," had been set for June 30, 2016 and that the record date for determining stockholders entitled to vote at the original special meeting had been set as May 18, 2016. The original proxy statement informed stockholders that three proposals would be voted upon at the original special meeting, including a proposal to adopt the original merger agreement and a proposal to approve the adjournment of the original special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there were not sufficient votes at the time of the original special meeting to adopt the original merger agreement, which proposals are referred to as the "original merger proposal" and the "original adjournment proposal," respectively.

        On June 16, 2016, the Carmike Board held a special meeting at which members of Carmike's senior management, as well as representatives of King & Spalding, were also present. At the meeting, Carmike's senior management discussed with the Carmike Board the proxies submitted to date by Carmike's stockholders in connection with the original merger proposal. In addition, Carmike's senior management reviewed and discussed with the Carmike Board the performance of Carmike's business during the second quarter of 2016.

        On June 18, 2016, Mr. Aron contacted Mr. Passman to discuss the proxies submitted to date in connection with the original merger proposal. During their conversation, Mr. Aron and Mr. Passman discussed whether AMC might consider proposing an increase in the purchase price in advance of the original special meeting. During these discussions, Mr. Aron did not propose any specific increase in the purchase price. Following this discussion, Messrs. Aron and Passman agreed to further discuss on June 19, 2016 potential next steps with respect to the original merger agreement and the original special meeting.

        On June 19, 2016, Mr. Aron informed Mr. Passman that AMC was not inclined to propose an increase in the purchase price prior to the original special meeting and would continue to consider its potential next steps with respect to the original merger agreement and the original special meeting.

        On June 23, 2016, the Carmike Board held a special meeting at which members of Carmike's senior management, as well as representatives of King & Spalding, were also present. At the meeting, Carmike's senior management again reviewed with the Carmike Board the proxies submitted to date by Carmike's stockholders in connection with the original merger proposal. In addition, Mr. Passman reviewed with the Carmike Board the discussions he had with Mr. Aron since the prior meeting of the Carmike Board.

        Between June 23, 2016 and June 29, 2016, Messrs. Aron and Passman discussed on several occasions the merger and the original special meeting. During these discussions, Mr. Aron stated that AMC may be willing to consider increasing the purchase price to $32.50 per share, with a portion of such purchase price payable in shares of AMC's Class A common stock. Mr. Aron noted that such proposal was subject to further discussions with and approval by the AMC Board and AMC's controlling stockholder. Mr. Passman informed Mr. Aron that he would discuss this potential purchase price increase with the Carmike Board.

        On June 29, 2016, Mr. Aron informed Mr. Passman that AMC, after further consideration, was not ready to propose a purchase price increase in advance of the original special meeting. Mr. Aron requested, pursuant to AMC's right to request an adjournment of the original special meeting under the original merger agreement, that Carmike adjourn the original special meeting to July 15, 2016.

        The Carmike Board held a special meeting on June 29, 2016. Members of Carmike's senior management, as well as representatives of King & Spalding, were also present at the meeting. At the meeting, Carmike's senior management reviewed with the Carmike Board the proxies submitted to date by Carmike's stockholders in connection with the original merger proposal and noted that there were insufficient proxies submitted to approve the original merger proposal. Mr. Passman also reviewed with the Carmike Board the discussions he had with Mr. Aron since the prior meeting of the Carmike Board. Mr. Passman also noted that AMC had requested pursuant to its rights under the original merger agreement that Carmike adjourn the original special meeting to July 15, 2016. Representatives of King & Spalding discussed with the Carmike Board its fiduciary duties and Carmike's contractual obligations under the original merger agreement. In addition, the Carmike Board considered the consequences to Carmike if the transaction were not consummated. Following discussion, the Carmike Board unanimously took action to authorize Carmike's senior management to adjourn the original special meeting to July 15, 2016 by authorizing an amendment to Carmike's bylaws facilitating such adjournment.

        On June 30, 2016, Carmike adjourned the original special meeting to July 15, 2016 in response to AMC's request for such adjournment.

        During the first week of July 2016, Messrs. Aron and Passman engaged in several discussions regarding the transaction. Mr. Aron did not propose an increased purchase price to Mr. Passman as part of these discussions.

        On July 7, 2016, Mr. Aron informed Mr. Passman that AMC expected to propose an increase in the purchase price on July 12, 2016 following additional discussions with the AMC Board and AMC's controlling stockholder.

        The Carmike Board held a special meeting on July 8, 2016. Members of Carmike's senior management, as well as representatives of King & Spalding, were also present at the meeting. At the meeting, the Carmike Board reviewed the discussions Mr. Passman had with Mr. Aron since the prior meeting of the Carmike Board.

        On July 12, 2016, Mr. Aron contacted Mr. Passman and proposed an increase in the purchase price from $30.00 per share to $33.06 per share, with 20% of the consideration payable in shares of AMC's Class A common stock. Mr. Aron also stated that the exchange ratio contemplated by such offer would be further discussed between the parties and their respective advisors. Mr. Aron stated that this increased purchase price was AMC's best and final offer.

        The Carmike Board held a special meeting on July 12, 2016. Members of Carmike's senior management, as well as representatives of King & Spalding and J.P. Morgan, were also present at the meeting. At the meeting, the Carmike Board discussed AMC's proposal with Carmike's senior management and representatives of J.P. Morgan and King & Spalding. The Carmike Board discussed the fact that AMC's revised offer contemplated the receipt by Carmike stockholders of equity interests in AMC, as well as the fact that the receipt of such an equity interest would permit Carmike stockholders to participate in the future upside potential of a combined AMC/Carmike company. The Carmike Board also noted the fact that certain Carmike stockholders had publicly expressed a preference to receive an equity interest in AMC in connection with a potential transaction. In addition, the Carmike Board discussed with representatives of J.P. Morgan the potential risks and benefits associated with a transaction in which the amount of AMC equity issuable in the transaction was based on a "fixed exchange ratio" (in which Carmike stockholders would receive a fixed number of shares of AMC Class A common stock) or a "floating exchange ratio" (in which Carmike stockholders would receive a specific dollar amount of shares of AMC Class A common stock, with the number of shares of AMC Class A common stock issuable varying based on the trading price of AMC's Class A common stock). Following discussion, the Carmike Board instructed Mr. Passman to contact Mr. Aron to request that Mr. Aron increase AMC's proposed $33.06 per share purchase price, which Mr. Passman did following the Carmike Board meeting.

        On July 12, 2016, AMC announced that it had entered into a definitive agreement, pursuant to which AMC will acquire Odeon/UCI.

        On July 13, 2016, King & Spalding provided Husch Blackwell with a draft of an amended and restated merger agreement that contemplated a potential change in the amount and form of merger consideration. King & Spalding and Husch Blackwell thereafter negotiated the terms of the draft amended and restated merger agreement.

        On July 14, 2016, Mr. Aron informed Mr. Passman that AMC would not increase its proposed purchase price above $33.06 per share, but that it may be willing to increase the percentage of merger consideration that would be payable in shares of AMC's Class A common stock. Mr. Aron also stated that AMC was only willing to consummate a transaction in which the amount of AMC equity issuable in the transaction was based on a fixed exchange ratio, and not a floating exchange ratio. Mr. Passman told Mr. Aron that he would discuss this proposal with the Carmike Board. Mr. Aron also stated that AMC expected to have revised financing commitments finalized the following week.

        The Carmike Board held a special meeting on July 14, 2016 to consider the discussions Mr. Passman had with Mr. Aron since the prior meeting of the Carmike Board. Representatives of King & Spalding, J.P. Morgan and Innisfree M&A Incorporated, Carmike's proxy solicitor, referred to as "Innisfree," were also present at the meeting. At the meeting, the Carmike Board again discussed AMC's proposed offer and the potential issuance of shares of AMC's Class A common stock in a transaction. Innisfree discussed with the Carmike Board Innisfree's perspectives on the proxy solicitation process to date. Following discussion, the Carmike Board again instructed Mr. Passman to contact Mr. Aron to request that Mr. Aron increase his proposed $33.06 per share price and to further discuss with Mr. Aron a transaction with a fixed exchange ratio, which Mr. Passman did following the Carmike Board meeting. In addition, in light of the ongoing discussions with AMC, the Carmike Board authorized Carmike's senior management to adjourn the original special meeting to July 25, 2016.

        On July 15, 2016, Carmike adjourned the original special meeting to July 25, 2016.

        On July 19, 2016, Mr. Aron informed Mr. Passman that AMC would not increase its offer above $33.06 per share. Mr. Aron also stated that, following discussions with the AMC Board as well as

AMC's controlling stockholder, AMC would be willing to increase the percentage of shares of AMC Class A common stock issuable in a potential transaction from 20% to 25%. Mr. Aron stated that such shares of AMC Class A common stock would be issuable pursuant to a fixed exchange ratio, with the exchange ratio determined based upon a "volume weighted average price" of AMC's Class A common stock for the five day period ending on July 19, 2016.

        On July 20, 2016, the Carmike Board held a special meeting. Members of Carmike's senior management, as well as representatives of King & Spalding and J.P. Morgan, were also present at the meeting. At the meeting, the Carmike Board discussed AMC's revised proposal with Carmike's senior management and representatives of J.P. Morgan and King & Spalding. In addition, Carmike's senior management reviewed and discussed with the Carmike Board the performance of Carmike's business during the second quarter of 2016. Following discussion, the Carmike Board again instructed Mr. Passman to contact Mr. Aron to request that Mr. Aron increase AMC's proposed purchase price above $33.06 per share, which Mr. Passman did following the Carmike Board meeting.

        On July 21, 2016, Mr. Aron reiterated to Mr. Passman that AMC would not increase its offer above $33.06 per share. Mr. Aron also stated that AMC would be willing to increase the percentage of shares of AMC Class A common stock issuable in a potential transaction from 25% to 30%, with such shares issuable pursuant to a fixed exchange ratio based upon the same five day "volume weighted average price" of AMC's Class A common stock ending on July 19, 2016. Mr. Aron stated that this revised offer was AMC's best and final offer. The Carmike Board held a special meeting on July 22, 2016 to review AMC's revised proposal. Following discussion, the Carmike Board determined to further consider AMC's revised proposal on July 24, 2016.

        On July 24, 2016, the Carmike Board held a special meeting at which members of Carmike's senior management, as well as representatives of King & Spalding and J.P. Morgan, were also present. Prior to the meeting, the Carmike Board had received copies of the amended and restated merger agreement, and related documents and a summary of the terms of the transaction, as well as presentation materials prepared by representatives of J.P. Morgan. King & Spalding updated the Carmike Board on its fiduciary duties applicable to its adoption of the amended and restated merger agreement, the merger and the other transactions contemplated by the amended and restated merger agreement. The Carmike Board, Carmike's senior management and representatives of King & Spalding reviewed the key terms of the proposed merger with AMC and the financing documents AMC would be entering into to provide financing for the transaction. King & Spalding also updated the Carmike Board on antitrust matters related to the proposed transaction.

        In addition, the Carmike Board reviewed with Carmike's senior management and representatives of J.P. Morgan Carmike's "July 2016 Projections" (as defined below under "—Certain Projections Prepared by the Management of Carmike"). As part of this discussion, the Carmike Board discussed with Carmike's senior management the changes in the July 2016 Projections as compared to the March 2016 Projections. Representatives of J.P. Morgan reviewed the financial terms of the revised offer from AMC. In reviewing the proposed transaction, the Carmike Board considered that the transaction value to last twelve months (LTM) EBITDA multiple implied by the transaction represented a multiple of 9.4x LTM EBITDA, based on Carmike's LTM EBITDA through June 30, 2016 adjusted to include stock-based compensation expense and expenses related to merger and acquisition opportunities. In connection with this review, the Carmike Board noted that Carmike's publicly reported LTM Adjusted EBITDA through June 30, 2016 was approximately $131.6 million (compared to $126.4 million used for purposes of calculating the 9.4x LTM EBITDA multiple) and was not reduced by stock-based compensation expense of $4.9 million or expenses related to merger and acquisition opportunities of $0.3 million (which amount excludes fees and expenses incurred in connection with the AMC transaction). However, the Carmike Board believed that, for purposes of evaluating the proposed transaction, LTM EBITDA should be reduced by stock-based compensation expense and expenses related to merger and acquisition opportunities, as such expenses are reflective of recurring expenses expected to be incurred in connection with Carmike's ongoing operations and strategic initiatives. The Carmike Board discussed with representatives of J.P. Morgan the transaction multiple AMC agreed to pay in connection with the Odeon/UCI transaction. The Carmike Board also discussed with representatives of J.P. Morgan the value of Carmike's equity interest in SV Holdco, LLC (which is a holding company that owns and operates the Screenvision business through a subsidiary entity). In addition, the Carmike Board reviewed information regarding AMC and its historical and projected financial performance, as well as information regarding the trading performance and liquidity of AMC's Class A common stock. The Carmike Board also discussed with its advisors the implications to Carmike and its business if the transaction otherwise was not consummated.

        Also at the meeting, the Carmike Board reviewed the terms of the severance and retention benefits payable to Carmike employees (including senior management) in connection with the transaction. J.P. Morgan also confirmed that there had been no changes to J.P. Morgan's absence of business relationships with AMC and its controlling stockholder since the February 15, 2016 Board meeting.

        J.P. Morgan reviewed with the Carmike Board its financial analysis of the consideration provided for in the amended and restated merger agreement and delivered to the Carmike Board its oral opinion, which was confirmed by delivery of a written opinion dated July 24, 2016, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the aggregate merger consideration to be paid to the holders of Carmike common stock in the proposed merger was fair, from a financial point of view, to such holders, as more fully described below under "—Opinion of Carmike's Financial Advisor."

        Following thorough review, including discussion of the factors summarized below under "—Carmike's Reasons for the Merger," the Carmike Board unanimously (1) determined that the amended and restated merger agreement and transactions contemplated thereby, including the merger, are in the best interests of Carmike's stockholders, (2) approved, adopted and declared advisable, the amended and restated merger agreement and the merger, (3) resolved to recommend, subject to the provisions of the original merger agreement, that Carmike's stockholders approve and adopt the amended and restated merger agreement and the transactions contemplated thereby, including the merger, and (4) directed that the amended and restated merger agreement and the transactions contemplated thereby, including the merger, be submitted to Carmike's stockholders for approval and adoption.

        On July 25, 2016, each of Carmike and AMC issued a press release announcing the revised transaction.

AMC's Reasons for the Merger

        At its meeting held on July 24, 2016, after due consideration and consultation with AMC's management and legal and financial advisors, the AMC Board approved entry into the amended and restated merger agreement, providing for, among other things, an increase in the merger consideration from $30.00 per share of Carmike common stock, in cash without interest, to either (i) $33.06 in cash, without interest, or (ii) 1.0819 shares of AMC Class A common stock, less applicable withholdings, at the election of the Carmike stockholders, subject to proration so that 70% of the total number of shares of Carmike common stock issued and outstanding at the effective time of the merger (excluding certain excluded shares) will be converted into cash and 30% of the Carmike shares will be converted into AMC Class A common stock. In doing so, the AMC Board considered the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Carmike and determined that the merger was in the best interests of AMC. In making its determination, the AMC Board focused on a number of factors, including the following:

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  the increase in merger consideration from the original merger agreement, including the use of AMC Class A common stock as partial consideration;

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  the acquisition would increase AMC's footprint by adding theatres with complementary geographic and guest demographic profile that strengthens the combined company's admission growth potential with limited geographic overlap;

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  the opportunity to realize annual cost synergies of approximately $35 million, primarily through reductions in general and administrative costs, such as accounting, finance, and technology;

  •
  the per share merger consideration, the fact that the exchange ratio is fixed, and the resulting percentage ownership interest that current Carmike stockholders would have in AMC following the merger;

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  the terms and conditions of the amended and restated merger agreement, including the conditions to the completion of the merger, the circumstances under which the amended and restated merger agreement could be terminated and the impact of such termination, and the potential payment by Carmike of a termination fee; and

  •
  AMC's recent announcement of its intent to acquire Odeon/UCI, further increasing AMC's movie theatre platform.

        This description of information and factors considered by the AMC Board includes the material factors that were considered, but is not intended to be exhaustive. In view of the wide variety of factors considered by the AMC Board in evaluating the merger, and the complexity of these matters, the AMC Board did not attempt to quantify, rank or otherwise assign relative weight to these factors. In addition, different members of the AMC Board may have given different weight to different factors.

        The foregoing description of factors supporting the AMC Board's approval of the merger is forward looking in nature, and should be read in light of the matters discussed in the "Cautionary Statement Concerning Forward-Looking Information" on page 37.

Carmike's Reasons for the Merger

        In evaluating the amended and restated merger agreement and the transactions contemplated thereby, including the merger, the Carmike Board consulted with Carmike's senior management, King & Spalding and J.P. Morgan. In the course of reaching its determination to approve the amended and restated merger agreement and the transactions contemplated thereby, including the merger, and to recommend that Carmike's stockholders vote to approve the merger proposal, the Carmike Board considered many factors, including the following factors weighing in favor of approving the amended and restated merger agreement, which are not intended to be exhaustive and are not presented in any relative order of importance:

  Premium Contemplated by Merger Consideration

        The fact that the merger consideration represents a premium over the market prices at which Carmike common stock traded prior to the announcement of the execution of the amended and restated merger agreement, including the fact that the merger consideration of $33.06 per share of Carmike common stock represented a premium of approximately:

  •
  32% to the $25.11 closing price per share of Carmike common stock on March 3, 2016, the last date prior to the announcement of the original merger agreement with AMC,

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  10% over the $30.00 per share merger consideration contemplated by the original merger agreement with AMC;

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  79% to the low trading price of Carmike common stock over the twelve (12) months ended March 3, 2016;

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  48% to the volume weighted average price of Carmike common stock over the six (6) months ended March 3, 2016; and

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  51% to the volume weighted average price of Carmike common stock over the three (3) months ended March 3, 2016.

        The Carmike Board also considered the certainty of value and liquidity for Carmike stockholders provided by the fact that the aggregate merger consideration is 70% cash at a fixed price and that Carmike's stockholders may elect the cash consideration, subject to proration in accordance with the terms of the amended and restated merger agreement.

        In addition, the Carmike Board considered the fact that the transaction value to last twelve months (LTM) EBITDA multiple implied by the transaction represented a multiple of 9.4x LTM EBITDA, based on Carmike's LTM EBITDA through June 30, 2016 adjusted to include stock-based compensation expense and expenses related to merger and acquisition opportunities. In connection with this consideration, the Carmike Board noted that Carmike's publicly reported LTM Adjusted EBITDA through June 30, 2016 was approximately $131.6 million (compared to $126.4 million used for purposes of calculating the 9.4x LTM EBITDA multiple) and was not reduced by stock-based compensation expense of $4.9 million or expenses related to merger and acquisition opportunities of $0.3 million (which amount excludes fees and expenses incurred in connection with the AMC transaction). However, the Carmike Board believed that, for purposes of evaluating the proposed transaction, LTM EBITDA should be reduced by stock-based compensation expense and expenses related to merger and acquisition opportunities, as such expenses are reflective of recurring expenses expected to be incurred in connection with Carmike's ongoing operations and strategic initiatives.

  Cash/Stock Election

        The fact that all of Carmike's stockholders have the opportunity to elect the form of consideration they would like to receive in the form of cash, AMC Class A common stock or a mix of cash and AMC Class A common stock (subject to the limitations and proration described in "Terms of the Amended and Restated Merger Agreement—Proration and Allocation" beginning on page 113 and subject to the terms of the amended and restated merger agreement), which allows Carmike's stockholders to choose a form of consideration that would allow them to receive either a certain cash value for their shares and monetize their investment in Carmike, participate in the potential future increase in value of an investment in AMC, or dispose of their AMC shares in the public market.

  Cost Savings and Growth Opportunities

        The fact that Carmike's stockholders who receive AMC Class A common stock as a result of the election process will be stockholders of AMC after the merger, allowing them to benefit from any potential cost-saving synergies and growth opportunities associated with the merger. The Carmike Board also considered the fact that the combination of Carmike and AMC is expected to make AMC the largest motion picture exhibitor in the United States.

        In addition, the Carmike Board considered the fact that Carmike's stockholders may benefit from AMC's acquisition of the European motion picture exhibitor Odeon/UCI. If completed, the combination of AMC, Carmike and Odeon/UCI is expected to make AMC the largest motion picture exhibitor in the world, allowing Carmike's stockholders who become AMC stockholders to benefit from AMC's increased global presence.

  Fixed Exchange Ratio

        The fact that the merger consideration will be paid pursuant to a fixed exchange ratio, which means Carmike's stockholders may benefit from an increase in the trading price of AMC Class A common stock during the pendency of this transaction.

  Growth Strategy and Other Initiatives

        The risks and challenges of achieving Carmike's growth strategy, including its new theatre development plans and the potential growth opportunities available to Carmike through its theatre acquisition strategy, as well as the risks and challenges of achieving Carmike's other initiatives, such as expansion of in-theatre dining, remodeling of theatres, luxury reseating and expanded concession offerings.

  Strategic Alternatives

        The strategic process undertaken by Carmike, in consultation with its advisors, including the fact the Carmike Board and Carmike's management had evaluated and considered strategic alternatives, including: (1) continuing to run the company in the ordinary course, (2) the acquisition and/or building of additional theatres and screens to grow the company's business and (3) selling the company. In addition, the Carmike Board considered the market check activities conducted by Carmike from December 2014 through March 2015 as well as the market check activities conducted in February 2016 discussed above under "—Background of the Merger" and the fact that, since December 2014, Carmike approached five separate parties in addition to AMC to discuss a potential transaction and only executed confidentiality agreements with one party other than AMC, with only AMC submitting a proposal to consummate a transaction.

        The Carmike Board further considered that, after consultation with Carmike's independent legal and financial advisors, it believed the terms of the amended and restated merger agreement provide an adequate opportunity for alternative proposals to be made, associated due diligence to be conducted and definitive documentation to be negotiated with respect thereto, and for the Carmike Board to consider such alternative proposals and agreements, if any.

  Negotiations with AMC

        The course of negotiations with AMC, which were conducted at arm's length and during which the Carmike Board was advised by its legal and financial advisors, including the fact that the negotiations resulted in (1) an increased purchase price in the original merger agreement, (2) a lower fiduciary termination fee, allowing an interested third party to more easily make a superior proposal, (3) robust commitments from AMC to take antitrust actions to complete the transaction, including a requirement to make divestitures up to certain thresholds and a termination fee payable in certain circumstances if regulatory approval is not obtained, (4) the company being able to contact potential acquirers during the negotiation process to gauge their potential interest in a business combination and (5) an additional increase in the purchase price as reflected in the amended and restated merger agreement, which AMC has announced is its best and final offer for Carmike.

  Likelihood of Completion

        The likelihood of obtaining required regulatory approvals and AMC's firm commitments and covenants to take actions to obtain such approval, including robust divestiture commitments and a termination fee payable in certain circumstances if regulatory approval is not obtained. The Carmike Board considered the ability of AMC to obtain financing to consummate the transaction, the terms and nature of the financing commitments received by AMC, and the fact that the merger is not contingent on AMC's obtaining financing. The Carmike Board also considered that there is no AMC stockholder vote required to consummate the merger, the likelihood of receiving the approval of Carmike's stockholders and the other limited conditions to the parties' obligations to complete the merger.

  Opinion of Carmike's Financial Advisor

        The oral opinion of J.P. Morgan delivered to the Carmike Board, which was confirmed by delivery of a written opinion dated July 24, 2016, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the aggregate merger consideration to be paid to the holders of Carmike's common stock in the proposed merger was fair, from a financial point of view, to such holders, as more fully described below under "—Opinion of Carmike's Financial Advisor." The full text of the written opinion of J.P. Morgan, dated July 24, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering the opinion, is attached as Annex B to this proxy statement/prospectus.

  Terms of the Amended and Restated Merger Agreement

        The terms and conditions of the amended and restated merger agreement, including:

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  the customary nature of the representations, warranties and covenants of Carmike and AMC in the amended and restated merger agreement;

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  the flexibility permitted under the interim operating covenants which restrict the conduct of Carmike's business prior to the completion of the merger;

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  AMC's covenants to undertake efforts to obtain regulatory approvals, including the commitment by AMC to divest certain theatre and non-theatre assets, the commitment by AMC to obtain applicable regulatory approvals and the related regulatory termination fee of $50 million payable to the company in certain circumstances if the merger is not completed due to a failure to meet regulatory conditions (see below under "—Regulatory Commitments");

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  Carmike's ability, subject to certain limitations, to respond to unsolicited acquisition or business combination proposals from third parties and to provide such third parties with confidential information;

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  the Carmike Board's right, in accordance with the terms of the amended and restated merger agreement, to terminate the amended and restated merger agreement in order to enter into an agreement with respect to a superior proposal with the payment of a $30 million termination fee;

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  the Carmike Board's right, in accordance with the terms of the amended and restated merger agreement, to change its recommendation to Carmike's stockholders to approve the merger following the occurrence of an intervening event (as defined in "Terms of the Amended and Restated Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation" beginning on page 124 of this proxy statement/prospectus);

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  Carmike's ability to seek specific performance of AMC's obligations under the amended and restated merger agreement, including the obligation to complete the merger, under certain circumstances; and

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  other terms that, in the aggregate, the Carmike Board viewed as providing a significant degree of certainty that the merger will be completed as promptly as possible.

  Regulatory Commitments

        The level of commitment of AMC to obtain regulatory approvals, which was negotiated vigorously and which resulted in enhanced commitments from AMC to divest certain theatre and non-theatre assets and the potential payment to Carmike in certain circumstances of a termination fee of $50 million if the merger is not completed due to a failure to meet the regulatory conditions.

  Stockholder Vote

        The fact that the amended and restated merger agreement will be subject to the adoption by the affirmative vote of the holders of shares representing a majority of Carmike's outstanding common stock entitled to vote at the special meeting, and the absence of any commitments requiring any stockholders to vote in favor of the merger proposal at the special meeting, allowing Carmike's stockholders to approve or disapprove of the merger proposal.

  Availability of Appraisal Rights

        The fact that Carmike stockholders are entitled under Section 262 of the DGCL to exercise appraisal rights with respect to the merger, allowing such stockholders who have properly demanded and exercised appraisal rights under Section 262 of the DGCL to seek a determination of the fair value of their shares by a court of competent jurisdiction.

        The Carmike Board also considered a variety of risks and other potentially negative factors concerning the merger and the amended and restated merger agreement, including the following:

  No Stockholder Participation in Future Earnings Growth in Certain Circumstances

        To the extent that Carmike's stockholders receive cash consideration as a result of the election process, such stockholders would be prevented from participating in any future earnings growth with respect to the combined businesses of Carmike and AMC.

  Effect of Failure to Complete the Transaction

        While the Carmike Board expects that the merger will be completed, there can be no assurance that the required stockholder approval will be obtained or that all of the conditions to the completion of the merger will be satisfied or waived or that the merger will receive required regulatory approvals, and, as a result, it is possible that the merger may not be completed in a timely matter or at all, even if the merger proposal is approved by Carmike's stockholders. The Carmike Board also considered potential negative effects if the merger proposal were not completed, including that:

  •
  the trading price of Carmike's common stock could be adversely affected;

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  Carmike would have incurred significant transaction and opportunity costs attempting to complete the merger, including the loss of potential acquisitions;

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  Carmike could lose business partners and employees after the announcement of the execution of the amended and restated merger agreement;

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  Carmike's business may be subject to significant disruption and decline;

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  Carmike's strategy to grow through theatre acquisition transactions and new theatre developments would not have progressed while Carmike was working to implement the merger;

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  the market's perceptions of Carmike's prospects could be adversely affected; and

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  Carmike's directors, officers, and other employees would have expended considerable time and effort to negotiate, implement and complete the merger, and their time may have been diverted from other important business opportunities and operational matters while working to implement the merger.

  Effect of Public Announcement

        The Carmike Board considered the effect of the public announcement of the execution of the original merger agreement and the public announcement of the amended and restated merger agreement on Carmike's operations, stock price and employees, its ability to retain key employees, its ability to effectively recruit replacement personnel if key personnel were to depart while the merger is pending and the potential adverse effects on Carmike's financial results as a result of any related disruption in its business.

  Regulatory Risk

        The Carmike Board considered the possibility of significant costs and delays resulting from seeking regulatory approvals necessary to complete the transactions contemplated by the amended and restated merger agreement, the possibility that the merger may not be completed if such approvals are not obtained, potential negative impacts on Carmike, its business, and its stock price if such approvals are not obtained and the potential difficulties in completing any required divestitures of assets.

  AMC's Pending Acquisition of Odeon/UCI

        The Carmike Board considered the risks and uncertainty that AMC's pending acquisition of Odeon/UCI presents to the consummation of the merger, including how the pending acquisition may impact the trading price of AMC's Class A common stock.

  Cash/Stock Election

        The Carmike Board considered the fact that Carmike stockholders may not receive the amount of cash consideration or stock consideration they elected to receive due to proration, and therefore such stockholders may receive consideration having an aggregate value that is less than the aggregate value of the consideration they elected to receive. The Carmike Board also considered the fact that Carmike stockholders who fail to make a valid election for any reason will be deemed to have made a non-election and will have no control over the type of merger consideration that they receive with respect to their shares of Carmike common stock.

  Flexibility to Operate the Business

        Notwithstanding the increased flexibility to operate Carmike's business and retain its employees obtained in negotiations with AMC, the Carmike Board considered the remaining restrictions imposed by the amended and restated merger agreement on the conduct of its business prior to the completion of the merger, which require Carmike to operate the business only in the ordinary course of business, and that subject the operations of the business to other restrictions, which could delay or prevent Carmike from undertaking timely business enhancement opportunities, including the acquisition of businesses and theatres and entering into material contracts, that may arise prior to the completion of the merger and that may have an adverse effect on Carmike's ability to respond to changing market and business conditions in a timely manner or at all.

  No Solicit

        The Carmike Board considered the fact that it would not be permitted to solicit alternative transaction proposals regarding a business combination.

  Termination Fee

        The Carmike Board considered the fact that, under certain circumstances, Carmike may be required to pay to AMC a termination fee of $30 million. The Carmike Board considered the potential effect of such termination fee to deter other potential acquirors from making a competing offer for Carmike, and the potential impact of the termination fee on certain transactions involving Carmike in which Carmike or third parties may seek to engage for 18 months following the date on which the amended and restated merger agreement is terminated in certain circumstances.

  Fixed Exchange Ratio

        The fact that the exchange ratio for the stock component of the merger consideration is fixed, which means that Carmike's stockholders could be adversely affected by a decrease in the trading price of AMC Class A common stock during the pendency of this transaction.

  Taxable Merger Consideration

        The fact that the receipt of the merger consideration by Carmike's stockholders will be fully taxable, including any portion of the merger consideration that is payable in shares of AMC Class A common stock.

  Appraisal Rights

        The Carmike Board considered the fact that, if the holders of 20% or more of Carmike's shares have exercised their appraisal rights in accordance with Delaware law, then AMC has the right to not complete the merger, even if Carmike's stockholders otherwise approve the merger.

  Interests of the Carmike Board and Management

        The Carmike Board considered that certain of the directors and executive officers have interests in the transactions contemplated by the amended and restated merger agreement described below under "—Interests of Certain Persons in the Merger" that would be different from, or in addition to, those of Carmike's stockholders.

Recommendation of Carmike Board of Directors

        After considering various reasons to approve the amended and restated merger agreement, as well as certain countervailing factors, the Carmike Board members unanimously determined that the amended and restated merger agreement and transactions contemplated thereby, including the merger, are in the best interests of Carmike's stockholders and approved, adopted and declared advisable, the amended and restated merger agreement and the merger. Certain factors considered by the Carmike Board in reaching its decision to approve the amended and restated merger agreement and the merger can be found above under "—Carmike's Reasons for the Merger."

        The Carmike Board unanimously recommends that you vote "FOR" the merger proposal, thereby approving the transactions contemplated thereby, including the merger.

Opinion of Carmike's Financial Advisor

        Pursuant to an engagement letter dated February 22, 2016, as amended on July 19, 2016, Carmike retained J.P. Morgan as its financial advisor in connection with the proposed merger.

        At the meeting of the Carmike Board on July 24, 2016, J.P. Morgan rendered its oral opinion to the Carmike Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the aggregate merger consideration to be paid to holders of Carmike common stock in the proposed merger was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its July 24, 2016 oral opinion by delivering its written opinion to the Carmike Board, dated July 24, 2016, that, as of such date, the aggregate merger consideration to be paid to Carmike's common stockholders in the proposed merger was fair, from a financial point of view, to such stockholders.

        The full text of the written opinion of J.P. Morgan dated July 24, 2016, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Carmike's stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion was addressed to the Carmike Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the consideration to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Carmike or as to the underlying decision by Carmike to engage in the proposed merger. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Carmike as to how such stockholder should vote with respect to the proposed merger or any other matter.

        In arriving at its opinion, J.P. Morgan, among other things:

  •
  reviewed the amended and restated merger agreement;

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  reviewed certain publicly available business and financial information concerning Carmike and the industries in which it operates;

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  compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

  •
  compared the financial and operating performance of Carmike with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Carmike common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of Carmike relating to its business; and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of the management of Carmike and AMC with respect to certain aspects of the merger, and the past and current business operations of Carmike and AMC, the financial condition and future prospects and operations of Carmike and AMC, the effects of the merger on the financial condition and future prospects of Carmike and AMC and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Carmike and AMC or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with Carmike, did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Carmike or AMC under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Carmike and AMC to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger will be consummated as described in the amended and restated merger agreement. J.P. Morgan also assumed that the representations and warranties made by Carmike and AMC in the amended and restated merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Carmike with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Carmike or AMC or on the contemplated benefits of the merger.

        The projections furnished to J.P. Morgan for Carmike were prepared by Carmike's management. One set of projections, the July 2016 Projections—Without Acquisitions (defined below under "—Certain Projections Prepared by the Management of Carmike"), reflected the expected financial performance of Carmike without giving effect to certain strategic acquisitions planned by Carmike. The other set of projections, July 2016 Projections—With Acquisitions (defined below under "—Certain Projections Prepared by the Management of Carmike"), was prepared by Carmike's management to give effect to such acquisitions. Carmike does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections, see below under "—Certain Projections Prepared by the Management of Carmike."

        J.P. Morgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan's opinion noted that subsequent developments may affect J.P. Morgan's opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Carmike common stock in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of Carmike or the underlying decision by Carmike to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the consideration in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Carmike common stock or AMC Class A common stock will trade at any future time.

        The terms of the amended and restated merger agreement were determined through arm's length negotiations between Carmike and AMC, and the decision to enter into the amended and restated merger agreement was solely that of the Carmike Board. J.P. Morgan's opinion and financial analyses were only one of the many factors considered by the Carmike Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Carmike Board or Carmike's management with respect to the proposed merger or the merger consideration.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Carmike Board on July 24, 2016 and contained in the presentation delivered to the Carmike Board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's analyses.

  Public Trading Multiples

        Using publicly available information, J.P. Morgan compared selected financial data of Carmike with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to the business of Carmike or aspects thereof. The companies selected by J.P. Morgan were as follows:

  •
  AMC Entertainment Holdings, Inc.

  •
  Regal Entertainment Group

  •
  Cinemark Holdings, Inc.

  •
  Cineplex Inc.

        These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of Carmike. However, certain of these companies may have characteristics that are materially different from those of Carmike. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Carmike.

        Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of the company's firm value (calculated as the market value of the company's common stock on a fully diluted basis, plus any debt and minority interest, less unconsolidated investments and cash and cash equivalents) to the consensus equity research analyst estimate for the company's EBITDA (calculated as earnings before interest, tax, depreciation and amortization) for the years ending December 31, 2016, referred to as the "2016E FV/EBITDA," and December 31, 2017, referred to as the "2017E FV/EBITDA."

        This analysis indicated the following FV/EBITDA multiples for 2016E and 2017E:

	2016E FV/EBITDA	2017E FV/EBITDA
Carmike (July 2016 Projections—With Acquisitions)	7.6x	6.8x
Carmike (Consensus Equity Research Analyst Projection)	7.7x	6.9x
AMC Entertainment Holdings, Inc.	8.2x	7.4x
Regal Entertainment Group	9.4x	8.7x
Cinemark Holdings, Inc.	8.9x	7.9x
Cineplex Inc.	13.2x	11.7x

        Based on the results of this analysis, J.P. Morgan selected (1) multiple reference ranges for 2016E FV/ EBITDA of 7.5x - 8.5x and (2) multiple reference ranges for 2017E FV/EBITDA of 6.5x - 8.0x.

        After applying such ranges to the projected EBITDA for Carmike for the years ending December 31, 2016 and December 31, 2017 based on July 2016 Projections—Without Acquisitions, the analysis indicated the following implied per share equity value ranges for Carmike common stock:

Implied Per Share Equity Value Ranges: July 2016 Projections—Without Acquisitions

	Implied Per Share Equity Value
	Low	High
2016E FV/EBITDA	$21.50	$26.30
2017E FV/EBITDA	$23.85	$32.70

        After applying such ranges to the projected EBITDA for Carmike for the years ending December 31, 2016 and December 31, 2017 based on July 2016 Projections—With Acquisitions, the analysis indicated the following implied per share equity value ranges for Carmike common stock:

Implied Per Share Equity Value Ranges: July 2016 Projections—With Acquisitions

	Implied Per Share Equity Value
	Low	High
2016E FV/EBITDA	$21.50	$26.30
2017E FV/EBITDA	$25.25	$34.40

        After applying such ranges to the consensus equity research analyst projection of EBITDA for Carmike for the years ending December 31, 2016 and December 31, 2017, the analysis indicated the following implied per share equity value ranges for Carmike common stock:

Implied Per Share Equity Value Ranges—Consensus Equity Research Analyst Projection

	Implied Per Share Equity Value
	Low	High
2016E FV/EBITDA	$23.90	$29.00
2017E FV/EBITDA	$22.55	$31.10

        The ranges of implied per share equity values for Carmike common stock based on July 2016 Projections—With Acquisitions, July 2016 Projections—Without Acquisitions and the consensus equity research analyst projection were compared to Carmike's closing share price of $25.11 on March 3, 2016, the original proposed consideration of $30.00 per share of Carmike common stock and the current proposed consideration of $33.06 per share of Carmike common stock, calculated as of July 19, 2016. The implied per share equity value of the current proposed consideration of $33.06 as used throughout this summary was calculated based on an exchange ratio of 0.3246 multiplied by the volume weighted average price of AMC Class A common stock over the five trading days ending on July 19, 2016 of $30.56, resulting in implied stock consideration per share valued at $9.92, plus the implied cash consideration per share of $23.14.

  Selected Transaction Analysis

        Using publicly available information, J.P. Morgan reviewed selected transactions involving acquired businesses and assets that, for purposes of J.P. Morgan's analysis, may be considered similar to Carmike's business or assets. Specifically, J.P. Morgan reviewed the following transactions:

Month/Year Announced	Acquiror	Target/Seller
October 2015	Carmike Cinemas, Inc.	Sundance Cinemas, LLC
July 2015	AMC Entertainment Holdings, Inc.	Starplex Cinemas
May 2014	Carmike Cinemas, Inc.	Digital Cinemas Destinations Corp.
November 2013	Carmike Cinemas, Inc.	Muvico Entertainment, L.L.C. (9 locations)
June 2013	Cineplex Entertainment	Empire Theatres Limited (24 locations)
June 2013	Landmark Cinemas of Canada Inc.	Empire Theatres Limited (20 locations)
February 2013	Regal Entertainment Group	Hollywood Theaters
December 2012	Digital Cinema Destinations Corp.	UltraStar Cinemas (7 locations)
November 2012	Regal Entertainment Group	Great Escape Theatres (25 locations)
November 2012	Cinemark Holdings, Inc.	Rave Reviews Cinemas, L.L.C. (32 locations)
October 2012	Carmike Cinemas, Inc.	Rave Reviews Cinemas, L.L.C. (16 locations)
May 2012	Dalian Wanda Group Co., Ltd.	AMC Entertainment Holdings, Inc.
May 2010	AMC Entertainment Holdings, Inc.	Kerasotes ShowPlace Theatres (92 locations)
March 2009	Cinemark Holdings, Inc.	Muvico Entertainment, L.L.C. (4 locations)
January 2008	Regal Entertainment Group	Consolidated Theatres Holdings, GP (28 locations)
September 2006	Regal Entertainment Group	AMC Entertainment Holdings, Inc. (4 locations)
August 2006	Cinemark USA, Inc.	Century Theatres, Inc.

        None of the selected transactions reviewed was identical to the merger. However, the transactions selected were chosen because certain aspects of the transactions, for purposes of J.P. Morgan's analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the merger.

        Using publicly available information, J.P. Morgan calculated, for each selected transaction, the ratio of the transaction value to the target company's EBITDA for the twelve-month period prior to announcement of the applicable transaction, referred to as the "TV/LTM EBITDA."

        Of the selected transactions, the TV/LTM EBITDA multiple had a high of 12.5x, a low of 5.0x, a mean of 6.7x, and a median of 5.9x. Based on the results of this analysis, J.P. Morgan selected TV/LTM EBITDA multiples of 7.0x and 8.5x and applied them to the EBITDA of Carmike for the twelve months ended June 30, 2016. This analysis indicated the following implied per share equity value range for Carmike's common stock:

	Implied Per Share Equity Value
	Low	High
TV/LTM EBITDA for the twelve months ended June 30, 2016	$20.90	$28.35

        The range of implied per share equity values for Carmike's common stock was compared to Carmike's closing share price of $25.11 on March 3, 2016, the original proposed consideration of $30.00 per share of Carmike common stock and the current proposed consideration of $33.06 per share of Carmike common stock.

  Discounted Cash Flow Analysis

        J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for Carmike common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their "present value." The "unlevered free cash flows" refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents EBITDA less taxes, capital expenditures, increases in net working capital and certain other one-time cash expenses, as applicable. "Present value" refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. "Terminal value" refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

        J.P. Morgan calculated the unlevered free cash flows that Carmike is expected to generate during fiscal years 2016 through 2025 based upon financial projections prepared by the management of Carmike using each of July 2016 Projections—Without Acquisitions and July 2016 Projections—With Acquisitions. For each set of projections, J.P. Morgan also calculated a range of terminal values of Carmike at the end of the ten-year period ending 2025 by applying a perpetual growth rate ranging from 1.0% to 2.0% to the unlevered free cash flow of Carmike during the terminal period of the projections. The unlevered free cash flows and the range of terminal values were then discounted to present values as of June 30, 2016 using a range of discount rates from 7.0% to 8.0%. This discount rate range was based upon J.P. Morgan's analysis of the capital structures and costs of equity and debt of Carmike and its publicly traded comparable companies.

        Based on the foregoing, this analysis indicated the following implied per share equity value ranges for Carmike's common stock for each of July 2016 Projections—Without Acquisitions and July 2016 Projections—With Acquisitions:

	Implied Per Share Equity Value
	Low	High
July 2016 Projections—Without Acquisitions	$25.00	$36.60
July 2016 Projections—With Acquisitions	$26.70	$42.45

        The ranges of implied per share equity values for Carmike's common stock based on July 2016 Projections—Without Acquisitions and July 2016 Projections—With Acquisitions were compared to Carmike's closing share price of $25.11 on March 3, 2016, the original proposed consideration of $30.00 per share of Carmike common stock and the current proposed consideration of $33.06 per share of Carmike common stock.

  Miscellaneous

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Carmike. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

        Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Carmike, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of Carmike. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan's analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Carmike and the transactions compared to the merger.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Carmike with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Carmike and the industries in which it operates.

        For services rendered in connection with the merger, Carmike agreed to pay J.P. Morgan a transaction fee which is currently estimated to be approximately $13.0 million, of which $1.0 million and $1.5 million became payable by Carmike at the time J.P. Morgan delivered its opinions in July 2016 and March 2016, respectively, and the balance of which is payable upon the closing of the merger. Carmike has agreed to pay J.P. Morgan an additional fee which is currently estimated to be approximately $10.5 million upon the closing of the merger. In addition, Carmike has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan's engagement. During the two years preceding the date of J.P. Morgan's opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Carmike for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as initial purchaser in connection with the issuance in June 2015 of Carmike's 6.00% Senior Secured Notes due 2023 and joint lead arranger and joint bookrunner in connection with Carmike's credit facility agreement in June 2015. During the two year period preceding delivery of its opinion ending on July 24, 2016, the aggregate fees received by J.P. Morgan from Carmike were approximately $4.8 million (which amount includes the $1.5 million opinion fee described above). In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Carmike or AMC for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Delisting and Deregistration of Carmike Common Stock

        Carmike common stock is registered as a class of equity securities under the Exchange Act and is quoted on NASDAQ under the symbol "CKEC." As a result of the merger, Carmike will become an indirect wholly owned subsidiary of AMC, with no public market for its common stock. After the merger, Carmike common stock will cease to be traded on NASDAQ, and price quotations with respect to sales of shares of its common stock in the public market will no longer be available. In addition, the registration of Carmike common stock under the Exchange Act will be terminated and Carmike will no longer be required to file periodic reports with the SEC after the effective time of the merger.

Financing of the Merger

        The merger is not subject to a financing condition.

        The total amount of funds anticipated to be necessary to complete the merger and the other transactions contemplated by the amended and restated merger agreement will be approximately $919.0 million. These funds include the funds needed to:

  •
  pay Carmike stockholders (including equity award holders) the cash amount due under the amended and restated merger agreement; and

  •
  pay customary fees and expenses in connection with the transactions contemplated by the amended and restated merger agreement.

        In connection with the entry into the amended and restated merger agreement, AMC entered into a second amended and restated debt commitment letter with Citigroup Global Markets Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, HSBC Bank USA, N.A., and HSBC Securities (USA) Inc. (collectively, the "Commitment Parties") on July 24, 2016 (the "Debt Commitment Letter"), pursuant to which the Commitment Parties have committed to arrange and provide AMC with (i) a senior secured incremental term loan in an aggregate amount of up to $225.0 million and (ii) a senior subordinated bridge loan in an aggregate amount of up to $300.0 million, in each case, on the terms and subject to the conditions set forth in the Debt Commitment Letter. It is expected that AMC will seek long-term debt and/or equity financing in lieu of drawings under the senior subordinated bridge loan, subject to market and other conditions.

Interests of Certain Persons in the Merger

        In considering the recommendation of the Carmike Board that you vote to adopt the amended and restated merger agreement, you should be aware that Carmike directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Carmike's stockholders generally. The members of the Carmike Board were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the amended and restated merger agreement and the merger, and in recommending to Carmike's stockholders that they adopt the amended and restated merger agreement at the special meeting.

  Treatment of Outstanding Equity Awards

        At least seven days prior to the effective time of the merger, each outstanding Carmike stock option, whether or not vested or exercisable, will, contingent upon the consummation of the merger, become 100% vested and exercisable. Each share of Carmike common stock received in connection with the exercise of Carmike stock options will be entitled to receive the merger consideration, plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, subject to the terms of the amended and restated merger agreement. To the extent not exercised, each outstanding Carmike stock option will, at the effective time, be cancelled automatically, and Carmike will pay each holder of such cancelled Carmike stock option an amount in cash (less any applicable tax withholdings), determined by multiplying (x) the excess, if any, of $33.06 over the exercise price per share of Carmike common stock subject to such Carmike stock option by (y) the number of shares of Carmike common stock subject to such Carmike stock option. Notwithstanding the foregoing, if the per share exercise price payable with respect to a Carmike stock option exceeds $33.06, then such Carmike stock option will be cancelled without payment of any consideration with respect thereto.

        In addition, immediately prior to the effective time of the merger:

  •
  each share of Carmike restricted stock that is then outstanding, whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and the holders of such shares will be entitled to receive the merger consideration, plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, subject to the terms of the amended and restated merger agreement;

  •
  each award of Carmike restricted stock units that is then outstanding, whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and Carmike will with respect to the holder of any such Carmike restricted stock units (1) issue the number of shares of Carmike common stock underlying such Carmike restricted stock units, which shares will be entitled to receive the merger consideration, plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, in accordance with the amended and restated merger agreement, and (2) pay in cash all dividend equivalents, if any, accrued but unpaid as of the effective time with respect to the number of shares of Carmike common stock underlying such Carmike restricted stock units; and

  •
  each award of Carmike performance shares that is then outstanding, whether or not vested, or whether or not performance criteria have been achieved, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied with respect to (1) the actual number of shares of Carmike common stock earned for each performance period completed prior to the effective time of the merger, as determined by Carmike prior to the effective time of the merger in accordance with the terms of the applicable award agreements and the Carmike stock plans in existence as of the effective date of the original merger agreement, and (2) the number of shares of Carmike common stock equal to the specified number of target shares for any performance period during which the effective time of the merger occurs and for each succeeding performance period covered by such Carmike performance shares, and the holders of such shares will be entitled to receive the merger consideration, plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, in accordance with the amended and restated merger agreement.

        For an estimate of the amounts that would be payable to each of Carmike's named executive officers on settlement of their unvested equity-based awards, see below under "—Merger-Related Compensation." The estimated aggregate amount payable to non-employee directors of Carmike in settlement of their unvested equity-based awards if the merger were completed on September 16, 2016 is $521,284.

        The following table sets forth the consideration that each of Carmike's executive officers and non-employee directors could receive upon consummation of the merger from:

  •
  conversion of shares of Carmike common stock that they already hold into the merger consideration; and

  •
  conversion of their vested "in the money" options to purchase shares of Carmike common stock (i.e., options with a per-share exercise price less than $33.06) into the cash consideration.

        The value of vested stock options is based on the cash consideration of $33.06 per share and assumes all are cashed-out and cancelled in connection with the merger. In the case of the common stock owned and other equity awards, which will be converted into the right to receive the merger consideration, the value of the per share consideration is not fixed; the amounts to be received for the shares of Carmike common stock in the tables below are based on the average closing price of shares of Carmike common stock over the first five business days following the first public announcement of the amended and restated merger agreement on July 25, 2016, or $30.59. Accordingly, the actual value received by Carmike's directors and executive officers may be greater or less than those provided below.

        No new shares of Carmike common stock were granted to any executive officer or non-employee directors in contemplation of the merger. Carmike executive officers and non-employee directors also hold certain unvested equity interests that will become vested and be cashed out at the effective time of the merger. The unvested equity awards held by Carmike non-employee directors and executive officers (other than the named executive officers) are described in footnotes 3 and 4 to the table below, and the unvested equity awards held by Carmike named executive officers are described in the tables under "—Merger-Related Compensation" below. The information below is based on beneficial ownership of Carmike common stock as of September 16, 2016.

Name	Value of Carmike Common Stock Owned ($)(1)	Value of Vested Stock Options ($)(2)	Total Vested Equity ($)
Named Executive Officers
S. David Passman III	5,069,620	8,270,200	13,339,820
Richard B. Hare	1,244,982	2,591,500	3,836,482
Fred W. Van Noy	2,730,586	1,434,885	4,165,471
Daniel E. Ellis	1,429,134	402,450	1,831,584
A. Dale Mayo	2,018,267	0	2,018,267
Other Executive Officers
Rob Collins	0	0	0
John A. Lundin	538,231	770,480	1,308,711
Jeffrey A. Cole	475,552	333,640	809,192
Gregory S. Wiggins	134,932	0	134,932
Non-Employee Directors
Roland C. Smith	1,341,800	0	1,341,800
Mark R. Bell	501,309	0	501,309
Jeffrey W. Berkman	579,956	132,300	712.256
Sean T. Erwin	346,034	0	346,034
James A. Fleming	797,145	0	797,145
Patricia A. Wilson	881,267	0	881,267

(1)
Includes shares that the executive officers and non-employee directors have purchased and shares that the executive officers and non- employee directors have received on exercise of stock options and vesting of restricted stock and performance shares.

(2)
See "—Treatment of Outstanding Equity Awards" above for a discussion on the treatment of vested stock options upon consummation of the merger.

(3)
In addition to the vested equity awards described in this table, Carmike executive officers (other than Carmike's named executive officers) hold unvested restricted stock and performance shares as follows, which will be converted into the right to receive the merger consideration for the following value:

Name	Value of Unvested Restricted Stock Owned ($)	Value of Unvested Performance Shares Owned ($)	Total Unvested Equity ($)
Other Executive Officers
Rob Collins	85,652	85,652	171,304
John A. Lundin	135,085	194,858	329,943
Jeffrey A. Cole	121,687	161,087	282,774
Gregory S. Wiggins	84,275	102,415	186,690
(4)
In addition to the vested equity awards described in this table, Carmike non-employee directors hold unvested restricted stock units as follows, which will be converted into the right to receive the merger consideration for the following value:

Name	Value of Unvested Restricted Stock Units Owned ($)	Total Unvested Equity ($)
Non-Employee Directors
Roland C. Smith	112,449	112,449
Mark R. Bell	81,767	81,767
Jeffrey W. Berkman	81,767	81,767
Sean T. Erwin	81,767	81,767
James A. Fleming	81,767	81,767
Patricia A. Wilson	81,767	81,767

  Employment and Separation Agreements

        S. David Passman III, President and Chief Executive Officer, and A. Dale Mayo, President of Alternative Programming and Distribution, are parties to employment agreements with Carmike. In addition, certain other named executive officers are party to separation agreements with Carmike. These employment and separation agreements provide for severance benefits in the event that, in connection with or following the merger, the executive is terminated by Carmike without cause, or the executive terminates for "good reason." Under the amended and restated merger agreement, certain Carmike employees, including all of Carmike's named executive officers will be deemed to have experienced a "good reason" event.

        For an estimate of the amounts that would be payable to the named executive officers of Carmike upon a qualifying termination of employment in connection with the merger, see below under "—Merger-Related Compensation."

  Indemnification and Insurance

        Carmike is party to indemnity agreements with each of its directors and executive officers that require Carmike, among other obligations, to indemnify directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers. These indemnity agreements will be assumed by the surviving corporation in the merger and will survive the merger and continue in full force and effect in accordance with their terms.

        In addition, each of AMC and the surviving corporation has agreed to indemnify and hold harmless and provide advancement of expenses to, each of Carmike's directors and officers in respect of acts or omissions occurring at or prior to the completion of the merger to the fullest extent permitted by law or as provided under the certificate of incorporation, by-laws and other governing documents of Carmike and its subsidiaries. Carmike is also entitled to obtain a policy of directors' and officers' liability insurance coverage for the benefit of Carmike's officers and directors for six years following completion of the merger.

        Such indemnification and insurance coverage is further described in "Terms of the Amended and Restated Merger Agreement—Directors' and Officers' Indemnification and Insurance" beginning on page 132 of this proxy statement/prospectus.

  Employee Benefits

        The amended and restated merger agreement requires AMC to provide employees of Carmike who continue as employees of AMC or any of its subsidiaries amended and restated (including Carmike) benefits that are no less favorable in the aggregate than the level of such employee benefits provided to such employees as of the date of the amended and restated merger agreement, for a period of twelve months following the closing of the merger. AMC must also maintain certain employee severance protections for a period of twelve months following the closing of the merger.

        Carmike will pay bonuses to executive officers and other key corporate office employees under the Carmike annual executive bonus program for the period ending December 31, 2016 as follows: (i) if the merger occurs prior to December 31, 2016, annual cash bonuses will be paid at the target performance level on a pro-rata basis, (ii) if the merger occurs on or after December 31, 2016 and if the Compensation Committee has certified the performance results prior to the merger, annual cash bonuses will be paid based on actual achieved performance, and (iii) if the merger occurs on or after December 31, 2016 and if the Compensation Committee has not certified the performance results prior to the merger, annual cash bonuses will be paid at the target performance level. Carmike will pay annual cash bonuses to individuals not covered by the executive bonus program in accordance with the terms of the applicable bonus plan.

  Merger-Related Compensation

        The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer that is based on or otherwise relates to the merger.

        Please note that the amounts indicated below are estimates based on the assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, Carmike has assumed, solely for purposes of the table below:

  •
  a closing date for the merger of September 16, 2016 (the latest practicable date prior to the filing of this proxy statement/prospectus); and

  •
  unless otherwise described below, with respect to each named executive officer, a termination of employment on the closing date as a result of a resignation by the executive for good reason or a termination by the surviving corporation without cause (each, a "qualifying termination").

Name	Cash Severance ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
S. David Passman III	3,080,000	5,423,974	24,049	8,528,023
Richard B. Hare	1,405,000	1,424,821	31,606	2,861,427
Fred W. Van Noy	1,580,000	1,952,713	24,565	3,557,278
Daniel E. Ellis	1,282,500	1,043,027	32,263	2,357,790
A. Dale Mayo	600,000	496,445	34,874	1,131,319

(1)
Represents potential cash severance payments upon a qualifying termination of employment under an employment agreement or severance agreement, as applicable. All such amounts are "double trigger." However, under the amended and restated merger agreement, all of Carmike's named executive officers will be deemed to have experienced a "good reason" event.

The following table quantifies each separate form of cash severance included in the aggregate total reported in this column.

Name	Base Salary Component of Severance ($)	Bonus Component of Severance ($)
S. David Passman III	1,540,000	1,540,000
Richard B. Hare	820,000	585,000
Fred W. Van Noy	920,000	660,000
Daniel E. Ellis	750,000	532,500
A. Dale Mayo	600,000	0
(2)
Represents unvested time-based restricted stock and performance shares that accelerate upon consummation of the merger which will be exchanged for the merger consideration, all in accordance with the amended and restated merger agreement. All such amounts are "single-trigger." The value of vested stock options is based on the cash consideration of $33.06 per share and assumes all are cashed-out and cancelled in connection with the merger. In the case of the common stock owned and other equity awards, which will be converted into the right to receive the merger consideration, the value of the per share consideration is not fixed; the amounts to be received for the shares of Carmike common stock in the tables above are based on the average closing price of shares of Carmike common stock over the first five business days following the first public announcement of the amended and restated merger agreement on July 25, 2016, or $30.59. Accordingly, the actual value received by Carmike's directors and executive officers may be greater or less than those provided below. For additional disclosure related to the amounts disclosed in this column, see the tables above.

The following table quantifies each separate form of equity award that accelerates upon consummation of the merger and is included in the aggregate total reported in this column. See

  "—Treatment of Outstanding Equity Awards" above for additional details regarding restricted stock and performance shares.

Name	Accelerated Restricted Stock ($)	Accelerated Performance Shares ($)
S. David Passman III	2,407,280	3,016,694
Richard B. Hare	642,390	782,431
Fred W. Van Noy	864,137	1,088,576
Daniel E. Ellis	471,086	571,941
A. Dale Mayo	243,466	252,979
(3)
Represents the estimated cost for Carmike-paid insurance coverage payable upon a qualified termination of employment under an employment agreement or separation agreement, as applicable. All such amounts are "double trigger." However, under the amended and restated merger agreement, all of Carmike's named executive officers will be deemed to have experienced a "good reason" event.

Certain Projections Prepared by the Management of Carmike

        As a matter of course, Carmike does not develop or publicly disclose long-term projections or internal projections of its future performance and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of Carmike's strategic alternatives described in this proxy statement/prospectus, Carmike's senior management prepared and provided to the Carmike Board and J.P. Morgan certain non-public, unaudited prospective financial information to assist the Carmike Board and J.P. Morgan in considering, analyzing and evaluating Carmike's strategic alternatives, including the merger.

        The projected financial information set forth below under the "Management Projections" headings, referred to collectively as the "Management Projections," was considered by the Carmike Board in evaluating Carmike's strategic alternatives, including the merger. The Carmike Board also reviewed the projected information set forth below under the "Management Extrapolations" headings in evaluating Carmike strategic alternatives, including the merger (which extrapolations are referred to as the "Management Extrapolations" and, together with the "Management Projections," the "Management Forecasts"). In addition, at J.P. Morgan's request, to assist J.P. Morgan with its financial analysis of Carmike described above in "—Opinion of Carmike's Financial Advisor," Carmike's senior management also provided J.P. Morgan with the July 2016 Projections and the July 2016 Extrapolations set forth below.

        The Management Forecasts also were provided to the Carmike Board and certain of the Management Projections were provided to AMC and Party A during the sale process, as described below. In addition, the July 2016 Projections and the July 2016 Extrapolations set forth below are included in this proxy statement/prospectus because this information was prepared as described above and reviewed and approved for use by J.P. Morgan in connection with J.P. Morgan's financial analysis of Carmike described in "—Opinion of Carmike's Financial Advisor." The Management Forecasts are not being included in this document to influence your decision whether to vote for or against the proposal to adopt the amended and restated merger agreement.

        The Management Forecasts were not prepared with a view to public disclosure and are included in this proxy statement/prospectus only because such information was made available as described above. The Management Forecasts were also not prepared with a view to compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Carmike's management, were prepared on a reasonable basis and reflect the best currently available estimates and judgments. For example, certain metrics included in the Management Forecasts are non-GAAP financial measures, and the Management Forecasts do not include footnote disclosures as may be required by GAAP. Furthermore, neither Deloitte & Touche LLP, Carmike's independent registered public accounting firm, nor any other independent accountants, have examined, reviewed, compiled or otherwise applied procedures to the Management Forecasts, nor have they expressed any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Management Forecasts. The Management Forecasts included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Carmike's management.

        The Management Forecasts reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, changes to Carmike's business, financial condition or results of operations, and other matters. Many of these estimates and assumptions are difficult to predict, subject to significant economic and competitive uncertainties, are beyond Carmike's control, and may cause the Management Forecasts or the underlying assumptions to be inaccurate. See "Risk Factors." Since the Management Forecasts cover multiple years, the information contained therein, and the estimates and assumptions on which it is based, by their nature become even less reliable with each successive year. Further, the Management Forecasts do not take into account any circumstances or events occurring after the date they were prepared. As a result, there can be no assurance that the Management Forecasts will be realized or that Carmike's actual results will not be significantly higher or lower than projected.

        For the foregoing reasons, as well as the bases and assumptions on which the Management Forecasts were compiled, the inclusion of specific portions of the Management Forecasts in this proxy statement/prospectus are not fact and should not be regarded as an indication that such Management Forecasts will be an accurate prediction of future events, and they should not be relied on as such. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Carmike or that actual results will not differ materially from those presented in the prospective financial information. Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective information. Inclusion of the Management Forecasts in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the Management Forecasts will be achieved. Except as may be required by applicable securities laws, there is no intention to update or otherwise revise the Management Forecasts or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events. Carmike has made no representation to AMC or any other person in the amended and restated merger agreement or otherwise concerning the Management Forecasts.

        For purposes of the Management Projections and Management Extrapolations set forth below, EBITDA, EBIT, NOPAT and Unlevered Free Cash Flows are defined as follows:

  •
  EBITDA is defined as earnings before interest, taxes, depreciation and amortization. For these projections, EBITDA is inclusive of (a) recurring, non-cash stock-based compensation expense and (b) professional expenses related to merger and acquisition opportunities. Carmike believes that inclusion of these two amounts provides a more accurate representation of EBITDA for purposes of these projections as they are reflective of recurring expenses to be incurred in executing Carmike's operations and strategic initiatives.

  •
  EBIT is defined as earnings before interest and taxes.

  •
  NOPAT is defined as net operating profit after taxes.

  •
  Unlevered Free Cash Flows is defined as NOPAT, plus depreciation and amortization, less capital expenditures, less acquisition capital expenditures, less working capital.

        The Management Forecasts are forward-looking statements and are protected accordingly under the securities laws. For information on factors that may cause Carmike's future financial results to materially vary, see "Cautionary Statement Concerning Forward-Looking Information" beginning on page 37 of this proxy statement/prospectus.

  Management Projections—February 2015 Projections

        Carmike's senior management prepared the below Management Projections, referred to as the "February 2015 Projections," and provided them to AMC and Party A. See "—Background of the Merger" beginning on page 59 of this proxy statement/prospectus.

        The February 2015 Projections assumed (a) organic screen count growth from new build theatres, including dine-in theatres, of 95 screens as well as the acquisition of approximately 25 theatres and 300 screens per year through Carmike's 2017 fiscal year at a cost of approximately $84 million per year, (b) revenue growth and margin expansion driven by attendance growth and admissions pricing assumptions, partially offset by inflationary increases in theatre operating costs and projected impact from competition and (c) incremental price increases in admissions and concessions per patron of 2.0% and 1.0%, respectively, through Carmike's 2017 fiscal year.

	February 2015 Projections
(dollars in millions)	2015 Estimated	2016 Estimated	2017 Estimated
Revenue	$888	$1,048	$1,222
EBITDA	132	160	196
EBIT	79	101	131
NOPAT	52	66	86
Unlevered Free Cash Flows	(39)	(12)	3

  Management Extrapolations—February 2015 Extrapolations

        In addition, Carmike's senior management prepared the below Management Extrapolations, referred to as the "February 2015 Extrapolations." The February 2015 Extrapolations were prepared using the same assumptions as the February 2015 Projections with respect to the 2015 through 2017 fiscal years and further assume that (1) acquisition capital expenditures decrease from 2018 through 2024 as industry consolidation occurs, (2) capital expenditures increase from 2018 through 2024 as a result of the larger circuit and (3) EBITDA margins for the 2018 through 2024 years remain consistent with the February 2015 Projections for Carmike's 2017 fiscal year. The February 2015 Extrapolations were not provided to AMC or any other potential purchaser of Carmike.

	February 2015 Extrapolations
(dollars in millions)	2018 Estimated	2019 Estimated	2020 Estimated	2021 Estimated	2022 Estimated	2023 Estimated	2024 Estimated
Revenue	$1,344	$1,451	$1,538	$1,600	$1,648	$1,689	$1,723
EBITDA	216	233	247	257	265	271	277
EBIT	138	146	151	157	163	177	191
NOPAT	90	95	99	103	107	115	125
Unlevered Free Cash Flows	16	30	45	61	76	96	115

  Management Projections—December 2015 Projections

        Carmike's senior management prepared the below Management Projections, referred to as the "December 2015 Projections," in connection with the evaluation and approval by the Carmike Board of a potential share repurchase program. The December 2015 Projections were not provided to AMC or any other potential purchaser of Carmike. The December 2015 Projections were based on the same assumptions as the February 2015 Projections (including Carmike's theatre acquisition assumptions), except that the December 2015 Projections were based on Carmike's actual performance through October 2015 and also reflected (a) the financial impact from the pending amendment of one of Carmike's lease agreements, (b) Carmike's actual acquisition activity through October 2015, (c) the anticipated results of operations from Carmike's October 2015 acquisition of Sundance Cinemas, LLC, (d) Carmike's senior management's refined expectations with respect to the movies set to be released in Carmike's 2016 fiscal year, (e) Carmike's adoption of a "tax on top" pricing policy in the fourth quarter of 2015, and (f) the compounding effects of differences between Carmike's actual 2015 results and the February 2015 Projections (including Carmike's acquisition and new-build strategy) on Carmike's business in future periods.

	December 2015 Projections
(dollars in millions)	2015 Estimated	2016 Estimated	2017 Estimated
Revenue	$785	$800	$932
EBITDA	120	142	165
EBIT	67	83	99
NOPAT	41	50	60
Unlevered Free Cash Flows	(2)	(39)	(22)

  Management Extrapolations—December 2015 Extrapolations

        Additionally, for the purpose of advising the Carmike Board on the potential share repurchase program, Carmike's senior management prepared the below Management Extrapolations, referred to as the "December 2015 Extrapolations."

        The December 2015 Extrapolations were prepared using the same assumptions as the December 2015 Projections with respect to the 2015 through 2017 fiscal years and further assume that (1) acquisition capital expenditures decrease from 2018 through 2025 as industry consolidation occurs, (2) capital expenditures decrease from 2018 through 2025 to remain closer to historical levels and (3) EBITDA margins remain consistent with the December 2015 Projections for Carmike's 2017 fiscal year. The December 2015 Extrapolations were not provided to AMC or any other potential purchaser of Carmike.

	December 2015 Extrapolations
(dollars in millions)	2018 Estimated	2019 Estimated	2020 Estimated	2021 Estimated	2022 Estimated	2023 Estimated	2024 Estimated	2025 Estimated
Revenue	$1,025	$1,108	$1,174	$1,221	$1,258	$1,289	$1,315	$1,334
EBITDA	181	196	207	216	222	228	232	236
EBIT	106	112	118	126	133	148	164	165
NOPAT	64	68	72	76	80	90	99	100
Unlevered Free Cash Flows	(11)	3	16	32	47	68	86	92

  Management Projections—February 2016 Projections

        At the February 15, 2016 Carmike Board meeting, senior management reviewed with the Carmike Board projections identical to those described below under "Management Projections—March 2016 Projections," except that the March 2016 Projections were updated by Carmike's senior management to reflect incremental depreciation and amortization expense of $2.3 million related to the Sundance Cinemas, LLC acquisition and budgeted 2016 capital expenditures of $58.2 million compared to $65 million as disclosed in the December 2015 Projections. The projections reviewed with the Carmike Board at the February 15, 2016 Carmike Board meeting were provided to AMC.

  Management Projections—March 2016 Projections

        Carmike's senior management prepared both of the below Management Projections, collectively referred to as the "March 2016 Projections," and provided them to AMC and Party A. The March 2016 Projections (a) incorporate the results of Carmike's 2015 fiscal year (including Carmike's acquisition activity during 2015), (b) assume organic revenue growth and margin expansion driven by attendance growth and admissions per patron and concessions per patron increases of 2.0% and 1.0%, respectively, which were the same as the February 2015 Projections and the December 2015 Projections, (c) included the reversal of the financial impact of the amendment of one of Carmike's lease agreements, and (d) reflected Carmike's senior management's refined expectations with respect to Carmike's "tax on top" pricing policy. The financial projections set forth in the first table below, referred to as the "March 2016 Projections—Without Acquisitions," assume no additional theatre acquisitions being consummated by Carmike. The financial projections set forth in the second table below, referred to as the "March 2016 Projections—With Acquisitions," assume the acquisition of approximately 20 theatres and 250 screens per year through the 2018 fiscal year at a cost of approximately $70 million per year. The assumed acquisitions for the 2016 fiscal year are expected to occur mid-year and acquisition-related EBITDA for the 2016 fiscal year is projected accordingly. The March 2016 Projections—With Acquisitions also assume the acquisition of theatres with lower EBITDA margins than contemplated by the February 2015 Projections and the December 2015 Projections.

	March 2016 Projections—Without Acquisitions
(dollars in millions)	2016 Estimated	2017 Estimated	2018 Estimated
Revenue	$825	$875	$893
EBITDA	131	150	162
EBIT	70	94	108
NOPAT	43	57	66
Unlevered free cash flows	43	53	60

	March 2016 Projections—With Acquisitions
(dollars in millions)	2016 Estimated	2017 Estimated	2018 Estimated
Revenue	$861	$1,021	$1,113
EBITDA	136	172	195
EBIT	73	107	128
NOPAT	44	65	77
Unlevered free cash flows	(28)	(2)	14

  Management Extrapolations—March 2016 Extrapolations

        Carmike's senior management prepared both of the below Management Extrapolations, referred to collectively as the "March 2016 Extrapolations," which were extrapolated from the March 2016 Projections.

        The March 2016 Extrapolations were used by J.P. Morgan in connection with its fairness opinion described in "—Opinion of Carmike's Financial Advisor." The Management Extrapolations set forth in the first table below, referred to as the "March 2016 Extrapolations—Without Acquisitions," were prepared using the same assumptions as the March 2016 Projections—Without Acquisitions, with respect to the 2016 through 2018 fiscal years and further assume no additional theatre acquisitions being consummated by Carmike. The Management Extrapolations set forth in the second table below, referred to as the "March 2016 Extrapolations—With Acquisitions," were prepared using the same assumptions as the March 2016 Projections—With Acquisitions with respect to the 2016 through 2018 fiscal years and further assume that (1) theatre acquisition activity subsequent to Carmike's 2018 fiscal year will gradually decrease from approximately $70 million in 2018 to approximately $32 million in 2025 as industry consolidation occurs, (2) capital expenditures increase from 2019 through 2025 as a result of the larger circuit, and (3) EBITDA margins remain consistent with the March 2016 Extrapolations—With Acquisitions for Carmike's 2018 fiscal year. The March 2016 Extrapolations were not provided to AMC or any other potential purchaser of Carmike.

	March 2016 Extrapolations—Without Acquisitions
(dollars in millions)	2019 Estimated	2020 Estimated	2021 Estimated	2022 Estimated	2023 Estimated	2024 Estimated	2025 Estimated
Revenue	$911	$929	$946	$963	$979	$995	$1,010
EBITDA	166	169	172	175	178	181	184
EBIT	111	114	117	120	123	126	129
NOPAT	67	69	71	73	75	76	78
Unlevered Free Cash Flows	61	63	65	67	68	70	72

	March 2016 Extrapolations—With Acquisitions
(dollars in millions)	2019 Estimated	2020 Estimated	2021 Estimated	2022 Estimated	2023 Estimated	2024 Estimated	2025 Estimated
Revenue	$1,201	$1,284	$1,358	$1,422	$1,474	$1,512	$1,534
EBITDA	211	225	238	250	259	265	269
EBIT	136	144	153	161	170	178	186
NOPAT	82	87	92	97	103	108	113
Unlevered Free Cash Flows	25	38	51	65	78	91	103

  Management Projections—July 2016 Projections

        Carmike's senior management prepared both of the below Management Projections, which is referred to collectively as the "July 2016 Projections." The July 2016 Projections were not provided to AMC or any other potential purchaser of Carmike. The July 2016 Projections were based on the same assumptions as the March 2016 Projections, except that (a) Carmike's estimates for its 2016 fiscal year included in the July 2016 Projections reflected its actual performance through the second quarter of its fiscal year, including $7 million of expenses related to the potential transaction with AMC, and assume the same performance for the remainder of its 2016 fiscal year as contemplated by the March 2016 Projections, and (b) the July 2016 Projections incorporate depreciation expense revised to reflect Carmike's depreciation run-rate through the second quarter of its 2016 fiscal year as a result of its recent acquisitions and capital projects, each of which updates impacted its projected operating results in subsequent years.

        The financial projections set forth in the first table below, referred to as the "July 2016 Projections—Without Acquisitions," assume no additional theatre acquisitions being consummated by Carmike. The financial projections set forth in the second table below, referred to as the "July 2016 Projections—With Acquisitions," assume (a) no additional theatre acquisitions being consummated by Carmike during its 2016 fiscal year due to the potential transaction with AMC, which, in turn, impacted the projected operating results in subsequent years and (b) the acquisition during Carmike's 2017 and 2018 fiscal years of the same number of theatres and screens for the same cost and with the same EBITDA margins as contemplated by the March 2016 Projections with the exception of the 2017 acquisitions occurring mid-year and acquisition-related EBITDA for the 2017 fiscal year is projected accordingly. At Carmike's direction, J.P. Morgan relied on the July 2016 Projections in connection with its fairness opinion described above under "—Opinion Carmike's Financial Advisor."

	July 2016 Projections—Without Acquisitions
(dollars in millions)	2016 Estimated	2017 Estimated	2018 Estimated
Revenue	$809	$875	$893
EBITDA	115	150	162
EBIT	53	87	104
NOPAT	33	53	63
Unlevered free cash flows	41	55	61

	July 2016 Projections—With Acquisitions
(dollars in millions)	2016 Estimated	2017 Estimated	2018 Estimated
Revenue	$809	$911	$1,040
EBITDA	115	156	184
EBIT	53	90	117
NOPAT	33	55	71
Unlevered free cash flows	41	(11)	7

  Management Extrapolations—July 2016 Extrapolations

        Carmike's senior management prepared both of the below Management Extrapolations, which are referred to collectively as the "July 2016 Extrapolations," which were extrapolated from the July 2016 Projections. The July 2016 Extrapolations were prepared using the same assumptions as the March 2016 Extrapolations, updated to reflect (a) Carmike's estimates for the 2016 fiscal year based on Carmike's actual performance through the second quarter of the 2016 fiscal year, including $7 million of expenses related to the potential transaction with AMC, and (b) depreciation expense revised to reflect Carmike's depreciation run-rate through the second quarter of the 2016 fiscal year as a result of Carmike's recent acquisitions and capital projects, each of which updates impacted Carmike's projected operating results in subsequent years.

	July 2016 Extrapolations—Without Acquisitions
(dollars in millions)	2019 Estimated	2020 Estimated	2021 Estimated	2022 Estimated	2023 Estimated	2024 Estimated	2025 Estimated
Revenue	$911	$929	$946	$963	$979	$995	$1,010
EBITDA	166	169	172	175	178	181	184
EBIT	108	112	115	119	122	126	129
NOPAT	65	68	70	72	74	76	78
Unlevered Free Cash Flows	63	64	66	67	69	70	72

	July 2016 Extrapolations—With Acquisitions
(dollars in millions)	2019 Estimated	2020 Estimated	2021 Estimated	2022 Estimated	2023 Estimated	2024 Estimated	2025 Estimated
Revenue	$1,129	$1,211	$1,286	$1,351	$1,403	$1,440	$1,462
EBITDA	200	215	228	240	249	255	259
EBIT	125	134	143	152	161	171	180
NOPAT	76	81	86	92	98	103	109
Unlevered Free Cash Flows	19	32	46	60	74	87	100

Ownership of Common Stock of the Combined Company After the Merger

        At the effective time of the merger, it is expected that 35,210,835 shares of AMC Class A common stock (including approximately 8,258,171 shares of AMC Class A common stock issued to Carmike stockholders in the merger and 5,339,132 shares of AMC Class A common stock expected to be issued in connection with the closing of the Odeon/UCI transaction, assuming the price of AMC Class A common stock calculated in accordance with the Share Purchase Agreement is $30.44 and the GBP/USD exchange rate is 1.30, which was the exchange rate on September 16, 2016). As a result, holders of shares of Carmike common stock as of immediately prior to the closing of the merger will hold approximately 23.5% in the aggregate, of the issued and outstanding shares of AMC Class A common stock and approximately 7.4% in the aggregate, of the issued and outstanding shares of AMC Class A common stock and AMC Class B common stock immediately following the closing of the merger, as determined on a fully diluted basis. As used in the calculation of AMC and Carmike stockholder ownership, "fully diluted" means the number of shares of common stock outstanding, plus the number of shares of common stock issuable upon conversion or exercise, as applicable, of outstanding equity awards (including restricted stock awards and stock options).

Restrictions on Sales of Shares of AMC Class A Common Stock Received in the Merger

        Shares of AMC Class A common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act except for shares of AMC Class A common stock issued to any Carmike stockholder who may be deemed to be an "affiliate" of AMC for purposes of Rule 144 under the Securities Act after the completion of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, AMC and may include the executive officers, directors and significant stockholders of AMC. This proxy statement/prospectus does not cover resales of AMC Class A common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Listing of AMC Class A Common Stock Issued in the Merger

        Shares of AMC Class A common stock are quoted on the NYSE under the symbol "AMC." It is a condition to the completion of the merger that the shares of AMC Class A common stock to be issued to Carmike stockholders pursuant to the merger must be authorized for listing on the NYSE, subject to official notice of issuance.

Accounting Treatment

        AMC will account for the merger under the acquisition method of accounting, as prescribed in Accounting Standards Codification 805, "Business Combinations," for business combinations under GAAP with AMC being deemed to have acquired Carmike. This means that the assets and liabilities of Carmike will be recorded, as of the completion of the merger, at their fair values and added to those of AMC, including an amount for goodwill representing the difference between the purchase price and fair value of the identifiable net assets. Financial statements of AMC issued after the merger will reflect only the operations of Carmike's business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Carmike.

Litigation Related to the Merger

        On April 25, 2016 and May 10, 2016, two putative class action complaints were filed in the United States District Court for the Middle District of Georgia, Columbus Division, against Carmike's directors, AMC, and Merger Sub arising from the merger: the Solak Action and the Baskette Action. The Plaintiffs in the Actions allege that the preliminary proxy statement/prospectus filed by Carmike on

March 31, 2016 with the SEC in connection with the merger contained false and misleading statements and omitted material information in violation of Section 14(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder, and further that the director defendants are personally liable for those alleged misstatements and omissions under Section 20(a) of the Exchange Act. Plaintiffs also allege that the director defendants breached their fiduciary duties owed to the public stockholders of Carmike in connection with the merger and that AMC and Merger Sub aided and abetted those breaches. The Actions seek, among other things, to enjoin the merger until the alleged Exchange Act violations and breaches of fiduciary duties are remedied, to rescind the original merger agreement or any terms thereof to the extent such agreement or terms have already been implemented, and an award of attorneys' and experts' fees and costs. In addition, the Baskette Action seeks an accounting and award of damages.

        On June 10, 2016, the Court consolidated the Consolidated Action into a single action: In re Carmike Cinemas, Inc. Shareholder Litigation, Consolidated C.A. No. 4:16-cv-154 (CDL). On June 14, 2016, the Court denied Plaintiffs' request for an order temporarily restraining the merger and for expedited discovery in support of a motion to preliminarily enjoin the merger. Following that ruling, all proceedings in the Consolidated Action were temporarily stayed pending the close of the merger. Although it is not possible to predict the outcome of litigation matters with certainty, Carmike believes that the claims raised in the Actions are without merit and intends to defend against them vigorously.

Material U.S. Federal Income Tax Consequences of the Merger

        The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) who receive cash and/or shares of AMC Class A common stock in exchange for shares of Carmike common stock pursuant to the merger. This discussion does not purport to be a complete analysis of all potential tax consequences of the merger. The tax consequences of the merger under U.S. federal tax laws other than those pertaining to the income tax, such as estate and gift tax laws, and any applicable state, local and non-U.S. tax laws are not discussed. This discussion also does not address any tax consequences arising under the Medicare contribution tax on net investment income. This discussion is based on the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement/prospectus as the "Code," the Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, which is referred to in this proxy statement/prospectus as the "IRS," in each case, in effect as of the date hereof. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this summary. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the merger.

        This discussion is limited to holders of shares of Carmike common stock who hold such shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances. In addition, this discussion does not address the U.S. federal income tax consequences to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

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  U.S. expatriates and former citizens or long-term residents of the United States;

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  persons subject to the alternative minimum tax;

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  U.S. holders whose functional currency is not the U.S. dollar;

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  persons holding shares of Carmike common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

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  brokers or dealers in securities;

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  traders in securities that elect to apply a mark-to-market method of accounting;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

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  "S corporations," partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

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  real estate investment trusts and regulated investment companies;

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell their shares of Carmike common stock under the constructive sale provisions of the Code;

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  persons who hold or received their shares of Carmike common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

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  tax-qualified retirement plans.

        This discussion also does not address the U.S. federal income tax consequences to holders of shares of Carmike common stock who exercise appraisal rights in connection with the merger under the DGCL.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Carmike common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Carmike common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

        THIS DISCUSSION IS NOT TAX ADVICE. HOLDERS OF CARMIKE COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF THE MEDICARE CONTRIBUTION TAX ON NET INVESTMENT INCOME, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO THE INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

  Tax Consequences to U.S. Holders

          Definition of a U.S. Holder

        For purposes of this discussion, a "U.S. holder" is any beneficial owner of shares of Carmike common stock that for U.S. federal income tax purposes is or is treated as:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a U.S. court and one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust, or (2) has a valid election in effect to be treated as a "United States person" for U.S. federal income tax purposes.

          Effect of the Merger

        The receipt of cash and/or shares of AMC Class A common stock by a U.S. holder in exchange for shares of Carmike common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. Any gain or loss realized by a U.S. holder in connection therewith must be calculated separately for each block of shares of Carmike common stock (that is, shares acquired at the same cost in a single transaction) exchanged for cash and/or shares of AMC Class A common stock in the merger. The amount of any such gain or loss realized with respect to each block of shares of Carmike common stock generally will equal the difference, if any, between (i) the sum of the amount of any cash received, plus the fair market value (determined as of the closing date of the merger) of any shares of AMC Class A common stock received, for such block of shares of Carmike common stock and (ii) the U.S. holder's adjusted tax basis in such block of shares of Carmike common stock. A U.S. holder's adjusted tax basis in a share generally will be equal to the amount the U.S. holder paid for the share. Any gain or loss realized by a U.S. holder upon the receipt of cash and/or shares of AMC Class A common stock in exchange for a share of Carmike common stock in the merger generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held such share for more than one year at the effective time of merger. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

          Information Reporting and Backup Withholding

        Payments made to a U.S. holder in exchange for shares of Carmike common stock pursuant to the merger may be subject to information reporting and may be subject to backup withholding. To avoid backup withholding on such payments, U.S. holders that do not otherwise establish an exemption should complete and return to the exchange agent a properly executed IRS Form W-9, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) are not subject to backup withholding or information reporting rules.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

  Tax Consequences to Non-U.S. Holders

          Definition of a Non-U.S. Holder

        For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of shares of Carmike common stock that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

          Effect of the Merger

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash and/or shares of AMC Class A common stock in exchange for shares of Carmike common stock in the merger unless:

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  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

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  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of Carmike common stock in the merger, and certain other requirements are met; or

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  Carmike is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the merger and (ii) the non-U.S. holder's holding period for Carmike common stock.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates, generally in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

        Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        If Carmike is a United States real property holding corporation at any time during the period described in the third bullet point above, gain realized by a non-U.S. holder generally will be subject to U.S. federal income tax in the same manner as gain realized by a U.S. person unless Carmike common stock is treated as regularly traded on an established securities market within the meaning of applicable Treasury Regulations. Carmike believes that its common stock will be considered to be "regularly traded" within the meaning of those regulations. If Carmike stock is regularly traded, the tax described above generally would not apply to a non-U.S. holder's disposition of Carmike common stock pursuant to the merger unless the holder owns (directly or under applicable constructive ownership rules) more than 5% of the total fair market value of all outstanding shares of Carmike common stock at any time during the period described in the third bullet point above.

          Information Reporting and Backup Withholding

        Payments of cash made to non-U.S. holders in the merger may be subject to information reporting and backup withholding. Non-U.S. holders generally can avoid backup withholding and information reporting by providing the exchange agent with the applicable and properly executed IRS Form W-8 certifying the holder's non-U.S. status or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is organized. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Appraisal Rights

        If the merger is completed, stockholders who do not vote in favor of the adoption of the merger proposal and who properly demand appraisal of their shares and who do not withdraw such demand or lose their right to appraisal will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

        The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement/prospectus as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Carmike common stock is entitled to demand appraisal rights for the shares registered in that holder's name. A person having a beneficial interest in shares of Carmike common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Carmike common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

        Under Section 262, holders of shares of Carmike common stock who (1) do not vote in favor of the merger proposal; (2) continuously hold such shares through the effective time of the merger; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive in lieu of the merger consideration payment in cash of the amount determined by the Court of Chancery to be the "fair value" of the shares of Carmike common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value as determined by the court. Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the merger consideration payable pursuant to the amended and restated merger agreement.

        Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus constitutes Carmike's notice to stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement/prospectus as Annex C. In connection with the merger, any holder of shares of Carmike's common stock who wishes to exercise appraisal rights or who wishes to preserve such holder's right to do so should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Carmike common stock, Carmike believes that if a stockholder is considering exercising appraisal rights, that stockholder should consider seeking the advice of legal counsel.

        Stockholders wishing to exercise the right to seek an appraisal of their shares of Carmike common stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

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  the stockholder must not vote in favor of the merger proposal;

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  the stockholder must deliver to Carmike a written demand for appraisal of the stockholder's shares before the vote by the stockholders on the merger proposal at the special meeting;

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  the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time); and

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  the stockholder or the surviving corporation must file a petition in the Court of Chancery of the State of Delaware requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no present intention of doing so.

  Filing Written Demand

        Any holder of shares of Carmike common stock wishing to exercise appraisal rights must deliver to Carmike, before the vote on the merger proposal by the stockholders at the special meeting, a written demand for the appraisal of the stockholder's shares, and that stockholder must not vote in favor of the merger proposal either in person or by proxy. Any demands delivered prior to the mailing of this proxy statement/prospectus will not be treated by Carmike as satisfying the demand requirement. If you delivered to Carmike a written demand for appraisal of your shares prior to the mailing of this proxy statement/prospectus (including prior to the date of the amended and restated merger agreement), you must again demand appraisal for your shares to perfect your appraisal rights. A holder of shares of Carmike common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, and it will cause a stockholder to lose the stockholder's right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger proposal or abstain from voting on the merger proposal. However, neither voting against the merger proposal nor abstaining from voting or failing to vote on the merger proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal. A stockholder's failure to make the written demand prior to the taking of the vote on the merger proposal at the special meeting will cause the stockholder to lose its appraisal rights in connection with the merger.

        Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder's name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record and must reasonably inform Carmike of the identity of the holder and state that the person intends thereby to demand appraisal of the holder's shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

        STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEES AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSIDER CONSULTING WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER

NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

        All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

  Carmike Cinemas, Inc.
  1301 First Avenue
  Columbus, Georgia 31901
  Attn: Corporate Secretary

        Any holder of shares of Carmike common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to Carmike a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Court of Chancery of the State of Delaware will be dismissed without the approval of such court and such approval may be conditioned upon such terms as the court deems just.

  Notice by the Surviving Corporation

        Within ten days after the effective time of the merger, the surviving corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the merger proposal of the date that the merger has become effective.

  Filing a Petition for Appraisal

        Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of shares of Carmike common stock who has complied with the required conditions of Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery of the State of Delaware, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all dissenting stockholders. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person's own name file a petition for appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The surviving corporation is under no obligation, and has no present intention, to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, any holders of shares of Carmike common stock who desire to have their shares appraised by the Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Court of Chancery in the manner prescribed in Section 262. The failure of a holder of Carmike common stock to file such a petition for appraisal within the period specified in Section 262 will nullify the stockholder's previous written demand for appraisal.

        Within 120 days after the effective time of the merger, any holder of shares of Carmike common stock who has complied with the requirements for the exercise of appraisal rights, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger proposal and with respect to which Carmike received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

        If a petition for an appraisal is duly filed by a holder of shares of Carmike common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Court of Chancery of the State of Delaware is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal of their shares, and who hold stock represented by certificates, to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

  Determination of Fair Value

        After determining the holders of Carmike common stock entitled to appraisal, the Court of Chancery of the State of Delaware will appraise the "fair value" of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery of the State of Delaware could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Carmike believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery of the State of Delaware, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Each of Carmike and AMC reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of Carmike common stock is less than the merger consideration.

        Unless the Court of Chancery of the State of Delaware in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. The costs of the appraisal proceedings (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Court of Chancery of the State of Delaware and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

        If any stockholder who demands appraisal of his, her or its shares of Carmike's common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder's right to appraisal, the stockholder's shares of common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration.

        From and after the effective time of the merger, no stockholder who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of Carmike common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder's shares of Carmike common stock, if any, payable to stockholders of record at a time prior to the effective time of the merger.

TERMS OF THE AMENDED AND RESTATED MERGER AGREEMENT

        The following summary describes certain material provisions of the amended and restated merger agreement and is qualified in its entirety by reference to the amended and restated merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the amended and restated merger agreement that may be important to you. You are encouraged to read the amended and restated merger agreement carefully and in its entirety, as it is the legal document governing the merger.

        The amended and restated merger agreement and the summary of terms included in this proxy statement/prospectus have been prepared to provide you with information regarding the terms of the amended and restated merger agreement and are not intended to provide any factual information about Carmike, AMC, Merger Sub or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this proxy statement/prospectus or in the public filings that Carmike or AMC make with the SEC, as described for Carmike in "Where Stockholders Can Find More Information" beginning on page 164 of this proxy statement/prospectus. The representations, warranties and covenants contained in the amended and restated merger agreement have been made solely for the purposes of the amended and restated merger agreement and as of specific dates and solely for the benefit of parties to the amended and restated merger agreement, and:

  •
  are not intended as statements of fact, but rather as a way of allocating the risk among the parties to the amended and restated merger agreement in the event the statements therein prove to be inaccurate;

  •
  have been modified or qualified by certain confidential disclosures that were made among the parties to the amended and restated merger agreement in connection with the negotiation of the amended and restated merger agreement, which disclosures are not reflected in the amended and restated merger agreement itself;

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  may no longer be true as of a given date;

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  may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

  •
  may be subject in some cases to other exceptions and qualifications, including exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, as defined below under "—Representations and Warranties."

        Accordingly, you should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Carmike, AMC, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the amended and restated merger agreement, which subsequent information may or may not be fully reflected in Carmike's or AMC's public disclosures. Accordingly, the representations, warranties, covenants and other provisions of the amended and restated merger agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See "Where Stockholders Can Find More Information" beginning on page 164 of this proxy statement/prospectus.

Terms of the Merger; Merger Consideration

        The amended and restated merger agreement provides that, upon the terms and subject to the conditions set forth in the amended and restated merger agreement and in accordance with Delaware law, Merger Sub will be merged with and into Carmike at the effective time of the merger, whereupon the separate existence of Merger Sub will cease, and Carmike will continue as the surviving corporation and as an indirect wholly owned subsidiary of AMC.

        At the effective time of the merger, on the terms and subject to the conditions set forth in the amended and restated merger agreement:

  •
  each share of Carmike common stock issued and outstanding immediately prior to such time (other than the excluded shares) will be converted into the right to receive, as elected pursuant to and as provided in the amended and restated merger agreement, either (i) $33.06 in cash, without interest or (ii) 1.0819 shares of AMC Class A common stock, and less any applicable withholding taxes;

  •
  all of the shares of Carmike common stock (other than the excluded shares) will cease to be outstanding, will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive the merger consideration;

  •
  each share of Carmike common stock held by Carmike or AMC or any of their respective subsidiaries will be canceled without delivery of any consideration; and

  •
  each share of common stock of Merger Sub outstanding immediately prior to such time will be converted into and become one share of common stock of the surviving corporation.

Certificate of Incorporation; By-laws; Directors and Officers

        At the effective time of the merger, the certificate of incorporation and by-laws of Carmike will be amended and restated in their entirety to read as set forth in exhibits to the amended and restated merger agreement, and, as so amended, will be the certificate of incorporation and by-laws of the surviving corporation, until thereafter amended, subject to the conditions set forth in the amended and restated merger agreement, as provided therein and in accordance with applicable law. The directors and officers of Merger Sub immediately prior to the effective time will be the initial directors and officers of the surviving corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

Completion of the Merger

        The closing of the merger, subject to the conditions set forth in the amended and restated merger agreement, will take place on a date no later than two (2) business days after the conditions set forth in the amended and restated merger agreement and described below under "—Conditions to Completion of the Merger" have been satisfied or waived (other than conditions that by their terms are to be satisfied at closing, but subject to the satisfaction or waiver of such conditions at such time) or at such other time or other date as Carmike and AMC may mutually agree in writing or unless the marketing period to syndicate participation in the debt financing prior to the closing date in accordance with the debt commitment letters has not ended, in which case the closing will instead occur on the earlier of (1) a date during the marketing period specified by AMC on not less than two business days' written notice to Carmike and (2) the second business day immediately following the last day of the marketing period.

Effective Time

        The effective time of the merger will be at the time when the certificate of merger is duly filed with the Delaware Secretary of State, or at such later time as may be agreed to by Carmike, AMC and Merger Sub and specified in the certificate of merger. As of the date of this proxy statement/prospectus, the merger is expected to be complete by the end of 2016. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, and it is possible that factors outside the control of Carmike or AMC could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. It is expected the merger will be completed promptly following the receipt of all required approvals.

Treatment of Outstanding Equity Awards

        At least seven days prior to the effective time of the merger, each outstanding Carmike stock option, whether or not vested or exercisable, will, contingent upon the consummation of the merger, become 100% vested and exercisable. Each share of Carmike common stock received in connection with the exercise of Carmike stock options will be entitled to receive the merger consideration, plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, subject to the terms of the amended and restated merger agreement. To the extent not exercised, each outstanding Carmike stock option will, at the effective time, be cancelled automatically, and Carmike will pay each holder of such cancelled Carmike stock option an amount in cash (less any applicable tax withholdings), determined by multiplying (x) the excess, if any, of $33.06 over the exercise price per share of Carmike common stock subject to such Carmike stock option by (y) the number of shares of Carmike common stock subject to such Carmike stock option. Notwithstanding the foregoing, if the per share exercise price payable with respect to a Carmike stock option exceeds the cash consideration, then such Carmike stock option will be cancelled without payment of any consideration with respect thereto.

        In addition, immediately prior to the effective time of the merger:

  •
  each share of Carmike restricted stock that is then outstanding, whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and the holders of such shares will be entitled to receive the merger consideration, plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, subject to the terms of the amended and restated merger agreement;

  •
  each award of Carmike restricted stock units that is then outstanding, whether or not vested, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied, and Carmike will with respect to the holder of any such Carmike restricted stock units (1) issue the number of shares of Carmike common stock underlying such Carmike restricted stock units, which shares will be entitled to receive the merger consideration, plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, in accordance with the amended and restated merger agreement, and (2) pay in cash all dividend equivalents, if any, accrued but unpaid as of the effective time with respect to the number of shares of Carmike common stock underlying such Carmike restricted stock units; and

  •
  each award of Carmike performance shares that is then outstanding, whether or not vested, or whether or not performance criteria have been achieved, will, contingent upon consummation of the merger, become 100% vested and all outstanding issuance and forfeiture conditions will be deemed 100% satisfied with respect to (1) the actual number of shares of Carmike common stock earned for each performance period completed prior to the effective time of the merger, as determined by Carmike prior to the effective time of the merger in accordance with the terms of the applicable award agreements and the Carmike stock plans in existence as of the effective date of the original merger agreement, and (2) the number of shares of Carmike common stock equal to the specified number of target shares for any performance period during which the effective time of the merger occurs and for each succeeding performance period covered by such Carmike performance shares, and the holders of such shares will be entitled to receive the merger consideration, plus any dividends or distributions to which holders of Carmike common stock are entitled in respect of AMC Class A common stock for any record date after the effective time, in accordance with the amended and restated merger agreement.

Cash/Stock Election

        Each holder of record of shares of Carmike common stock will have the right, subject to the limitations set forth in the amended and restated merger agreement, to submit an election in accordance with the procedures contained in the amended and restated merger agreement. In order to make a proper election, Carmike stockholders must submit their form of election no later than 5:00 p.m. local time on the date that is five business days prior to the closing date (which time is referred to in this proxy statement/prospectus as the "election deadline").

        AMC will prepare a form of election reasonably acceptable to Carmike and will cause the exchange agent to send this "form of election" to holders of Carmike common stock, restricted stock, restricted stock units and performance shares no later than 30 days prior to the anticipated election deadline. The form of election will specify that the delivery of the certificates or the transfer of uncertificated shares to the exchange agent will be effected only upon proper delivery of the stock certificates (or affidavits of loss in lieu thereof) or transfer of uncertificated shares to the exchange agent.

        Each person who is a record holder of shares of Carmike common stock as of the election deadline will have the right to submit a form of election. Holders of record of Carmike common stock who hold such stock as nominees, trustees or in other representative capacities may submit a separate form of election (with proper instructions and documentation) with respect to each beneficial owner for whom such nominee holds Carmike common stock. AMC will make available one or more forms of election as may reasonably be requested by all record holders or beneficial owners of Carmike common stock who become record holders or beneficial owners of Carmike common stock after the initial mailing but before the election deadline.

        Each form of election will permit Carmike common stockholders (or in the case of nominee, trustee or representative record holders, the beneficial owner through proper instructions and documentation) to (1) elect to receive the cash consideration for all or a portion of such stockholder's shares (such election is referred to in this proxy statement/prospectus as a "cash election"), (2) elect to receive the stock consideration for all or a portion of such stockholder's shares (we refer to such election in this proxy statement/prospectus as a "stock election") or (3) make no election. Notwithstanding the foregoing, 30% of the shares of Carmike common stock will be converted into the right to receive the stock consideration, and 70% of the shares of Carmike common stock will be converted into the right to receive the cash consideration, in accordance with the allocation procedures set forth in the amended and restated merger agreement. Solely for the purposes of the preceding sentence, $33.06 in cash will be deemed payable in respect of each dissenting share.

        Shares of Carmike common stock as to which a cash election has been made and not revoked as of the election deadline, shares of Carmike common stock that constitute dissenting shares as of the election deadline and shares of Carmike common stock converted into the right to receive a fraction of a share of AMC Class A common stock are referred to herein as "cash election shares." Shares of Carmike common stock as to which a stock election has been made and not revoked as of the election deadline are referred to herein as "stock election shares." Shares of Carmike common stock as to which no election has been made (or as to which a form of election is not properly completed and returned in a timely fashion or as to which a form of election has been revoked and not replaced) as of the election deadline are referred to herein as "non-election shares." The aggregate number of shares of Carmike common stock with respect to which a stock election has been made and not revoked or changed as of the election deadline is referred to herein as the "stock election number." If a Carmike stockholder does not submit a properly completed form of election by the election deadline, the shares of Carmike common stock held by such stockholder will be designated non-election shares.

        Computershare Trust Company, N.A., as the exchange agent, will be authorized to receive elections and to act as exchange agent in connection with the transactions contemplated by the amended and restated merger agreement. Any election will have been made properly only if the exchange agent will have received, by the election deadline, a form of election properly completed and signed and accompanied by, in the case of physical certificates representing shares of Carmike common stock, certificates to which such form of election relates (or affidavits of loss in lieu thereof) or by an appropriate customary guarantee of delivery of such certificates, as set forth in such form of election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided that such certificates are in fact delivered to the exchange agent by the election deadline. Failure to deliver certificates representing shares of Carmike common stock covered by such a guarantee of delivery by the election deadline shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by AMC in its reasonable discretion, and such shares shall be deemed to be non-election shares.

        AMC will establish election procedures for uncertificated shares, which procedures will be reasonably acceptable to Carmike. If a Carmike stockholder has demanded appraisal of shares of Carmike common stock, any election submitted by such stockholder with respect to such shares of stock (unless such demand will have been withdrawn prior to the election deadline) will be deemed invalid. All forms of election will be automatically revoked, and all certificates returned, if the amended and restated merger agreement is terminated in accordance with its terms. After an election is properly made with respect to any share of Carmike common stock, any subsequent transfer of such share will automatically revoke such election.

        The election deadline may be changed by the mutual agreement of Carmike and AMC, in which event Carmike and AMC will reasonably promptly announce such rescheduled election deadline. An election may be revoked or changed only by delivering to the exchange agent, prior to the election deadline, a written notice of revocation or, in the case of a change, a properly completed revised form of election that identifies the Carmike common stock to which such revised form of election applies. Any delivery to the exchange agent prior to the election deadline of a revised form of election with respect to any shares of Carmike common stock will constitute the revocation of all prior forms of election with respect to such shares. Carmike and AMC will use reasonable best efforts to publicly announce the election deadline at least five business days prior to the election deadline or such other date as mutually agreed upon by Carmike and AMC.

        Subject to the terms of the exchange agent agreement, if AMC reasonably determines that any election is not properly made with respect to any shares of Carmike common stock, such election will be deemed to be not in effect, and the shares of Carmike common stock covered by such election will be deemed non-election shares, unless a proper election is thereafter made prior to the election deadline. Neither AMC nor the exchange agent has any obligation to notify any Carmike stockholder of any defect of any form of election.

        Carmike, AMC and the exchange agent may agree upon election procedures in addition to or different from the procedures set forth in the amended and restated merger agreement; provided, however, that subject to the exchange agent agreement and the amended and restated merger agreement, AMC, in its reasonable discretion, will have the right to make all determinations governing (i) the validity of the forms of election and compliance by any Carmike stockholder with the election procedures, (ii) the manner and extent to which elections are to be taken into account in making the allocation determinations, (iii) the issuance and delivery of AMC Class A common stock into which shares of Carmike common stock are converted in the merger and (iv) the method of payment of cash for shares of Carmike common stock converted into the right to receive the cash consideration and cash in lieu of fractional shares of AMC Class A common stock.

Proration and Allocation

        Notwithstanding any elections made by Carmike stockholders, 30% of the total number of shares of Carmike common stock issued and outstanding as of the effective time (excluding any dissenting shares, any treasury shares or any shares owned by Carmike, AMC, Merger Sub or any of their subsidiaries) will be converted into the right to receive the stock consideration (such number is referred to in this proxy statement/prospectus as the "stock conversion number"), and 70% of the Carmike shares will be converted into the right to receive the cash consideration, pursuant to the allocation procedures set forth in the amended and restated merger agreement and summarized in this proxy statement/prospectus.

        If the stock election number exceeds the stock conversion number, then all cash election shares (other than dissenting shares) and all non-election shares will be converted into the right to receive the cash consideration. Subject to the terms of the amended and restated merger agreement, each holder of stock election shares will be entitled to receive the stock consideration in respect of that number of stock election shares held by such holder equal to the product obtained by multiplying (i) the number of stock election shares held by such holder by (ii) a fraction, the numerator of which is the stock conversion number and the denominator of which is the stock election number; the remaining number of such holder's stock election shares will be converted into the right to receive the cash consideration.

        If the stock election number is less than the stock conversion number (the amount by which the stock conversion number exceeds the stock election number in this proxy statement/prospectus is referred to as the "shortfall amount"), then all stock election shares will be converted into the right to receive the stock consideration.

        If the stock election number is less than the stock conversion number, and the shortfall amount is less than or equal to the number of non-election shares, then (i) all cash election shares (other than dissenting shares) will be converted into the right to receive the cash consideration and (ii) each holder of non-election shares shall receive the stock consideration in respect of that number of non-election shares held by such holder equal to the product obtained by multiplying (a) the number of non-election shares held by such holder by (b) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares, with the remaining number of such holder's non-election shares being converted into the right to receive the cash consideration.

        If the stock election number is less than the stock conversion number, and the shortfall amount exceeds the number of non-election shares, then (i) all non-election shares shall be converted into the right to receive the stock consideration and (ii) each holder of cash election shares (other than dissenting shares) shall receive the stock consideration in respect of that number of cash election shares equal to the product obtained by multiplying (a) the number of cash election shares held by such holder by (b) a fraction, the numerator of which is the amount by which (x) the shortfall number exceeds (y) the total number of non-election shares, and the denominator of which is the total number of cash election shares, with the remaining number of such holder's cash election shares being converted into the right to receive the cash consideration.

Exchange of Shares in the Merger

        At or prior to the effective time, AMC will make available to the exchange agent (i) evidence of the AMC Class A common stock to be used to pay the stock consideration, (ii) cash equal to any dividends or distributions payable in accordance with the amended and restated merger agreement, (iii) cash equal to the aggregate cash consideration and (iv) cash in lieu of any fractional shares to be issued in exchange for Carmike common stock (such cash and book-entry or certificates for shares of AMC Class A common stock are referred to collectively in this proxy statement/prospectus as the "exchange fund"), which will be used to pay the merger consideration to Carmike's stockholders.

        Promptly (and no later than three business days) after the effective time, AMC will send or cause the exchange agent to send to each holder of shares of Carmike common stock who did not properly complete and timely submit a form of election a letter of transmittal and instructions for effecting the surrender of any certificates representing shares of Carmike common stock (which is referred to in this proxy statement/prospectus as the "certificates") or the transfer of uncertificated shares of Carmike common stock (which is referred to in this proxy statement/prospectus as "uncertificated shares"), in each case in exchange for the merger consideration to which such stockholder is entitled pursuant to the amended and restated merger agreement. If your shares of Carmike common stock are held in "street name" by your bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to submit a form of election and how to effect the surrender of your "street name" shares in order to receive the applicable consideration for those shares.

        Carmike stockholders should not return certificates with the enclosed proxy card, and Carmike stockholders should not forward certificates to the exchange agent without a form of election or letter of transmittal.

        Upon proper surrender of the certificates for exchange (or affidavits of loss in lieu thereof) and cancellation or transfer of the uncertificated shares to the exchange agent, together with such properly completed letter of transmittal, the holder of such certificates or uncertificated shares will be entitled to receive the merger consideration for such shares together with any dividends or distributions then payable. Until so surrendered, after the effective time of the merger each certificate or uncertificated share will represent only the right to receive the merger consideration, together with any dividends or distributions then payable.

        No dividends or other distributions declared with respect to AMC Class A common stock will be paid to the holder of any certificate that has not been surrendered or uncertificated share that has not been transferred until the holder of such shares has surrendered or transferred the shares in accordance with the terms of the amended and restated merger agreement. After the surrender of a certificate or transfer of an uncertificated share, the record holder thereof will be entitled to receive

(1) the amount of dividends or other distributions with a record date after the effective time theretofore paid, without any interest thereon, with respect to the whole shares of AMC Class A common stock represented by such certificate or uncertificated share and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to surrender and a payment date subsequent to surrender, with respect to shares of AMC Class A common stock represented by such certificate or uncertificated share.

        If any share of AMC Class A common stock is to be issued in, or any cash consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, it will be a condition to such payment that: (1) either such certificate be properly endorsed or otherwise in proper form for transfer or such uncertificated share has been properly transferred, accompanied by all documents which are reasonably required to evidence and effect such transfer, and (2) the person requesting such payment pay to the exchange agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

        The shares of AMC Class A common stock delivered and cash paid in accordance with the amended and restated merger agreement upon conversion of any shares of Carmike common stock will be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares. From and after the effective time, subject to Delaware law in the case of dissenting shares, all holders of certificates and uncertificated shares will cease to have any rights as stockholders of Carmike, other than the right to receive the merger consideration, together with any dividends or distributions then payable, in accordance with the amended and restated merger agreement. After the effective time, there will be no further registration of transfers of shares of Carmike common stock. If, after the effective time of the merger, certificates or uncertificated shares are presented to the surviving corporation or the exchange agent, they will be canceled and exchanged for the merger consideration, together with any dividends or distributions then payable, in accordance with the amended and restated merger agreement.

        No certificates or scrip representing fractional shares of AMC Class A common stock will be issued to holders of Carmike common stock, no dividend or distribution with respect to AMC Class A common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of AMC. In lieu of the issuance of any such fractional share, AMC will pay to each former stockholder of Carmike who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (1) the volume weighted average price per share of AMC Class A common stock on the NYSE, for the consecutive period of five trading days beginning on the eighth trading day immediately preceding the Closing Date and concluding at the close of trading on the third trading day immediately preceding the Closing Date, by (2) the fraction of a share of AMC Class A common stock to which such holder would otherwise be entitled to receive pursuant to the terms of the amended and restated merger agreement.

        Any portion of the exchange fund that remains unclaimed by the former holders of shares of Carmike common stock one year after the effective time of the merger will be returned to AMC, upon demand. Any former stockholders of Carmike who have not yet complied with the amended and restated merger agreement will thereafter look to AMC for the payment of the merger consideration, cash in lieu of any fractional shares and any unpaid dividends or distributions, without any interest thereon.

Lost, Stolen or Destroyed Certificates

        If any certificate representing Carmike common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the surviving corporation, AMC or the exchange agent, the posting by such person of a bond, in such an amount as the surviving corporation, AMC or the exchange agent may determine is reasonably necessary, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent (or if subsequent to the termination of the exchange fund and subject to the amended and restated merger agreement, AMC) will pay the merger consideration, any cash in lieu of fractional shares and any unpaid dividends and distributions in exchange for such lost, stolen or destroyed certificate.

Dissenting Shares

        Any shares of Carmike common stock held by holders who have not voted in favor of the merger or consented to the merger in writing and who have demanded appraisal for such shares in accordance with Delaware law (which is referred to in this proxy statement/prospectus as "dissenting shares") will not be converted into the right to receive the merger consideration, unless such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal with respect to such shares. If any holder of Carmike common stock that demands appraisal rights properly perfects such rights, such holder will be entitled to the fair value of such shares as determined by the Delaware Court of Chancery plus interest, if any, on the amount determined to be the fair value, as further described above in "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Appraisal Rights."

Representations and Warranties

        Carmike has made customary representations and warranties to AMC and Merger Sub in the amended and restated merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the amended and restated merger agreement. These representations and warranties relate to, among other things:

  •
  the due organization, good standing, corporate power and qualifications of Carmike and its subsidiaries;

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  the authority of Carmike to enter into the original merger agreement and the amended and restated merger agreement and complete the merger and other transactions contemplated by the amended and restated merger agreement;

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  the unanimous approval of the amended and restated merger agreement by the Carmike Board;

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  the consents, filings and approvals required by governmental entities in connection with the transactions contemplated by the amended and restated merger agreement;

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  the absence of (1) any conflict with or violation or breach of any provision within the organizational documents of Carmike, (2) any conflict with or violation or breach of applicable laws, (3) any required consents or approvals, defaults, or termination rights under any contract of Carmike or its subsidiaries, or (4) the creation or imposition of any liens on the assets of Carmike or any of its subsidiaries, in each case as a result of the amended and restated merger agreement and the transactions contemplated thereby;

  •
  the capital structure of Carmike and its subsidiaries and the absence of restrictions, liens or encumbrances with respect to the equity interests of Carmike's subsidiaries;

  •
  compliance with SEC filing requirements for Carmike's SEC filings since January 1, 2014, including the accuracy of the information contained in such filings and the absence of outstanding or unresolved comments received from the SEC with respect to such filings;

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  compliance with the rules and regulations of the NASDAQ and the Sarbanes-Oxley Act and the existence of disclosure controls and procedures under applicable securities laws and regulations;

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  Carmike's internal system of disclosure controls and procedures concerning financial reporting;

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  Carmike's financial statements;

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  the accuracy of this proxy statement/prospectus and its compliance with applicable securities laws;

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  the accuracy of the information supplied by the Company for use in this registration statement;

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  the absence of certain changes and events since September 30, 2015;

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  the absence of certain undisclosed liabilities;

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  compliance with applicable laws;

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  required governmental licenses, grants, registrations, clearances, authorizations, permits, consents and orders for Carmike to own, lease and operate its properties and assets and Carmike's compliance therewith;

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  litigation matters;

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  valid and marketable title to owned real property and the validity of leaseholds;

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  intellectual property and confidentiality matters;

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  information technology;

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  data protection and privacy matters;

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  tax matters;

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  employee benefit plans;

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  labor and employment matters;

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  environmental matters;

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  material contracts and the absence of breaches or defaults thereunder;

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  food and beverage inventories;

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  goodwill passes and prepaid tickets;

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  insurance matters;

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  finders' and brokers' fees relating to the merger;

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  the opinion of Carmike's financial advisor;

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  compliance with certain antitakeover statutes; and

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  non-reliance on estimates, projections and financial forecasts provided by AMC.

        AMC has made customary representations and warranties to Carmike in the amended and restated merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the amended and restated merger agreement. These representations and warranties relate to, among other things:

  •
  the due organization, valid existence, good standing and corporate power and authority of AMC, Merger Sub and AMC's subsidiaries;

  •
  (1) the corporate power and authority of AMC and Merger Sub to enter into the original merger agreement and the amended and restated merger agreement and consummate the transactions contemplated by the amended and restated merger agreement, (2) the adoption of the amended and restated merger agreement by the sole stockholder of Merger Sub and (3) the enforceability of the amended and restated merger agreement against AMC and Merger Sub;

  •
  the consents, filings and approvals required by governmental entities in connection with the transactions contemplated by the amended and restated merger agreement;

  •
  the absence of (1) any conflict with or violation or breach of any provision within the organizational documents of AMC or Merger Sub, (2) any conflict with or violation or breach of applicable laws, (3) any required consents or approvals, defaults, or termination rights under any contract of AMC or its subsidiaries, or (4) the creation or imposition of any liens on the assets of AMC or any of its subsidiaries, in each case as a result of the amended and restated merger agreement and the transactions contemplated thereby;

  •
  the capital structure of AMC and its subsidiaries and the absence of restrictions, liens or encumbrances with respect to the equity interests of AMC's subsidiaries;

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  compliance with SEC filing requirements for AMC's SEC filings since January 1, 2014, including the accuracy of the information contained in such filings and the absence of outstanding or unresolved comments received from the SEC with respect to such filings;

  •
  compliance with the rules and regulations of the NYSE and the Sarbanes-Oxley Act and the existence of disclosure controls and procedures under applicable securities laws and regulations;

  •
  AMC's internal system of disclosure controls and procedures concerning financial reporting;

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  AMC's financial statements;

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  this registration statement and its compliance with the requirements of the 1933 Act;

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  the accuracy of information provided by AMC for use in this proxy statement/prospectus;

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  the absence of certain changes and events since March 31, 2016;

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  the absence of certain undisclosed liabilities;

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  compliance with applicable laws;

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  litigation matters;

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  absence of certain agreements with Carmike stockholders or third parties relating to the amended and restated merger agreement and adoption thereof;

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  the business activities of AMC, its subsidiaries and affiliates and Beijing Wanda Culture Industry Group Co., Ltd. and its controlled affiliates (which is referred to in this proxy statement/prospectus as the "Wanda Group parties");

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  finders' and brokers' fees relating to the merger;

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  the availability of financing to consummate the merger and pay the cash consideration;

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  the delivery to Carmike and validity of certain financing documents, including debt commitment letters and fee letters;

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  the solvency of the surviving corporation and its subsidiaries as of the effective time and immediately after the consummation of the transactions contemplated by the amended and restated merger agreement;

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  the ownership of Carmike common stock by AMC, Merger Sub and their affiliates;

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  the absence of agreements or understandings between AMC and Merger Sub, on the one hand, and any member of Carmike's management or Board of Directors, on the other hand, relating to the transactions contemplated by the amended and restated merger agreement or operations of Carmike after the effective time of the merger; and

  •
  AMC and Merger Sub not relying on certain estimates, projections, forecasts and other forward-looking information provided to AMC and Merger Sub by Carmike and the inability to bring any claim under the amended and restated merger agreement against Carmike or its subsidiaries and representatives with respect to such estimates.

        None of the representations and warranties in the amended and restated merger agreement will survive the effective time of the merger.

        Many of the representations and warranties in the amended and restated merger agreement are qualified by a materiality or material adverse effect standard (that is, they will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect).

        For purposes of the amended and restated merger agreement, a "material adverse effect" means, with respect to Carmike, a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Carmike and its subsidiaries, taken as a whole, or the ability of Carmike and its subsidiaries to consummate the transactions contemplated by the amended and restated merger agreement, in each case, excluding any effect resulting from any circumstance involving, resulting from, relating to or with respect to:

  •
  changes in GAAP or any other accounting requirements applicable to the industry in which Carmike or any of its subsidiaries operates;

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  financial, securities, debt or financing markets or general economic or political conditions;

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  the industry in which Carmike or any of its subsidiaries operate;

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  changes in laws of general applicability to companies in the industry in which Carmike or any of its subsidiaries operate, or any official interpretation thereof by a governmental authority;

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  acts or declarations of war or other armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks) or natural disasters or weather-related events or conditions;

  •
  the execution and delivery of the amended and restated merger agreement or the announcement or consummation of the transactions contemplated by the amended and restated merger agreement or the identity of, or any facts or circumstances relating to, AMC, including the impact thereof on the relationships, contractual or otherwise, of Carmike or any of its subsidiaries with employees, customers, suppliers or other third parties by the amended and restated merger agreement;

  •
  any failure by Carmike or any of its subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period, including as a result of any failure of Carmike or any of its subsidiaries to realize the anticipated benefits of any business-related launch, initiative or roll-out (except that the underlying cause of any such failure described in this clause, unless expressly excluded by another clause of the definition, may be considered in determining whether or not a Carmike material adverse effect has occurred);

  •
  any action taken (or omitted to be taken) at the written request, or with the written consent, of AMC or Merger Sub;

  •
  the price and/or trading volume of Carmike's common stock on NASDAQ or any other market in which such securities are quoted for purchase and sale;

  •
  any action taken by AMC, Carmike, any of their respective subsidiaries or affiliates, or the Wanda Group parties that is required, contemplated or permitted pursuant to the amended and restated merger agreement (including regulatory undertakings), including any actions required under the amended and restated merger agreement to obtain any approval or authorization under antitrust, competition, trade regulation, or other applicable laws for the consummation of the merger; or

  •
  any litigation, action, suit, proceeding or investigation made or brought by any of the stockholders of Carmike (on their own behalf or on behalf of Carmike) that assert allegations of a breach of fiduciary duty relating to the amended and restated merger agreement, violations of securities laws in connection with this proxy statement/prospectus or otherwise arising out of any of the transactions contemplated by the amended and restated merger agreement.

        In the case of the first five clauses above, such circumstances may be taken into account in determining whether or not there has been a Carmike material adverse effect to the extent such circumstances have a materially disproportionate adverse effect on Carmike and its subsidiaries, taken as a whole, as compared to other participants in the industry in which Carmike and its subsidiaries operate.

        For purposes of the amended and restated merger agreement, a "material adverse effect" means, with respect to AMC, a material adverse effect on the financial condition, business, assets, liabilities or results of operations of AMC and its subsidiaries, taken as a whole, or the ability of AMC and its subsidiaries to consummate the transactions contemplated by the amended and restated merger agreement, in each case, excluding any effect resulting from any circumstance involving, resulting from, or relating to or with respect to:

  •
  financial, securities, debt or financing markets or general economic or political conditions;

  •
  the industry in which AMC or any of its subsidiaries operate;

  •
  changes in laws of general applicability to companies in the industry in which AMC or any of its subsidiaries operate, or any official interpretation thereof by a governmental authority;

  •
  acts or declarations of war or other armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks) or natural disasters or weather-related events or conditions;

  •
  changes in GAAP or any other accounting requirements applicable to the industry in which AMC or any of its subsidiaries operates;

  •
  the execution and delivery of the amended and restated merger agreement or the announcement or consummation of the transactions contemplated by the amended and restated merger agreement or the identity of, or any facts or circumstances relating to, Carmike, including the impact thereof on the relationships, contractual or otherwise, of AMC or any of its subsidiaries with employees, customers, suppliers or other third parties by the amended and restated merger agreement;

  •
  any failure by AMC or any of its subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period, including as a result of any failure of AMC or any of its subsidiaries to realize the anticipated benefits of any business-related launch, initiative or roll-out;

  •
  any action taken (or omitted to be taken) at the written request, or with the written consent, of Carmike;

  •
  the price and/or trading volume of AMC's Class A common stock on the NYSE or any other market in which such securities are quoted for purchase and sale;

  •
  any action taken by AMC, Carmike, any of their respective subsidiaries or affiliates, or the Wanda Group parties that is required, contemplated or permitted pursuant to the amended and restated merger agreement (including regulatory undertakings), including any actions required under the amended and restated merger agreement to obtain any approval or authorization under antitrust, competition, trade regulation, or other applicable laws for the consummation of the merger; or

  •
  any litigation, action, suit, proceeding or investigation made or brought by any of the stockholders of AMC (on their own behalf or on behalf of AMC) that assert allegations of a breach of fiduciary duty relating to the amended and restated merger agreement or otherwise arising out of any of the transactions contemplated by the amended and restated merger agreement.

        In the case of the first four clauses above, such circumstances may be taken into account in determining whether or not there has been an AMC material adverse effect to the extent such circumstances have a materially disproportionate adverse effect on AMC and its subsidiaries, taken as a whole, as compared to other participants in the industry in which AMC and its subsidiaries operate.

        In addition, for purposes of the amended and restated merger agreement, "affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person. However, with respect to AMC, the term "affiliate" does not include AMC's controlling stockholder or any of such controlling stockholder's affiliates (other than AMC or any of AMC's controlled affiliates).

Covenants Regarding Conduct of Business by Carmike Pending the Merger

        Carmike has agreed to certain covenants in the amended and restated merger agreement restricting the conduct of its business between the date of the original merger agreement and the effective time of the merger. In general, Carmike has agreed that, except (1) with the prior written consent of AMC (not to be unreasonably withheld, conditioned or delayed), (2) as contemplated by the amended and restated merger agreement, (3) as set forth in Carmike's disclosure letter or (4) as required by law, from date of the original merger agreement until the effective time, Carmike will and will cause each of its subsidiaries to (a) conduct its business in the ordinary course consistent with past practices, (b) conduct its business in material compliance with all applicable laws (except where such failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Carmike) and (c) use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and keep available the services of its present officers and key employees.

        Without limiting the generality of the preceding paragraph, Carmike has agreed that, except (1) with the prior written consent of AMC (not to be unreasonably withheld, conditioned or delayed), (2) as contemplated by the amended and restated merger agreement or (3) as set forth in Carmike's disclosure letter, Carmike will not, nor will Carmike permit any of its subsidiaries to:

  •
  amend its certificate of incorporation, by-laws or other similar organizational documents;

  •
  (1) split, combine or reclassify any shares of its capital stock, (2) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned subsidiaries or (3) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Carmike securities or any securities of Carmike subsidiaries except pursuant to any Carmike stock plan;

  •
  (1) grant, issue, deliver or sell, or authorize the grant, issuance, delivery or sale of, any shares of any Carmike securities or any securities of Carmike subsidiaries, other than the issuance of (A) any shares of Carmike stock upon the exercise of outstanding Carmike stock options in accordance with the terms of such Carmike stock options, (B) any Carmike restricted shares and Carmike restricted stock units to directors of Carmike in the ordinary course consistent with past practices, and (C) any shares of earned Carmike performance shares that have been granted prior to the date of the original merger agreement or (2) amend any term of any Carmike security or any security of a Carmike subsidiary;

  •
  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses having a value (1) in excess of $2 million individually, or $5 million in the aggregate, from any other person, (2) merge or consolidate with any other person or (3) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring merger or other reorganization;

  •
  sell, lease, license or otherwise transfer any subsidiary or any amount of assets, securities, properties, interests or businesses, having a value in excess of $2 million individually, or $5 million in the aggregate, except (1) pursuant to existing contracts or commitments disclosed in Carmike's disclosure letter, and (2) in the ordinary course of business consistent with past practices in an amount not to exceed $8 million in the aggregate;

  •
  make any loans, advances or capital contributions to, or investments in, any other person in excess of $1 million either by purchase of stock or securities, contributions to capital, property transfer, purchase of any property or assets of any person or otherwise (other than (1) loans or advances between and among Carmike and/or any of its wholly-owned subsidiaries made in the ordinary course of business consistent with past practices and (2) capital contributions to or investments in wholly-owned subsidiaries made in the ordinary course of business consistent with past practices);

  •
  create, assume, incur or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (or amend and restate or refinance any existing indebtedness for borrowed money), other than (1) (A) up to $25 million of indebtedness under lines of credit existing on the date of the original merger agreement, (B) any indebtedness or guarantee (including any lease guarantee) incurred in the ordinary course of business consistent with past practices in an amount not to exceed $5 million in the aggregate, or (2) indebtedness incurred between or among Carmike and/or any of its wholly-owned subsidiaries made in the ordinary course of business consistent with past practices or between any of such wholly-owned subsidiaries or guarantees by Carmike of indebtedness of any wholly-owned subsidiary made in the ordinary course of business consistent with past practices;

  •
  prepay, redeem, repurchase, defease, cancel or otherwise terminate (or amend, restate or refinance any existing indebtedness for borrowed money) any indebtedness for borrowed money of Carmike or any of its subsidiaries;

  •
  except as required by applicable law and except as required under any employee plan, (1) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement with) any Carmike employee or director of Carmike or any subsidiary, (2) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of the original merger agreement, (3) enter into any employment, deferred compensation, retention or other similar agreement (or any amendment to any such existing agreement) with any Carmike employee or directors of Carmike or any subsidiary, (4) establish, adopt or amend any collective bargaining agreement or Carmike employee plan, or (5) increase compensation, bonus or other benefits payable to any Carmike employee or director of Carmike or any subsidiary other than (A) annual salary increases in the ordinary course of business consistent with past practice; (B) increases in amounts in accounts under the executive pan resulting from the annual salary increases described in (A); or (C) as contemplated the amended and restated merger agreement;

  •
  change Carmike's methods of accounting or accounting principles or practices, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act approved by its independent public accountants;

  •
  make or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, amend any material tax returns or file claims for material tax refunds, enter into any material closing agreement, settle any material tax claim, audit or assessment, surrender any right to claim a material tax refund, offset or other reduction in tax liability or take any material position on any tax return filed on or after the date of the original merger agreement or adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar tax returns in prior periods;

  •
  make any capital expenditure, or incur any obligation or liability in respect thereof, other than those capital expenditure projects that are (1) not in excess of $4 million in the aggregate or (2) contemplated by Carmike's 2016 fiscal year forecast that has been made available to AMC;

  •
  create or incur any lien on any material asset other than in the ordinary course of business consistent with past practices;

  •
  enter into (1) any contract that would have been a material contract were Carmike a party or subject thereto on the date of the original merger agreement other than entry into renewals of existing contracts in the ordinary course of business consistent with past practices (but in no event, for terms of more than twenty-four months) or (2) lease agreement for real property;

  •
  terminate or amend in any material respect any material contract or real property lease, or waive, release or assign any material right, claims or benefit of Carmike thereunder, except for such terminations, amendments, waivers, releases or assignments in the ordinary course of business consistent with past practices;

  •
  terminate, renew, suspend, abrogate, amend or modify in any material respect any permit other than in the ordinary course of business consistent with past practices;

  •
  settle, or offer or propose to settle, any litigation, investigation, arbitration, proceeding or other claim involving or against Carmike or any subsidiary involving a payment by Carmike or any subsidiary in excess of $1.5 million individually or $3 million in the aggregate;

  •
  fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies; or

  •
  except as, in the reasonable judgment of Carmike, is necessary to comply with the ongoing requirements of the Exchange Act or prepare or make any filings with the SEC agree, resolve or commit to do any of the foregoing.

Stockholder Meeting

        Carmike has agreed that, subject to the terms of the amended and restated merger agreement, (1) the Carmike Board will recommend approval and adoption of the amended and restated merger agreement and the merger by Carmike's stockholders and include such recommendation in this proxy statement/prospectus, (2) Carmike will use its reasonable best efforts to obtain the Carmike stockholder approval, and (3) Carmike will otherwise comply in all material respects with the legal requirements applicable to the Carmike stockholder meeting.

        Notwithstanding the foregoing, if on a date within two (2) business days of any date that the Carmike stockholders meeting is scheduled to reconvene, Carmike has not received such number of proxies required to approve the merger proposal, Carmike may postpone or adjourn, or make one or more successive postponements or adjournments of, the reconvened Carmike stockholder meeting. However, in these circumstances Carmike may not postpone or adjourn the reconvened stockholders meeting to a date that is later than the later of (1) 30 days from the date that the reconvened Carmike stockholder meeting is scheduled to reconvene after the mailing of this proxy statement/prospectus and (2) 10 business days following termination of the negotiated period (defined below under "—No Solicitation of Acquisition Proposals; Changes in Board Recommendation") without the prior written consent of AMC (not to be unreasonably withheld). Carmike may also make one or more successive postponements or adjournments of the Carmike reconvened stockholder meeting if it is required by applicable law to provide Carmike stockholders with additional information or disclosures in connection with the matters to be voted upon at the reconvened stockholder meeting, only for such period of time as is reasonably necessary in order to give Carmike's stockholders sufficient time to evaluate such additional information or disclosure.

No Solicitation of Acquisition Proposals; Changes in Board Recommendation

        Except as provided in the amended and restated merger agreement, from the date of the original merger agreement until the earlier of the effective time or the termination of the amended and restated merger agreement, Carmike, its subsidiaries and their respective officers and directors have agreed not to, and will not authorize any of their respective representatives to, directly or indirectly:

  •
  solicit, initiate or take any action to knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

  •
  enter into, continue or otherwise participate in any discussions or negotiations with, or afford access to the business, properties, assets, books or records of Carmike or any of its subsidiaries to, any third party with respect to any potential acquisition proposal;

  •
  except for an acceptable confidentiality agreement, enter into any agreement in principle, memorandum of understanding, letter of intent, merger agreement, acquisition agreement, joint venture agreement, option agreement or other similar agreement providing for a transaction that is the subject of an acquisition proposal (which is referred to in this proxy statement/prospectus as an "alternative acquisition agreement"); or

  •
  subject to certain exceptions, grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an acquisition proposal.

        Carmike has also agreed to (and to cause its subsidiaries and the respective representatives of Carmike and its subsidiaries to) immediately cease and cause to be terminated as of the effective time of the merger all then-existing activities, discussions and negotiations, if any, with any third party and its representatives with respect to any acquisition proposal.

        Notwithstanding the foregoing, following the receipt of an acquisition proposal that was made after the date of the original merger agreement that did not result from a material breach by Carmike, any of its subsidiaries or its or their respective representatives of the foregoing and prior to obtaining the approval of the Carmike stockholders, if (1) Carmike or any of its representatives has received an acquisition proposal that the Carmike Board, after consultation with its outside legal counsel and with its financial advisor, reasonably believes is or could reasonably result in a superior proposal (as that term is defined below) and (2) the Carmike Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, then, subject to providing written notice to AMC of its decision to take such action and compliance in all material respects with the amended and restated merger agreement, Carmike, directly or indirectly through its representatives, may:

  •
  engage in negotiations or discussions with such third party and its representatives; and

  •
  furnish to such third party or its representatives non-public information relating to Carmike or any of its subsidiaries pursuant to an acceptable confidentiality agreement, as long as Carmike promptly (and in any event within twenty-four hours) provides to AMC any such information relating to Carmike that it provided to any such person or entity which was not previously provided to or made available to AMC.

        Carmike has agreed to promptly (and, in any event, within twenty-four hours) notify AMC orally and in writing after the receipt by Carmike of any acquisition proposal or any request for information or access relating to Carmike or any of its subsidiaries with respect to an acquisition proposal indicating, in connection with such notice, the name of such person or entity (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the date of the original merger agreement) and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, which in each case may be redacted, if necessary to remove the identity of any third party to comply with any confidentiality obligation in effect prior to the date of the original merger agreement) and thereafter, subject to the foregoing confidentiality qualifications, will (1) keep AMC reasonably informed, on a prompt and timely basis, of the status and terms of any such proposals or offers (including any material amendments thereto) and the status of any such discussions or negotiations, and (2) provide to AMC as soon as practicable copies of all written proposals or offers (including proposed agreements) sent or provided to Carmike or any of its subsidiaries from any person (or such person's representative) making an acquisition proposal that describes any of the financial or other material terms or conditions of such acquisition proposal.

        Except as provided in the amended and restated merger agreement, the Carmike Board and each committee thereof has agreed not to:

  •
  withhold, withdraw, qualify or modify (or publicly propose or announce any intention to or resolve to withhold, withdraw, qualify or modify), in a manner adverse to AMC or Merger Sub, the recommendation by the Carmike Board of approval and adoption of the amended and restated merger agreement by Carmike's stockholders, which is referred to in this proxy statement/prospectus as the "Carmike Board recommendation;"

  •
  other than in the case of an acquisition proposal in the form of a tender offer or exchange offer, fail to publicly affirm the Carmike Board recommendation upon AMC's written request within five business days after such request after a public announcement of an acquisition proposal;

  •
  fail to recommend against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by AMC or any of its subsidiaries) prior to the eleventh business day after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act;

  •
  recommend that the stockholders of Carmike tender their shares of Carmike stock in such tender offer or exchange offer;

  •
  fail to include the Carmike Board recommendation in this proxy statement/prospectus in connection with the reconvened Carmike stockholder meeting; or

  •
  approve, adopt, recommend, or publicly propose to approve, adopt or recommend, any acquisition proposal.

        Any action described in the foregoing is referred to as an "adverse recommendation change."

        Notwithstanding anything to the contrary in the amended and restated merger agreement, prior to the approval and adoption of the amended and restated merger agreement by Carmike's stockholders, if (1) in response to any event, change, effect, development, state of facts, condition, circumstance or occurrence that was not known to the Carmike Board on the date of the original merger agreement (or, if known, the consequences of which were not known to the Carmike Board as of the date of the original merger agreement), which referred to as an "intervening event," but in no event will the receipt, existence of, or terms of any acquisition proposal, or any inquiry relating thereto, constitute an intervening event, the Carmike Board or any committee thereof determines in good faith, after consultation with Carmike's financial advisor and outside legal counsel, that any failure to take such action would be inconsistent with its fiduciary duties under applicable law, or (2) Carmike receives an acquisition proposal (that did not result from any material breach of Carmike's non-solicitation obligations under the amended and restated merger agreement) that the Carmike Board or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a superior proposal, then the Carmike Board or any committee thereof may:

  •
  make an adverse recommendation change; or

  •
  in the case of a superior proposal, authorize Carmike or any of its subsidiaries to execute acquisition proposal documentation which will include a definitive acquisition agreement, with respect to such superior proposal if the amended and restated merger agreement is concurrently terminated based on such superior proposal and definitive acquisition agreement (as described below under "—Termination of the Amended and Restated Merger Agreement").

        The Carmike Board and each committee thereof are generally not permitted to make an adverse recommendation change with respect to an intervening event or superior proposal, and Carmike and its subsidiaries are generally not permitted to execute any acquisition proposal documentation and terminate the amended and restated merger agreement in connection with a superior proposal, unless:

  •
  Carmike has given AMC at least three business days' prior written notice of its intention to take such action (which notice will, in the event of a superior proposal, include the current version of the proposal agreement under which such superior proposal will be consummated, and, in the event of an intervening event, provide all material information with respect to such intervening event);

  •
  Carmike has negotiated, and caused its representatives to negotiate, in good faith with AMC during the three business day period following the delivery of written notice described above, which Carmike refers to in this proxy statement/prospectus as the "negotiation period", to the extent AMC wishes to negotiate, to enable AMC to propose in writing revisions to the terms of the amended and restated merger agreement so that such superior proposal would no longer constitute a superior proposal or the failure to make an adverse recommendation change with respect to such intervening event would no longer be inconsistent with fiduciary duties under applicable law;

  •
  following the end of the negotiation period, the Carmike Board or any committee thereof has considered in good faith AMC's written proposal, if any, and determined such superior proposal continues to constitute a superior proposal or the failure to make an adverse recommendation change with respect to such intervening event continues to be inconsistent with fiduciary duties under applicable law even if the revisions in AMC's written proposal, if any, were given effect; and

  •
  in the event of any material change to the material terms of such superior proposal, Carmike has delivered to AMC an additional notice consistent with the requirements described above and allowed the negotiation period to recommence for an additional three business days.

        Notwithstanding anything to the contrary in the amended and restated merger agreement, unless the amended and restated merger agreement is terminated pursuant to, and in accordance with, its terms, (1) the obligation of Carmike to establish a record date for, give notice of, and, subject to the amended and restated merger agreement, reconvene and hold the Carmike stockholder meeting and to hold a vote of Carmike's stockholders on the adoption of the amended and restated merger agreement and the merger at the Carmike stockholder meeting pursuant to the amended and restated merger agreement will not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any acquisition proposal (whether or not a superior proposal) or by an adverse recommendation change, and (2) in any case in which Carmike makes an adverse recommendation change, Carmike must nevertheless submit the amended and restated merger agreement to a vote of its stockholders at the Carmike stockholder meeting for the purpose of the approval of the amended and restated merger agreement.

        Nothing contained in the amended and restated merger agreement will prevent Carmike or the Carmike Board from (1) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to its stockholders with regard to the transactions contemplated by the amended and restated merger agreement or an acquisition proposal which the Carmike Board (after consultation with outside counsel) determines in its good faith judgment that failure to make such disclosure would reasonably be expected to violate U.S. federal or state securities law or other applicable law or its fiduciary obligations under applicable law; provided that the Carmike Board may not effect an adverse recommendation change unless permitted to do so pursuant to the amended and restated merger agreement; provided, further, that notwithstanding anything to the contrary in the amended and restated merger agreement, any "stop, look and listen" disclosure in and of itself will not be considered an adverse recommendation change or (2) contacting and engaging in discussions with any person, entity or group and their respective representatives who has made an acquisition proposal solely for the purpose of clarifying such acquisition proposal and the terms thereof.

        For the purposes of this proxy statement/prospectus, an "acquisition proposal" means, other than with respect to the transactions contemplated by the amended and restated merger agreement or any other transaction involving AMC and Carmike, any offer, proposal or indication of interest relating to (1) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Carmike and its subsidiaries, assets of Carmike and its subsidiaries representing 20% or more of the consolidated net revenues or consolidated net income of Carmike and its subsidiaries, or 20% or more of any class of equity or voting securities of Carmike or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Carmike and its subsidiaries, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party's beneficially owning 20% or more of any class of equity or voting securities of Carmike or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Carmike and its subsidiaries, or (3) a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Carmike or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Carmike and its subsidiaries.

        For the purposes of this proxy statement/prospectus, "superior proposal" means a bona fide, written acquisition proposal for at least a majority of the outstanding shares of Carmike common stock or more than 50% of the consolidated assets of Carmike and its subsidiaries (or assets of Carmike and its subsidiaries representing more than 50% of the consolidated net revenues or consolidated net income of Carmike and its subsidiaries) that the Carmike Board determines in good faith, after considering the advice of its outside counsel and a financial advisor of nationally recognized reputation, (1) is reasonably likely to be consummated in accordance with its terms, and (2) taking into account all relevant factors (including the legal, financial and regulatory aspects of the proposal and the party making the proposal), if consummated, would result in a transaction that is more favorable to Carmike's stockholders from a financial point of view than as provided under the amended and restated merger agreement (including any revisions to the terms of the amended and restated merger agreement as contemplated by the amended and restated merger agreement).

Consents, Approvals and Filings

  U.S. Antitrust Filings

        The merger is subject to the expiration or termination of the applicable waiting periods under the HSR Act. Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be completed unless specified waiting periods have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification form with the FTC and the Antitrust Division of the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties' filing of their respective HSR Act notification forms unless the waiting period is terminated early or is extended by a request for additional information or documentary materials. Carmike and AMC submitted their pre-merger notification forms with the FTC and DOJ on April 12, 2016. On May 12, 2016, the DOJ issued a Second Request. The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after Carmike and AMC have substantially complied with this request, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ. Carmike and AMC are continuing to cooperate with the DOJ in its review of this transaction.

        At any time before the effective time of the merger, the DOJ, or others could take action under antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets, or to impose restrictions on the operations of Carmike or AMC following the completion of the merger. State attorneys general have notified Carmike and AMC that they will be investigating the competitive effects of the merger. In addition, other state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions to the completion of the merger. There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

  Obligations of the Parties Under the Amended and Restated Merger Agreement

        AMC, Carmike and Merger Sub have each agreed, subject to the terms of the amended and restated merger agreement, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable (and in any event prior to the end date), the transactions contemplated by the amended and restated merger agreement, including:

  •
  obtaining and maintaining all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals (which is referred to in this proxy statement/prospectus as "approvals") from governmental authorities and the making of all other necessary registrations and filings;

  •
  obtaining all approvals from third parties that are necessary or desirable in connection with the transactions contemplated by the amended and restated merger agreement;

  •
  the execution and delivery of any additional instruments necessary to consummate any of the transactions contemplated by, and to fully carry out the purposes of, the amended and restated merger agreement; and

  •
  providing all such information concerning such party, its ultimate parent, its affiliates, its affiliate's officers, directors, employees and partners, and, in the case of AMC, the Wanda Group parties and their respective officers, directors, employees and partners, as may reasonably be requested in connection with any of the matters set forth in the amended and restated merger agreement regarding regulatory matters.

        AMC, Carmike and Merger Sub have each agreed that none of them will, nor will it permit any of its affiliates to, take or agree to take any action that would reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any approvals from any governmental authority with respect to the transactions contemplated by the amended and restated merger agreement.

  Antitrust Cooperation

        Subject to the terms of the amended and restated merger agreement, AMC and Carmike have agreed to:

  •
  make or cause to be made the filings required of such party or any of its affiliates, and in the case of AMC, any Wanda Group party or its ultimate parent entity, under the HSR Act with respect to the transactions contemplated by the amended and restated merger agreement as promptly as practicable and advisable as mutually agreed by the parties, and not later than September 30, 2016, unless otherwise agreed to by the parties in writing;

  •
  make or cause to be made such other filings as are required under applicable law by such party or any of its affiliates in foreign jurisdictions governing antitrust, competition, trade regulation or similar matters as soon as reasonably practicable after the date of the original merger agreement;

  •
  comply with any request for additional information, documents or other materials received by such party or any of its affiliates from the FTC, the DOJ or any other governmental authority under the HSR Act or any other applicable laws when practicable and advisable as mutually agreed by the parties; and

  •
  cooperate in good faith with the other party in obtaining all approvals required under applicable laws and in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other governmental authority under any applicable laws with respect to any such filing or any such approval.

        AMC and Carmike have agreed to coordinate with respect to the overall strategy relating to antitrust laws, including with respect to any filings, notifications, submissions and communications with or to any antitrust regulatory authority; provided, however, that (1) subject to the amended and restated merger agreement, AMC will make the final determination as to the appropriate course of action and (2) neither AMC nor Carmike will be constrained from complying with applicable law. Each party will (1) consult and cooperate with the other party regarding, allow the other party to have a reasonable opportunity to review in advance prior to their submission (if applicable) and consider in good faith the views of the other party regarding the form and content of, any filings, correspondence, written communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party in connection with proceedings under or relating to any antitrust laws, (2) promptly furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives, on the one hand, and any such governmental authority or its respective staff on the other hand, with respect to the amended and restated merger agreement and the transactions contemplated thereby and (3) give the other party the opportunity to attend and participate in any in-person meetings, and to the extent reasonably practicable, substantive telephone calls with the DOJ, the FTC or any other governmental authority (to the extent permitted by the DOJ, the FTC or such governmental authority) with respect to regulatory undertakings and, if the other party is prohibited by applicable laws or by the DOJ, the FTC or such governmental authority from attending and participating in any such meetings or calls, keep the other party reasonably apprised with respect thereto to the extent permitted under applicable law.

        AMC and Carmike have each agreed to use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by the amended and restated merger agreement. Neither party will directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a governmental authority related to the amended and restated merger agreement or the transactions contemplated thereby except with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

        Each of AMC and Carmike have agreed to use its reasonable best efforts to take such action as may be required to cause the expiration or termination of the waiting periods under the HSR Act or other antitrust laws with respect to the transactions contemplated by the amended and restated merger agreement as soon as practicable after the execution of the original merger agreement. If any proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the amended and restated merger agreement as violative of any applicable laws, each of AMC and Carmike have agreed to, and have agreed to cause their respective affiliates to, vigorously contest and resist any such proceeding (through negotiation, litigation or otherwise), including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each referred to in this proxy statement/prospectus as an "order"), that is in effect and that prohibits, prevents, delays or restricts the consummation of the transactions contemplated by the amended and restated merger agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal.

        Notwithstanding anything to the contrary in the amended and restated merger agreement, Carmike has agreed not to, without the written consent of AMC, agree to or effect any antitrust action required by any governmental authority. If necessary to avoid the commencement of any proceeding by any governmental authority challenging the transactions under the amended and restated merger agreement under any applicable laws, or if already commenced, to avoid the entry of, or to effect the dissolution of, any order that would prohibit, prevent or restrict the consummation of the transactions contemplated by the amended and restated merger agreement, then, subject to the penultimate sentence of this paragraph, AMC has agreed to, and has agreed to cause its affiliates to, offer, negotiate and agree to, and shall effect, any antitrust action with respect to AMC's, Carmike's or their respective affiliates' businesses or assets; provided, that AMC will not be required to agree to a divestiture, license or hold separate of (1) Carmike's, AMC's or their respective affiliates' theatres that would result in a loss of theatre-level cash flows in excess of $25 million in the aggregate, subject to certain limited exceptions or (2) non-theatre assets with an aggregate net book value in excess of $20 million. Notwithstanding the foregoing or anything contained in the amended and restated merger agreement to the contrary, AMC will not be required to agree to or effect any antitrust action with respect to Carmike, AMC or any of their respective affiliates' businesses or assets unless such actions are conditioned upon the occurrence of the closing of the merger or are effective on or after the closing of the merger, and no party to the amended and restated merger agreement will be required to waive any closing conditions as they apply to such party. None of the actions taken or proposed to be taken pursuant to this paragraph will be deemed to result in a breach of the representations and warranties set forth in the amended and restated merger agreement or shall be considered for purposes of determining whether a Carmike material adverse effect or an AMC material adverse effect has occurred.

  Proxy Statement/Prospectus and Registration Statement Cooperation

        Carmike and AMC have agreed to cooperate with one another (1) in connection with the preparation of this proxy statement/prospectus and this registration statement, (2) in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the amended and restated merger agreement and (3) in taking such actions or making any such filings, furnishing information required in connection therewith or with this proxy statement/prospectus and this registration statement and seeking timely to obtain any such actions, consents, approvals or waivers. Carmike will, and will cause its subsidiaries to, use reasonable efforts to (1) obtain accountants' comfort letters reasonably requested by AMC in connection with this registration statement and (2) cause accountants to consent to the use of their reports in this registration statement.

        Carmike has agreed to mail this proxy statement/prospectus as promptly as practicable after this registration statement is declared effective. Each party has agreed to provide the other with a reasonable opportunity to review and comment on any amendment or supplement to this proxy statement/prospectus and this registration statement prior to filing such with the SEC and, if required, Carmike has agreed to disseminate to Carmike's stockholders, as promptly as reasonably practicable, any amendment of or supplement to this proxy statement/prospectus required as a result of such comments or as otherwise required by applicable law. No filing of, or amendment or supplement to, this registration statement or this proxy statement/prospectus, or response to SEC comments with respect thereto, will be made by AMC or Carmike, as applicable, without the other's prior consent (which will not be unreasonably withheld, conditioned or delayed). AMC and Carmike have agreed to use reasonable best efforts to take any other action required to be taken under the Exchange Act, Delaware law and the rules of NASDAQ and the NYSE, in connection with the filing and distribution of this proxy statement/prospectus and this registration statement and the solicitation of proxies from the Carmike's stockholders, as the case may be, thereunder.

        Carmike has agreed to, and cause its subsidiaries, officers and employees to, use reasonable efforts to provide to AMC, upon AMC's reasonable request, financial and other pertinent information relating to Carmike and its subsidiaries to assist AMC in preparing the "Odeon/UCI registration statement" that AMC may be required to file with the SEC in connection with AMC's pending acquisition of Odeon/UCI and UCI Cinemas Holdings Limited and its affiliates. Carmike will, and will cause it subsidiaries, officers and employees to, use reasonable efforts to (1) obtain accountants' comfort letters reasonably requested by AMC in connection with the Odeon/UCI registration statement and (2) cause accountants to consent to the use of their reports in the Odeon/UCI registration statement.

        AMC has agreed to, upon request by Carmike, reimburse Carmike for any of its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by Carmike or any of its subsidiaries or their respective affiliates in connection with the preceding paragraph, and AMC will indemnify and hold harmless Carmike and its subsidiaries and their respective affiliates and representatives for and against any and all losses, suffered or incurred by them in connection therewith, any action taken by them in connection therewith and any information utilized in connection therewith; provided, however, that the foregoing indemnification obligation will not apply to the extent that the relevant amounts result from Carmike's or its subsidiaries' or their respective affiliates' bad faith, willful misconduct or gross negligence or material breach of the amended and restated merger agreement, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Employee Benefits Matters

        AMC has agreed for a period of twelve months following the closing of the merger to provide to each Carmike employee who is employed immediately prior to the closing and who becomes an employee of AMC, Carmike or any of its subsidiaries upon the closing (each such individual referred to in this proxy statement/prospectus as a "continuing employee") employee benefits that are no less favorable in the aggregate than the level of such employee benefits provided to such employees as of the date of the original merger agreement. AMC has agreed for a period of twelve months following the closing to maintain certain employee severance protections, which will be lieu of any AMC severance plans or benefits.

        AMC has agreed to, and has agreed to cause it subsidiaries (including Carmike) to, cause each AMC employee plan to (1) recognize the pre-closing service of participating continuing employees with Carmike for all purposes of vesting, eligibility and benefit entitlement (but not for purposes of pension benefit accrual), except to the extent such service credit would result in a duplication of benefits for the same period, (2) waive any preexisting condition limitations for participating continuing employees and (3) use commercially reasonable efforts to provide credit to each participating continuing employee under the applicable AMC employee plan for amounts paid by the continuing employee prior to the closing during the year in which the closing occurs under any analogous Carmike employee plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such AMC employee plan.

        Carmike has agreed to pay annual cash bonuses to executive officers and other key corporate office employees covered by Carmike's executive plan for the period ending December 31, 2016 according to the terms of the amended and restated merger agreement.

Directors' and Officers' Indemnification and Insurance

        AMC and the surviving corporation have agreed to, and AMC has agreed to cause the surviving corporation to, do the following:

  •
  indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of Carmike and its subsidiaries (each referred to in this proxy statement/prospectus as an "indemnified person") in respect of acts or omissions in their capacity as a director or officer of Carmike or its subsidiaries or as an officer, director, employee, fiduciary or agent of another enterprise if the indemnified person was serving in such capacity at the request of Carmike or any of its subsidiaries, in any case occurring at or prior to the effective time, to the fullest extent permitted by Delaware law or any other applicable law (in the case of non-Delaware entities) or provided under the certificate of incorporation, by-laws, any indemnification agreements and any other governing documents of Carmike and its subsidiaries in effect on the date of the original merger agreement.

  •
  for a period of six years after the effective time, the certificate of incorporation and by-laws of the surviving corporation will contain provisions regarding (1) elimination of liability of directors and managers, (2) indemnification of officers, directors and managers, and (3) advancement of expenses, in each case, for periods prior to and including the effective time, that are no less advantageous to the intended beneficiaries than the corresponding provisions in Carmike's governing documents in existence on the date of the original merger agreement. The indemnification agreements with Carmike's directors and officers that survive the merger will continue in full force and effect in accordance with their terms.

  •
  for a period of six years after the effective time, AMC will cause to be maintained in effect all provisions in the certificate of incorporation, by-laws and other governing documents of Carmike's subsidiaries regarding (1) elimination of liability of directors and managers,

    (2) indemnification of officers, directors and managers, and (3) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the original merger agreement.

  •
  prior to the effective time, Carmike will (or, if Carmike is unable to or does not, AMC will and will cause the surviving corporation to) obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of Carmike's existing directors' and officers' insurance policies and Carmike's existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time, subject to the terms of the amended and restated merger agreement.

Covenants Regarding Conduct of Business by AMC Pending the Merger

        AMC has agreed to certain covenants in the amended and restated merger agreement restricting the conduct of its business between the date of the amended and restated merger agreement and the effective time of the merger. In general, AMC has agreed that, except (1) with the prior written consent of Carmike (not to be unreasonably withheld, conditioned or delayed), (2) as contemplated by the amended and restated merger agreement, (3) as set forth in AMC's disclosure letter or (4) as required by law, from date of the amended and restated merger agreement until the effective time, AMC will and will cause each of its subsidiaries to conduct its business in all material respects in the ordinary course.

        Without limiting the generality of the preceding paragraph, AMC has agreed that, except (1) with the prior written consent of Carmike (not to be unreasonably withheld, conditioned or delayed), (2) as contemplated by the amended and restated merger agreement or (3) as set forth in AMC's disclosure letter, from the date of the amended and restated merger agreement until the effective time of the merger, AMC will not, nor will AMC permit any of its subsidiaries to:

  •
  amend its certificate of incorporation, bylaws or other similar organizational documents, in each case, in any manner that would have a material adverse effect on the rights of holders of AMC Class A common stock;

  •
  take any action or fail to take any action that is intended or is reasonably likely to result in a delay in the consummation of the merger or the transactions contemplated by the amended and restated merger agreement, any impediment to AMC's ability to consummate the merger or the transactions contemplated by the amended and restated merger agreement, any of its representations and warranties set forth in the amended and restated merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, any of the conditions to the merger set forth in the amended and restated merger agreement not being satisfied or a material violation of any provision of the amended and restated merger agreement, except, in each case, as required by applicable law; or

  •
  agree, resolve or commit to do any of the foregoing.

Other Covenants and Agreements

        The amended and restated merger agreement contains certain other covenants and agreements, including covenants relating to:

  •
  AMC's using its reasonable best efforts to consummate the financing relating to the merger;

  •
  reasonable access to information about Carmike and any of its subsidiaries to be given to AMC and Merger Sub;

  •
  confidentiality obligations of AMC and Merger Sub to certain information about Carmike pursuant to the confidentiality agreement between AMC and Carmike;

  •
  AMC causing the shares of its Class A common stock which are to be issued to the holders of Carmike stock upon the consummation of the merger to be approved for listing on the NYSE, subject to official notice of issuance;

  •
  the execution and delivery of any deeds, bills of sale, assignment or assurance and the taking of any other actions and things to vest, perfect or confirm of record or otherwise in the surviving corporation;

  •
  AMC and Carmike providing each other prompt notice of (1) any notice or other communication from any person or entity alleging that the consent of such person or entity is required in connection with the transactions contemplated by the amended and restated merger agreement, (2) any notice or other communication from any governmental authority in connection with the transactions contemplated by the amended and restated merger agreement and (3) any actions, suits, claims, investigations or proceedings commenced or threated against or involving Carmike, any of its subsidiaries or AMC, as the case may be, that, if it were pending on the date of the original merger agreement, would have been required to have been disclosed pursuant to the amended and restated merger agreement or that relate to the consummation of the transactions contemplated by the amended and restated merger agreement;

  •
  the control, defense and settlement of any litigation brought by Carmike stockholders against Carmike or its directors and officers arising out of or relating to the transactions contemplated by the amended and restated merger agreement;

  •
  Carmike, at the reasonable request of AMC, adopting amendments and taking such other actions with respect to Carmike employee plans; and

  •
  AMC causing Merger Sub to perform its obligations under the amended and restated merger agreement.

Conditions to Completion of the Merger

        The obligations of Carmike, AMC and Merger Sub to consummate the merger are subject to the satisfaction of the following conditions:

  •
  the approval of the merger and the amended and restated merger agreement by the Carmike stockholders;

  •
  the shares of AMC Class A common stock to be issued to the holders of Carmike common stock upon consummation of the merger having been authorized for listing on the NYSE, subject to official notice of issuance;

  •
  this registration statement having become effective under the Securities Act and no stop order suspending the effectiveness of this registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC;

  •
  the absence of any proceeding brought by any governmental authority in the United States of America pursuant to antitrust laws that is pending that challenges or seeks to prevent, enjoin, alter or delay the merger or any of the other transactions contemplated by the amended and restated merger agreement;

  •
  the absence of any restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any governmental authority in the United States of America preventing the consummation of the merger that has taken effect after the date of the original merger agreement and is still in effect; and

  •
  the expiration or termination of any applicable waiting period (and any extension of such period) under the HSR Act relating to the merger and any agreement with any governmental authority with respect to the HSR Act not to close the transaction.

        The obligation of AMC and Merger Sub to consummate the merger is further subject to the satisfaction at or prior to the effective time of the merger of the following conditions:

  •
  the representations and warranties of Carmike set forth in the amended and restated merger agreement relating to the capitalization of Carmike being true and correct as of the date of the original merger agreement and as of the closing date, except for inaccuracies that are not material, provided that representations and warranties that are made as of a particular date or period need only to be true as of such date or period;

  •
  each of the representations and warranties of Carmike set forth in the amended and restated merger agreement with respect to (1) Carmike's due organization, valid existence, good standing and corporate power and (2) the absence of conflict with or contravention of the organizational documents of Carmike with respect to the amended and restated merger agreement and the transactions contemplated thereby being true and correct in all material respects at and as of the date of the original merger agreement and at and as of the closing date as though made at and as of the closing date, provided that representations and warranties that are made as of a particular date or period need only to be true as of such date or period;

  •
  the representations and warranties of Carmike set forth in the amended and restated merger agreement with respect to the authority and corporate power of Carmike to enter into the original merger agreement and consummate the transactions contemplated thereby being true and correct in all material respects at and as of the date of the original merger agreement and at and as of the date immediately preceding the date of the amended and restated merger agreement, provided that representations and warranties that are made as of a particular date or period need only to be true as of such date or period;

  •
  each of the representations and warranties of Carmike set forth in the amended and restated merger agreement with respect to (1) the opinion of Carmike's financial advisor and (2) Carmike's corporate power and authority to enter into the amended and restated merger agreement and consummate the transactions contemplated thereby being true and correct in all material respects at and as of the date of the amended and restated merger agreement and at and as of the closing date as though made at and as of the closing date, provided that representations and warranties that are made as of a particular date or period need only to be true as of such date or period;

  •
  each of the representations and warranties of Carmike set forth in the amended and restated merger agreement with respect to (1) this proxy statement/prospectus and this registration statement and (2) Carmike's non-reliance on AMC's estimates and financial projections being true and correct both at and as of the date of the amended and restated merger agreement and at and as of the closing, except where such failures to be so true and correct (without regard to "materiality," Carmike material adverse effect and similar qualifiers contained in such representations and warranties) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Carmike material adverse effect, provided that representations and warranties that are made as of a particular date or period need only to be true as of such date or period;

  •
  the other representations and warranties of Carmike set forth in the amended and restated merger agreement being true and correct both at and as of the date of the original merger agreement and at and as of the closing date as though made at the closing date, except where such failures to be so true and correct (without regard to "materiality," Carmike material adverse effect and similar qualifiers contained in such representations and warranties) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Carmike material adverse effect, provided that representations and warranties that are made as of a particular date or period need only to be true as of such date or period;

  •
  Carmike and its subsidiaries having performed and complied in all material respects with the covenants and obligations under the amended and restated merger agreement contemplated to be performed or complied with by Carmike or its subsidiaries prior to the effective time;

  •
  there not having been circumstances since the date of the original merger agreement that have had, or would reasonably be expected to have, individually or in the aggregate, a Carmike material adverse effect, and that are continuing;

  •
  Carmike having delivered to AMC a certificate signed by an executive officer of Carmike dated as of the date of the effective time certifying that the preceding conditions have been satisfied; and

  •
  the aggregate number of dissenting shares not equaling or exceeding 20% of the shares of Carmike stock outstanding at the record date for the Carmike stockholder meeting.

        Carmike's obligation to consummate the merger is further subject to the satisfaction at or prior to the effective time of the following conditions:

  •
  the representations and warranties of AMC set forth in the amended and restated merger agreement regarding AMC's due organization, valid existence, good standing and corporate power and authority being true and correct in all material respects at and as of the date of the original merger agreement and at and as of the closing date as though made at and as of the closing date, provided, however, that representations and warranties that are made as of a particular date or period need be true and correct only as of such date or period;

  •
  the representations and warranties of AMC set forth in the amended and restated merger agreement regarding AMC's corporate power and authority to enter into the original merger agreement and consummate the transactions contemplated thereby being true and correct in all material respects at and as of the date of the original merger agreement and at and as of the date immediately preceding the date of the amended and restated merger agreement, provided, however, that representations and warranties that are made as of a particular date or period need be true and correct only as of such date or period;

  •
  the representations and warranties of AMC set forth in the amended and restated merger agreement regarding AMC's corporate power and authority to enter into the amended and restated merger agreement and consummate the transactions contemplated thereby being true and correct in all material respects at and as of the date of the amended and restated merger agreement and at and as of the closing date as though made at and as of the closing date, provided, however, that representations and warranties that are made as of a particular date or period need be true and correct only as of such date or period;

  •
  the representations and warranties of AMC set forth in the amended and restated merger agreement with respect to the authorized capital stock of AMC being true and correct as of the date of the amended and restated merger agreement and as of the closing date, except for inaccuracies that are not material, provided that representations and warranties that are made as of a particular date or period need only to be true as of such date or period;

  •
  each of the representations and warranties of AMC set forth in the amended and restated merger agreement with respect to (1) AMC's issued and outstanding securities, (2) AMC's subsidiaries, (3) AMC's SEC filings, (4) AMC's financial statements, (5) this registration statement and proxy statement/prospectus, (6) the absence of certain changes, (7) no undisclosed material liabilities, (8) compliance with laws, (9) AMC's financing to complete the merger and (10) AMC's solvency being true and correct both at and as of the date of the amended and restated merger agreement and at and as of the closing date as though made at and as of the closing date, except where such failures to be so true and correct (without regard to "materiality," AMC material adverse effect and similar qualifiers contained in such representations and warranties) have not had, and would not reasonably be expected to have, individually or in the aggregate, an AMC material adverse effect, provided, however, that representations and warranties that are made as of a particular date or period need be true and correct only as of such date or period;

  •
  the other representations and warranties of AMC set forth in the amended and restated merger agreement being true and correct both at and as of the date of the original merger agreement and at and as of the closing date as though made at and as of the closing date, except where such failures to be so true and correct (without regard to "materiality," AMC material adverse effect and similar qualifiers contained in such representations and warranties) have not had, and would not reasonably be expected to have, individually or in the aggregate, an AMC material adverse effect provided, however, that representations and warranties that are made as of a particular date or period need be true and correct only as of such date or period;

  •
  AMC and its subsidiaries having performed and complied in all material respects with the covenants and obligations under the amended and restated merger agreement contemplated to be performed or complied with by AMC or its subsidiaries prior to the effective time;

  •
  there not having been circumstances since the date of the original merger agreement that have had, or would reasonably be expected to have, individually or in the aggregate, an AMC material adverse effect, and that are continuing; and

  •
  AMC having delivered to Carmike a certificate signed by an executive officer of AMC dated as of the date of the effective time certifying that the preceding conditions have been satisfied.

Termination of the Amended and Restated Merger Agreement

        The amended and restated merger agreement may be terminated at any time prior to the effective time by mutual written agreement of AMC and Carmike. In addition, either AMC or Carmike may terminate the amended and restated merger agreement prior to the effective time, if:

  •
  the merger has not been consummated on or before December 5, 2016 (which is referred to in this proxy statement/prospectus as the "end date"); provided, however, that if all of the closing conditions except those related to certain competition laws or legal restraints have been satisfied or are capable of being satisfied, then either AMC or Carmike may extend the end date an additional 90 days upon written notice before the end date; provided, further, that if the marketing period has not ended as of the third business day prior to the end date and all other closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at closing), the end date will be extended automatically to the third business day immediately after the last day of the marketing period; provided, further, that if the closing condition relating to the effectiveness of this registration statement has not been satisfied by October 25, 2016, then AMC (only in the case where AMC has complied in all material respects with certain of its obligations under the amended and restated merger agreement with respect to this registration statement) or Carmike (only in the case where Carmike has complied in all material respects with certain of its obligations under the amended and restated merger agreement with respect to this registration statement) will have the right to extend the end date for a reasonable period of time to allow such closing condition to be satisfied and the Carmike stockholder meeting to be reconvened and held, but in any event such extension shall not exceed 90 days from December 5, 2016 (which, if so validly extended, will become the end date for all purposes under the amended and restated merger agreement) by notifying the other party in writing of such election before the end date; provided, further, however, that (1) the right to extend the end date for a failure to satisfy the closing conditions related to certain competition laws or legal restraints will not be available to any party whose intentional failure to provide all of the information required pursuant to the HSR Act or to fulfill any obligation of such party under the amended and restated merger agreement caused such closing condition not be satisfied and (2) the right to terminate the amended and restated merger agreement pursuant to this paragraph will not be available to any party whose breach of any provision of the amended and restated merger agreement resulted in the failure of the merger to be consummated by the end date;

  •
  there has been any permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the merger and such injunction or other order has become final and nonappealable; or

  •
  the Carmike stockholder approval was not obtained at the Carmike stockholder meeting (including after taking into account any adjournment or postponement of the meeting in accordance with the amended and restated merger agreement).

        In addition, AMC may terminate the amended and restated merger agreement at any time prior to the effective time if:

  •
  an adverse recommendation change has occurred; or

  •
  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Carmike set forth in the amended and restated merger agreement has occurred that would cause the conditions to the obligations of AMC (excluding the delivery of a certificate from an executive officer of Carmike) not to be satisfied and incapable of being satisfied by the end date.

        In addition, Carmike may terminate the amended and restated merger agreement at any time prior to the effective time of the merger if:

  •
  at any time prior to (but not after) receipt of the Carmike stockholder approval (1) the Carmike Board authorizes Carmike, in accordance with the terms of the amended and restated merger agreement, to enter into an alternative acquisition agreement with respect to a superior proposal that did not result from a material breach of the non-solicitation provisions of the amended and restated merger agreement, (2) concurrently with the termination of the amended and restated merger agreement Carmike, in accordance with the terms of the amended and restated merger agreement, enters into an alternative acquisition agreement with respect to a superior proposal that did not result from a material breach of the non-solicitation provisions of the amended and restated merger agreement and (3) prior to or concurrently with such termination, Carmike pays to AMC the termination fee (as defined below);

  •
  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of AMC set forth in the amended and restated merger agreement has occurred that would cause the conditions to the obligations of Carmike (excluding the delivery of a certificate from an executive officer of AMC) not to be satisfied and incapable of being satisfied by the end date; or

  •
  all of the closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the closing), Carmike has given written notice to AMC and Merger Sub that it is prepared to consummate the closing, and AMC and Merger Sub fail to consummate the transactions contemplated by the amended and restated merger agreement on the date the closing should have occurred pursuant to the amended and restated merger agreement.

Termination Fee; Effect of Termination

        Under the amended and restated merger agreement, Carmike will be required to pay AMC a "termination fee" of $30 million if:

  •
  AMC terminates the amended and restated merger agreement upon the occurrence of an adverse recommendation change;

  •
  Carmike terminates the amended and restated merger agreement to enter into an alternative acquisition agreement relating to a superior proposal pursuant to the terms of the amended and restated merger agreement; or

  •
  (1) AMC or Carmike terminates the amended and restated merger agreement due to the merger having not been consummated before the end date (other than in circumstances where AMC is required to pay the regulatory termination fee) or due to the failure to obtain Carmike stockholder approval at the Carmike stockholder meeting, and at the time of termination all other closing conditions have been satisfied or waived, (2) an acquisition proposal has been made or, in the case of failure to obtain Carmike stockholder approval, publicly announced, after the date of the original merger agreement and not withdrawn prior to the Carmike stockholder meeting and (3) within 18 months following the date of such termination, Carmike or any of its subsidiaries enters into a definitive agreement with respect to an acquisition proposal (which is thereafter consummated) or an acquisition proposal is consummated (provided that, for the purposes of this paragraph, each reference to "20%" in the definition of acquisition proposal will be deemed to be a reference to "50%").

        Under the amended and restated merger agreement, AMC must pay to Carmike a "regulatory termination fee" of $50 million if the amended and restated merger agreement is terminated:

  •
  by Carmike or AMC due to the existence of any permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the merger that has become final and nonappealable;

  •
  by Carmike upon the material breach by AMC of certain covenants relating to regulatory matters that results in certain closing conditions regarding antitrust and competition law matters not being satisfied; or

  •
  by Carmike or AMC due to the merger not having been consummated by the end date (in the case of termination by AMC, only under circumstances in which Carmike has a concurrent right to terminate due to the merger not having been consummated by the end date), and as of the end date, (1) one or more closing conditions relating to antitrust laws and the HSR Act have not been satisfied, including as a result of AMC not agreeing to take or not taking any antitrust actions that have a regulatory material adverse effect and (2) all of the other closing conditions have been satisfied (other than any such conditions which by their nature cannot be satisfied until the closing date but subject to such conditions being capable of being satisfied if the closing date were the date of termination).

        If either Carmike or AMC fails to promptly pay any applicable termination fee or regulatory termination fee when due pursuant to the terms of the amended and restated merger agreement, and, in order to obtain such payment, AMC, Merger Sub or Carmike, as applicable, commences a suit that results in a judgment against Carmike or AMC, as applicable, for the termination fee or regulatory termination fee, then (1) in the case of the termination fee, Carmike will pay to AMC and (2) in the case of the regulatory termination fee, AMC will pay to Carmike, its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee.

        Except as set forth in the preceding sentence or in the case of fraud, (1) upon any termination of the amended and restated merger agreement under circumstances where the termination fee is payable and such termination fee is paid in full, AMC and Merger Sub will be precluded from any other remedy against Carmike, and AMC and Merger Sub have agreed not to seek to obtain any recovery, judgment, or damages of any kind, against Carmike or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or affiliates or their respective representatives in connection with the amended and restated merger agreement or the transactions contemplated thereby and (2) upon any termination of the amended and restated merger agreement under circumstances where the regulatory termination fee is payable and such regulatory termination fee is paid in full, Carmike will be precluded from any other remedy against AMC or Merger Sub, and Carmike has agreed not to seek to obtain any recovery, judgment, or damages of any kind, against AMC or Merger Sub or any of their subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or affiliates or their respective representatives in connection with the amended and restated merger agreement or the transactions contemplated thereby.

Fees and Expenses

        Except as set forth above under "—Termination Fee; Effect of Termination," all costs and expenses incurred in connection with the amended and restated merger agreement will be paid by the party incurring such cost or expense.

Specific Performance

        The amended and restated merger agreement generally provides that the parties will be entitled to an injunction to prevent breaches of the amended and restated merger agreement or to specifically enforce the performance of the terms and provisions contained in the amended and restated merger agreement, including the consummation of the merger and the payment of the merger consideration.

Amendments; Waivers

        Any provision of the amended and restated merger agreement may be amended or waived prior to the effective time if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the amended and restated merger agreement, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Carmike stockholder approval has been obtained there will be no amendment or waiver that would require the further approval of the holder of Carmike common stock under Delaware law without such approval having first been obtained.

        In the event that any party seeks an amendment or waiver to certain provisions of the amended and restated merger agreement that is adverse to any financing source, the prior written consent of the adversely affected financing source will be required.

Governing Law and Venue; Waiver of Jury Trial

        The amended and restated merger agreement is governed by and will be construed in accordance with Delaware law, without regard to the Delaware conflicts of law rules. Each party to the amended and restated merger agreement has agreed to irrevocably consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state courts (and in each case, any appellate court therefrom) for purposes of any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the amended and restated merger agreement or the transactions contemplated by the amended and restated merger agreement. Each party to the amended and restated merger agreement has further irrevocably waived any and all right to trial by jury in any legal proceeding arising out of or related to the amended and restated merger agreement or the transactions contemplated by the amended and restated merger agreement.

Vote Required

        Assuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of Carmike common stock entitled to vote at the special meeting is required to approve the merger proposal. A failure to vote your shares of Carmike common stock, an abstention from voting or a broker non-vote will have the same effect as a vote "AGAINST" the merger proposal.

Carmike Board Recommendation

        The Carmike Board unanimously recommends that Carmike stockholders vote "FOR" the merger proposal.

DESCRIPTION OF AMC CAPITAL STOCK

        Summarized below are the material terms of AMC's capital stock. This summary is qualified in its entirety by reference to Delaware law, the AMC amended and restated certificate of incorporation ("certificate of incorporation") and the AMC amended and restated bylaws ("bylaws"), which you are encouraged to read. For greater detail on the provisions that may be important to you, please read the AMC certificate of incorporation and the AMC bylaws, which are incorporated by reference. For more information on where to obtain these documents, see "Where Stockholders Can Find More Information" beginning on page 164.

Authorized Capital Stock

        AMC's authorized capital stock consists of:

  •
  524,173,073 shares of Class A common stock, par value $0.01 per share;

  •
  75,826,927 shares of Class B common stock, par value $0.01 per share; and

  •
  50,000,000 shares of preferred stock, par value $0.01 per share.

        As of September 16, 2016, AMC had 21,613,532 shares of Class A common stock, 75,826,927 shares of Class B common stock, and no shares of preferred stock, outstanding.

Voting Rights

        Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to three votes per share. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by law.

        AMC's directors are elected by all of the common stockholders voting together as a single class.

        Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of AMC's outstanding voting power. Except as otherwise required by the DGCL, AMC's certificate of incorporation or voting rights granted to any subsequently issued preferred stock, the holders of outstanding shares of AMC common stock and AMC preferred stock entitled to vote thereon, if any, vote as one class with respect to all matters to be voted on by AMC's stockholders. Under the DGCL, amendments to AMC's certificate of incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

Conversion

        The Class A common stock is not convertible into any other shares of AMC capital stock.

        Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in the certificate of incorporation.

        All authorized shares of Class B common stock shall automatically convert to Class A common stock if and when the holders of Class B common stock collectively hold less than 30% of the aggregate number of outstanding shares of AMC common stock. Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Dividends

        Holders of Class A common stock and Class B common stock share ratably (based on the number of shares of common stock held) in any dividend declared by the AMC Board, subject to any preferential rights of any outstanding preferred stock.

Other Rights

        Upon liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, will be entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of any class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

        AMC's certificate of incorporation authorizes the AMC Board to issue from time to time up to an aggregate of 50,000,000 shares of preferred stock in one or more series without further stockholder approval. The AMC Board is authorized, without further stockholder approval, to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series.

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

        Certain provisions of AMC's certificate of incorporation and bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for AMC shares. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of AMC without prior approval of the AMC Board. These provisions are meant to encourage persons interested in acquiring control of AMC to first consult with the AMC Board to negotiate terms of a potential business combination or offer. For example, the certificate of incorporation and bylaws:

  •
  provide for a classified board of directors, pursuant to which the AMC Board is divided into three classes whose members serve three-year staggered terms;

  •
  provide that the size of the board of directors will be set by members of the board, and any vacancy on the AMC Board, including a vacancy resulting from an enlargement of the AMC board of directors, may be filled only by vote of a majority of the directors then in office;

  •
  do not permit stockholders to take action by written consent unless Dalian Wanda Group Co., Ltd ("Wanda") owns shares of AMC outstanding common stock representing at least 50.1% of the total voting power;

  •
  provide that, except as otherwise required by law, special meetings of stockholders can only be called by the AMC Board;

  •
  establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the AMC Board;

  •
  limit consideration by stockholders at annual meetings to only those proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the

    AMC Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to AMC's secretary of the stockholder's intention to bring such business before the meeting;

  •
  authorize the issuance of "blank check" preferred stock that could be issued by the AMC Board to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive; and

  •
  do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

        The certificate of incorporation expressly states that AMC has elected not to be governed by Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a company's board of directors. Although AMC has elected to opt out of the statute's provisions, AMC could elect to be subject to Section 203 in the future.

Special Meeting of Stockholders

        Special meetings of the AMC stockholders may be called only by a majority of the AMC directors.

Actions by Written Consent

        Stockholder action by written consent in lieu of a meeting may only be taken so long as Wanda owns common stock representing a majority of AMC's outstanding voting power. Thereafter, stockholder action can be taken only at an annual or special meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to and received at AMC's principal executive offices, not less than 30 days nor more than 60 days prior to the first anniversary of the preceding year's annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year's annual meeting of the AMC stockholders, a stockholder's notice to be timely must be so delivered not earlier than the close of business on the 60th day prior to such meeting and not later than the close of business on the later of the 30th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares

        The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of AMC by means of a proxy contest, tender offer, merger or otherwise.

Amendments to Certificate of Incorporation or Bylaws

        The certificate of incorporation provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend the certificate of incorporation. In addition, under the DGCL, an amendment to the certificate of incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Subject to the bylaws, the AMC Board may from time to time make, amend, supplement or repeal the bylaws by vote of a majority of the AMC Board.

Limitation of Liability and Indemnification of Directors and Officers

        As permitted by the DGCL, AMC has adopted provisions in the certificate of incorporation that limit or eliminate the personal liability of AMC's directors and officers for monetary damages for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, directors and officers exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to AMC or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for:

  •
  any breach of the person's duty of loyalty to AMC or its stockholders;

    any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the person derived an improper personal benefit.

        These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

        As permitted by the DGCL, the certificate of incorporation and bylaws provide that:

  •
  AMC will indemnify its current and former directors and officers and anyone who is or was serving at AMC's request as the director or officer of, or legal representative in, another entity, and may indemnify its current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions; and

  •
  AMC may purchase and maintain insurance on behalf of its current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

  AMC currently maintains liability insurance for its directors and officers.

        The certificate of incorporation requires AMC to advance expenses to its directors and officers in connection with a legal proceeding, subject to receiving an undertaking from such director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification. The bylaws provide that it may advance expenses to its employees and other agents, upon such terms and conditions, if any, as it deems appropriate.

Provisions of the Certificate of Incorporation Relating to Corporate Opportunities

        To address situations in which officers or directors have conflicting duties to affiliated corporations, Section 122(17) of the DGCL allows a corporation to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in specified classes or categories of business opportunities. As such, and in order to address potential conflicts of interest between AMC and Wanda and its subsidiaries, the certificate of incorporation contains provisions regulating and defining, to the fullest extent permitted by law, the conduct of its affairs as they may involve Wanda and its officers and directors.

        The certificate of incorporation provides that, subject to any written agreement to the contrary, Wanda will have no duty to refrain from engaging in the same or similar activities or lines of business that AMC engages in, and, except as set forth in the certificate of incorporation, neither Wanda nor its officers or directors will be liable to AMC or its stockholders for any breach of any fiduciary duty due to any such activities of Wanda.

        The certificate of incorporation also provides that AMC may from time to time be or become a party to and perform, and may cause or permit any subsidiary to be or become a party to and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with Wanda. With limited exceptions, to the fullest extent permitted by law, no such agreement, nor the performance thereof in accordance with its terms by AMC or any of AMC's subsidiaries or Wanda, shall be considered contrary to any fiduciary duty to AMC or its stockholders of any director or officer of AMC who is also a director, officer or employee of Wanda. With limited exceptions, to the fullest extent permitted by law, no director or officer of AMC who is also a director, officer or employee of Wanda shall have or be under any fiduciary duty to AMC or its stockholders to refrain from acting on behalf of AMC or any of its subsidiaries or on behalf of Wanda in respect of any such agreement or performing any such agreement in accordance with its terms.

        The certificate of incorporation further provides that if one of AMC's directors or officers who is also a director or officer of Wanda acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Wanda and AMC, the director or officer will have satisfied his or her fiduciary duty to AMC and its stockholders with respect to that corporate opportunity if he or she acts in a manner consistent with the following policy:

  •
  a corporate opportunity offered to any person who is an officer of AMC and who is also a director but not an officer of Wanda, will belong to AMC unless the opportunity is expressly offered to that person in a capacity other than such person's capacity as one of AMC's officers, in which case it will not belong to AMC;

  •
  a corporate opportunity offered to any person who is a director but not an officer of AMC, and who is also a director or officer of Wanda, will belong to AMC only if that opportunity is expressly offered to that person in that person's capacity as one of AMC's directors; and

  •
  a corporate opportunity offered to any person who is an officer of both Wanda and AMC will belong to AMC only if that opportunity is expressly offered to that person in that person's capacity as one of AMC's officers.

        Notwithstanding these provisions, the certificate of incorporation does not prohibit AMC from pursuing any corporate opportunity of which AMC becomes aware.

        These provisions in the certificate of incorporation will no longer be effective on the date that none of AMC's directors or officers are also directors or officers of Wanda.

        If the certificate of incorporation did not include provisions setting forth the circumstances under which opportunities will belong to AMC and regulating the conduct of AMC's directors and officers in situations where their duties to AMC and Wanda conflict, the actions of AMC's directors and officers in each such situation would be subject to the fact-specific analysis of the corporate opportunity doctrine as articulated under Delaware law. Under Delaware law, a director of a corporation may take a corporate opportunity, or divert it to another corporation in which that director has an interest, if (i) the opportunity is presented to the director or officer in his or her individual capacity, (ii) the opportunity is not essential to the corporation, (iii) the corporation holds no interest or expectancy in the opportunity and (iv) the director or officer has not wrongfully employed the resources of the corporation in pursing or exploiting the opportunity. Based on Section 122(17) of the Delaware General Corporation Law, AMC does not believe the corporate opportunity guidelines set forth in the certificate of incorporation conflict with Delaware law. If, however, a conflict were to arise between the provisions of the certificate of incorporation and Delaware law, Delaware law would control.

Transfer Agent and Registrar

        The transfer agent and registrar for the Class A common stock is Computershare Trust Company, N.A.

COMPARISON OF RIGHTS OF AMC AND CARMIKE STOCKHOLDERS

        AMC and Carmike are each incorporated under the laws of the State of Delaware and, accordingly, the rights of AMC and Carmike stockholders are governed by the laws of the State of Delaware. Upon completion of the merger, Carmike's stockholders that elect to receive the Per Share Stock Consideration will become AMC stockholders. The rights of the former Carmike stockholders and the AMC stockholders will therefore continue to be governed by the DGCL and will also then be governed by the AMC amended and restated certificate of incorporation and the AMC amended and restated bylaws, each as amended to date.

        The following description summarizes the material differences between the rights of the stockholders of AMC and Carmike, respectively, but the following description is not a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. This summary is qualified in its entirety by reference to Delaware law and Carmike's and AMC's constituent documents, which Carmike stockholders should read. Copies of the respective companies' constituent documents have been filed with the SEC. For more information on how to obtain the documents that are not attached to this proxy statement/prospectus, see "Where Stockholders Can Find More Information" beginning on page 164 of this proxy statement/prospectus.

	AMC	Carmike
Capital Stock:	The AMC certificate of incorporation authorizes up to 650,000,000 shares of capital stock, consisting of 524,173,073 shares of Class A common stock, par value $0.01 per share, 75,826,927 shares of Class B common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.	The Carmike certificate of incorporation authorizes the issuance of up to 52,500,000 shares of common stock, par value $0.03 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.
	The AMC Board has the authority to designate the terms of the shares of preferred stock without further stockholder approval.	The Carmike Board has the authority to designate the terms of the shares of preferred stock without further stockholder approval.
Voting Rights:

AMC's certificate of incorporation provides that each holder of AMC Class A common stock is entitled to one vote for each share of Class A common stock outstanding in his, her or its name and which is entitled to vote, in person or by proxy. Each holder of Class B common stock is entitled to three votes for each share of Class B common stock outstanding in his, her or its name and which is entitled to vote, in person or by proxy.

Carmike's certificate of incorporation provides that each holder of common stock shall be entitled to one vote in person or by proxy.

	AMC	Carmike

Holders of AMC Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of the stockholders, unless otherwise required by law. Generally, all matters to be voted on by stockholders must be approved by a majority of AMC's outstanding voting power.

Carmike's certificate of incorporation provides that, except as required by law, all holders of common stock shall vote together as a single class on matters submitted to a vote of the stockholders.
Conversions:

The Class A common stock is not convertible into any other shares of AMC capital stock. Each share of Class B common stock is convertible into one share of Class A common stock, at the option of the holder, at any time upon written notice to AMC. Each share of Class B common stock shall automatically convert into one share of Class A common stock (a) upon a Transfer (as defined in AMC's certificate of incorporation) of Class B common stock, with respect to such transferred shares, or (b) in the event that Wanda or its affiliates holds less than 30% of the aggregate number of shares of common stock then outstanding, as determined by the AMC Board, with respect to all shares of Class B common stock.

	AMC's certificate of incorporation provides that the AMC Board may provide for a class or series of preferred stock to be convertible into other securities of AMC.	Carmike's certificate of incorporation provides that the Carmike Board may provide for a class or series of preferred stock to be convertible into other securities of Carmike.
Dividends

Holders of Class A common stock and Class B common stock share ratably (based on the number of shares of common stock held) in any dividend declared by the AMC Board, subject to any preferential rights of preferred stockholders.

The Carmike certificate of incorporation provides that common stockholders share ratably in dividends, subject to the rights of any preferred stockholders.
Liquidation	Upon liquidation of AMC, all holders of common stock (regardless of class) will be entitled to share ratably in any assets available for distribution to common stockholders.	The Carmike certificate of incorporation provides that upon liquidation, subject to the rights of any preferred stockholders, the common stockholders shall share ratably in any distribution of assets.

	AMC	Carmike
Number of Directors:

AMC's certificate of incorporation provides that the board of directors may fix the number of directors who shall constitute the full board of directors, but the full board of directors shall consist of not less than three and no more than fifteen directors.

The Carmike certificate of incorporation provides that the number of directors which shall constitute the whole Board of Directors shall be determined in the manner provided in the Carmike bylaws.

The Carmike bylaws provide that the Board of Directors shall consist of eleven directors; provided, that at any annual or special meeting, the stockholders may, and at any meeting of the Board of Directors, the Board of Directors may, fix a different number of directors who shall constitute the full board of directors, but the full Board of Directors shall consist of not less than six and no more than twelve directors.

	AMC's certificate of incorporation provides that directors shall hold office in three classes, with staggered three year terms.	The Carmike board of directors is not classified.
	The size of the AMC board of directors is currently fixed at nine directors.	The size of the Carmike board of directors is currently fixed at seven directors.
Election of Directors:	AMC's bylaws provide that directors are elected by a plurality of the votes of the shares present or represented by proxy and entitled to vote in the election of directors.	Carmike's bylaws provide that directors are elected by a plurality vote.
The AMC board of directors is classified.
Cumulative Voting:	AMC's certificate of incorporation and bylaws do not permit cumulative voting.	Carmike's certificate of incorporation and bylaws do not provide for cumulative voting.
Removal of Directors:

The AMC certificate of incorporation provides that any director, or the entire board of directors may be removed, either with or without cause, by a majority of the voting power of AMC then entitled to vote at an election of directors.

The Carmike bylaws provide that any director or the entire board of directors may be removed, either with or without cause, by the vote of the holders of at least a majority of shares of capital stock then entitled to vote at an election of directors.

	AMC	Carmike
Vacancies on the Board:

The AMC certificate of incorporation provides that vacancies and newly created directorships may be filled by the affirmative vote of a majority of AMC's directors then in office, even if less than a quorum, or by a sole remaining director.

The Carmike bylaws provide that, unless otherwise provided in the certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office provided that a quorum is present, and any other vacancy occurring in the board of directors may be filled by a majority of the directors then in office, even if less than a quorum.

Board Quorum and Vote Requirements:

The AMC bylaws provide that at all meetings of the board of directors a majority of the then duly elected directors will constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation.

The Carmike bylaws provide that at all meetings of the board of directors a majority of the then duly elected directors will constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation.

Annual Stockholders Meeting:	The AMC bylaws provide that annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the board of directors.

The Carmike bylaws provide that annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the board of directors and stated in the notice of the meeting.

Special Stockholders Meeting:

AMC's certificate of incorporation and bylaws provide that special meetings of the stockholders may only be called by resolution of the board of directors.

The AMC bylaws further provide that a notice for a special meeting shall state the purpose or purposes of the proposed special meeting, and business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of the special meeting provided by AMC.

The Carmike bylaws provide that, unless otherwise prescribed by law or by the certificate of incorporation, special meetings of stockholders, for any purpose or purposes, may be called by either (i) the Chairman, if there be one, or (ii) the President or (iii) the Secretary, and shall be called by any such officer at the request in writing of a majority of the board of directors or at the request in writing of stockholders owning at least 66 2/3% of the capital stock of Carmike issued and outstanding and entitled to vote.

	AMC	Carmike

The Carmike bylaws further provide that a request for a special meeting shall state the purpose or purposes of the proposed special meeting, and business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of the special meeting provided by Carmike.

Quorum for Stockholders Meetings:

The AMC bylaws provide that, except as otherwise provided by law or by the certificate of incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

The Carmike bylaws provide that, except as otherwise provided by law or by the certificate of incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

Stockholder Nominations / Proposals:

With respect to an annual meeting, to be timely, a stockholder's notice for the nomination of persons for election to the board of directors or any other business must be delivered to the Secretary of AMC at the principal executive offices of AMC not less than 30 days, nor more than 60 days prior to the first anniversary of the preceding year's annual meeting; provided that if the date of the annual meeting is changed by more than thirty days from the anniversary date of the previous year's meeting, the stockholder notice must be delivered not earlier than 60 days prior to such annual meeting and not later than the close of business on the later of the 30th day prior to such annual meeting, or the tenth day following the day on which public announcement of such meeting is first made.

With respect to an annual meeting, to be timely, a stockholder's notice must be delivered to the Secretary of Carmike at the principal executive offices of Carmike in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, the notice must be delivered by the later of (A) the tenth day following the day of a public announcement (as defined in the Carmike Bylaws) of the date of the annual meeting or (B) the date which is 90 days prior to the date of the annual meeting.

AMC	Carmike

To be in proper written form, a stockholder's notice must set forth (A) in the case of a nomination, (1) the name, age, business address and residence address of the person nominated, (2) the principal occupation or employment of the person nominated, (3) the class or series and number of shares of capital stock of AMC which are directly or indirectly owned beneficially or of record by the person nominated, (4) the date such shares were acquired and the investment intent of such acquisition and (5) any other information relating to the person nominated that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors, (B) in the case of other business, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (C) in the case of a nomination or a proposal of other business, (1) the name and address of the stockholder proponent and (2) the class and number of shares of stock of the AMC which are directly or indirectly held of record or beneficially owned by such stockholder.

With respect to a special meeting, to be timely, a stockholder's notice for the nomination of persons for election to the board of directors must be delivered to the Secretary of Carmike at the principal executive offices of Carmike not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the tenth day following the day on which a public announcement is made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at the meeting.

To be in proper written form, a stockholder's notice must set forth (A) in the case of a nomination, (1) the name, age, business address and residence address of the person nominated, (2) the principal occupation or employment of the person nominated, (3) the class or series and number of shares of capital stock of Carmike which are directly or indirectly owned beneficially or of record by the person nominated, (4) the date such shares were acquired and the investment intent of such acquisition and (5) any other information relating to the person nominated that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors, (B) in the case of other business, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (C) in the case of a nomination or a proposal of other business, (1) the name and address of the stockholder proponent (2) the class and number of shares of stock of Carmike which are directly

AMC	Carmike

or indirectly held of record or beneficially owned by such stockholder, a description of any Derivative Positions (as defined in the Carmike bylaws) directly or indirectly held or beneficially held by the stockholder, and whether and the extent to which a Hedging Transaction (as defined in the Carmike bylaws) has been entered into by or on behalf of such stockholder, (3) a description of all arrangements or understandings between such stockholder, any proposed nominee, and any other person or entity in connection with the proposal or nomination and any material interest of such stockholder or such other person or entity in such business or nomination, (4) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business or nomination before the meeting and (5) a representation as to whether such stockholder intends to solicit proxies from stockholders in support of the proposal or nomination.

Certain of the foregoing information is also required with respect to certain Stockholder Associated Persons (as defined in the Carmike bylaws). In addition, the stockholder proponent must update and supplement the information disclosed in such notice as provided in the Carmike bylaws.

	AMC	Carmike
Stockholder Action by Written Consent:

Under AMC's certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the actions so taken, is signed by stockholders having at least the requisite number of votes that would be necessary to take such action at a stockholder meeting, provided however that if Wanda no longer beneficially owns more than 50.0% of the voting power of AMC entitled to vote in the election of directors, then any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special meeting and may no longer be taken by any written consent.

The Carmike bylaws provide that unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Under AMC's bylaws, prompt notice of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who did not consent.
Amendment of Certificate of Incorporation:	According to AMC's certificate of incorporation, AMC's certificate of incorporation may be amended, altered, changed or repealed as prescribed by the DGCL.

The Carmike certificate of incorporation may be amended only by the approval of both the board of directors and 66 2/3% of the combined voting power of the then outstanding shares of stock of all classes and series entitled to vote generally on matters requiring approval of the stockholders.

	AMC	Carmike
Amendment of Bylaws:	AMC's certificate of incorporation permits the board of directors to adopt, amend and repeal AMC's bylaws; such power, however, does not divest the stockholders of the same power.

Carmike's bylaws may be amended by the stockholders or by the board of directors. All such amendments must be approved by either the affirmative vote of 66 2/3% of shares present in person or represented by proxy and entitled to vote on the subject matter at a meeting of shareholders at which a quorum is present or the affirmative vote of two-thirds of the directors present at a meeting at which a quorum is present, as the case may be.

Exculpation of Directors:

AMC's certificate of incorporation provides that a director shall not be personally liable to AMC or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Carmike's certificate of incorporation provides that a director shall not be personally liable to Carmike or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

	AMC	Carmike
Indemnification of Directors and Officers:

AMC's certificate of incorporation and bylaws provide a right to indemnification to the fullest extent permitted by law to any person who was or is a party, or is threatened to be made a party, or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of AMC, or is or was serving at the request of AMC as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or other representative or in any other capacity while serving as a director, officer, representative, employee or agent. AMC's certificate of incorporation provides for indemnification against all expenses, liabilities and losses (including attorneys' fees, and any other fines or penalties) reasonably incurred or suffered by such person in connection with such action, suit or proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent of AMC. AMC's certificate of incorporation also provides for the advancement of expenses to an indemnified party, subject to the DGCL. AMC is not required to indemnify any person for expenses incurred during a proceeding that was initiated by that person, unless the board of directors approved the initiation of the proceeding. AMC's bylaws authorize AMC to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if the board of

Carmike's certificate of incorporation and bylaws provide a right to indemnification to the fullest extent permitted by law to any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Carmike), by reason of the fact that he or she is or was a director, officer, employee or agent of Carmike or is or was a director or officer of Carmike serving at Carmike's request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and that such person will be indemnified and held harmless by Carmike to the fullest extent authorized by, and subject to the conditions and procedures set forth in the DGCL, against all expenses, liabilities and losses (including attorneys' fees) reasonably incurred or suffered by such person in connection with such action, suit or proceeding. Carmike's bylaws also provide for the advancement of expenses to an indemnified party. Additionally, Carmike may indemnify any employee or agent of Carmike to the fullest extent permitted by law. Carmike's bylaws authorize Carmike to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

	AMC	Carmike
directors so determines, purchasing and maintaining insurance. AMC may decline to indemnify persons who have not met applicable standards of conduct under the DGCL.
Corporate Opportunities

AMC's certificate of incorporation provides that, pursuant to Section 122(17) of the DGCL, AMC renounces any interest or expectancy in specified categories of business opportunities pursued by Wanda and its subsidiaries, and releases Wanda and its subsidiaries from any liability arising from the same.

This provision is not included in the Carmike certificate of incorporation or bylaws.
Anti-Takeover Provisions	AMC is not subject to Section 203 of the DGCL regarding business combinations with interested stockholders.	Carmike is subject to Section 203 of the DGCL regarding business combinations with interested stockholders.
Pre-emptive Rights	Holders of AMC capital stock have no preemptive rights under the AMC certificate of incorporation.	Holders of Carmike capital stock have no preemptive rights under the Carmike certificate of incorporation.

PROPOSAL 2—ADVISORY VOTE ON MERGER-RELATED
NAMED EXECUTIVE OFFICER COMPENSATION

Merger-Related Named Executive Officer Compensation

        Carmike stockholders are being asked to approve, by a non-binding advisory vote, the compensation arrangements disclosed in this proxy statement/prospectus that may be payable to Carmike's named executive officers in connection with the completion of the merger. This compensation is summarized in "Proposal 1—Adoption of the Amended and Restated Merger Agreement—Interests of Certain Persons in the Merger" beginning on page 86 of this proxy statement/prospectus.

        The Carmike Board encourages you to review carefully the merger-related named executive officer compensation information disclosed in this proxy statement/prospectus and unanimously recommends that you approve the following resolution:

        "RESOLVED, that the stockholders of Carmike Cinemas, Inc. hereby approve, on a non-binding advisory basis, the compensation that will or may become payable by Carmike Cinemas, Inc. to its named executive officers that is based on or otherwise relates to the merger as disclosed in the proxy statement/prospectus for this special meeting of stockholders."

Vote Required

        The vote on this proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, you may vote not to approve the merger-related named executive officer compensation proposal and vote to approve the merger proposal and vice versa. The vote to approve the merger-related named executive officer compensation proposal is advisory in nature and, therefore, is not binding on Carmike, AMC, the Boards of Directors of Carmike or AMC, or their respective compensation committees, regardless of whether the merger proposal is approved. Approval of the merger-related named executive officer compensation proposal is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to approve the merger proposal. The merger-related named executive officer compensation to be paid in connection with the merger is based on contractual arrangements with the named executive officers, and accordingly, the outcome of this advisory vote will not affect the obligation to make these payments.

        Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present at the special meeting in person or by proxy and entitled to vote at the meeting is required to approve the merger-related named executive officer compensation proposal. Abstentions and broker non-votes, if any, will have the same effect as votes "AGAINST" the merger-related executive officer compensation proposal. Shares not in attendance will have no effect on the outcome of any vote on the merger-related executive officer compensation proposal.

Carmike Board Recommendation

        The Carmike Board unanimously recommends that Carmike stockholders vote "FOR" the merger-related named executive officer compensation proposal.

PROPOSAL 3—APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

Adjournment Proposal

        Carmike stockholders are being asked to approve the adjournment proposal, providing for the adjournment of the special meeting from time to time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the amended and restated merger agreement, to allow reasonable additional time for the filing and distribution of any necessary supplemental or amended disclosure to be disseminated to and reviewed by Carmike stockholders prior to the special meeting or as otherwise required by applicable law or with the consent of AMC.

        In this proposal, Carmike is asking you to authorize the holder of any proxy solicited by Carmike's Board to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If Carmike stockholders approve the adjournment proposal, Carmike could adjourn the special meeting in any of the circumstances described above, and any adjourned session of the special meeting, to a later date and use the additional time to, among other things, solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from holders of Carmike common stock that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if Carmike had received proxies representing a sufficient number of votes against the merger proposal, Carmike could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the merger proposal.

        Under Carmike's by-laws, the presiding officer of the special meeting and the Chief Executive Officer of Carmike each also have the independent authority to adjourn the special meeting regardless of the outcome of the vote on the adjournment proposal.

Vote Required

        The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the amended and restated merger agreement. Accordingly, you may vote to approve the proposal to adopt the amended and restated merger agreement and vote not to approve the adjournment proposal and vice versa. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present at the special meeting in person or by proxy and entitled to vote at the meeting is required to approve the adjournment proposal. If a quorum is present, abstentions and broker non-votes, if any, will have the same effect as votes "AGAINST" the adjournment proposal. In the event that a quorum is not present, approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Carmike common stock that are present in person or by proxy and entitled to vote on such matter. If a quorum is not present, abstentions will have the same effect as votes "AGAINST" the adjournment proposal and broker non-votes, if any, will have no effect on the adjournment proposal. Shares not in attendance will have no effect on the outcome of any vote on the adjournment proposal.

        If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Carmike Board Recommendation

        The Carmike Board believes that if the number of shares of Carmike common stock present in person or represented at the special meeting and voting in favor of the merger proposal is not sufficient to adopt the amended and restated merger agreement, it is in the best interests of the holders of Carmike common stock to enable the Carmike Board to continue to seek to obtain a sufficient number of additional votes to adopt the amended and restated merger agreement.

        The Carmike Board unanimously recommends that Carmike stockholders vote "FOR" the adjournment proposal.

OTHER MATTERS

        As of the date of this proxy statement/prospectus the Carmike Board does not know of any other matters to be presented for action at the meeting. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Holders

        The following table sets forth certain information as to Carmike's common stock beneficially owned by each person, other than persons whose ownership is reflected below under "—Security Ownership of Management and Directors," who is known by Carmike to own, directly or indirectly, more than 5% of the outstanding shares of Carmike's common stock as of the dates set forth below, and reflects information presented either in each such person's filings with the SEC or otherwise provided to Carmike. Unless otherwise indicated in the footnotes, all of such ownership is direct and the indicated person or entity has sole voting and dispositive power.

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class(1)
Driehaus Capital Management, LLC(2)	2,430,578	9.97%
25 East Erie Street
Chicago, Illinois 60611
Mittleman Investment Management, LLC(3)	2,343,585	9.61%
188 Birch Hill Road
Locust Valley, NY 11560
Fidelity (Canada) Asset Management ULC(4)	2,125,000	8.71%
245 Summer Street
Boston, MA 02210
BlackRock, Inc.(5)	1,622,231	6.65%
40 East 52nd Street
New York, NY 10022

(1)
Percent of class is with respect to 24,388,587 outstanding shares of Carmike's common stock as of September 16, 2016.

(2)
Based on Schedule 13D/A filed August 5, 2016 by Driehaus Capital Management, LLC, referred to as "DCM," and Driehaus Active Income Fund, which is referred to as "DAIF," DCM has shared voting and dispositive authority over 2,430,578 shares of Carmike common stock and DAIF has shared voting and dispositive authority over 1,735,011 shares of Carmike's common stock. The Schedule 13D contained information as of August 4, 2016 and may not reflect current holdings of Carmike's common stock.

(3)
Based on Schedule 13D/A filed July 19, 2016, by Mittleman Brothers, LLC, referred to in this proxy statement/prospectus as the "Mittleman Brothers," Master Control LLC, which is referred to in this proxy statement/prospectus as "Master," Mittleman Investment Management LLC, which is referred to in this proxy statement/prospectus as the "MIM," Christopher P. Mittleman and David J. Mittleman, Philip C. Mittleman, Mittleman Brothers is the sole member of Master,

  Master is the sole member of MIM, and Christopher P. Mittleman, David J. Mittleman and Philip C. Mittleman are the managing members of Mittleman Brothers and the managing partners of MIM, and each has shared voting and dispositive authority over 2,343,585 shares of Carmike's common stock, Christopher P. Mittleman also has sole voting and dispositive authority over 3,500 shares of Carmike's common stock, David J. Mittleman also has sole voting and dispositive authority over 3,000 shares of Carmike's common stock and Philip C. Mittleman also has sole voting and dispositive authority over 12,000 shares of Carmike's common stock. The Schedule 13D/A contained information as of July 15, 2016 and may not reflect current holdings of Carmike's common stock.

(4)
Based on Schedule 13F filed by FMR LLC on August 11, 2016, Fidelity (Canada) Asset Management ULC has sole voting authority over 2,125,000 shares of Carmike's common stock. The Schedule 13F contained information as of June 30, 2016 and may not reflect current holdings of Carmike's common stock.

(5)
Based on Schedule 13G/A filed January 26, 2016, BlackRock, Inc. beneficially owns 1,622,231 shares of Carmike's common stock with sole voting authority power 1,571,464 shares and sole dispositive authority over 1,622,231 shares. The Schedule 13G/A contained information as of December 31, 2015 and may not reflect current holdings of Carmike's common stock.

Security Ownership of Management and Directors

        Unless otherwise indicated, the following table sets forth certain information known to Carmike regarding the beneficial ownership of Carmike's common stock as of September 16, 2016 by:

  •
  Carmike's current directors and director nominees;

  •
  Carmike's named executive officers; and

  •
  all executive officers and directors as a group.

        Unless otherwise indicated in the footnotes, all of such ownership is direct and the indicated person has sole voting and dispositive power. The address for the following individuals is: c/o Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901. None of the shares below is subject to pledge.

Name of Beneficial Owner	Beneficial Ownership	Percent of Class(1)
S. David Passman III(2)	616,406	2.49%
Richard B. Hare(3)	191,810	*
Fred W. Van Noy(4)	185,000	*
Daniel E. Ellis(5)	83,250	*
A. Dale Mayo(6)	88,082	*
Jeffrey W. Berkman(7)	26,632	*
Mark R. Bell(8)	19,061	*
Sean T. Erwin(9)	13,985	*
James A. Fleming(10)	28,732	*
Roland C. Smith(11)	47,540	*
Patricia A. Wilson(12)	31,482	*
All directors and executive officers as a group (14 persons)(13)	1,386,133	5.56%

*
Indicates less than 1%.

(1)
Percent of class is with respect to 24,388,587 outstanding shares of Carmike's common stock as of September 16, 2016. In computing the percentage of shares beneficially owned by each person, Carmike includes any shares of common stock that could be acquired within 60 days of September 16, 2016 by the exercise of options or the vesting of stock awards. These shares, however, are not counted in computing the percentage of ownership of any other person.

(2)
Includes options to purchase 340,000 shares, vested or vesting within 60 days of September 16, 2016. Also includes 110,678 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of September 16, 2016.

(3)
Includes options to purchase 121,666 shares, vested or vesting within 60 days of September 16, 2016. Also includes 29,445 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of September 16, 2016.

(4)
Includes options to purchase 56,000 shares, vested or vesting within 60 days of September 16, 2016. Also includes 39,736 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of September 16, 2016.

(5)
Includes options to purchase 15,000 shares, vested or vesting within 60 days of September 16, 2016. Also includes 21,531 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of September 16, 2016.

(6)
Includes 12,104 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of September 16, 2016.

(7)
Includes options to purchase 5,000 shares, vested or vesting within 60 days of September 16, 2016. Also includes 2,673 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of September 16, 2016.

(8)
Includes 2,673 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of September 16, 2016.

(9)
Includes 2,673 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of September 16, 2016.

(10)
Includes 2,673 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of September 16, 2016.

(11)
Includes 3,676 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of September 16, 2016.

(12)
Includes 2,673 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of September 16, 2016.

(13)
Includes options to purchase 559,000 shares, vested or vesting within 60 days of September 16, 2016. Also includes 242,873 non-voting units that do not provide the holder thereof the right to receive or vote Carmike common stock within 60 days of September 16, 2016.

LEGAL MATTERS

        The validity of the shares of AMC Class A common stock to be issued pursuant to the merger will be passed upon by Husch Blackwell LLP.

EXPERTS

AMC

        The consolidated financial statements of AMC Entertainment Holdings, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in this proxy statement/prospectus and elsewhere in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2015 consolidated financial statements refers to AMC Entertainment Holdings, Inc.'s adoption of the Financial Accounting Standards Boards' Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes.

        The financial statements of National CineMedia, LLC, incorporated in this proxy statement/prospectus by reference from the AMC Entertainment Holdings, Inc. Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The audited financial statements of Digital Cinema Implementation Partners, LLC incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been so incorporated in reliance upon the report of CohnReznick LLP, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

Carmike

        The consolidated financial statements, and the related financial statement schedule, of Carmike Cinemas, Inc. and subsidiaries incorporated in this proxy statement/prospectus by reference from the Carmike Cinemas, Inc. Annual Report on Form 10-K, and the effectiveness of Carmike Cinemas, Inc. and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The audited consolidated financial statements of SV Holdco, LLC as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been so incorporated in reliance upon the report of KPMG LLP, independent auditors, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

        AMC has filed a registration statement on Form S-4 with the SEC under the Securities Act to register the AMC Class A common stock to be issued in the merger. This proxy statement/prospectus constitutes the prospectus of AMC filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information that AMC stockholders and Carmike stockholders can find in the registration statement or the exhibits to the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits contain important information about AMC and Carmike and their respective businesses, financial conditions and results of operations and are available for inspection and copying as indicated below.

        AMC and Carmike file annual, quarterly and current reports, proxy statements/prospectuses and other information with the SEC. The SEC allows AMC and Carmike to incorporate by reference information into this proxy statement/prospectus, which means that AMC and Carmike can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus. Any later information filed by AMC or Carmike with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) up until the date of the Carmike special meeting will be deemed to be incorporated by reference into this proxy statement/prospectus and will automatically update and supersede this information. Therefore, before you vote to approve the merger proposal, you should always check for reports AMC and Carmike may have filed with the SEC after the date of this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that AMC and Carmike have previously filed with the SEC, excluding any information in any Current Report on Form 8-K furnished pursuant to Item 2.02 or 7.01 or the exhibits related thereto under Item 9.01 of Form 8-K (unless otherwise indicated), which is not deemed filed under the Exchange Act.

AMC's Filings (SEC File No. 001-33892)

  •
  Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016; and

  •
  Current Reports on Form 8-K filed with the SEC on January 12, 2016, February 9, 2016, March 4, 2016, March 31, 2016, April 27, 2016, July 13, 2016, July 16, 2016, and July 25, 2016.

  •
  The description of AMC's common stock contained in AMC's Registration Statement on Form 8-A filed with the SEC on December 17, 2013, pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

        You may request a copy of these filings at no cost, by writing or telephoning AMC at the following address:

AMC Entertainment Holdings, Inc.
One AMC Way
11500 Ash Street
Leawood, Kansas 66211
Attention: Investor Relations
Telephone: (913) 213-2000

        AMC also makes available free of charge on its website at www.amctheatres.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on AMC's website is not part of this proxy statement/prospectus.

Carmike's Filings (SEC File No. 000-14993)

  •
  Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  Quarterly Report on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016; and

  •
  Current Reports on Form 8-K filed with the SEC on March 4, 2016, March 16, 2016 and March 29, 2016, May 2, 2016, May 26, 2016, May 27, 2016, June 15, 2016, June 16, 2016, June 20, 2016, June 30, 2016, July 15, 2016, July 25, 2016 and August 1, 2016.

  •
  The description of Carmike's common stock contained in Carmike's Registration Statement on Form 8-A filed with the SEC, on January 31, 2002, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

        You may request a copy of these filings at no cost, by writing or telephoning Carmike at the following address:

Carmike Cinemas, Inc.
1301 First Avenue
Columbus, Georgia 31901
Telephone: (706) 576-3400

        Carmike also makes available free of charge on its website at www.carmikeinvestors.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on Carmike's website is not part of this proxy statement/prospectus.

        The SEC also maintains an internet website (www.sec.gov) that contains the reports, proxy statements and other information filed by AMC and Carmike electronically with the SEC. You may also read and copy any document filed with the SEC at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

        The information concerning AMC contained in this proxy statement/prospectus or incorporated by reference has been provided by AMC, and the information concerning Carmike contained in this proxy statement/prospectus or incorporated by reference has been provided by Carmike.

        In order to receive timely delivery of requested documents in advance of the Carmike special meeting, your request should be received no later than [    •    ]. If you request any documents, AMC or Carmike will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

        Neither AMC nor Carmike has authorized anyone to give any information or make any representation about the merger, AMC or Carmike that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if any one distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION VERSION

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

dated as of

July 24, 2016

Among

Carmike Cinemas, Inc.,

AMC Entertainment Holdings, Inc.

and

Congress Merger Subsidiary, Inc.

A-i

A-ii

A-iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

        This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of March 3, 2016 and amended and restated as of July 24, 2016 (this "Agreement"), among Carmike Cinemas, Inc., a Delaware corporation (the "Company"), AMC Entertainment Holdings, Inc., a Delaware corporation ("Parent"), and Congress Merger Subsidiary, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Subsidiary"). The Company, Parent and Merger Subsidiary are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties".

W I T N E S S E T H :

        WHEREAS, Parent, Merger Subsidiary and the Company entered into an Agreement and Plan of Merger dated as of March 3, 2016 (the "Original Merger Agreement"), and they now desire to amend and restate the Original Merger Agreement in the form of this Amended and Restated Agreement and Plan of Merger (this "Amended and Restated Merger Agreement") (it being understood and agreed that all references herein to "the date hereof", "the date of this Agreement" or other similar terms refer to March 3, 2016 and all references to the date of this Amended and Restated Merger Agreement refer to July 24, 2016);

        WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved the execution of this Agreement and the transactions contemplated hereby and declared it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent will acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree that the Original Merger Agreement be and is hereby amended and restated in its entirety as follows:

ARTICLE 1

DEFINITIONS

        Section 1.01.    Definitions.

        (a)   As used herein, the following terms have the following meanings:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement (i) in effect on the date hereof, or (ii) that contains provisions that are substantially comparable in the aggregate to those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction and, if entered into after the date hereof, shall not restrict the Company or its Representatives from complying with its disclosure obligations under Section 6.04 of this Agreement.

        "Acquisition Proposal" means, other than with respect to the transactions contemplated by this Agreement or any other transaction involving Parent and the Company, any offer, proposal or indication of interest relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries, assets of the Company and its Subsidiaries representing 20% or more of the consolidated net revenues or consolidated net income of the Company and its Subsidiaries, or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, or (iii) a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; provided, however, that with respect to Parent, Affiliate shall not include Parent's controlling stockholder or any of its Affiliates (other than Parent or any of its Controlled Affiliates).

        "Antitrust Action" means (i) any divestiture, license, hold separate (including by trust or otherwise) of any businesses or assets of any Party or its respective Affiliates, or (ii) any other commitment of any Party or any of its respective Affiliates to take any action that limits any freedom of action with respect to such Party or its Affiliates' ability to retain, operate, manage, govern or influence any of their respective businesses or assets.

        "Applicable Law" means, with respect to any Person, any federal, state, local or non-U.S. law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar legal requirement enacted, adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

        "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

        "Circumstance" means any event, change, occurrence, condition, development, state of facts, or circumstance.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 2015.

        "Company Balance Sheet" means the consolidated balance sheet of the Company as of September 30, 2015 and the footnotes thereto set forth in the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2015.

        "Company Balance Sheet Date" means September 30, 2015.

        "Company Disclosure Letter" means the disclosure letter, dated the date hereof, regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

        "Company Employee" means, at any specified time, a current or former employee of the Company or any of its Subsidiaries.

        "Company Employee Plan" means any (i) "employee benefit plan" as defined in Section 3(3) of ERISA, (ii) employment, severance, change in control, transaction bonus, retention or other similar agreement or plan, or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, vacation or paid time off benefits perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment or retirement benefits, in each case, (A) for the benefit of any Company Employee or current or former member of the Company's Board of Directors and (B) (1) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its ERISA Affiliates or (2) with respect to which the Company might have any liability.

        "Company Material Adverse Effect" means a material adverse effect on (i) the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company and its Subsidiaries to consummate the transactions contemplated by this Agreement, in each case, excluding any effect resulting from any Circumstance involving, resulting from, relating to or with respect to (A) changes in GAAP or any other accounting requirements applicable to the industry in which the Company or any of its Subsidiaries operates, (B) financial, securities, debt or financing markets or general economic or political conditions, (C) the industry in which the Company or any of its Subsidiaries operate, (D) changes in Applicable Law of general applicability to companies in the industry in which the Company or any of its Subsidiaries operate, or any official interpretation thereof by a Governmental Authority, (E) acts or declarations of war or other armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks) or natural disasters or weather-related events or conditions, (F) the execution and delivery of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of, or any facts or circumstances relating to, Parent, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or other Third Parties by this Agreement, (G) any failure by the Company or any of its Subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period, including as a result of any failure of the Company or any of its Subsidiaries to realize the anticipated benefits of any business-related launch, initiative or roll-out (it being agreed that the underlying cause of any such failure described in this clause (G), unless expressly excluded by another clause of this definition, may be considered in determining whether or not a Company Material Adverse Effect has occurred), (H) any action taken (or omitted to be taken) at the written request, or with the written consent, of Parent or Merger Subsidiary, (I) the price and/or trading volume of the Company Stock on NASDAQ or any other market in which such securities are quoted for purchase and sale, (J) any action taken by Parent, the Company, any of their respective Subsidiaries or Affiliates, or any Wanda Group Party that is required, contemplated or permitted pursuant to this Agreement (including pursuant to Section 8.01), including any actions required under this Agreement to obtain any approval or authorization under antitrust, competition, trade regulation, or other Applicable Laws for the consummation of the Merger, or (K) any litigation, action, suit, proceeding or investigation made or brought by any of the stockholders of the Company (on their own behalf or on behalf of the Company) that assert allegations of a breach of fiduciary duty relating to this Agreement, violations of securities laws in connection with the Company Proxy Statement/Prospectus or otherwise arising out of any of the transactions contemplated by this Agreement; provided, in the case of clauses (A), (B), (C), (D) and (E), such Circumstances may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such Circumstance has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

        "Company Stock" means the common stock, $0.03 par value, of the Company.

        "Company Stock Plans" means the Carmike 2004 Incentive Stock Plan and the Carmike 2014 Incentive Stock Plan.

        "Company Stockholder Meeting" means the special meeting of the stockholders of the Company originally convened on June 30, 2016.

        "Compliant" means, with respect to the Required Financial Information, that (i) such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information, taken as a whole, in light of the circumstances under which the statements contained in the Required Financial Information are made, not materially misleading, (ii) such Required Financial Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of

Regulation S-X and Regulation S-K under the 1933 Act for offerings of debt securities on a registration statement on Form S-3 and (iii) the Company's auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information.

        "Confidentiality Agreement" means the confidentiality agreement, dated October 23, 2014, among the Company, Parent, Wanda America Investment Holding Co. Ltd. and Dalian Wanda Group Co., Ltd., as amended January 20, 2016.

        "Control" or "Controlled" "means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "Debt Financing Documents" means the definitive credit documentation required to be executed and delivered as a condition to the consummation of the Financing to be provided pursuant to the Debt Commitment Letters, including: all (i) credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Financing will be governed or otherwise contemplated by the Debt Commitment Letters, (ii) officer, secretary, solvency and perfection certificates, legal opinions, and resolutions contemplated by the Debt Commitment Letters, and (iii) agreements, documents or certificates that facilitate the creation of Liens securing the Financing as required by the Debt Commitment Letters.

        "Delaware Law" means the General Corporation Law of the State of Delaware.

        "Environment" means the air (including ambient or indoor air), soil, sediments, water (including surface waters, groundwater, streams, and water in drains), land (including surface or subsurface), plant or animal life, or natural resources.

        "Environmental Laws" means Applicable Law, or any agreement with any Governmental Authority, pertaining to, regulating, relating to, or imposing liability, standards or obligations of conduct concerning (i) pollution or protection of human health or the Environment or (ii) generation, handling, treatment, storage, disposal, transportation, manufacture, processing, distribution, use, threatened Release, or Release of Hazardous Substances.

        "Environmental Permits" means all permits, licenses, franchises, certificates, approvals, grants, registrations, exemptions, exceptions, variances, and other similar authorizations of Governmental Authorities relating to or required by an Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" of any entity means any other entity that, together with the first entity, would be treated as a single employer under Section 414 of the Code.

        "Executive Officer" has the meaning specified in Rule 3b-7 under the 1934 Act.

        "Existing Credit Facility" means that certain Credit Agreement, dated as of April 30, 2013, by and among the Parent, the lenders and issuers thereto, Citicorp North America, Inc., as agent, and the other agents and arrangers party thereto, as amended by that certain First Amendment to Credit Agreement, dated as of December 11, 2015, and all Loan Documents (as defined therein) related thereto.

        "Financing Sources" means the financial institutions party to the Debt Commitment Letters, including, to the extent permitted under Section 8.03(a), the parties to any joinder agreements or amendments entered into in connection therewith, and the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Subsidiaries, members, managers, general or limited partners or assignees of such lenders (and alternative debt financing sources) and/or their respective Subsidiaries, successors and assigns.

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Authority" means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

        "Hazardous Substance" means any substance, pollutant, contaminant, material, waste, or chemical that is (i) regulated pursuant to any Environmental Law, (ii) defined or treated under any Environmental Law as a "pollutant," "contaminant," "hazardous constituent," "solid waste," "toxic substance," "special waste," "toxic waste," "hazardous substance," "hazardous waste," "hazardous material," or (iii) asbestos or asbestos containing materials, lead, polychlorinated biphenyls, petroleum or petroleum products, urea formaldehyde foam insulation, and radon gas.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Intellectual Property" means all (i) trademarks, service marks, trade names, domain names, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary brand names, logos, corporate names, certification marks, trade dress, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, reexaminations, extensions or reissues thereof, in any jurisdiction, (iii) copyrightable works of authorship, mask works and any and all copyright rights, whether registered or not (including such rights in software); and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (iv) Trade Secrets, (v) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar proprietary rights.

        "Intervening Event" means any event, change, effect, development, state of facts, condition, circumstance or occurrence that was not known to the Board of Directors of the Company on the date of this Agreement (or, if known, the consequences of which were not known to the Board of Directors of the Company as of the date of this Agreement), which event, change, effect, development, state of facts, condition, circumstance or occurrence (or the consequences thereof) becomes known to the Board of Directors of the Company before receipt of the Company Stockholder Approval; provided that in no event will the receipt, existence of, or terms of any Acquisition Proposal, or any inquiry relating thereto, constitute an Intervening Event.

        "IT Assets" means computers, computer software, firmware (including software delivered on a cloud computing or software as a service basis), middleware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, and all other information technology infrastructure and equipment, and all associated Trade Secrets documentation, owned, licensed or leased by the Company or its Subsidiaries for information technology operations (excluding any public networks and any and all cinema video projection or display systems, cinema sound systems and cinema motion seating systems).

        "knowledge" means (i) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.01(a) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.01(a) of the Parent Disclosure Letter.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other similar adverse claim in respect of such property or asset.

        "Marketing Period" means the first period of (x) prior to the date of delivery of the Required Financial Information with respect to the fiscal quarter ending September 30, 2016, at least fifteen (15) consecutive Business Days after the date of this Agreement or (y) on or after such date of delivery, at least eight (8) consecutive Business Days after the date of this Agreement, (i) commencing on the first Business Day after Parent has received the Required Financial Information in Compliant form; provided, that if the Company shall in good faith reasonably believe it has provided the Required Financial Information the Company may deliver to Parent a written notice to that effect, in which case the Company shall be deemed to have complied with clause (i) above unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information that the Company has not delivered), and (ii) throughout which nothing has occurred and no condition exists that has caused the conditions set forth in Section 9.02(a) or (b) (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at Closing) to fail to be satisfied, in each case, assuming the Closing were to be scheduled for any time during such period; provided, however, that (i) for purposes of calculating such period, November 24, 2016 and November 25, 2016 shall be disregarded as Business Days, (ii) to the extent such period has not been completed on or prior to August 23, 2016, such period shall not be deemed to have commenced prior to September 5, 2016 and (iii) to the extent such period has not been completed on or prior to December 20, 2016, such period shall not be deemed to have commenced prior to January 2, 2017 and the Marketing Period shall end on the date the Financing is consummated if such date is prior to the end of an applicable period. Notwithstanding the foregoing, the "Marketing Period" shall not commence and shall be deemed not to have commenced if, during or prior to the completion of such period (a) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any audited financial statements in the Company Financial Statements, in which case the Marketing Period shall not be able to commence until a new audit opinion is issued with respect to the audited financial statements in the Company Financial Statements for the applicable periods by Deloitte & Touche LLP or another independent public accounting firm reasonably acceptable to Parent, (b) the Company indicates its intent to restate any financial statements or other financial information included in the Required Financial Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended or the Company has provided written notice to Parent or otherwise publicly announced that it has concluded that no restatement shall be required, and the requirements in clauses (a) and (b) above would be satisfied throughout and on the last day of such period or (c) the Required Financial Information is not Compliant throughout and on the last day of such period (it being understood, for the avoidance of doubt, that if at any time during the Marketing Period the Required Financial Information provided on the first day of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced).

        "MOFCOM" means the Ministry of Commerce of the PRC as well as its local counterpart in Dalian, Liaoning province of the PRC.

        "1933 Act" means the Securities Act of 1933.

        "1934 Act" means the Securities Exchange Act of 1934.

        "NASDAQ" means the NASDAQ Global Market.

        "NDRC" means the National Development and Reform Commission of the PRC as well as its local counterpart in Dalian, Liaoning province of the PRC.

        "NYSE" means the New York Stock Exchange.

        "Parent Balance Sheet" means the consolidated balance sheet of Parent as of March 31, 2016 and the footnotes thereto set forth in Parent's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2016.

        "Parent Balance Sheet Date" means March 31, 2016.

        "Parent Class A Common Stock" means the class A common stock, $0.01 par value, of Parent.

        "Parent Class B Common Stock" means the class B common stock, $0.01 par value, of Parent.

        "Parent Disclosure Letter" means the disclosure letter, dated the date of this Amended and Restated Merger Agreement, regarding this Agreement that has been provided by Parent to the Company.

        "Parent Employee" means, a current employee of Parent or any of its Subsidiaries.

        "Parent Employee Plan" means any (i) "employee benefit plan" as defined in Section 3(3) of ERISA, (ii) employment, severance, change in control, transaction bonus, retention or other similar agreement or plan, or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, vacation or paid time off benefits perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment or retirement benefits, in each case, (A) for the benefit of any Parent Employee and (B)(1) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its ERISA Affiliates or (2) with respect to which Parent might have any liability.

        "Parent Material Adverse Effect" means a material adverse effect on (i) the financial condition, business, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent and its Subsidiaries to consummate the transactions contemplated by this Agreement, in each case, excluding any effect resulting from any Circumstance involving, resulting from, relating to or with respect to (A) changes in GAAP or any other accounting requirements applicable to the industry in which Parent or any of its Subsidiaries operates, (B) financial, securities, debt or financing markets or general economic or political conditions, (C) the industry in which Parent or any of its Subsidiaries operate, (D) changes in Applicable Law of general applicability to companies in the industry in which Parent or any of its Subsidiaries operate, or any official interpretation thereof by a Governmental Authority, (E) acts or declarations of war or other armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks) or natural disasters or weather-related events or conditions, (F) the execution and delivery of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of, or any facts or circumstances relating to, the Company, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, customers, suppliers or other Third Parties by this Agreement, (G) any failure by Parent or any of its Subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period, including as a result of any failure of Parent or any of its Subsidiaries to realize the anticipated benefits of any business-related launch, initiative or roll-out, (H) any action taken (or omitted to be taken) at the written request, or with the written consent, of the Company, (I) the price and/or trading volume of the Parent Class A Common Stock on the NYSE or any other market in which such securities are quoted for purchase and sale, (J) any action taken by Parent, the Company, any of their respective Subsidiaries or Affiliates, or any Wanda Group Party that is required, contemplated or permitted pursuant to this Agreement (including pursuant to Section 8.01), including any actions required under this Agreement to obtain any approval or authorization under antitrust, competition, trade regulation, or other Applicable Laws for the consummation of the Merger, or (K) any litigation, action, suit, proceeding or investigation made or brought by any of the stockholders of Parent (on their own behalf or on behalf of Parent) that assert allegations of a breach of fiduciary duty relating to this Agreement or otherwise arising out of any of the transactions contemplated by this Agreement; provided, in the case of clauses (B), (C), (D) and (E), such Circumstances may be taken into account in determining whether or not there has been a Parent Material Adverse Effect to the extent such Circumstance has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which Parent and its Subsidiaries operate.

        "Parent 10-K" means Parent's annual report on Form 10-K for the fiscal year ended December 31, 2015.

        "Parent SEC Documents" means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent to the SEC since January 1, 2014, together with any exhibits and schedules thereto and other information incorporated therein.

        "Parent Trading Price" means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Parent Class A Common Stock on the NYSE, for the consecutive period of five trading days beginning on the eighth trading day immediately preceding the Closing Date and concluding at the close of trading on the third trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function "VWAP".

        "Permitted Lien" means (i) any Lien for Taxes or other governmental charges or assessments not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (ii) mechanics', materialmen's, carriers', workers', landlords', repairmen's, warehousemen's, construction and other similar Liens arising or incurred in the ordinary course of business consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (iii) Liens imposed or promulgated by Applicable Law or any Governmental Authority with respect to real property, including zoning, building or similar restrictions, excluding any Liens created by or on account of the violation of any of the foregoing, (iv) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation, (v) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and other Liens that do not individually or in the aggregate materially interfere with the present occupancy or use of the respective Company Owned Real Property or Leased Real Property or otherwise materially impair the business operations of the Company and its Subsidiaries, (vi) matters disclosed by any existing title insurance policies or title reports, when copies of the same have been made available to Parent, (vii) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business for Intellectual Property owned by the Company or any of its Subsidiaries, (viii) any other mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset that does not materially interfere with the Company's use of such asset in the ordinary course of business, and (ix) Liens set forth on Section 1.01(b) of the Company Disclosure Letter.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

        "PRC" means the People's Republic of China, excluding Hong Kong, Macau and Taiwan.

        "Previously Disclosed by Parent" means disclosed by Parent (i) in the Parent Disclosure Letter, or (ii) prior to the date of this Amended and Restated Merger Agreement in the Parent SEC Documents.

        "Previously Disclosed by the Company" means disclosed by the Company (i) in the Company Disclosure Letter, or (ii) prior to the execution of this Agreement in the Company SEC Documents.

        "Proscribed Theatres" means those theatres set forth on Section 1.01(c) of the Company Disclosure Letter.

        "Regulatory Material Adverse Effect" means any divestiture, license or hold separate of:

            (i)  any theatres of the Company, Parent or any of their respective Affiliates required by any Governmental Authority pursuant to Section 8.01(e) that would result in the loss of adjusted theatre-level cash flows (determined in accordance with the financial information provided by the Parties on or prior to the date hereof) for the twelve months ended December 31, 2015 in excess of Twenty-Five Million Dollars ($25,000,000) in the aggregate (the "Theatre Asset Threshold"); provided that the sale of any Proscribed Theatres shall not be counted towards the Theatre Asset Threshold for purposes of determining the occurrence of any Regulatory Material Adverse Effect; provided, further, that, if, in any geographic area, region, or market, any Governmental Authority, pursuant to Section 8.01(e), provides Parent with the ability to select among the theatres of the Company and its Affiliates or Parent and its Affiliates, respectively, to be divested, licensed or held separate, then the theatre with the lowest adjusted theatre-level cash flow (determined in accordance with this clause (i)) in such geographic area, region, or market, shall be deemed to have been divested, licensed, or held separate for purposes of determining the occurrence of any Regulatory Material Adverse Effect due to the divestiture, license or hold separate of theatres in excess of the Theatre Asset Threshold; provided, further, that if Parent or its Affiliates acquire any theatre following the date of this Agreement (a "Newly Acquired Theatre"), then the adjusted theatre-level cash flow of (A) such Newly Acquired Theatre, or (B) any other theatre of the Company, Parent, or their respective Affiliates in the geographic area, region, or market of such Newly Acquired Theatre that is required to be divested, licensed, or held separate shall not be counted towards the Theatre Asset Threshold for purposes of determining the occurrence of any Regulatory Material Adverse Effect if such requirement to divest, license or hold separate is reasonably related to such acquisition of a Newly Acquired Theatre, or

           (ii)  any non-theatre assets of the Company, Parent, or any of their respective Affiliates required by any Governmental Authority pursuant to Section 8.01(e) with an aggregate net book value (determined by reference to the most recent financial statements set forth in the Company SEC Documents or Parent SEC Documents, as applicable, prior to the date hereof) in excess of Twenty Million Dollars ($20,000,000); provided that if any Governmental Authority, pursuant to Section 8.01(e), provides Parent with the ability to select among non-theatre assets owned by the Company and its Affiliates or Parent and its Affiliates, respectively, to be divested, licensed or held separate, then for each selection of non-theatre assets permitted by the Governmental Authority, the non-theatre assets with the lowest net book value shall be deemed to have been divested, licensed or held separate for purposes of determining the occurrence of any Regulatory Material Adverse Effect.

        "Release" means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of Hazardous Substances into, under, above, onto or from the Environment.

        "Representatives" means, with respect to any Person, such Person's directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

        "Required Financial Information" means (i) all financial and other information regarding the Company and its Subsidiaries to the extent required under the Debt Commitment Letters in order for Parent to complete and deliver (A) a customary confidential information memorandum (other than the portions thereof customarily provided by financing or other sources) to syndicate the Financing under the Debt Commitment Letters and (B) a customary offering document relating to an offering of high-yield debt securities under Rule 144A of the 1933 Act (other than the portions thereof customarily provided by investment banks or their counsel) and (ii) all financial and other information of the Company and its Subsidiaries required by paragraphs 4, 5 and 6 of Exhibit D to the Debt Commitment Letters; in each case of the foregoing subclauses (i) and (ii), provided that, for the avoidance of doubt, the Company's obligations with respect to information related to post-Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information or projections shall be limited to providing Parent with the information regarding the Company and its Subsidiaries that is (x) reasonably necessary in order for Parent to produce such pro forma financial information or projections and (y) requested by Parent in writing no later than ten (10) Business Days prior to the filing by the Company of the relevant financial statements on Form 10-K and Form 10-Q.

        "SAFE" means the State Administration of Foreign Exchange of the PRC as well as its applicable local counterpart.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the Securities and Exchange Commission.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        "Superior Proposal" means a bona fide, written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or more than 50% of the consolidated assets of the Company and its Subsidiaries (or assets of the Company and its Subsidiaries representing more than 50% of the consolidated net revenues or consolidated net income of the Company and its Subsidiaries) that the Board of Directors of the Company determines in good faith, after considering the advice of its outside counsel and a financial advisor of nationally recognized reputation, (i) is reasonably likely to be consummated in accordance with its terms, and (ii) taking into account all relevant factors (including the legal, financial and regulatory aspects of the proposal and the party making the proposal), if consummated, would result in a transaction that is more favorable to the Company's stockholders from a financial point of view than as provided hereunder (including any revisions to the terms of this Agreement contemplated by Section 6.04(f)).

        "Tax" means (i) any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee and (ii) in the case of any Person, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any Tax Sharing Agreement, as a result of which liability of such Person to a Taxing Authority is determined or taken into account with reference to the activities of any other Person.

        "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        "Tax Sharing Agreements" means all existing agreements or arrangements (whether or not written) legally binding on a Person that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's Tax liability.

        "Third Party" means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent, the Merger Subsidiary or the Company, and their respective Affiliates.

        "Trade Secrets" means trade secrets and other proprietary and confidential information that provides the Company or any of its Subsidiaries with a competitive advantage and is maintained in confidence, including know how, and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

        "Ultimate Parent Entity" has the meaning set forth in 16 Code of Federal Regulations 801.1(a)(3).

        "Wanda Group Parties" means Beijing Wanda Culture Industry Group Co., Ltd. and its Controlled Affiliates.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.04
Agreement	Preamble
Alternative Acquisition Agreement	6.04
Amended and Restated Merger Agreement	Recitals
Antitrust Laws	8.01
Approvals	8.01
Bankruptcy and Equity Exception	4.02
Cash Consideration	2.02
Cash Consideration Number	2.03
Cash Election	2.03
Cash Election Shares	2.03
Certificate	2.02
Closing	2.01
Closing Date	2.01
Collective Bargaining Agreement	4.20
Company	Preamble
Company Board Recommendation	4.02
Company Financial Statements	4.08
Company Material Contract	4.22
Company Owned Real Property	4.14
Company Performance Shares	2.06
Company Permits	4.12
Company Preferred Shares	4.05
Company Proxy Statement/Prospectus	4.09
Company Restricted Shares	2.06
Company Restricted Stock Units	2.06
Company SEC Documents	4.07
Company Securities	4.05
Company Stock Option	2.06
Company Stockholder Approval	4.02
Company Subsidiary Securities	4.06
Compensation Committee	7.05
Continuing Employee	7.05
D&O Insurance	7.04
Debt Commitment Letters	5.17
Dissenting Shares	2.05
DOJ	8.01
Effective Time	2.01
Election	2.03

Term	Section
Election Deadline	2.03
e-mail	11.01
End Date	10.01
ESPP	2.06
Exchange Agent	2.03
Exchange Agent Agreement	2.03
Exchange Fund	2.04
Executive Plan	7.05
Fee Letters	5.17
Financing	5.17
Form of Election	2.03
Form S-4	4.09
FTC	8.01
Improvements	4.14
Indemnified Person	7.04
Insurance Policies	4.25
internal controls	4.07
Intervening Event Notice	6.04
Intervening Negotiation Period	6.04
Inventories	4.23
Leased Real Property	4.14
Lenders	5.17
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Negotiation Period	6.04
Newly Acquired Theatre	1.01
Non-Election Shares	2.03
Odeon Registration Statement	8.02(d)
Option Exercise Period	2.06
Order	8.01
Original Merger Agreement	Recitals
Parent	Preamble
Parent Financial Statements	5.08
Parent Permits	5.12
Parent Preferred Shares	5.05
Parent Securities	5.05
Parent Subsidiary Securities	5.06
Parties	Preamble
Party	Preamble
Personal Data	4.17
Proceeding	7.04
Process Agent	11.08
Real Property Leases	4.14
Regulatory Termination Fee	11.04
Shortfall Number	2.03
Solvent	5.18
Stock Consideration	2.02
Stock Conversion Number	2.03
Stock Election	2.03

Term	Section
Stock Election Number	2.03
Stock Election Shares	2.03
Substitute Financing	8.03
Superior Proposal Notice	6.04
Surviving Corporation	2.01
Tail Cap	7.04
Taxing Authority	1.01
Termination Fee	11.04
Theatre Asset Threshold	1.01
Uncertificated Shares	2.02
Underwater Option	2.06
WARN Act	4.20

        Section 1.02.    Other Definitional and Interpretative Provisions.     The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, and Schedules are to Articles, Sections, Exhibits, and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time on or prior to the Effective Time and to any rules or regulations promulgated thereunder on or prior to the Effective Time. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to "law", "laws" or to a particular statute or law shall be deemed also to include any Applicable Law. If the last day of any time period under this Agreement is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE 2

THE MERGER

        Section 2.01.    The Merger.

        (a)   At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

        (b)   Subject to the provisions of Article 9, the closing of the Merger (the "Closing") shall take place in Atlanta, Georgia at the offices of King & Spalding LLP, 1180 Peachtree Street NE, Atlanta, Georgia 30309, as soon as possible after, but in any event no later than two (2) Business Days after, the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), the Closing shall instead occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on not less than two (2) Business Days' written notice to the Company and (b) the second Business Day immediately following the last day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article 9 for the Closing as of the date determined pursuant to this proviso (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time)). The date upon which the Closing occurs is referred to herein as the "Closing Date".

        (c)   At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed to by the Parties and specified in the certificate of merger).

        (d)   From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

        Section 2.02.    Conversion of Shares.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any shares of Company Stock or any shares of capital stock of Parent or any shares of capital stock of Merger Subsidiary:

        (a)   Except as otherwise provided in Section 2.02(b), Section 2.04(f) or Section 2.05, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, as elected pursuant to and as provided in Section 2.03, either (i) Thirty-Three Dollars and 06/100 ($33.06) in cash, without interest (the "Cash Consideration") or (ii) 1.0819 shares of Parent Class A Common Stock (the "Stock Consideration", and together with the Cash Consideration, the "Merger Consideration").

        (b)   Each share of Company Stock held by the Company or owned by Parent, Merger Subsidiary or any of their respective Subsidiaries immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (c)   Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        (d)   All of the shares of Company Stock converted into the right to receive the Merger Consideration pursuant to this Article 2 shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and, subject to Section 2.04, each certificate previously representing any such shares of Company Stock (each a "Certificate") or uncertificated shares of Company Stock (the "Uncertificated Shares") shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares into which the shares of Company Stock represented by such Certificate or Uncertificated Shares have been converted pursuant to this Section 2.02 and Section 2.04(f), and (iii) any dividends or distributions to which holders of Company Stock are entitled in accordance with Section 2.04(c).

        Section 2.03.    Election Procedures; Proration.

        (a)   Each holder of record (or, in the case of nominee, trustee or representative holders, the beneficial owner through proper instructions and documentation) of shares of Company Stock that are to be converted into the right to receive the Merger Consideration pursuant to Section 2.02 shall have the right, subject to the limitations set forth in this Article 2, to submit an election in accordance with the following procedures (an "Election"):

            (i)  Parent shall prepare a form of election reasonably acceptable to the Company (the "Form of Election"). The Form of Election shall specify that delivery of Certificates (or affidavits of loss in lieu thereof) or the transfer of Uncertificated Shares to the Exchange Agent in connection with the making of an Election shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Uncertificated Shares to the Exchange Agent, shall otherwise include customary provisions and instructions for making Elections and effecting the surrender of Certificates and Uncertificated Shares in connection with the making of an Election and shall include such other documents or information as Parent reasonably determines to include.

           (ii)  Each Person who is a record holder of shares of Company Stock as of the Election Deadline shall have the right to submit a Form of Election. Holders of record of Company Stock who hold such Company Stock as nominees, trustees or in other representative capacities may submit a separate Form of Election (with proper instructions and documentation) on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such Company Stock. Parent shall prepare and cause the Exchange Agent to mail a Form of Election to the record holders (with sufficient copies for beneficial owners as may be requested) of Company Stock as of a date reasonably determined by the Company after consultation with Parent no later than the date that is thirty (30) days prior to the anticipated Election Deadline or such other date as mutually agreed upon by the Company and Parent, which Form of Election shall be used by each record holder (or, in the case of nominee, trustee or representative holders, the beneficial owner through proper instructions and documentation) of shares of Company Stock who wishes to make an Election. Parent shall make available one or more Forms of Election as may reasonably be requested from time to time by all Persons who become record holders or beneficial owners of Company Stock after the initial mailing but before the Election Deadline, and the Company shall use commercially reasonable efforts to provide the Exchange Agent with all information reasonably necessary for it to perform its duties as specified herein.

          (iii)  Each Form of Election shall permit the Company's stockholders (or in the case of nominee, trustee or representative record holders, the beneficial owner through proper instructions and documentation) to (A) elect to receive the Cash Consideration for all or a portion of such stockholder's shares (a "Cash Election"), (B) elect to receive the Stock Consideration for all or a portion of such stockholder's shares (a "Stock Election") or (C) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration; provided, however, that, notwithstanding any other provision of this Agreement to the contrary, thirty percent (30%) of the total number of shares of Company Stock issued and outstanding at the Effective Time, excluding any treasury shares and shares described in Section 2.02(b) (the "Stock Conversion Number"), shall be converted into the right to receive Stock Consideration and seventy percent (70%) of the total number of shares of Company Stock issued and outstanding at the Effective Time, excluding any treasury shares and shares described in Section 2.02(b) shall be converted into the right to receive the Cash Consideration (the "Cash Consideration Number"), in each case, in accordance with the allocation procedures set forth in Section 2.03(b); provided, further, that for purposes of the immediately preceding proviso, Dissenting Shares and shares of Company Stock converted into the right to receive a fraction of a share of Parent Class A Common Stock shall both be treated as if such shares were converted into the right to receive the Cash Consideration (and solely for purposes of this clause, $33.06 in cash will be deemed payable in respect of each Dissenting Share). Shares of Company Stock as to which a Cash Election has been made and not revoked as of the Election Deadline, shares of Company Stock that constitute Dissenting Shares as of the Election Deadline and shares of Company Stock converted into the right to receive a fraction of a share of Parent Class A Common Stock are referred to herein as "Cash Election Shares". Shares of Company Stock as to which a Stock Election has been made and not revoked as of the Election Deadline are referred to herein as "Stock Election Shares". Shares of Company Stock as to which no election has been made (or as to which a Form of Election is not properly completed and returned in a timely fashion or as to which a Form of Election has been revoked and not replaced) as of the Election Deadline are referred to herein as "Non-Election Shares". The aggregate number of shares of Company Stock with respect to which a Stock Election has been made and not revoked or changed as of the Election Deadline is referred to herein as the "Stock Election Number". For the avoidance of doubt, if a stockholder of the Company does not submit a properly completed Form of Election by the Election Deadline, the shares of Company Stock held by such stockholder shall be designated Non-Election Shares.

          (iv)  Any Election shall have been made properly only if the Person authorized to receive Elections and to act as exchange agent in connection with the transactions contemplated by this Agreement, which Person shall be selected by Parent and be reasonably acceptable to the Company (the "Exchange Agent"), pursuant to an agreement reasonably acceptable to Parent and the Company entered into prior to the mailing of the Form of Election to the Company's stockholders (the "Exchange Agent Agreement"), shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by, in the case of physical certificates representing shares of Company Stock, Certificates to which such Form of Election relates (or affidavits of loss in lieu thereof) or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided that such Certificates are in fact delivered to the Exchange Agent by the Election Deadline. Failure to deliver Certificates representing shares of Company Stock covered by such a guarantee of delivery by the Election Deadline shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent in its reasonable discretion, and such shares shall be deemed to be Non-Election Shares. For Uncertificated Shares, Parent shall establish Election procedures for such shares of Company Stock, which procedures shall be reasonably acceptable to the Company. If a stockholder of the Company has demanded appraisal of shares of Company Stock, any Election submitted by such stockholder with respect to such shares of Company Stock (unless such demand shall have been withdrawn prior to the Election Deadline) shall be deemed invalid. All Forms of Election shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Parent and the Company that this Agreement has been terminated in accordance with its terms. After an Election is properly made with respect to any share of Common Stock, any subsequent transfer of such share shall automatically revoke such Election.

           (v)  As used herein, "Election Deadline" means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that is five (5) Business Days prior to, but not including, the Closing Date unless otherwise mutually agreed by Parent and the Company, in which event Parent and the Company shall reasonably promptly announce such rescheduled Election Deadline. An Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Form of Election that identifies the Company Stock to which such revised Form of Election applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Form of Election with respect to any Company Stock shall constitute the revocation of all prior Forms of Election with respect to all such Company Stock. Parent and the Company shall use reasonable best efforts to publicly announce the Election Deadline at least five (5) Business Days prior to the Election Deadline or such other date mutually agreed upon by Parent and the Company.

          (vi)  Subject to the terms of the Exchange Agent Agreement, if Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Stock (neither Parent nor the Company nor the Exchange Agent being under any duty to notify any stockholder of the Company of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter made prior to the Election Deadline. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election.

         (vii)  Parent, the Company and the Exchange Agent may agree upon election procedures in addition to or different from the procedures set forth above in order to effectuate Elections; provided, however, that subject to the terms of the Exchange Agent Agreement and any specific terms of this Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any stockholder of the Company with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.03(b), (C) the issuance and delivery of shares of Parent Class A Common Stock into which shares of Company Stock are converted in the Merger and (D) the method of payment of cash for shares of Company Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Class A Common Stock.

        (b)   The allocation of rights to receive the Cash Consideration and the Stock Consideration among the Company's stockholders will be made as set forth in this Section 2.03(b).

            (i)  If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares (other than Dissenting Shares) and all Non-Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.04(f) hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (A) the number of Stock Election Shares held by such holder by (B) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration; and

           (ii)  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

            (A)  If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares (other than Dissenting Shares) shall be converted into the right to receive the Cash Consideration and, subject to Section 2.04(f) hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (1) the number of Non-Election Shares held by such holder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

            (B)  If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and, subject to Section 2.04(f) hereof, each holder of Cash Election Shares (other than Dissenting Shares) shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the amount by which (x) the Shortfall Number exceeds (y) the total number of Non-Election Shares, and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

        Section 2.04.    Surrender and Payment.

        (a)   At or prior to the Effective Time, Parent shall make available to the Exchange Agent (i) evidence of the Parent Class A Common Stock in book-entry form (and/or certificates representing the shares of Parent Class A Common Stock at Parent's election) sufficient to deliver the aggregate Stock Consideration, (ii) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.04(c), (iii) immediately available funds equal to the aggregate Cash Consideration, and (iv) cash in lieu of any fractional shares to be issued pursuant to Section 2.02 and paid pursuant to Section 2.04(f) in exchange for outstanding shares of Company Stock (other than Dissenting Shares) (such cash and book-entry or certificates for shares of Parent Class A Common Stock collectively being referred to as the "Exchange Fund"). Such cash funds may be invested by the Exchange Agent as directed by Parent; provided that (A) no such investment or losses thereon shall affect the Merger Consideration or other amounts payable hereunder, (B) if, for any reason (including if Dissenting Shares cease to be Dissenting Shares or if a dividend or distribution payable in accordance with Section 2.04(c) is paid), the cash and the evidence of book-entry or certificates for shares of Parent Class A Common Stock in the Exchange Fund becomes insufficient to make the payments contemplated by this Article 2, then Parent shall promptly provide additional cash, evidence of book-entry or certificates for shares of Parent Class A Common Stock, as applicable to the Exchange Agent for the benefit of the former stockholders of the Company sufficient to make the payments contemplated by this Article 2 and (C) such investments shall only be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

        (b)   Promptly after the Effective Time (but not later than three (3) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock who did not properly complete and timely submit and not revoke a Form of Election a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Uncertificated Shares to the Exchange Agent) and shall be in such form and have such other or different provisions as Parent shall reasonably designate for use in such exchange. Upon proper surrender of the Certificates for exchange (or affidavits of loss in lieu thereof) and cancellation or transfer of the Uncertificated Shares to the Exchange Agent, together with such properly completed letter of transmittal, the holder of such Certificates or Uncertificated Shares shall be entitled to receive in exchange therefor, as applicable, (i) a certificate or book-entry transfer representing the number of whole shares of Parent Class A Common Stock to which such holder of Company Stock shall have become entitled pursuant to the provisions of Article 2, (ii) a check representing the amount of the aggregate Cash Consideration (rounded up to the nearest whole cent) and any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificates or Uncertificated Shares surrendered pursuant to the provisions of this Article 2, and (iii) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.04(c), and the Certificates or Uncertificated Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates or Uncertificated Shares. Until so surrendered, each Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration, together with any cash in lieu of fractional shares and any dividends or distributions as contemplated by Section 2.04(c). The Parent, the Company and the Exchange Agent may agree on transfer procedures in addition to or different from the procedures set forth above in order to effect the transfer and conversion of Company Stock.

        (c)   No dividends or other distributions declared with respect to Parent Class A Common Stock shall be paid to the holder of any Certificate that has not been surrendered or Uncertificated Share that has not been transferred until the holder thereof shall surrender such Certificate or transfer such Uncertificated Share in accordance with this Article 2. After the surrender of a Certificate or transfer of an Uncertificated Share in accordance with this Article 2, the record holder thereof shall be entitled to receive (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Parent Class A Common Stock represented by such Certificate or Uncertificated Share and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Parent Class A Common Stock represented by such Certificate or Uncertificated Share.

        (d)   If any certificate representing shares of Parent Class A Common Stock is to be issued in, or any Cash Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, accompanied by all documents reasonably required to evidence and effect such transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

        (e)   The shares of Parent Class A Common Stock delivered and cash paid in accordance with the terms of this Article 2 upon conversion of any shares of the Company Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of the Company Stock. From and after the Effective Time, subject to Delaware Law in the case of Dissenting Shares, all holders of Certificates and Uncertificated Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Uncertificated Shares have been converted pursuant to this Agreement and any funds payable in accordance with Section 2.04(c) upon the surrender of such Certificate or Uncertificated Share in accordance with this Article 2. After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2 plus any funds payable in accordance with Section 2.04(c) .

        (f)    Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Class A Common Stock shall be issued upon the surrender of Certificates for exchange or transfer of Uncertificated Shares, no dividend or distribution with respect to Parent Class A Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash, without interest (rounded to the nearest cent) determined by multiplying (i) the Parent Trading Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Class A Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 2.02.

        (g)   Any portion of the Exchange Fund that remains unclaimed by the former holders of shares of Company Stock as of the one year anniversary of the Effective Time shall be returned to Parent upon demand. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Applicable Laws), as general creditors thereof, for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions payable in accordance with Section 2.04(c), in respect of each share of Company Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Subsidiary, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article 2 that remains undistributed to any former holder of Company Stock, as of immediately prior to the date on which the Merger Consideration or such cash that would otherwise escheat to or become the property of any Governmental Authority, shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

        Section 2.05.    Dissenting Shares.     Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing with respect to such shares and who has demanded appraisal for such shares in accordance with Delaware Law ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them pursuant to Delaware Law. If, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal with respect to such shares, in any case pursuant to Delaware Law, such shares shall be treated as Cash Election Shares, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

        Section 2.06.    Company Equity and Equity-Based Awards.

        (a)   At least seven days prior to the Effective Time, each option to purchase shares of Company Stock that is then-outstanding under the Company Stock Plans (each, a "Company Stock Option"), whether or not vested or exercisable, shall, contingent upon consummation of the Merger, (i) become 100% vested and (ii) be exercisable at any time during the seven day period prior to the Effective Time (the "Option Exercise Period"), reasonable notice of which shall be provided by the Company. Each share of Company Stock received in connection with the exercise of Company Stock Options will be entitled to receive the Merger Consideration pursuant to Section 2.02 plus any dividends or distributions to which holders of Company Stock are entitled in accordance with Section 2.04(c). To the extent not exercised within the Option Exercise Period, each outstanding Company Stock Option shall, at the Effective Time, be canceled, automatically and without any action on behalf of the holder thereof, and the Company shall pay each holder of such canceled Company Stock Option an amount in cash (less any applicable Tax withholding), determined by multiplying (x) the excess, if any, of the Cash

Consideration over the exercise price per share of Company Stock subject to such Company Stock Option by (y) the number of shares of Company Stock subject to such Company Stock Option; provided that if the per share exercise price payable with respect to a Company Stock Option exceeds the Cash Consideration (an "Underwater Option"), then such Underwater Option shall be canceled without payment of any consideration with respect thereto.

        (b)   Immediately prior to the Effective Time, each share of restricted stock that is then outstanding under the Company Stock Plans (each, an award of "Company Restricted Shares"), whether or not vested, shall, contingent upon consummation of the Merger, become 100% vested and all outstanding issuance and forfeiture conditions shall be deemed 100% satisfied, and the holders of such shares shall be entitled to receive the Merger Consideration pursuant to Section 2.02 plus any dividends or distributions to which holders of Company Stock are entitled in accordance with Section 2.04(c).

        (c)   Immediately prior to the Effective Time, each award of restricted stock units that is then outstanding under the Company Stock Plans (each, an award of "Company Restricted Stock Units"), whether or not vested, shall, contingent upon consummation of the Merger, become 100% vested and all outstanding issuance and forfeiture conditions shall be deemed 100% satisfied, and the Company shall with respect to the holder of any such Company Restricted Stock Units (i) issue the number of shares of Company Stock underlying such Company Restricted Stock Units, which shares shall be entitled to receive the Merger Consideration pursuant to Section 2.02 plus any dividends or distributions to which holders of Company Stock are entitled in accordance with Section 2.04(c), and (ii) pay in cash all dividend equivalents, if any, accrued but unpaid as of the Effective Time with respect to the number of shares of Company Stock underlying such Company Restricted Stock Units.

        (d)   Immediately prior to the Effective Time, each award of performance shares that is then outstanding under the Company Stock Plans (each, an award of "Company Performance Shares"), whether or not vested, or whether or not performance criteria have been achieved, shall, contingent upon consummation of the Merger, become 100% vested and all outstanding issuance and forfeiture conditions shall be deemed 100% satisfied with respect to (i) the actual number of shares of Company Stock earned for each performance period completed prior to the Effective Time, as determined by the Company prior to the Effective Time in accordance with the terms of the applicable award agreements and the Company Stock Plans in existence as of the date hereof, and (ii) the number of shares of Company Stock equal to the specified number of target shares for any performance period during which the Effective Time occurs and for each succeeding performance period covered by such Company Performance Shares, and the holders of such shares shall be entitled to receive the Merger Consideration pursuant to Section 2.02 plus any dividends or distributions to which holders of Company Stock are entitled in accordance with Section 2.04(c).

        (e)   The Company shall terminate the Company Stock Plans immediately as of the Effective Time, and following the Effective Time, no participant in any Company Stock Plan shall have any right under any such Company Stock Plan other than the right to receive the awards or payments in accordance with the terms of this Section 2.06. Prior to the Effective Time, the Company shall take all actions necessary to obtain any consents and make any amendments to the terms of any outstanding awards under the Company Stock Plans as may be necessary to give effect to the transactions contemplated by this Section 2.06. The Company will take steps necessary to arrange for all required Tax withholdings with respect to the Company Restricted Shares, Company Restricted Stock Units, and Company Performance Shares. The Company shall, or Parent and the Company shall cause the Exchange Agent to, provide a Form of Election to each holder of Company Stock Options, Company Restricted Shares, Company Restricted Stock Units and Company Performance Shares reasonably in advance of the Election Deadline (and in any event no later than the date that is thirty (30) days prior to the anticipated Election Deadline or such other date as mutually agreed upon by the Company and Parent). The Company shall ensure that, as of immediately following the Effective Time, no holder of a

Company Stock Option, Company Restricted Shares, Company Restricted Stock Units or Company Performance Shares (or former holder or a participant in any Company Stock Plan) shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, or any other equity interest therein, except for the right to receive the Merger Consideration described in this Section 2.06. All payments under this Section 2.06 shall be made at or as soon as practicable after the Effective Time, pursuant to the Company's ordinary payroll practices, and shall be subject to any applicable withholding.

        (f)    The Company shall take all of the following actions (including adoption of any required amendments) with respect to the Carmike Employee Stock Purchase Plan (the "ESPP"): (i) unless otherwise agreed between the Parties, suspend the ESPP effective no later than after the close of business on March 31, 2016, so that no purchases of Company Stock shall be permitted with respect to purchase periods commencing on or after April 1, 2016 and (ii) terminate the ESPP immediately as of the Effective Time so that no further purchase rights shall accrue after the Effective Time. All ESPP participants will automatically receive their accrued purchase rights under the ESPP upon the termination of the ESPP.

        Section 2.07.    Adjustments.     If, during the period between the date of this Amended and Restated Merger Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, or any stock dividend thereon with a record date during such period or any similar event, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted, including to provide to the holders of Company Stock, Company Stock Options, Company Restricted Shares, Company Restricted Stock Units and Company Performance Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this provision.

        Section 2.08.    Withholding Rights.     The Exchange Agent (or the Company, if necessary pursuant to Section 2.06) (or, subsequent to the one year anniversary of the Effective Time, Parent or the Surviving Corporation) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of Parent Class A Common Stock, cash dividends or distributions payable pursuant to Section 2.04(c) and any other cash amounts otherwise payable pursuant to this Agreement, such amounts as the Exchange Agent, the Company, or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent, the Company, Parent, or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

        Section 2.09.    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, Parent or the Exchange Agent, the posting by such Person of a bond, in such amount as the Surviving Corporation, Parent or the Exchange Agent may determine is reasonably necessary, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or if subsequent to the termination of the Exchange Fund and subject to Section 2.04(g), Parent) will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement, and any unpaid dividends and distributions payable in accordance with Section 2.04 (c).

 ARTICLE 3

THE SURVIVING CORPORATION

        Section 3.01.    Governing Documents.     At the Effective Time, the certificate of incorporation and bylaws of the Company shall be amended and restated in their entirety to read as set forth in Exhibits A and B, and, as so amended, shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended, subject to Section 7.04, in accordance with Delaware Law and the applicable provisions of such certificate of incorporation and bylaws.

        Section 3.02.    Directors and Officers.

        (a)   The Parties shall take all actions necessary so that the directors of Merger Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation, or removal in accordance with the bylaws of the Surviving Corporation.

        (b)   Except as otherwise determined by Parent prior to the Effective Time, the officers of Merger Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to Section 11.05, except as Previously Disclosed by the Company, the Company represents and warrants to Parent that:

        Section 4.01.    Corporate Existence and Power.     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing as, and to have corporate power and authority the absence of which, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.02.    Corporate Authorization.

        (a)   Assuming the accuracy and completeness of the representation and warranty in Section 5.19 the execution, delivery and performance by the Company of the Original Merger Agreement and the consummation by the Company of the transactions contemplated thereby are within the Company's corporate power and authority and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the accuracy and completeness of the representation and warranty in Section 5.19 the affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger (the "Company Stockholder Approval"). Assuming the accuracy and completeness of the representation and warranty in Section 5.19 subject to the receipt of the Company Stockholder Approval, the Original Merger Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

        (b)   The Company's Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company's stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby in accordance with the requirements of Delaware Law and (iii) resolved, subject to Section 6.04, to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the "Company Board Recommendation").

        Section 4.03.    Governmental Authorization.     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and regulations of NASDAQ and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Affiliates has any interests in any entities, has any material assets or derives any material revenue from outside the United States.

        Section 4.04.    Non-contravention.     The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, and the accuracy and completeness of the representation and warranty in Section 5.19 contravene, conflict with or result in a violation or breach of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any agreement or other instrument binding upon the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.05.    Capitalization.

        (a)   The authorized capital stock of the Company consists of (i) 52,500,000 shares of Company Stock and (ii) 1,000,000 shares of preferred stock, par value One Dollar ($1.00) per share ("Company Preferred Shares"). As of March 2, 2016, there were outstanding: (i) 24,548,635 shares of Company Stock (excluding Company Restricted Shares), (ii) no Company Preferred Shares, (iii) Company Stock Options to purchase an aggregate of 623,334 shares of Company Stock, (iv) 1,750 Company Restricted Shares, (v) 178,965 Company Performance Shares and (vi) 77,503 Company Restricted Stock Units. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any grant of Company Stock Options, Company Restricted Shares, Company Performance Shares, or Company Restricted Stock Units will be, duly authorized and validly issued and fully paid.

        (b)   Except (i) as set forth in Section 4.05(a) of this Agreement, (ii) for changes since March 2, 2016 resulting from the issuance of shares of Company Stock pursuant to the ESPP or the exercise or settlement of Company Stock Options, Company Restricted Shares, Company Performance Shares or Company Restricted Stock Units set forth on the Company Disclosure Letter or issued in accordance with Section 6.01, and (iii) for the issuance of any Company Stock Options, Company Restricted Shares, Company Performance Shares or Company Restricted Stock Units issued in accordance with

Section 6.01, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities or ownership interests in the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (C) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights, in each case issued by the Company, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (A) through (D) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

        (c)   None of the Company Securities are owned by any Subsidiary of the Company.

        Section 4.06.    Subsidiaries.

        (a)   Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, and has all organizational power and authority required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing as, and to have power and authority as, the absence of which, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

        (b)   All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any material Lien. As of March 2, 2016, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights, in each case issued by the Company or any Subsidiary, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

        Section 4.07.    SEC Filings.

        (a)   The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the "Company SEC Documents").

        (b)   As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

        (c)   As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), except as may have been corrected by any subsequent filing prior to the date hereof, the Company SEC Documents filed pursuant to the 1934 Act did not, and the Company SEC Documents filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d)   As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents. To the Company's knowledge, as of the date hereof, none of the Company SEC Documents are the subject of any ongoing SEC review or investigation.

        (e)   Except as may have been corrected by any subsequent filing, each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (f)    The Company has complied in all material respects with (i) all current listing and corporate governance rules and regulations of the NASDAQ and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act.

        (g)   The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the 1934 Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company is made known to the Company's principal executive officer and principal financial officer by others within the Company. Such disclosure controls and procedures are reasonably effective in timely alerting the Company's principal executive officer and principal financial officer to material information required to be included in the Company's periodic and current reports required under the 1934 Act. For the purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

        (h)   Since January 1, 2014, the Company, under the supervision of its principal executive officer and principal financial officer, has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable under the 1934 Act) ("internal controls"). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of the Company's financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company's auditors and audit committee of the Company's Board of Directors (x) all "significant deficiencies" and "material weaknesses" (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company's auditors and audit committee of the Company's Board of Directors since January 1, 2014.

        (i)    There are no outstanding loans or other extensions of credit including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act) made by the Company to any Executive Officer or director of the Company. The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act since January 1, 2014.

        (j)    Since January 1, 2014, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were, or will be, when made complete and correct.

        (k)   Since January 1, 2014, no Executive Officer or director of the Company has received from any former or current auditor, accountant, consultant or representative of the Company or any Governmental Authority, written notice of, any material complaint or allegation, whether written or oral, that the Company has engaged in material improper accounting practices. No attorney representing the Company has reported to the current Board of Directors of the Company or any committee thereof or to any current director or Executive Officer of the Company evidence of a material violation of United States or other securities laws or material breach of fiduciary duty by the Company or any of its officers or directors.

        (l)    To the Company's knowledge, no employee of the Company is providing, or since January 1, 2014 has provided, information to any law enforcement agency regarding any conduct which the employee reasonably believes constitutes a violation of, nor filed, caused to be filed, testified, participated in, or otherwise assisted in a proceeding relating to an alleged material violation of, chapter 63 of title 18, United States Code, sections 1341, 1343, 1344, or 1348, any rule or regulation of the SEC, or any provision of Federal law relating to fraud against shareholders as described in Section 806 of the Sarbanes-Oxley Act by the Company.

        (m)  Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of the Company, the Company is not a party to any off-balance sheet contract or other "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

        Section 4.08.    Financial Statements.     The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (the "Company Financial Statements") (i) fairly present in all material respects the consolidated financial position of the Company, as of the respective dates thereof, and the consolidated results of its operations and its consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) have been prepared from and are in accordance with, in all material respects, the books and records of the Company and its Subsidiaries. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date hereof, Deloitte & Touche LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        Section 4.09.    Disclosure Documents.     The proxy statement of the Company to be filed with the SEC in connection with the Merger (as it may be amended, supplemented or modified, the "Company Proxy Statement/Prospectus") will comply as to form in all material respects with the applicable requirements of the 1934 Act. The Company Proxy Statement/Prospectus and the information supplied by the Company for use in the registration statement on Form S-4 (as it may be amended, supplemented or modified, the "Form S-4") in which the Company Proxy Statement/Prospectus will be included as a prospectus, at the time the Form S-4 becomes effective or, in the case of the Company Proxy Statement/Prospectus, at the date of mailing to the Company's stockholders and at the date of the Company Stockholder Meeting (as reconvened after the date of this Amended and Restated Merger Agreement), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement/Prospectus or the Form S-4 based upon information supplied by Parent, its Subsidiaries or any of their Representatives specifically for use or incorporation by reference therein.

        Section 4.10.    Absence of Certain Changes.     Since the Company Balance Sheet Date until the date hereof, there has not been any Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Company Balance Sheet Date (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects and (b) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent's consent, would constitute a breach of Sections 6.01(a), 6.01(b), 6.01(c) or 6.01(d).

        Section 4.11.    No Undisclosed Material Liabilities.     There are no liabilities or obligations of the Company or any of its Subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (c) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (d) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date, and (e) liabilities or obligations not required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company.

        Section 4.12.    Compliance with Laws.     Except with respect to matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company (a) is in compliance with, and since January 1, 2014 has been in compliance with, all Applicable Laws, (b) has not received written notice of any violation of Applicable Laws since January 1, 2014, and (c) is not subject to a pending, or to the knowledge of the Company, threatened investigation by any Governmental Authority with respect to a violation of Applicable Laws. The Company holds all material federal, state and local governmental licenses, franchises, grants, registrations, clearances, authorizations, permits, consents, certifications, approvals, variances, exemptions and orders necessary for the Company to own, lease, and operate its properties and assets, and to carry on its business as now conducted (the "Company Permits"), except for those the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is and has been in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the avoidance of doubt, for purposes of this Section 4.12, the term "Applicable Laws" shall include the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973.

        Section 4.13.    Litigation.     There is no Proceeding pending against or, to the knowledge of the Company, threatened against, (a) the Company or any of its Subsidiaries, (b) any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such, (c) any Person for whom the Company or any of its Subsidiaries may be liable with respect to such Proceeding or (d) any of the Company or its Subsidiaries' assets or properties, before (or, in the case of threatened Proceedings, would be before) any arbitrator or Governmental Authority, except, in each case, for those Proceedings that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there is no Proceeding pending against or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries that challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding or, to the knowledge of the Company threatened against, or investigation by any Governmental Authority involving, the Company or any of its Subsidiaries, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.14.    Properties.

        (a)   The Company and its Subsidiaries have a good and valid leasehold (or, as applicable, license or other) interest in all leases, subleases and other agreements under which the Company and its Subsidiaries use or occupy or have the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the "Leased Real Property" and such leases, subleases and other agreements are, collectively, the "Real Property Leases"), in each case, free and clear of all Liens other than any Permitted Liens. Section 4.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Leased Real Property as of the date hereof. Except as would not be material to the Company and its Subsidiaries, each Real Property Lease (i) is a valid and binding obligation of the Company or its Subsidiary that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) no uncured default on the part of the Company or its Subsidiaries or the landlord thereunder, exists under any such Real Property Lease, and (iii) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Real Property Lease. Neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Real Property Lease to terminate for default, convenience or otherwise any Real Property Lease, nor is any such party, to the knowledge of the Company, threatening to do so. Neither the Company nor any of its Subsidiaries are currently subleasing, licensing or otherwise granting any Person any right to use or occupy Leased Real Property.

        (b)   Section 4.14(b) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all real property owned by the Company or any of its Subsidiaries (the "Company Owned Real Property"). Except as would not be material to the Company and its Subsidiaries, the Company and its Subsidiaries have valid and marketable title to the Company Owned Real Property, including all appurtenances thereto and fixtures thereon, free and clear of any and all Liens except Permitted Liens. Neither the Company nor any of its Subsidiaries is currently leasing, licensing or otherwise granting any Person any right to use or occupy Company Owned Real Property.

        (c)   Except as would not be material to the Company and its Subsidiaries, all buildings, structures, fixtures and improvements included within the Company Owned Real Property or Leased Real Property (the "Improvements") are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use and there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof.

        (d)   There is no pending, or to the knowledge of the Company, threatened proceedings in eminent domain or condemnation against any of the Company Owned Real Property or Leased Real Property that are material to the Company or its Subsidiaries.

        (e)   Section 4.14(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement (i) all theatre locations that are scheduled to be closed within the twelve-month period following the date of this Agreement, (ii) all new theatre locations that the Company and its Subsidiaries are scheduled to open within the twelve-month period following the date of this Agreement, and (iii) all theatre locations that are under renovation or construction (excluding renovations and construction for any single location that do not exceed Two Hundred Fifty Thousand Dollars ($250,000)), together with the budgeted renovation or construction costs, (iv) the current landlord and tenant under each Real Property Lease, (v) the lease commencement and expiration date under each Real Property Lease, and (vi) the number of extension periods or extension terms (or, for the avoidance of doubt, the number of opportunities to extend the term of each Real Property Lease as provided therein) for each Real Property Lease.

        (f)    True, correct and complete copies of each Real Property Lease, any amendment thereto and any material agreement between the landlord and tenant or any third party relating to or impacting the terms and provisions of any Real Property Lease, have been made available to Parent.

        (g)   In the event that the term of any Real Property Lease will expire on or prior to February 28, 2017, the Company has provided any notice required pursuant to the terms and provisions of such Real Property Lease, in such form and containing such content as required under such Real Property Lease, in order to extend the term thereof, such that each Real Property Lease currently carries the maximum term provided under the Real Property Lease (subject to any subsequent opportunities to extend the term thereof).

        (h)   Except as would not be material to the Company and its Subsidiaries, each theatre located on the Leased Real Property or Company Owned Real Property, together with the related items of personal property located therein, constitutes a fully-operable motion picture theatre, and each such motion picture theatre and related personal property is fit for the use for which it is intended and to which it is presently devoted.

        (i)    To the knowledge of the Company, (i) no petition or application to rezone or otherwise alter or amend the land use regulations affecting the Leased Real Property or Company Owned Real Property is pending nor threatened, (ii) neither the Company nor any of its Subsidiaries has received any written notice of any violation of Applicable Laws, including zoning and land use regulations affecting the Leased Real Property or Company Owned Real Property, and there are no present violations of applicable zoning and land use regulations affecting the Leased Real Property or Company Owned Real Property and (iii) neither the Company nor any of its Subsidiaries has received written notice of any pending improvements, Liens or special assessments from any Governmental Authority to be made against (A) the Leased Real Property for which the tenant under the Real Property Leases would be responsible or (B) the Company Owned Real Property for which the Company would be responsible.

        Section 4.15.    Intellectual Property.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries own, or have a valid and enforceable license to use (in each case, free and clear of any Liens except for Permitted Liens), all Intellectual Property used in, or necessary for the conduct of, its business, including any registrations or patents for Intellectual Property, in each case (i) owned by the Company and any of its Subsidiaries (all of which are valid and enforceable) or (ii) licensed by the Company and any of its Subsidiaries, (b) to the knowledge of the Company, neither the Company nor any of its Subsidiaries infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party in connection with the conduct of the business of the Company and its Subsidiaries as currently conducted, (c) to the knowledge of the Company, no Person is challenging, infringing, misappropriating or otherwise violating any Intellectual Property rights owned by and/or licensed to the Company or its Subsidiaries, (d) neither the Company nor any of its Subsidiaries have received since January 1, 2013 any written notice of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property owned or used by the Company or its Subsidiaries or alleging that any services provided, processes used or products used, imported, offered for sale or sold by the Company or its Subsidiaries infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person, (e) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any material Intellectual Property right of the Company or its Subsidiaries or impair the right of Parent immediately after the Closing Date to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any material Intellectual Property right held by the Company or its Subsidiaries immediately before the Closing Date, (f) the Company and its Subsidiaries take reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets, owned, used or held for use by the Company and its Subsidiaries and no such Trade Secrets have been disclosed by the Company or any of its Subsidiaries other than to employees, representatives and agents of the Company or its Subsidiaries or any Third Party under a confidentiality agreement, and (g) neither the Company nor any of its Subsidiaries have granted any licenses or other use rights, of any kind or nature, in or to any of the Intellectual Property owned by the Company to any Third Party except as disclosed in the Company Disclosure Letter.

        Section 4.16.    Information Technology.

        (a)   To the knowledge of the Company, since January 1, 2014, neither the Company nor any of its Subsidiaries have experienced any material disruption to, or material interruption in, the conduct of the business attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other material failure or material deficiency on the part of any computer software or computer equipment of the IT Assets used by the Company or its Subsidiaries.

        (b)   The material IT Assets are reasonably sufficient for the needs of the business of the Company and its Subsidiaries as currently conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The material IT Assets are in good working condition to effectively perform the information technology operations necessary for the needs of the business of the Company and its Subsidiaries as currently conducted. All material IT Assets, other than software, outsourced services and hosted systems (including web sites), used in the conduct of the business by the Company and its Subsidiaries as currently conducted are owned and operated by or are under the control of the Company and its Subsidiaries and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Company and its Subsidiaries.

        (c)   The Company and its Subsidiaries implement commercially reasonable backup and disaster recovery plans and systems consistent with industry practices applicable to the business of the Company and its Subsidiaries as currently conducted.

        Section 4.17.    Data Protection.

        (a)   Except as would not be material to the Company and its Subsidiaries, the Company and its Subsidiaries have complied with all Applicable Laws and contractual obligations relating to the protection and security of Personal Data (as defined below) to which Company and its Subsidiaries are currently or have been subject. Neither the Company nor any of its Subsidiaries have received any written inquiries from or been subject to any audit or other proceeding by any Governmental Authority regarding its compliance with the foregoing. The Company and its Subsidiaries have established policies, programs and procedures with respect to the collection, use, processing, storage and transfer of all personally identifiable or confidential information relating to individuals in connection with the business (collectively, "Personal Data").

        (b)   The Company and its Subsidiaries have complied in all material respects with all rules, policies and procedures established by the Company and its Subsidiaries with respect to privacy, publicity, data protection or collection and use of Personal Data gathered or accessed in the course of the operations of the Company and its Subsidiaries and there have not been any incidents of (i) a material violation by Company or any of its Subsidiaries of any Person's privacy, personal or confidentiality rights under any such rules, policies or procedures or (ii) any material breach, material misappropriation, or material unauthorized disclosure, intrusion, access, use or dissemination of any Personal Data asserted or, to the knowledge of the Company, threatened against the Company or its Subsidiaries by any Person. To the knowledge of the Company, the Company and its Subsidiaries have taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to reasonably ensure that any Personal Data collected by the Company and its Subsidiaries is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.

        Section 4.18.    Taxes.     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

        (a)   (i) All material income and franchise Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account extensions) in accordance with Applicable Law, and all such material Tax Returns were, at the time of filing, accurate in all material respects, and (ii) each of the Company and its Subsidiaries has paid (or has had paid on its behalf) all Taxes shown as due and payable on the income and franchise Tax Returns that have been filed, except for any such Taxes (x) contested in good faith or (y) for which adequate reserves have been established under GAAP.

        (b)   As of the date hereof, there is no claim, audit, action, suit or proceeding now pending or threatened in writing, by any Taxing Authority against the Company or its Subsidiaries in respect of any material Tax.

        (c)   During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a "distributing corporation" or a "controlled corporation" in a transaction intended to be governed by Section 355 of the Code.

        (d)   The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Effective Time, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Effective Time, (iv) intercompany item under Treasury Regulation Section 1.1502-13, or (v) change in accounting method for a taxable period ending on or before the Effective Time.

        (e)   The Company has not requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.

        (f)    No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company's Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

        (g)   Neither the Company nor any of its Subsidiaries is a party to any Tax Sharing Agreement.

        (h)   Neither the Company nor any of its Subsidiaries have a permanent establishment in any foreign country.

        (i)    Neither the Company nor any of its Subsidiaries is or has been a party to any "reportable transaction," as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1).

        Section 4.19.    Employee Benefit Plans.

        (a)   Section 4.19(a) of the Company Disclosure Letter contains a correct and complete list identifying each material Company Employee Plan. Copies of such plans and all material amendments thereto and written interpretations thereof, any related trusts, funding agreements, or insurance contracts, summary plan descriptions, the most recent determination letters, the most recent request for determination letter and any correspondence with the IRS related thereto and summaries of material modifications, administrative service agreements, the three (3) most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and Tax returns (Form 990) prepared in connection with any such plan or trust, the most recent determination letter from the Internal Revenue Service related to any Company Employee Plan as well as all correspondence related to the most recent request therefore (including forms, enclosures and attachments), and any correspondence to or from the Internal Revenue Service or Department of Labor related to any Company Employee Plan during the last three (3) years (or earlier if such correspondence currently has any bearing on plan administration or obligations related to the plan), if any, have been furnished or made available to Parent.

        (b)   Except to the extent that any breach of any of the following representations would not be material to the Company and its Subsidiaries:

            (i)  No Company Employee Plan is covered by Title IV of ERISA or is subject to Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any ERISA Affiliate has ever maintained or contributed to, or had any obligation to contribute to any "multiple employer plan" (within the meaning of the Code or ERISA), any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or any plan that is or was subject to Title IV of ERISA. The Company has never been a member of a controlled group which contributed to any such plan, and the Company has never been under common control with an employer which contributed to any such plan.

           (ii)  Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination or opinion from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter or opinion letter should be revoked or not be reissued.

          (iii)  Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by all legal requirements (including statutes and regulations, such as ERISA and the Code), which are applicable to such Company Employee Plan, and each Company Employee Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code has been written, operated and administered in a manner so as not to have resulted in, and so as not to result in the future in, any adverse consequences to any participant or beneficiary related to Section 409A of the Code and any proposed and final guidance thereunder. No claim (other than routine claims for benefits), action, suit or proceeding (including an audit) is pending against or involves or, to the Company's knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any material excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, 4980H or 5000 of the Code. Each Company Employee Plan and related funding instrument is legal, valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of the Company thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of the Company thereunder will be enforceable by Parent at or after the Closing without the consent or agreement of any other party. All contributions to the Company Employee Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Company Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date, and all insurance premiums have been timely paid in full for the payroll period during which the Closing Date occurs.

          (iv)  The consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (A) entitle any Company Employee to any payment or benefit, including any bonus, retention or severance benefit, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation under, any Company Employee Plan, or (C) limit or restrict the right of the Company or any of its Subsidiaries or, after the Effective Time, Parent, to merge, amend or terminate any Company Employee Plan, (D) give rise to the payment of any amount pursuant to any contract or agreement (written or otherwise) under any Company Employee Plan that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code or give rise to taxable income to any individual under Code Section 105(h) or other similar statute. Section 4.19(b)(iv) of the Company Disclosure Letter includes the individual amounts for each individual with respect to each Code Section identified as an exception to this representation assuming the Merger were to close on or before December 31, 2016.

           (v)  Section 4.19(b)(v) of the Company Disclosure Letter, if applicable, lists (i) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the current or former employees, including officers, directors, or independent contractors of the Company as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been furnished or made available to Parent prior to the date of this Agreement and (ii) the maximum aggregate amounts so payable or benefits conferred to each named "executive officer" and the aggregate amount payable, by category, to senior vice presidents and vice presidents, as a group, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

          (vi)  The Company has no liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company except as required to avoid excise Tax under Section 4980B of the Code or applicable state law.

         (vii)  There has been no amendment to or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2015. No condition exists that would prevent the Company (or Parent after the Closing) from amending or terminating any Company Employee Plan without liability, other than the obligation for benefits accrued prior to the termination of such plan.

        (viii)  The Company nor any of its respective directors, officers, employees, or any plan fiduciary has any liability for failure to comply with applicable laws, including ERISA, HIPAA, COBRA or the Code, for any action or failure to act in connection with any Company Employee Plan, including with respect to the administration or investment thereof. The Company has no liability by virtue of being a member of a controlled group with a Person who has liability under the Code or ERISA. The Company has not terminated or taken action to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3).

        Section 4.20.    Labor and Employment.

        (a)   The Company and the Subsidiaries are in compliance with all Applicable Laws relating to employment and employment practices, including those relating to wages, hours, leaves of absence, collective bargaining, unemployment compensation, workers' compensation, equal employment opportunity, age and disability discrimination, whistleblower and other retaliation protecting immigration compliance and control, employee classification, information privacy and security, payment and withholding of Taxes, and continuation coverage with respect to group health plans except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices. Neither the Company nor any of its Subsidiaries has received since January 1, 2014 a claim from any Governmental Authority or Third Party to the effect that the Company or any Subsidiary has misclassified, and the Company and its Subsidiaries have not misclassified, any Person as (i) an independent contractor rather than as an employee or (ii) an employee exempt from state, federal, provincial or other applicable overtime regulations, except where misclassification of such Person has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (a "Collective Bargaining Agreement"). Neither the Company nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute or lockout involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries, and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or, to the knowledge of the Company, threatened in writing with respect to employees of the Company or its Subsidiaries.

        (c)   The Company and its Subsidiaries are in compliance with all Applicable Laws relating to worker health and safety, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (d)   Since January 1, 2014, neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act")), or (ii) a "mass layoff" (as defined in the WARN Act); nor has the Company or any of its Subsidiaries engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation similar to the WARN Act.

        Section 4.21.    Environmental Matters.

        (a)   Except to the extent that such matter has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, or order has been received by the Company or its Subsidiaries and no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding, or review is pending, unresolved in any respect or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person, in each case relating to the Company or its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the business and operations of the Company and its Subsidiaries are, and since January 1, 2011 have at all times been, in material compliance with all Environmental Laws and all Environmental Permits; (iii) the Company and its Subsidiaries have all Environmental Permits necessary for the conduct of their operations, each Environmental Permit is in full force and effect and is final with all administrative and statutory appeal periods having expired, and all required applications for renewal or reissuance of such Environmental Permits have been timely filed; (iv) there has been no Release that the Company or its Subsidiaries have been or would be obligated to investigate, remove, remediate, or otherwise respond to or pay any part of the costs of response pursuant to any Environmental Law or any contract entered into with any other Person, or that would result in a material liability to the Company or one of its Subsidiaries; (v) during the term of the Company's ownership or operation of any facility or property now or to the knowledge of the Company previously owned, leased, or operated by the Company or its Subsidiaries, there are and have been no underground storage tanks or related piping on, in, beneath or emanating from or to any facility or property now or to the knowledge of the Company previously owned, leased, or operated by the Company or its Subsidiaries; and (vi) to the knowledge of the Company no new expenditure will be required in order for Parent or the Merger Subsidiary to comply or continue to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Surviving Corporation or any facility or property now owned or operated by the Company in a manner consistent with the current operation thereof by the Company.

        (b)   Since January 1, 2011, there has been no environmental investigation, study, audit, test, review, assessment, or other analysis conducted by the Company, in relation to the current or prior business of the Company or its Subsidiaries or any property or facility now or previously owned, leased, or operated by the Company during the period since January 1, 2011 to identify actual or potential liabilities or obligations of the Company or its Subsidiaries arising under or relating to any Environmental Law or Hazardous Substance or the presence of mold, that has not been made available to Parent prior to the date of this Agreement.

        (c)   For purposes of this Section, the term "Company" shall include any entity that is, in whole or in part, a predecessor of the Company and any Subsidiaries of such predecessor.

        Section 4.22.    Material Contracts.

        (a)   As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

            (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than any Company Employee Plan);

           (ii)  any material contract with any director, officer or Affiliate of the Company or any of its Subsidiaries (other than employment agreements and indemnification agreements);

          (iii)  any contract containing any provision or covenant that imposes any material restriction on the right or ability of the Company or any Subsidiaries to (A) compete with any other Person, (B) solicit any client or customer, or (C) acquire or dispose of the securities of another Person, or any other provision that materially restricts the conduct of any line of business by the Company or any Subsidiaries;

          (iv)  any contract or series of contracts that (A) is expected to result in the payment of more than Two Hundred Fifty Thousand Dollars ($250,000) by the Company or any Subsidiaries in the fiscal year ending December 31, 2016 or the fiscal year ending December 31, 2017, or (B) obligates the Company or its Subsidiaries to conduct business with any Third Party on an exclusive basis; and with respect to contracts responsive to (A) or (B) that require consent of or notice to a Third Party in connection with the Merger or the transaction contemplated under this Agreement;

           (v)  any contract that contains a "most favored nation" provision;

          (vi)  any Collective Bargaining Agreement;

         (vii)  any agreement relating to indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of Two Hundred Thousand Dollars ($200,000);

        (viii)  any contract that grants any right of first refusal, right of first offer or similar right with respect to any securities, material assets, material rights or material properties of the Company or any Subsidiary;

          (ix)  any contract or series of contracts that provides for the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding material obligations as of the date of this Agreement;

           (x)  any material joint venture, partnership or limited liability company agreement or other similar contract; and

          (xi)  any contract limiting or restricting the ability of the Company or any Subsidiary (A) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (B) to redeem or repurchase any capital stock, partnership interests, membership interests or other equity interests, (C) to make loans or (D) to grant Liens on the property of the Company or any of its Subsidiaries;

         (xii)  any contract that obligates the Company or any Subsidiary to make any loans, advances or capital contributions to, or investments in excess of Two Hundred Fifty Thousand Dollars ($250,000) in, any Person (other than the Company);

        (xiii)  any contract (A) granting the Company or any of its Subsidiaries a license to use any Intellectual Property (other than commercially available software licenses with annual fees of less than One Hundred Thousand Dollars ($100,000)), (B) permitting any Third Party to use, enforce or register any Intellectual Property owned by the Company, including any license agreements, coexistence agreements and covenants not to sue (other than non-exclusive licenses to customers and suppliers in the ordinary course of business) or (C) restricting the right of the Company or any of its Subsidiaries to use or register any Intellectual Property owned by the Company or any of its Subsidiaries (other than any of the contracts identified in Section 4.22(a)(iii) of the Company Disclosure Letter);

        (xiv)  any contract for on-screen advertising and internet ticketing agreement;

         (xv)  any agreement governing any licensed or franchised business operated at any theatre owned or operated by the Company or any of its Subsidiaries;

        (xvi)  any contract that involved the receipt of more than Five Hundred Thousand Dollars ($500,000) by the Company or any of its Subsidiaries in the fiscal year ending December 31, 2015 or that is expected to result in the receipt of such amount by the Company or any of its Subsidiaries in the fiscal year ending December 31, 2016;

       (xvii)  any contract obligating the Company or any of its Subsidiaries not to acquire assets or securities of a Third Party (excluding standstill agreements that will expire prior to January 31, 2017) or agreements by a Third Party not to acquire assets or securities of the Company (excluding standstill agreements); or

      (xviii)  any contract guaranteeing the performance of any Third Party in excess of Two Hundred Fifty Thousand Dollars ($250,000).

All contracts of the types referred to in clauses (i) through (xviii) above (whether or not set forth on Section 4.22 of the Company Disclosure Letter) are referred to herein as a "Company Material Contract." The Company has made available to Parent prior to the date of this Agreement a complete and correct copy of each Company Material Contract (including all amendments, modifications, extensions, and renewals thereto and waivers thereunder) as in effect on the date of this Agreement (subject to any redaction of information contained therein reasonably deemed necessary or appropriate by the Company in order to comply with any applicable antitrust law or any applicable confidentiality provision).

        (b)   Except as would not be material to the Company and its Subsidiaries, (i) neither the Company nor any of its Subsidiaries is in breach of, or default under, any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of, or default under, any Company Material Contract, (ii) no event has occurred that with notice or the lapse of time or both would constitute a breach of or default under any Company Material Contract, (iii) each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary, as applicable, and, to the knowledge of the Company, of each other party thereto, subject to the Bankruptcy and Equity Exception, and (iv) each Company Material Contract is in full force and effect. There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Material Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract nor, to the knowledge of the Company, is any such party threatening to do so, in each case except as would not be material to the Company and its Subsidiaries.

        Section 4.23.    Food and Beverage Inventories.     All inventory, packaging, supplies, food, beverages, concessions, and other inventories located at any theatre owned or operated by the Company or any of its Subsidiaries (the "Inventories") (a) are, in all material respects, accurately valued and properly reflected on the Company Financial Statements consistent with past practices, (b) consist, in all material respects, of items of a quality, quantity and condition useable and saleable in the ordinary course of business consistent with past practices, (c) were acquired and have been maintained in all material respects in the ordinary course of business consistent with past practices, and (d) are not subject to any material write-down or write-off.

        Section 4.24.    Goodwill Passes; Prepaid Tickets.    All unexpired and outstanding (a) tickets sold to consumers entitling the holder thereof to admission and (b) motion picture theatre admission tickets, gift cards, or gift certificates which have been purchased by and which entitle such ticketholders to admission without any further consideration or at a discount after the Closing Date are appropriately reflected in the Company's books and records in all material respects and managed in material compliance with all Applicable Laws.

        Section 4.25.    Insurance.     Section 4.25 of the Company Disclosure Letter sets forth a correct and complete list of all of the material insurance policies of the Company and its Subsidiaries currently in effect (the "Insurance Policies"). Except as would not be material to the Company and its Subsidiaries, (a) all such Insurance Policies are legal, valid, binding and enforceable in accordance with their terms and in full force and effect, (b) all premiums due and payable thereunder have been paid, (c) neither the Company nor any of its Subsidiaries is in breach or default thereunder (including any such breach or default with respect to the payment of premiums or the giving of notice), and (d) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of thereunder or permit termination or modification thereof. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such Insurance Policy of the Company or any of its Subsidiaries. Section 4.25 of the Company Disclosure Letter sets forth a list of all (i) material claims made under any of the Insurance Policies since January 1, 2014 and (ii) material open claims under any of the Insurance Policies. The Company has previously made available to Parent true, correct and complete copies of each Insurance Policy.

        Section 4.26.    Finders' Fees.     Except for J.P. Morgan Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who will be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Merger.

        Section 4.27.    Opinion of Financial Advisor.     The Company has received the verbal opinion (to be confirmed in writing) of J.P. Morgan Securities LLC, financial advisor to the Company, to the effect that, as of the date of this Amended and Restated Merger Agreement and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair to the Company's stockholders from a financial point of view. The Company has been authorized by J.P. Morgan Securities LLC to include its written opinion in its entirety in the Form S-4.

        Section 4.28.    Antitakeover Statutes.     Assuming the accuracy of the representations and warranties in Section 5.19, (a) the Company has taken all action necessary such that the restrictions on "business combinations" in Section 203 of the Delaware General Corporation Law do not apply to the Merger, this Agreement or the transactions contemplated hereby, and (b) no other "fair price," "moratorium," "control share acquisition," or other anti-takeover statute or regulation enacted under U.S. state or federal law applies to the Merger, this Agreement or the transactions contemplated thereby.

        Section 4.29.    Amended and Restated Merger Agreement.     Assuming the accuracy and completeness of the representation and warranty in Section 5.19, the execution, delivery and performance by the Company of this Amended and Restated Merger Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the Company's corporate power and authority and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the accuracy and completeness of the representation and warranty in Section 5.19, the Company Stockholder Approval is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. Assuming the accuracy and completeness of the representation and warranty in Section 5.19, subject to the receipt of the Company Stockholder Approval, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        Section 4.30.    Non-Reliance on Parent Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.     In connection with the due diligence investigation of Parent by the Company, the Company has received and may continue to receive from Parent certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Parent and its business and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Company is familiar, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Company will have no claim, right or obligation under this Agreement or otherwise (including under Article 9) against Parent or any of its Subsidiaries, or any of their respective Representatives, or any other Person, with respect thereto. Accordingly, the Company hereby acknowledges that none of Parent nor any of its Subsidiaries, nor any of their respective Representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

 ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

        Subject to Section 11.05, except as Previously Disclosed by Parent, Parent represents and warrants to the Company that:

        Section 5.01.    Corporate Existence and Power.     Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing as, and to have corporate power and authority the absence of which, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Subsidiary was incorporated solely for the purpose of consummating the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Subsidiary have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by a subsidiary of Parent, free and clear of all Liens.

        Section 5.02.    Corporate Authorization.     The execution, delivery and performance by Parent and Merger Subsidiary of the Original Merger Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated thereby are within the corporate power and authority of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action of Parent and Merger Subsidiary other than the adoption of the Original Merger Agreement by the sole stockholder of Merger Subsidiary, which Parent caused to take place within twenty-four (24) hours of the signing of the Original Merger Agreement. The Original Merger Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against Parent and the Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote of the holders of shares of Parent Class A Common Stock, Parent Class B Common Stock or any other shares of Parent's capital stock is necessary to consummate the Merger and the other transactions contemplated by the Original Merger Agreement.

        Section 5.03.    Governmental Authorization.     The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Subsidiary with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other state or federal securities laws and the rules and regulations of the NYSE and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Assuming the accuracy of the representation and warranty of the Company contained in the last sentence of Section 4.03, neither Parent nor any of its Affiliates nor any Wanda Group Party is required to take any action in respect of, make any filing with, or obtain any approval from, any Governmental Authority in the PRC prior to Closing in connection with the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, including (i) the NDRC, (ii) the MOFCOM or (iii) SAFE. Neither Parent nor any of its Affiliates is obtaining from any Wanda Group Party any financing or the benefit of any guarantees, in each case, in connection with or relating to the transactions contemplated by this Agreement.

        Section 5.04.    Non-contravention.     The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.05.    Capitalization.

        (a)   The authorized capital stock of Parent consists of 650,000,000 shares of capital stock, consisting of (i) 524,173,073 shares of Parent Class A Common Stock, (ii) 75,826,927 shares of Parent Class B Common Stock and (iii) 50,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Shares"). As of July 22, 2016, there were outstanding: (i) 21,650,301 shares of Parent Class A Common Stock, (ii) 75,826,927 shares of Parent Class B Common Stock, (iii) no Parent Preferred Shares, (iv) 753,447 Parent vested restricted stock units and (v) 615,207 Parent unvested restricted stock units assuming such units were to vest at 100% of the applicable service and performance targets. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any grant of Parent restricted stock units and Parent performance stock units will be, duly authorized and validly issued and fully paid. All of the shares of Parent Class A Common Stock issuable upon conversion of Company Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

        (b)   Except as set forth in Section 5.05(a) of this Agreement, there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities or ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent, or other obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights, in each case issued by Parent, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of Parent (the items in clauses (i) through (iv) being referred to collectively as the "Parent Securities"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

        Section 5.06.    Subsidiaries.

        (a)   Each Subsidiary of Parent has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, and has all organizational power and authority required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing as, and to have power and authority as, the absence of which, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All material Subsidiaries of Parent and their respective jurisdictions of organization are identified in the Parent 10-K.

        (b)   All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent is owned by Parent, directly or indirectly, free and clear of any material Lien. As of July 22, 2016, there were no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights, in each case issued by Parent or any Subsidiary, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the "Parent Subsidiary Securities"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

        Section 5.07.    SEC Filings.

        (a)   Parent has filed with or furnished to the SEC all Parent SEC Documents.

        (b)   As of its filing date (and as of the date of any amendment), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date of this Amended and Restated Merger Agreement will comply, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

        (c)   As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Amended and Restated Merger Agreement, on the date of such filing), except as may have been corrected by any subsequent filing prior to the date of this Amended and Restated Merger Agreement, the Parent SEC Documents filed pursuant to the 1934 Act did not, and the Parent SEC Documents filed subsequent to the date of this Amended and Restated Merger Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d)   Except as may have been corrected by any subsequent filing, each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (e)   As of the date of this Amended and Restated Merger Agreement, there are no outstanding or unresolved comments received from the SEC with respect to the Parent SEC Documents. To Parent's knowledge, as of the date of this Amended and Restated Merger Agreement, none of the Parent SEC Documents is the subject of any ongoing SEC review or investigation.

        (f)    Parent has complied in all material respects with (i) all current listing and corporate governance rules and regulations of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act.

        (g)   Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the 1934 Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Parent is made known to Parent's principal executive officer and principal financial officer by others within Parent. Such disclosure controls and procedures are reasonably effective in timely alerting Parent's principal executive officer and principal financial officer to material information required to be included in Parent's periodic and current reports required under the 1934 Act. For the purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

        (h)   Since January 1, 2014, Parent, under the supervision of its principal executive officer and principal financial officer, has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent's financial reporting and the preparation of Parent's financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date of this Amended and Restated Merger Agreement, to Parent's auditors and audit committee of Parent's Board of Directors (x) all "significant deficiencies" and "material weaknesses" (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect Parent's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls. Parent has made available to Parent prior to the date of this Amended and Restated Merger a summary of any such disclosure made by management to Parent's auditors and audit committee of Parent's Board of Directors since January 1, 2014.

        (i)    There are no outstanding loans or other extensions of credit including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act) made by Parent to any Executive Officer or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act since January 1, 2014.

        (j)    Since January 1, 2014, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were, or will be, when made complete and correct.

        (k)   Since January 1, 2014, no Executive Officer or director of Parent has received from any former or current auditor, accountant, consultant or representative of Parent or any Governmental Authority written notice of, any material complaint or allegation, whether written or oral, that Parent has engaged in material improper accounting practices. No attorney representing Parent has reported to the current Board of Directors of Parent or any committee thereof or to any current director or Executive Officer of Parent evidence of a material violation of United States or other securities laws or material breach of fiduciary duty by Parent or any of its officers or directors.

        (l)    To Parent's knowledge, no employee is providing, or since January 1, 2014 has provided, information to any law enforcement agency regarding any conduct which the employee reasonably believes constitutes a violation of, nor filed, caused to be filed, testified, participated in, or otherwise assisted in a proceeding relating to an alleged material violation of, chapter 63 of title 18, United States Code, sections 1341, 1343, 1344, or 1348, any rule or regulation of the SEC, or any provision of Federal law relating to fraud against shareholders as described in Section 806 of the Sarbanes-Oxley Act by Parent.

        (m)  Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of Parent, Parent is not a party to any off-balance sheet contract or other "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents.

        Section 5.08.    Financial Statements.     The consolidated financial statements (including all related notes and schedules) of Parent included in or incorporated by reference into the Parent SEC Documents (the "Parent Financial Statements") (i) fairly present in all material respects the consolidated financial position of Parent, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) have been prepared from and are in accordance with, in all material respects, the books and records of Parent and its consolidated Subsidiaries. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Amended and Restated Merger Agreement, KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        Section 5.09.    Disclosure Documents.     The Form S-4 to be filed with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the 1933 Act. The Form S-4 and the information supplied by Parent for use in the Company Proxy Statement/Prospectus, at the time the Form S-4 becomes effective or, in the case of the Company Proxy Statement/Prospectus, at the date of mailing to the Company's stockholders and at the date of the Company Stockholder Meeting (as reconvened after the date of this Amended and Restated Merger Agreement), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement/Prospectus or the Form S-4 based upon information supplied by the Company, its Subsidiaries or any of their Representatives specifically for use or incorporation by reference therein.

        Section 5.10.    Absence of Certain Changes.     Since the Parent Balance Sheet Date until the date of this Amended and Restated Merger Agreement, there has not been any Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the Parent Balance Sheet Date (a) the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects and (b) there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of the date of this Amended and Restated Merger Agreement through the Effective Time without the Company's consent, would constitute a breach of Section 7.01.

        Section 5.11.    No Undisclosed Material Liabilities.     There are no liabilities or obligations of Parent or any of its Subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (c) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (d) liabilities or obligations not required under GAAP to be disclosed and provided for in a consolidated balance sheet of Parent and (e) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date.

        Section 5.12.    Compliance with Laws.     Except with respect to matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent (a) is in compliance with, and since January 1, 2014 has been in compliance with, all

Applicable Laws, (b) has not received written notice of any violation of Applicable Laws since January 1, 2014, and (c) is not subject to a pending, or to the knowledge of Parent, threatened investigation by any Governmental Authority with respect to a violation of Applicable Laws. Parent holds all material federal, state and local governmental licenses, franchises, grants, registrations, clearances, authorizations, permits, consents, certifications, approvals, variances, exemptions and orders necessary for Parent to own, lease, and operate its properties and assets, and to carry on its business as now conducted (the "Parent Permits"), except for those the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is and has been in compliance with the terms of the Parent Permits, except for failures to comply or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For the avoidance of doubt, for purposes of this Section 5.12, the term "Applicable Laws" shall include the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973.

        Section 5.13.    Litigation.     There is no Proceeding pending against or, to the knowledge of Parent, threatened against, (a) Parent or any of its Subsidiaries, (b) any present or former officer, director or employee of Parent or any of its Subsidiaries in their respective capacities as such, (c) any Person for whom Parent or any of its Subsidiaries may be liable with respect to such Proceeding or (d) any of Parent or its Subsidiaries' assets or properties, before (or, in the case of threatened Proceedings, would be before) any arbitrator or Governmental Authority, except, in each case, for those Proceedings that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, there is no Proceeding pending against or, to the knowledge of Parent, threatened against, Parent or any of its Subsidiaries that in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding or, to the knowledge of Parent threatened against, or investigation by any Governmental Authority involving, Parent or any of its Subsidiaries, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.14.    Absence of Certain Agreements.     Neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger.

        Section 5.15.    Business Activities.     None of Parent, its Subsidiaries, its Affiliates or the Wanda Group Parties engages in the motion picture exhibition business in the United States except through Parent and its Affiliates. None of Parent, any of its Subsidiaries, any of its Affiliates or any of the Wanda Group Parties is owned or controlled by a Governmental Authority.

        Section 5.16.    Finders' Fees.     Except for Citigroup Global Markets Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who will be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        Section 5.17.    Financing.

        (a)   Assuming the satisfaction or waiver of the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c) , Parent has available to it, or will have available to it as of the date the Closing is required to occur pursuant to Section 2.01, immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay all Cash Consideration for all of the shares of Company Stock on a fully-diluted basis, to make all payments in respect of the Company Stock Options, Company Restricted Shares, Company Performance Shares and Company Restricted Stock Units to pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives, and to make all other payments required by this Agreement and the Financing.

        (b)   Parent has delivered to the Company true and complete copies of fully executed commitment letters, dated on the date of this Amended and Restated Merger Agreement (including the exhibits and annexes thereto, the "Debt Commitment Letters"), from the lenders party thereto (the "Lenders") confirming their respective commitments to provide Parent with debt financing in connection with the transactions contemplated hereby (the "Financing") (for the avoidance of doubt, it being acknowledged and agreed that Parent may amend the Debt Commitment Letters to add purchasers, lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed any Debt Commitment Letter as of the date of this Amended and Restated Merger Agreement; provided that no such addition shall relieve the original Lenders of their obligations under the Debt Commitment Letters prior to the initial funding of the Financing, except as set forth in the Debt Commitment Letters with respect to the "Additional Initial Lenders" (as defined thereunder)).

        (c)   Parent has delivered to the Company on or prior to the date of this Amended and Restated Merger Agreement true, correct and complete copies of any fee letters executed in connection with the Debt Commitment Letters (the "Fee Letters") which have been redacted in a manner required by the terms thereof. As of the date of this Amended and Restated Merger Agreement, there are no side letters or other agreements, contracts or arrangements related to the funding of the Financing, other than as expressly set forth in the Debt Commitment Letters and the Fee Letters and delivered to the Company on or prior to the date of this Amended and Restated Merger Agreement, that could adversely affect the availability of the full amount of the Financing.

        (d)   Each of the Debt Commitment Letters is in full force and effect and is a valid and binding obligation of Parent and the other parties thereto, except (i) to the extent that enforceability may be limited by the Bankruptcy and Equity Exception and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. As of the date of this Amended and Restated Merger Agreement, none of the Debt Commitment Letters have been amended or modified (other than such amendments or modifications attached thereto that have been provided to the Company) in any respect, and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in a manner that would adversely affect or delay in any respect the availability of the full amount of the Financing at the Closing. As of the date of this Amended and Restated Merger Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), or the failure of any condition on the part of Parent under the Debt Commitment Letters or on the part of the Lenders that would adversely affect or delay in any respect the availability of the full amount of the Financing at the Closing. There are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Debt Commitment Letters. Assuming the satisfaction or waiver of the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c) , Parent has no reason to believe that the Financing will not be available on the Closing Date. Assuming the satisfaction or waiver of the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c) and subject to the terms of the Debt Commitment Letters, the aggregate proceeds of the Financing are in an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement (including to pay the Cash Consideration for all of the shares of Company Stock on a fully diluted basis and to make all payments in respect of the Company Stock Options, Company Restricted Shares, Company Performance Shares

and Company Restricted Stock Units), to make any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters, and to pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement and the Financing. Parent (or an Affiliate thereof) has fully paid or caused to be paid any and all commitment fees or other fees required by the Debt Commitment Letters to be paid to the extent the same are due and payable on or before the date of this Amended and Restated Merger Agreement.

        (e)   Parent acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the obligation of Parent and Merger Subsidiary to consummate the Merger and the other transactions contemplated hereby.

        Section 5.18.    Solvency.     Assuming (a) the satisfaction of the conditions to Parent's obligations to consummate the Merger and (b) the accuracy of the representations and warranties set forth in Article 4 and, after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters, and the payment of all related fees and expenses, the Surviving Corporation and its Subsidiaries on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, "Solvent" when used with respect to any Person, on a consolidated basis, means that, as of any date of determination, (i) the fair value of the assets of such Person will exceed their consolidated debt and liabilities, contingent or otherwise, (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities contingent or otherwise, as such debts and other liabilities become absolute and mature, (iii) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following such date and (iv) such Person will not have incurred and do not intend to incur, or believe they will incur, any debts and liabilities, contingent or otherwise, including current obligations, that they do not believe that they will be able to pay (based on their assets and cash flow) as such debts and liabilities become due (whether at maturity or otherwise).

        Section 5.19.    Ownership of Shares.     Neither Parent nor Merger Subsidiary, nor any of their "affiliates" or "associates" is, nor at any time in the three year period prior to the date of this Agreement has been, an "interested stockholder" of the Company (as such terms are defined in Section 203 of the Delaware General Corporation Law). Neither Parent nor Merger Subsidiary, nor any of their "associates" or "controlled affiliates" owns any shares of Company Stock, and no "affiliates" of Parent or Merger Subsidiary that are not "controlled affiliates" "owns" individually or in the aggregate more than five (5) percent of the outstanding shares of Company Stock.

        Section 5.20.    Management Agreements.     Other than as contemplated by this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Subsidiary, on the one hand, and any member of the Company's management or the Company's Board of Directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

        Section 5.21.    Amended and Restated Merger Agreement.     The execution, delivery and performance by Parent and Merger Subsidiary of this Amended and Restated Merger Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement are within the corporate power and authority of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action of Parent and Merger Subsidiary other than the adoption of this Amended and Restated Merger Agreement by the sole stockholder of Merger Subsidiary, which Parent shall cause to take place within twenty-four (24) hours of the signing of this Amended and

Restated Merger Agreement. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against Parent and the Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote of the holders of shares of Parent Class A Common Stock, Parent Class B Common Stock or any other shares of Parent's capital stock is necessary to consummate the Merger and the other transactions contemplated by this Agreement.

        Section 5.22.    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.     In connection with the due diligence investigation of the Company by Parent and Merger Subsidiary, Parent and Merger Subsidiary have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Subsidiary hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Subsidiary are familiar, that Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Subsidiary will have no claim, right or obligation under this Agreement or otherwise (including under Article 9) against the Company or any of its Subsidiaries, or any of their respective Representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Subsidiary hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective Representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE 6

COVENANTS OF THE COMPANY

        Section 6.01.    Conduct of the Company.     Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter or as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practices, (ii) conduct its business in material compliance with all Applicable Laws (except where such failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and (iii) use its commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties and keep available the services of its present officers and key employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to:

        (a)   amend its certificate of incorporation, bylaws or other similar organizational documents;

        (b)   (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities except pursuant to any Company Stock Plan;

        (c)   (i) grant, issue, deliver or sell, or authorize the grant, issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of outstanding Company Stock Options in accordance with the terms of such Company Stock Options, (B) any Company Restricted Shares and Company Restricted Stock Units to directors of the Company in the ordinary course consistent with past practices, and (C) any shares of earned Company Performance Shares that have been granted prior to the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security;

        (d)   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses having a value (i) in excess of Two Million Dollars ($2,000,000) individually, or Five Million Dollars ($5,000,000) in the aggregate, from any other Person, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring merger or other reorganization;

        (e)   sell, lease, license or otherwise transfer any Subsidiary or any amount of assets, securities, properties, interests or businesses, having a value in excess of Two Million Dollars ($2,000,000) individually, or Five Million Dollars ($5,000,000) in the aggregate, except (i) pursuant to existing contracts or commitments disclosed in the Company Disclosure Letter, and (ii) in the ordinary course of business consistent with past practices in an amount not to exceed Eight Million Dollars ($8,000,000) in the aggregate;

        (f)    make any loans, advances or capital contributions to, or investments in, any other Person in excess of One Million Dollars ($1,000,000) either by purchase of stock or securities, contributions to capital, property transfer, purchase of any property or assets of any Person or otherwise (other than (i) loans or advances between and among the Company and/or any of its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices and (ii) capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices);

        (g)   create, assume, incur or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (or amend and restate or refinance any existing indebtedness for borrowed money), other than (i) (A) up to Twenty-Five Million Dollars ($25,000,000) of indebtedness under lines of credit existing on the date of this Agreement, (B) any indebtedness or guarantee (including any lease guarantee) incurred in the ordinary course of business consistent with past practices in an amount not to exceed Five Million Dollars ($5,000,000) in the aggregate, or (ii) indebtedness incurred between or among the Company and/or any of its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices or between any of such wholly-owned Subsidiaries or guarantees by the Company of indebtedness of any wholly-owned Subsidiary made in the ordinary course of business consistent with past practices;

        (h)   prepay, redeem, repurchase, defease, cancel or otherwise terminate (or amend, restate or refinance any existing indebtedness for borrowed money) any indebtedness for borrowed money of the Company or any of its Subsidiaries;

        (i)    except as required by Applicable Law and except as required under any Company Employee Plan, (i) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement with) any Company Employee or director of the Company or any Subsidiary, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation, retention or other similar agreement (or any amendment to any such existing agreement) with any Company Employee or directors of the Company or any Subsidiary, (iv) establish, adopt or amend any Collective Bargaining Agreement or Company Employee Plan, or (v) increase compensation, bonus or other benefits payable to any Company Employee or director of the Company or any Subsidiary other than (A) annual salary increases in the ordinary course of business consistent with past practice; (B) increases in amounts in accounts under the Executive Plan resulting from the annual salary increases described in (A); or (C) as contemplated by Section 7.05(f);

        (j)    change the Company's methods of accounting or accounting principles or practices, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act approved by its independent public accountants;

        (k)   make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or take any material position on any Tax Return filed on or after the date of this Agreement or adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

        (l)    make any capital expenditure, or incur any obligation or liability in respect thereof, other than those capital expenditure projects that are (i) not in excess of Four Million Dollars ($4,000,000) in the aggregate or (ii) contemplated by the Company's 2016 fiscal year forecast, which forecast has been made available to Parent on February 22, 2016;

        (m)  create or incur any Lien on any material asset other than in the ordinary course of business consistent with past practices;

        (n)   enter into (i) any contract that would have been a Company Material Contract were the Company a party or subject thereto on the date of this Agreement other than entry into renewals of existing Company Material Contracts in the ordinary course of business consistent with past practices (but in no event, for terms of more than twenty-four (24) months) or (ii) lease agreement for real property;

        (o)   terminate or amend in any material respect any Company Material Contract or Real Property Lease, or waive, release or assign any material right, claims or benefit of the Company thereunder, except for such terminations, amendments, waivers, releases or assignments in the ordinary course of business consistent with past practices;

        (p)   terminate, renew, suspend, abrogate, amend or modify in any material respect any Company Permit other than in the ordinary course of business consistent with past practices;

        (q)   settle, or offer or propose to settle, any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any Subsidiary involving a payment by the Company or any Subsidiary in excess of One Million Five Hundred Thousand Dollars ($1,500,000) individually or Three Million Dollars ($3,000,000) in the aggregate;

        (r)   fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies; or

        (s)   except as, in the reasonable judgment of the Company, is necessary to comply with the ongoing requirements of the 1934 Act or prepare or make any filings with the SEC agree, resolve or commit to do any of the foregoing.

Parent acknowledges and consents to, for purposes of this Section 6.01, the Company's amendment to the engagement letter with J.P. Morgan Securities LLC, dated as of July 19, 2016, a copy of which has not been provided to Parent.

        Section 6.02.    Company Stockholder Meeting.     The Company shall cause the Company Stockholder Meeting to be duly noticed and reconvened as promptly as reasonably practicable (and, subject to the provisions in the remainder of this Section 6.02, in no event more than forty-five (45) days) after the Company Proxy Statement/Prospectus is declared effective by the SEC, for the purpose of voting on the approval and adoption of this Agreement and the Merger, a resolution to adjourn the Company Stockholder Meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the Agreement, and a resolution to vote on a non-binding advisory proposal to approve change-in-control payments to executives of the Company. Except as required by Applicable Law, the Company shall not submit any other proposal to its stockholders at the Company Stockholder Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The record date of the reconvened Company Stockholder Meeting and the date of reconvening of the Company Stockholder Meeting shall be selected by the Company after reasonable consultation with Parent. Subject to Section 6.04, (a) the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and the Company shall include the Company Board Recommendation in the Company Proxy Statement/Prospectus, (b) the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval and (c) the Company shall otherwise comply in all material respects with the legal requirements applicable to the Company Stockholder Meeting. Notwithstanding the foregoing, (i) if on a date within two (2) Business Days of any date the Company Stockholder Meeting is scheduled to reconvene, the Company has not received proxies representing the Company Stockholder Approval, whether or not a quorum is present, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholder Meeting as long as the date of the Company Stockholder Meeting is not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), postponed or adjourned to a date that is later than the later of (accounting for all postponements or adjournments in reliance upon this proviso (i)) (A) thirty (30) calendar days in the aggregate from the date that the reconvened Company Stockholder Meeting is scheduled to reconvene after the mailing of the Company Proxy Statement/Prospectus and (B) ten (10) Business Days following the termination of the Negotiation Period pursuant to Section 6.04(f) and (ii) if required by Applicable Law to provide the Company's stockholders additional information or disclosure in connection with the matters to be voted upon at the Company Stockholder Meeting, the Company shall make one or more successive adjournments of the Company Stockholder Meeting only for such period of time as is reasonably necessary in order to give the Company's stockholders sufficient time to evaluate such additional information or disclosure. The Company shall use its reasonable best efforts to keep Parent reasonably updated concerning proxy solicitation results for the Company Stockholder Meeting.

        Section 6.03.    Access to Information.     From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries; provided, however, that if the Company does not provide access or information in reliance on the preceding clause, it shall provide notice to Parent that it is withholding such access or information and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate Applicable Law or binding agreement or risk the waiver of attorney-client privilege. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information could reasonably be expected to violate any Applicable Law (including antitrust or privacy laws) or any binding agreement entered into prior to the date of this Agreement or (ii) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts.

        Section 6.04.    No Solicitation; Other Offers.

        (a)   Except as provided by the remainder of this Section 6.04, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 10, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors shall, and the Company and its Subsidiaries shall not authorize any of its other Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, including by way of furnishing any non-public information or data concerning the Company or its Subsidiaries or any assets owned (in whole or part) by the Company or its Subsidiaries to any Person in furtherance of an Acquisition Proposal or if it would reasonably be expected to lead to an Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Third Party with respect to any potential Acquisition Proposal, (iii) enter into any agreement in principle, memorandum of understanding, letter of intent, merger agreement, acquisition agreement, joint venture agreement, option agreement or other similar agreement (but excluding an Acceptable Confidentiality Agreement) providing for a transaction that is the subject of an Acquisition Proposal (an "Alternative Acquisition Agreement"), or (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an Acquisition Proposal; provided that notwithstanding the foregoing and the last sentence of this Section 6.04(a) the Company shall be permitted to waive, amend, release or fail to enforce any provision of any confidentiality, "standstill" or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. The Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all activities, discussions or negotiations, if any, existing as of the date of this Agreement with any Third Party and its Representatives with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal. The Company shall use its commercially reasonable efforts to promptly inform its Representatives of the obligations in this Section 6.04. The Company also agrees that it will promptly request each Person that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information furnished to such Person prior to the date hereof by or on behalf of it or any of its Subsidiaries. The Company and its Subsidiaries shall use commercially reasonable efforts to enforce any confidentiality agreements entered into with any Person in connection with any Acquisition Proposal if requested to do so by Parent, subject to the remaining provisions of this Section 6.04.

        (b)   Notwithstanding anything contained in Section 6.04(a) to the contrary, following the receipt of an Acquisition Proposal that was made after the date hereof that did not result from a material breach by the Company, any of its Subsidiaries or its or their respective Representatives of this Section 6.04 and prior to obtaining the Company Stockholder Approval, if (i) the Company or any of its Representatives has received an Acquisition Proposal that the Board of Directors of the Company, after consultation with its outside legal counsel and with its financial advisor, reasonably believes is or could reasonably result in a Superior Proposal and (ii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, then, subject to providing written notice to Parent of its decision to take such action and compliance in all material respects with Section 6.04(c) , the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with such Third Party and its Representatives, and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within twenty-four (24) hours) provide to Parent any such information relating to the Company that it provided to any such Person which was not previously provided to or made available to Parent.

        (c)   The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent orally and in writing after the receipt by the Company of any Acquisition Proposal or any request for information or access relating to the Company or any of its Subsidiaries with respect to an Acquisition Proposal indicating, in connection with such notice, the name of such Person (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the execution of this Agreement) and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, which in each case may be redacted, if necessary to remove the identity of any Third Party to comply with any confidentiality obligation in effect prior to the execution of this Agreement) and thereafter, subject to the foregoing confidentiality qualifications, shall (i) keep Parent reasonably informed, on a prompt and timely basis, of the status and terms of any such proposals or offers (including any material amendments thereto) and the status of any such discussions or negotiations, and (ii) provide to Parent as soon as practicable copies of all written proposals or offers (including proposed agreements) sent or provided to the Company or any of its Subsidiaries from any Person (or such Person's Representative) making an Acquisition Proposal that describes any of the financial or other material terms or conditions of such Acquisition Proposal.

        (d)   Except as set forth in Section 6.04(e) and Section 6.04(g), the Board of Directors of the Company and each committee of the Board of Directors of the Company shall not:

            (i)  withhold, withdraw, qualify or modify (or publicly propose or announce any intention to or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation;

           (ii)  other than in the case of an Acquisition Proposal in the form of a tender offer or exchange offer, fail to publicly affirm the Company Board Recommendation upon Parent's written request within five (5) Business Days after such request after a public announcement of an Acquisition Proposal;

          (iii)  (A) fail to recommend against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by Parent or any of its Subsidiaries) prior to the eleventh (11th) Business Day after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the 1934 Act or (B) recommend that the stockholders of the Company tender their shares of Company Stock in such tender offer or exchange offer;

          (iv)  fail to include the Company Board Recommendation in the Company Proxy Statement/Prospectus in connection with the Company Stockholder Meeting; or

           (v)  approve, adopt, recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action described in Sections 6.04(d)(i) through 6.04(d)(v) being referred to as an "Adverse Recommendation Change").

        (e)   Notwithstanding anything to the contrary set forth in this Agreement but subject to Section 6.04(f), prior to the time, but not after, the Company Stockholder Approval is obtained, if an Acquisition Proposal has been made after the execution of this Agreement, the Board of Directors of the Company may make an Adverse Recommendation Change in response to such Acquisition Proposal or terminate this Agreement pursuant to Section 10.01 if, and only if, (i) such Acquisition Proposal did not result from a material breach by the Company, any of its Subsidiaries or its or their respective Representatives of this Section 6.04; and (ii) the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and with its financial advisor that such Acquisition Proposal constitutes a Superior Proposal.

        (f)    Prior to making any Adverse Recommendation Change in connection with an Acquisition Proposal and prior to terminating this Agreement pursuant to Section 10.01 (to the extent permitted under Section 6.04), the Company shall deliver to Parent a written notice (a "Superior Proposal Notice") stating that the Board of Directors of the Company intends to take such action pursuant to Section 6.04 and, if applicable, intends to cause the Company to enter into an Alternative Acquisition Agreement, a copy of the proposed form of which shall be delivered with such notice, together with copies of any documents setting forth the Acquisition Proposal (which notice or intent shall not be an Adverse Recommendation Change or a violation of Section 6.04(d) or any other provision of this Section 6.04). During the three (3) Business Day period commencing on the first Business Day following the date of Parent's receipt of such Superior Proposal Notice (the "Negotiation Period"), the Company shall make its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal. Any written proposal made by Parent to amend this Agreement during the Negotiation Period shall be considered by the Board of Directors of the Company in good faith. Each time the financial or other material terms of such Acquisition Proposal are changed, the Company shall be required to deliver to Parent a new Superior Proposal Notice (including as attachments thereto a copy of the new Alternative Acquisition Agreement relating to such amended Acquisition Proposal and copies of any related documents), and the Negotiation Period shall be extended by an additional three (3) Business Days from the date of Parent's receipt of such new Superior Proposal Notice.

        (g)   Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Stockholder Approval is obtained, the Board of Directors of the Company may make an Adverse Recommendation Change in response to an Intervening Event if, and only if, the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and with its financial advisor that a failure to make an Adverse Recommendation Change in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided, however, that the Company shall deliver to Parent a written notice (the "Intervening Event Notice") advising Parent of all available material information with respect to such Intervening Event and stating that the Board of Directors of the Company intends to take such action pursuant to this Section 6.04(g) (which notice or intent shall not be an Adverse Recommendation Change or a violation of Section 6.04(d) or any other provision of this Section 6.04). During the three (3) Business Day period commencing on the date of Parent's receipt of the Intervening Event Notice (the "Intervening Negotiation Period"), the Company shall make its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement in order to enable the Board of Directors of the Company to proceed with the Company Board Recommendation. Any written proposal made by Parent to amend this Agreement during the Intervening Negotiation Period shall be considered by the Board of Directors of the Company in good faith.

        (h)   Notwithstanding anything to the contrary set forth this Agreement, unless this Agreement is terminated pursuant to, and in accordance with, Section 10.01, (i) the obligation of the Company to establish a record date for, give notice of, and, subject to Section 6.02, reconvene and hold the Company Stockholder Meeting and to hold a vote of the Company's stockholders on the adoption of this Agreement and the Merger at the Company Stockholder Meeting pursuant to Section 6.02 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal) or by an Adverse Recommendation Change, and (ii) in any case in which the Company makes an Adverse Recommendation Change pursuant to this Section 6.04, the Company shall nevertheless submit this Agreement to a vote of its stockholders at the Company Stockholder Meeting for the purpose of the approval of this Agreement.

        (i)    Nothing contained in this Agreement shall prevent the Company or the Board of Directors of the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to its stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal which the Board of Directors of the Company (after consultation with outside counsel) determines in its good faith judgment that failure to make such disclosure would reasonably be expected to violate U.S. federal or state securities Law or other Applicable Law or its fiduciary obligations under Applicable Law; provided that the Board of Directors of the Company may not effect an Adverse Recommendation Change unless permitted to do so by this Section 6.04; provided, further, that notwithstanding anything herein to the contrary, any "stop, look and listen" disclosure in and of itself shall not be considered an Adverse Recommendation Change or (ii) contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and the terms thereof.

        Section 6.05.    Company Employee Plan Matters.     At the reasonable request of Parent, the Company shall, prior to the Effective Time, adopt such amendments and take such other actions with respect to the Company Employee Plans as Parent may reasonably request to facilitate the transactions contemplated by this Agreement.

        Section 6.06.    No Other Representations and Warranties.     Except for the representations and warranties set forth in Article 5, the Company acknowledges and agrees that no other representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or its Subsidiaries with respect to their respective businesses, affairs, assets, liabilities, financial conditions, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to Company by or on behalf of Parent or its Subsidiaries, and each of Parent and Merger Subsidiary hereby disclaims any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company, or any of their Representatives or Affiliates of any documentation or other information by Parent, Merger Subsidiary, any of their respective Subsidiaries or any of their Representatives or any of their respective Subsidiaries with respect to any one or more of the foregoing. Neither Parent, Merger Subsidiary nor any of their Representatives will have or be subject to any liability or obligation to the Company or any other Person resulting from the distribution in written or verbal communications to the Company of any such information, including any information, documents, projections, forecasts or other material made available to the Company in online "data rooms," confidential information memoranda or management interviews and presentations.

ARTICLE 7

COVENANTS OF PARENT

        Section 7.01.    Conduct of Parent.     Except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), as contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Letter or as required by Applicable Law, from the date of this Amended and Restated Merger Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course. Without limiting the generality of the foregoing, except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), as contemplated by this Agreement or set forth in Section 7.01 of the Parent Disclosure Letter, from the date hereof (except in the case of Section 7.01(a), which shall be from the date of this Amended and

Restated Merger Agreement) until the Effective Time, Parent shall not, nor shall it permit any of its Subsidiaries to:

        (a)   amend its certificate of incorporation, bylaws or other similar organizational documents, in each case, in any manner that would have a material adverse effect on the rights of holders of Parent Class A Common Stock;

        (b)   take any action or fail to take any action that is intended or is reasonably likely to result in (i) a delay in the consummation of the Merger or the transactions contemplated by this Agreement, (ii) any impediment to Parent's ability to consummate the Merger or the transactions contemplated by this Agreement, (iii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iv) any of the conditions to the Merger set forth in Article 9 not being satisfied or (v) a material violation of any provision of this Agreement, except, in each case, as required by Applicable Law; or

        (c)   agree, resolve or commit to do any of the foregoing.

        Section 7.02.    Obligations of Merger Subsidiary.     Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        Section 7.03.    Voting of Shares.     Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

        Section 7.04.    Director and Officer Liability.     Parent shall, and Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

        (a)   From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and its Subsidiaries (each, an "Indemnified Person") in respect of acts or omissions in their capacity as a director or officer of the Company or its Subsidiaries or as an officer, director, employee, fiduciary or agent of another enterprise if the Indemnified Person was serving in such capacity at the request of the Company or any of its Subsidiaries, in any case occurring at or prior to the Effective Time, to the fullest extent permitted by Delaware Law or any other Applicable Law (in the case of non-Delaware entities) or provided under the certificate of incorporation, bylaws, any indemnification agreements and any other governing documents of the Company and its Subsidiaries in effect on the date hereof. In the event of any threatened or pending claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a "Proceeding") to which an Indemnified Person is, has been or becomes a party or with respect to which an Indemnified Person is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Person is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as an officer, director, employee, fiduciary or agent of another enterprise (including any Proceeding arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), Parent shall, or shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorney's fees and disbursements) incurred by each Indemnified Person in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including attorney's fees and disbursements) to be advanced within twenty (20) days of receipt by Parent from the Indemnified Person of a request therefor, provided such Indemnified Person provides a written affirmation of such Indemnified Person's good faith belief that he or she has met all applicable standards of conduct applicable to indemnification and an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Section 7.04(a) or otherwise.

        (b)   For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions regarding (i) elimination of liability of directors and managers, (ii) indemnification of officers, directors and managers, and (iii) advancement of expenses, in each case, for periods prior to and including the Effective Time, that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company's governing documents in existence on the date of this Agreement. The indemnification agreements with the Company's directors and officers that survive the Merger shall continue in full force and effect in accordance with their terms.

        (c)   For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect all provisions in the certificate of incorporation, bylaws and other governing documents of the Company's Subsidiaries regarding (i) elimination of liability of directors and managers, (ii) indemnification of officers, directors and managers, and (iii) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

        (d)   Prior to the Effective Time, the Company shall, or, if the Company is unable to or does not, Parent shall and shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies (collectively, "D&O Insurance"), in each case for a claims reporting or discovery period of six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that neither the Company nor the Surviving Corporation shall purchase such a "tail" policy for a premium amount for any one year in excess of 300% of the annual premium currently paid by the Company for such insurance (the "Tail Cap") without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that if the premiums of such "tail" policy exceed the Tail Cap, the Company, after prior consultation with Parent, may obtain such a "tail" policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Tail Cap. If the Company or the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, either (i) continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company's current insurance carrier or with an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies as of the date hereof or (ii) purchase from the Company's current insurance carrier or from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company's existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence a premium amount for any one year in excess of the Tail Cap; and provided, further, that if the premiums of such insurance coverage with respect to any policy year exceed the Tail Cap, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Tail Cap.

        (e)   Notwithstanding anything herein to the contrary, if an Indemnified Person is or has been a party to or is or has been otherwise involved (including as a witness) in any Proceeding (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.04 shall continue in effect until the final disposition of such Proceeding.

        (f)    If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

        (g)   The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation, bylaws or other governing documents of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law (in the case of non-Delaware entities) under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        Section 7.05.    Employee Matters.

        (a)   For a period of twelve (12) months following the Closing, Parent shall, and shall cause its Subsidiaries (including the Company and its Subsidiaries) to, provide to each Company Employee who is employed immediately prior to the Closing and who becomes an employee of Parent, the Company or any of its Subsidiaries upon the Closing (each such individual, a "Continuing Employee") employee benefits that are no less favorable in the aggregate than the level of such employee benefits provided to such employees on the date hereof.

        (b)   For a period of twelve (12) months following the Closing, Parent shall maintain the employee severance protections set forth in Section 7.05(b) of the Company Disclosure Letter, which shall be in lieu of any Parent severance plans or benefits.

        (c)   Parent shall, and shall cause its Subsidiaries (including the Company and its Subsidiaries) to, cause each Parent Employee Plan to (i) recognize the pre-Closing service of participating Continuing Employees with the Company for all purposes of vesting, eligibility and benefit entitlement (but not for purposes of pension benefit accrual), except to the extent such service credit would result in a duplication of benefits for the same period, (ii) waive any pre-existing condition limitations for participating Continuing Employees and (iii) use commercially reasonable efforts to provide credit to each participating Continuing Employee under the applicable Parent Employee Plan for amounts paid by the Continuing Employee prior to the Closing during the year in which the Closing occurs under any analogous Company Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Parent Employee Plan.

        (d)   Parent shall cause the Company and its Subsidiaries to continue to credit under any applicable Parent Employee Plans each Continuing Employee for all vacation and personal holiday pay that such Continuing Employee is entitled to use but has not used as of the Closing.

        (e)   Parent and Merger Subsidiary hereby acknowledge that (i) the Merger will constitute a "Change in Control" (or concept of similar import) under the Company Employee Plans and (ii) as a result of the Merger, the individuals identified in Section 7.05(e) of the Company Disclosure Letter will be deemed to have experienced a "Good Reason" event (or concept of similar import), as applicable, for all purposes under the Company Employee Plans.

        (f)    The Company shall pay annual cash bonuses to executive officers and other key corporate office employees covered by the Carmike Annual Executive Bonus Program (the "Executive Plan") for the period ending December 31, 2016 as follows: (i) if the Closing occurs prior to December 31, 2016, annual cash bonuses will be paid at the target performance level on a pro-rata basis, (ii) if the Closing occurs on or after December 31, 2016 and if the compensation committee of the Company's Board of Directors (the "Compensation Committee") has certified the performance results prior to Closing, annual cash bonuses will be paid based on actual achieved performance, and (iii) if the Closing occurs on or after December 31, 2016 and if the Compensation Committee has not certified the performance results prior to Closing, annual cash bonuses will be paid at the target performance level. The Company shall pay annual cash bonuses to individuals not covered by the Executive Plan in accordance with the terms of the applicable bonus plan. The Company shall pay the annual cash bonuses that are contemplated by this Section 7.05(f) on the earlier of (A) immediately prior to the Closing and (B) the date that is consistent with the Company's past practices. For the avoidance of doubt, it is the intent of the Parties that the annual cash bonuses contemplated by this Section 7.05(f) are in addition to the severance arrangements set forth on Section 4.19(a) of the Company Disclosure Letter.

        (g)   Nothing in this Section 7.05, express or implied, is intended to or shall confer upon any other Person, including any Continuing Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no provision of this Section 7.05 shall constitute an amendment of, or an undertaking to amend, any Company Employee Plan or Parent Employee Plan.

        Section 7.06.    NYSE Listing.     Parent shall cause the shares of Parent Class A Common Stock which are to be issued to the holders of the Company Stock upon consummation of the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

        Section 7.07.    No Other Representations and Warranties.     Except for the representations and warranties set forth in Article 4, each of Parent and Merger Subsidiary acknowledges and agrees that no other representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company or its Subsidiaries with respect to their respective businesses, affairs, assets, liabilities, financial conditions, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Subsidiary by or on behalf of the Company or its Subsidiaries, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, any of their respective Subsidiaries or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives with respect to any one or more of the foregoing. Neither the Company nor any of its Representatives or Affiliates will have or be subject to any liability or obligation to Parent or Merger Subsidiary or any other Person resulting from the distribution in written or verbal communications to Parent or Merger Subsidiary of any such information, including any information, documents, projections, forecasts or other material made available to Parent or to Merger Subsidiary in online "data rooms," confidential information memoranda or management interviews and presentations.

 ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

        Section 8.01.    Regulatory Undertakings.

        (a)   Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable (and in any event prior to the End Date), the transactions contemplated by this Agreement, including (i) obtaining and maintaining all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals (collectively, "Approvals") from Governmental Authorities and the making of all other necessary registrations and filings, (ii) obtaining all Approvals from third parties that are necessary or desirable in connection with the transactions contemplated by this Agreement, (iii) the execution and delivery of any additional instruments necessary to consummate any of the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (iv) providing all such information concerning such Party, its Ultimate Parent Entity, its Affiliates, its Affiliates' officers, directors, employees and partners, and, in the case of Parent, the Wanda Group Parties and their respective officers, directors, employees and partners, as may reasonably be requested in connection with any of the matters set forth in this Section 8.01. None of the Parties shall, nor shall it permit any of its Affiliates to take or agree to take any action that would reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Approvals from any Governmental Authority with respect to the transactions contemplated by this Agreement. Nothing set forth in this Section 8.01 limits, modifies, waives, amends or otherwise adversely affects (A) the Company's rights under Section 6.04 or (B) any Party's rights under Article 10.

        (b)   Subject to Section 8.01(c), each of Parent and the Company shall (i) make or cause to be made the filings required of such Party or any of its Affiliates, and in the case of Parent, any Wanda Group Party or its Ultimate Parent Entity, under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable as mutually agreed by the Parties, and not later than September 30, 2016, unless otherwise agreed to by the Parties in writing, (ii) make or cause to be made such other filings as are required under Applicable Law by such Party or any of its Affiliates in foreign jurisdictions governing antitrust, competition, trade regulation or similar matters as soon as reasonably practicable after the date of this Agreement, (iii) comply with any request for additional information, documents or other materials received by such Party or any of its Affiliates from the Federal Trade Commission (the "FTC"), the Department of Justice (the "DOJ") or any other Governmental Authority under the HSR Act or any other Applicable Laws when practicable and advisable as mutually agreed by the Parties and (iv) subject to Section 8.01(e), cooperate in good faith with the other Party in obtaining all Approvals required under Applicable Laws and in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Applicable Laws with respect to any such filing or any such Approval.

        (c)   Parent and the Company shall coordinate with respect to the overall strategy relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any antitrust regulatory authority; provided, however, that (x) subject to the other provisions of this Section 8.01, Parent shall make the final determination as to the appropriate course of action and (y) neither Parent nor the Company shall be constrained from complying with Applicable Law. Each Party shall (i) consult and cooperate with the other Party regarding, allow the other Party to have a reasonable opportunity to review in advance prior to their submission (if applicable) and consider in good faith the views of the other Party regarding the form and content of, any filings, correspondence, written communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Laws, (ii) promptly furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives, on the one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement and (iii) give the other Party the opportunity to attend and participate in any in-person meetings, and to the extent reasonably practicable, substantive telephone calls with the DOJ, the FTC or any other Governmental Authority (to the extent permitted by the DOJ, the FTC or such Governmental Authority) with respect to the subject matter of this Section 8.01 (including with respect to any of the actions referred to in Section 8.01(d) and Section 8.01(e)) and, if the other Party is prohibited by Applicable Laws or by the DOJ, the FTC or such Governmental Authority from attending and participating in any such meetings or calls, keep the other Party reasonably apprised with respect thereto to the extent permitted under Applicable Law. Each Party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Neither Party will directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a Governmental Authority related to this Agreement or the transactions contemplated by this Agreement except with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding any provisions of this Section 8.01 to the contrary, (A) materials provided to the other Party pursuant to this Section 8.01 may be redacted (x) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address privilege or confidentiality concerns and (B) each Party shall have the right to designate any information as attorneys eyes only.

        (d)   In connection with and without limiting Section 8.01(a), but subject to Section 8.01(e), each of Parent and the Company shall use its reasonable best efforts to take such action as may be required to cause the expiration or termination of the waiting periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as soon as practicable after the execution of this Agreement (and in any event prior to the End Date), including using its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith and subject to Section 8.01(e), if any Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Laws, each of Parent and the Company shall, and shall cause their respective Affiliates to vigorously contest and resist any such Proceeding (through negotiation, litigation or otherwise), including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, delays or restricts the consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal.

        (e)   Notwithstanding anything to the contrary in this Agreement, the Company shall not, without the written consent of Parent, agree to or effect any Antitrust Action required by any Governmental Authority. If necessary to avoid the commencement of any Proceeding by any Governmental Authority challenging the transactions under this Agreement under any Applicable Laws, or if already commenced, to avoid the entry of, or to effect the dissolution of, any Order that would prohibit, prevent or restrict the consummation of the transactions contemplated by this Agreement, then, subject to the penultimate sentence of this Section 8.01(e), Parent shall, and shall cause its Affiliates to, offer, negotiate and agree to, and shall effect, any Antitrust Action with respect to Parent's, the Company's or their respective Affiliates' businesses or assets; provided that Parent shall not be required to agree to or effect any Antitrust Actions with respect to any of Parent's, the Company's or their respective Affiliates' businesses or assets if such Antitrust Actions have a Regulatory Material Adverse Effect. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, Parent shall not be required to agree to or effect any Antitrust Action with respect to the Company, Parent or any of their respective Affiliates' businesses or assets unless such actions are conditioned upon the occurrence of the Closing or are effective on or after the Closing, and no Party shall be required to waive any of the conditions set forth in Article 9 as they apply to such Party. None of the actions taken or proposed to be taken pursuant to this Section 8.01(e) shall be deemed to result in a breach of the representations and warranties set forth in this Agreement or shall be considered for purposes of determining whether a Company Material Adverse Effect or a Parent Material Adverse Effect has occurred.

        (f)    (i) Prior to the Closing, Parent shall, and shall cause its Affiliates to, offer, negotiate and agree to, the sale of the Proscribed Theatres; and (ii) Parent shall, and the Company shall reasonably cooperate to, effect the sale of the Proscribed Theatres simultaneously with the Closing on the terms negotiated by Parent; provided that (A) neither Parent nor the Company shall be constrained from complying with Applicable Law; and (B) the sale of the Proscribed Theatres is contingent on the Closing.

        Section 8.02.    Certain Filings.

        (a)   The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement/Prospectus and the Form S-4, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from Parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement/Prospectus and the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers. The Company shall, and shall cause its Subsidiaries, officers and employees to, use commercially reasonable efforts to (A) obtain accountants' comfort letters reasonably requested by Parent in connection with the Form S-4 and (B) cause accountants to consent to the use of their reports in the Form S-4.

        (b)   As promptly as reasonably practicable following the date of this Amended and Restated Merger Agreement, Parent and the Company shall prepare and file with the SEC the Form S-4 which includes the Company Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and other transactions contemplated hereby, and the Company shall mail or deliver the Company Proxy Statement/Prospectus to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Company Proxy Statement/Prospectus. Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Company Proxy Statement/Prospectus or the Form S-4 received by the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Company Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and if required, the Company shall disseminate to the Company's stockholders, as promptly as reasonably practicable, any amendment of or supplement to the Company Proxy Statement/Prospectus required as a result of such comments or as otherwise required by Applicable Law. No filing of, or amendment or supplement to, the Form S-4 or the Company Proxy Statement/Prospectus, or response to SEC comments with respect thereto, will be made by Parent or the Company, as applicable, without the other's prior consent (which shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall use reasonable best efforts to take any other action required to be taken under the 1933 Act, 1934 Act, Delaware Law and the rules of NASDAQ and the NYSE, in connection with the filing and distribution of the Company Proxy Statement/Prospectus and the Form S-4, and the solicitation of proxies from the Company's stockholders, as the case may be, thereunder.

        (c)   If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Subsidiaries, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Company Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

        (d)   From the date of this Amended and Restated Merger Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries, officers and employees to, use commercially reasonable efforts to provide to Parent, upon Parent's reasonable request, financial and other pertinent information relating to the Company and its Subsidiaries to assist Parent in preparing any registration statement that Parent may be required to file with the SEC in connection with its pending acquisition of Odeon and UCI Cinemas Holdings Limited and its Affiliates (the "Odeon Registration Statement"). The Company shall, and shall cause its Subsidiaries, officers and employees to, use commercially reasonable efforts to (A) obtain accountants' comfort letters reasonably requested by Parent in connection with the Odeon Registration Statement and (B) cause accountants to consent to the use of their reports in the Odeon Registration Statement.

        (e)   Parent shall promptly, upon request by the Company, reimburse the Company for any of its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of its Subsidiaries or their respective Affiliates in connection with Section 8.02(d), and Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Affiliates and Representatives for and against any and all losses, suffered or incurred by them in connection therewith, any action taken by them in connection therewith and any information utilized in connection therewith; provided, however, that the foregoing indemnification obligation shall not apply to the extent that the relevant amounts result from the Company's or its Subsidiaries or their respective Affiliates' bad faith, willful misconduct or gross negligence or material breach of this Agreement, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction.

        Section 8.03.    Parent Financing.

        (a)   Parent shall use its reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, obtain and consummate the Financing on the terms and conditions described in or contemplated by the Debt Commitment Letters (including the "market flex" provisions in any Debt Commitment Letter or Fee Letter) including using its reasonable best efforts to (i) negotiate and enter into the Debt Financing Documents on such terms and conditions (as such terms may be modified or adjusted in accordance with (x) the terms of, and within the limits of any such "market flex" provisions and (y) this Section 8.03), (ii) if all of the conditions to the Closing contained in Article 9 are satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing or will be satisfied or waived upon funding) and the Marketing Period has ended, satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Parent and Merger

Subsidiary contained in the Debt Commitment Letters that are within its or their control, (iii) cause the lenders party to the Debt Commitment Letters to fund at the Closing the full amount of the Financing required to consummate the transactions contemplated by this Agreement, if all of the conditions to the Closing contained in Article 9 are satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing or will be satisfied or waived upon funding) and (iv) maintain in effect and comply with its obligations under (x) the Debt Commitment Letters and (y) to the extent necessary to obtain and consummate the Financing, the Existing Credit Facility. Parent shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy, under the Debt Commitment Letters or the Existing Credit Facility without the prior written consent of the Company; provided that notwithstanding the foregoing Parent shall be permitted to amend the Debt Commitment Letters (A) to add purchasers, lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed any Debt Commitment Letter as of the date of this Amended and Restated Merger Agreement provided, further, that no such addition shall relieve the original Lenders of their obligations under the Debt Commitment Letters prior to the initial funding of the Financing, except as set forth in the Debt Commitment Letters in respect of the "Additional Initial Lenders" (as defined thereunder), or (B) so long as such amendments or modifications do not, or could not be reasonably expected to, materially delay, prevent or adversely affect the Closing or the consummation of the Financing. Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts payable under the Debt Commitment Letters, Fee Letters and the Debt Financing Documents as required for funding of the full amount of the Financing at Closing. Upon any amendment, supplement or modification of the Debt Commitment Letters or the Existing Credit Facility (as the case may be) in accordance with this Section 8.03, Parent shall provide a copy thereof to the Company and the term "Debt Commitment Letters" shall mean the Debt Commitment Letters as so amended, supplemented or modified and the term "Existing Credit Facility" shall mean the Existing Credit Facility as so amended, supplemented or modified.

        (b)   If all or any portion of the Financing becomes unavailable on the terms and conditions set forth therein (including the "market flex" provisions in any Debt Commitment Letter or Fee Letter), Parent shall promptly notify the Company, and Parent shall, and shall cause its Subsidiaries to, use its reasonable best efforts to promptly obtain substitute financing (on terms and conditions that are not materially less favorable to Parent and Merger Subsidiary, taken as a whole, than the terms and conditions as set forth in the Debt Commitment Letters, taking into account any "market flex" provisions in any Debt Commitment Letter or Fee Letter) sufficient to enable Parent to consummate the Merger and the other transactions contemplated hereby in accordance with their terms (the "Substitute Financing") and obtain a new commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and fee letter (redacted in the manner required thereby). Such Substitute Financing shall be deemed to be a part of the "Financing" and any commitment letter and fee letter for such Substitute Financing shall be deemed a "Debt Commitment Letter" and "Fee Letter" for all purposes of this Agreement.

        (c)   Parent and Merger Subsidiary shall give the Company prompt written notice: (i) of any material breach or default under the Debt Commitment Letter by any party thereto or an Event of Default as defined in and under the Existing Credit Facility, (ii) of the receipt of any written notice from any party to any Debt Commitment Letter with respect to any actual or threatened material breach, default, withdrawal, termination or repudiation of any provisions of any Debt Commitment Letter by such party, (iii) of the receipt of any written notice from any party to the Existing Credit Facility with respect to any Event of Default as defined in and under the Existing Credit Facility, and (iv) if for any reason Parent or Merger Subsidiary believes in good faith that it will not be able to timely obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letters. Promptly following any reasonable written request by the Company therefor, Parent shall provide the Company any information reasonably requested by the

Company in writing relating to any circumstance referred to in the immediately preceding sentence. Parent shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or Substitute Financing obtained in accordance with Section 8.03(b)), including all material activity and timing considerations.

        (d)   On and prior to the Closing, the Company shall, subject to expense reimbursement as provided in clause (e) below, and shall cause its Subsidiaries, officers and employees, and shall use commercially reasonable efforts to cause its advisors and representatives (including legal and accounting) to, cooperate, as may be reasonably requested, with Parent's efforts to consummate the Financing, including to do the following: (i) at reasonable times and upon reasonable notice, participate in, and assist in preparation for, customary meetings, presentations, road shows, conference calls, drafting sessions, due diligence sessions and sessions with rating agencies in connection with the Financing or any offering of high-yield debt securities under Rule 144A of the 1933 Act, (ii) assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing or any offering of high-yield debt securities under Rule 144A of the 1933 Act and executing and delivering customary authorization letters; provided, however, that any private placement memoranda or prospectuses in relation to high yield debt or equity securities need not be issued by the Company or any of its Subsidiaries; provided, further, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor(s), (iii) furnish Parent and Merger Subsidiary and their Financing Sources with the Required Financial Information and other pertinent information regarding the Company as may be reasonably requested by Parent that are necessary for the satisfaction of the obligations and conditions set forth in the Debt Commitment Letters, (iv) using commercially reasonable efforts to obtain accountants' comfort letters reasonably requested by Parent and to cause accountants to consent to the use of their reports in any material relating to the Financing or any offering of high-yield debt securities under Rule 144A of the 1933 Act, (v) assist in preparation, negotiation, execution and delivery of definitive financing documentation and schedules and exhibits thereto, (vi) facilitate the entrance into other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing or any offering of high-yield debt securities under Rule 144A of the 1933 Act as may be reasonably requested by Parent in connection with the Financing or any offering of high-yield debt securities under Rule 144A of the 1933 Act and otherwise reasonably facilitating the pledge of collateral and providing of guarantees contemplated by the Debt Commitment Letters; provided, that any obligations of the Company or any of its Subsidiaries contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing, (vii) assist in obtaining customary debt pay-off letters (if any) with respect to the Company's existing credit facility, (viii) using commercially reasonable efforts to ensure that the syndication efforts in respect of the Financing benefit from the existing lending relationships of the Company, (ix) furnish Parent and its Financing Sources as promptly as practicable, and in any event no later than 3 Business Days prior to the Closing, all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, to the extent requested in writing by Parent at least 10 Business Days prior to the Closing, (x) coordinate (A) a request for a waiver under the Company's existing indenture governing its senior notes in connection with any change of control that may result from the transactions provided for in this Agreement (it being understood and agreed that any waiver fee shall be paid by Parent and any solicitation agent appointed in connection with a waiver or consent solicitation shall be appointed and paid for by Parent) and (B) a request for any amendments to the indenture as may be reasonably requested by the Parent (including using commercially reasonable efforts to conduct a consent solicitation (it being understood and agreed that any consent fee shall be paid by Parent and any solicitation agent appointed in connection with a consent solicitation shall be appointed and paid by

Parent), to enter into and cause the trustee to enter into a supplemental indenture effecting such waiver (if successful) and applicable amendments requested by Parent, and provide and cause counsel to provide any opinion or certificate required under the indenture in connection with a successful request for a waiver or amendment) and (xi) cause the taking of corporate actions by the Company and its Subsidiaries reasonably necessary to permit the consummation of the Financing or any offering of high-yield debt securities under Rule 144A of the 1933 Act at the Closing; it being understood and agreed that no such corporate action will be required to take effect prior to the Closing; provided that, notwithstanding anything to the contrary contained in this Agreement (including this Section 8.03), (A) nothing in this Agreement (including this Section 8.03) shall require any such cooperation to the extent that it would (1) require the Company or any of its Subsidiaries or Representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Effective Time, or incur any liability or give any indemnities or otherwise commit to take any action (other than with respect to any authorization letter described above in clause (d)(ii)) that is not contingent upon the Effective Time, (2) unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries it being understood and agreed that compliance with the requirements set forth in clause (d) above will not unreasonably interfere with the business or operations of the Company or any of its Subsidiaries, (3) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company's organizational documents or any Applicable Law or result in the material contravention of, or that would reasonably be expected to result in a material violation or material breach of, or material default under, any Company Material Contract, (4) require the Company or its Subsidiaries to enter into or approve any financing or purchase agreement with respect to any matter relating to the Financing, (5) require any pre-Closing directors or managers of the Company or any of its Subsidiaries, acting in such capacity, to adopt any resolutions approving any Debt Financing Documents or to execute, enter into, deliver or perform any Debt Financing Documents, (6) require any officers or other authorized signatories of the Company or any of its Subsidiaries to execute, enter into, deliver or perform any Debt Financing Documents whose effectiveness is not contingent upon the Closing or that would be or become effective prior to the Effective Time, or (7) result in any officer, director or Representative of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing, and (B) no action, liability or obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any Debt Financing Documents shall be effective until the Effective Time, other than with respect to any authorization letter described above in clause (d)(ii)). The Company consents to the reasonable use of the Company's logos in connection with any Financing in a manner customary for such financing transaction, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its products, services, offerings or intellectual property rights.

        (e)   Parent shall promptly, upon request by the Company, reimburse the Company for any of its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of its Subsidiaries or their respective Affiliates at Parent's request in connection with the cooperation of the Company contemplated by this Section 8.03 and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Affiliates and Representatives for and against any and all losses, suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Parent pursuant to this Section 8.03 and any information utilized in connection therewith (other than information provided by the Company and its Affiliates); provided, however, that this clause (e) shall not apply to the extent that the relevant amounts result from the Company's or its Subsidiaries or their respective Affiliates' bad faith, willful misconduct or gross negligence or material breach of this Agreement, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction.

        (f)    The Company shall, and shall cause its Subsidiaries to (i) periodically update any applicable Required Financial Information provided by them or on their behalf as may be necessary so that such

Required Financial Information is (A) Compliant, and (B) meets the applicable requirements set forth in the definition "Required Financial Information" , and (ii) notify Parent in writing if (1) the Company determines that it must restate any financial statements included in the Required Financial Information or (2) the applicable independent accountants for the Company shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information for which they have provided an opinion.

        (g)   All non-public or other confidential information provided by the Company, its Subsidiaries or their respective Representatives pursuant to this Section 8.03 shall be kept confidential in accordance with the Confidentiality Agreement; provided that notwithstanding the terms of the Confidentiality Agreement, Parent shall be permitted to disclose such information to the Financing Sources identified in the Debt Commitment Letters, any provider of Substitute Financing and their respective Representatives in connection with the Financing and any Substitute Financing and any other potential source of debt financing in connection with the transactions contemplated herein so long as such Persons agree to be bound by the confidentiality provisions of the Confidentiality Agreement, the confidentiality provisions set forth in the Debt Commitment Letters or other reasonable and customary confidentiality undertakings in respect of transactions similar to that contemplated by the Financing or any Substitute Financing.

        Section 8.04.    Public Announcements.     Except in connection with actions taken pursuant to, and otherwise in accordance with, Section 6.04 and Article 10, each of Parent and the Company shall (a) not issue any such press release or make any such other public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, in which case such Party shall use reasonable best efforts to consult with the other Party to extent practicable and (b) consult with each other before scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby.

        Section 8.05.    Further Assurances.     At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        Section 8.06.    Notices of Certain Events.     Each of the Company and Parent shall promptly notify the other of:

        (a)   any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

        (b)   any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

        (c)   any actions, suits, claims, investigations or proceedings commenced or threatened against, or involving the Company any of its Subsidiaries or Parent, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement.

        Notwithstanding any of the foregoing, the delivery of any notice pursuant to this Section 8.06 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

        Section 8.07.    Section 16 Matters.     Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

        Section 8.08.    Defense of Litigation.     The Company shall control, and the Company shall consult with Parent and keep Parent reasonably informed with respect to any material developments regarding, the defense of any Proceeding brought by any of the Company's stockholders against the Company or its directors or officers arising out of or relating to transactions contemplated by this Agreement; provided, however, that the Company shall not settle any such Proceeding (a) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (b) unless permitted by Section 6.01(q) or (c) unless such settlement would not impose any material obligations that relate to the operation of the business of the Company or its Subsidiaries following the Effective Time.

        Section 8.09.    No Control of Other Party's Business.     Subject to the terms and conditions of this Agreement, nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control Parent's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control over its and its Subsidiaries' respective operations.

ARTICLE 9

CONDITIONS TO THE MERGER

        Section 9.01.    Conditions to the Obligations of Each Party.     The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

        (a)   the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

        (b)   the shares of Parent Class A Common Stock to be issued to the holders of Company Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

        (c)   the Form S-4 shall have become effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

        (d)   no Proceeding brought by any Governmental Authority in the United States of America pursuant to Antitrust Laws is pending that challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby, and no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any Governmental Authority in the United States of America preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect; and

        (e)   any applicable waiting period (and any extension of such period) under the HSR Act relating to the Merger shall have expired or been terminated and any agreement with any Governmental Authority with respect to the HSR Act not to close the transaction shall have expired or been terminated.

        Section 9.02.    Conditions to the Obligations of Parent and Merger Subsidiary.     The obligation of Parent and Merger Subsidiary to consummate the Merger is further subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

        (a)   The representations and warranties of the Company set forth in (i) Article 4 (other than in Sections 4.01 (first sentence only), 4.02(a), 4.04(a), 4.05, 4.09, 4.27, 4.29 and 4.30) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to "materiality," Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) Section 4.05 shall be true and correct (without regard to "materiality," Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for inaccuracies that are not material, (iii) Sections 4.01 (first sentence only) and 4.04(a) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iv) Section 4.02(a) shall be true and correct in all material respects at and as of the date of this Agreement and as of the date immediately preceding the date of this Amended and Restated Merger Agreement, (v) Sections 4.27 and 4.29 shall be true and correct in all material respects at and as of the date of this Amended and Restated Merger Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (vi) Sections 4.09 and 4.30 shall be true and correct both at and as of the date of this Amended and Restated Merger Agreement and at and as of the Closing Date, except where such failures to be so true and correct (without regard to "materiality," Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii), (iv), (v) and (vi) as applicable) only as of such date and period;

        (b)   the Company and its Subsidiaries shall have performed and complied in all material respects with the covenants and obligations under this Agreement contemplated to be performed or complied with by the Company or its Subsidiaries prior to the Effective Time;

        (c)   since the date of this Agreement, there shall not have been any Circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and that are continuing;

        (d)   the aggregate number of Dissenting Shares shall not equal or exceed 20% of the shares of Company Stock outstanding at the record date for the Company Stockholder Meeting; and

        (e)   the Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the date of the Effective Time certifying that the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been satisfied.

        Section 9.03.    Conditions to the Obligations of the Company.     The obligation of the Company to consummate the Merger is further subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

        (a)   The representations and warranties of Parent set forth in (i) Article 5 (other than in Sections 5.01 (first sentence only), 5.02, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.17, 5.18 and 5.21) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to "materiality," Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) Section 5.01 (first sentence only) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) Section 5.02 shall be true and correct in all material respects at and as of the date of this Agreement and as of the date immediately preceding the date of this Amended and Restated Merger Agreement, (iv) Section 5.21 shall be true and correct in all material respects at and as of the date of this Amended and Restated Merger Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (v) Section 5.05(a) shall be true and correct (without regard to "materiality," Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Amended and Restated Merger Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for inaccuracies that are not material and (vi) Sections 5.05(b), 5.06, 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.17 and 5.18 shall be true and correct both at and as of the date of this Amended and Restated Merger Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to "materiality," Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii), (iv), (v) and (vi), as applicable) only as of such date and period;

        (b)   Parent and its Subsidiaries shall have performed and complied in all material respects with the covenants and obligations under this Agreement contemplated to be performed or complied with by Parent and its Subsidiaries prior to the Effective Time;

        (c)   since the date of this Amended and Restated Merger Agreement, there shall not have been any Circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and that are continuing; and

        (d)   Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the date of the Effective Time certifying that the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(c) have been satisfied.

        Section 9.04.    Frustration of Closing Conditions.     Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 9.01, Section 9.02 or Section 9.03, as the case may be, to be satisfied if such failure was caused by such Party's breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the Merger and the other transactions contemplated hereby.

ARTICLE 10

TERMINATION

        Section 10.01.    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company or the members of Merger Subsidiary, except as provided in Section 10.01(d)(i)), it being understood that any termination by Parent shall also constitute a termination by Merger Subsidiary:

        (a)   by mutual written agreement of the Company and Parent;

        (b)   by either the Company or Parent, if:

            (i)  the Merger has not been consummated on or before December 5, 2016 (the "End Date"); provided that if on the third Business Day prior to the End Date, the condition to Closing set forth in Section 9.01(d) or 9.01(e) shall not have been satisfied but all other conditions to Closing shall be satisfied or shall be capable of being satisfied upon satisfaction of the condition to Closing set forth in such sections, then Parent or the Company shall have the right to extend the End Date an additional ninety (90) days (which, if so validly extended, shall become the "End Date" for all purposes under this Agreement) by notifying the other Party in writing of such election before the End Date; provided, further, that if the Marketing Period has not ended as of the third Business Day prior to the End Date and all other conditions to Closing shall be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), the End Date shall be extended automatically to the third Business Day immediately following the last day of the Marketing Period; provided, further, that if the condition to Closing set forth in Section 9.01(c) shall not have been satisfied by October 25, 2016, then Parent (only in the case where Parent has complied in all material respects with its obligations in Section 8.02 with respect to the Form S-4) or the Company (only in the case where the Company has complied in all material respects with its obligations in Section 8.02 with respect to the Form S-4) shall have the right to extend the End Date for a reasonable period of time to allow the condition to Closing set forth in Section 9.01(c) to be satisfied and the Company Stockholder Meeting to be reconvened and held, but in any event such extension shall not exceed ninety (90) days from December 5, 2016 (which, if so validly extended, shall become the "End Date" for all purposes under this Agreement) by notifying the other Party in writing of such election before the End Date, provided, further, however, that (X) the right to extend the End Date for a failure to satisfy the condition to Closing set forth in Section 9.01(d) or 9.01(e) shall not be available to any Party whose intentional failure to provide all of the information required pursuant to the HSR Act in the initial filing or upon additional requests from the appropriate regulators or to fulfill any obligation of such Party under this Agreement shall have caused Section 9.01(d) or 9.01(e) not to be satisfied and (Y) the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

           (ii)  there shall be any permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger and such injunction or other order shall have become final and nonappealable; or

          (iii)  at the Company Stockholder Meeting (including after taking into account any adjournment or postponement thereof in accordance with this Agreement), the Company Stockholder Approval shall not have been obtained; or

        (c)   by Parent, if:

            (i)  an Adverse Recommendation Change shall have occurred; or

           (ii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied and to be incapable of being satisfied by the End Date; or

        (d)   by the Company, if:

            (i)  at any time prior to (but not after) receipt of the Company Stockholder Approval (A) the Board of Directors of the Company authorizes the Company, in accordance with Section 6.04, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of Section 6.04, (B) concurrently with the termination of this

  Agreement the Company, in accordance with Section 6.04, enters into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of Section 6.04 and (C) prior to or concurrently with such termination, the Company pays to Parent the Termination Fee pursuant to Section 11.04; or

           (ii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied and to be incapable of being satisfied by the End Date; or

          (iii)  all of the conditions set forth in Article 9 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), the Company has given written notice to Parent and Merger Subsidiary that it is prepared to consummate the Closing, and Parent and Merger Subsidiary fail to consummate the transactions contemplated by this Agreement on the date that the Closing should have occurred pursuant to Section 2.01.

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other Party.

        Section 10.02.    Effect of Termination.     Except as provided in Section 11.04, if this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties; provided that if such termination shall result from the intentional failure of any Party to (a) fulfill a condition to the performance of the obligations of the other Parties or (b) perform a covenant hereof (including the failure to consummate the Merger or any other transaction contemplated by this Agreement when required to do so, which shall be deemed intentional for purposes of this Section 10.02), such Party shall be fully liable for any and all liabilities and damages (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) incurred or suffered as a result of such failure. The provisions of this Section 10.02 and Sections 8.02(e), 8.03(e), 11.04, 11.06, 11.07, 11.08, 11.09, 11.10 and 11.15 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

        Section 11.01.    Notices.     All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail ("e-mail") transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

      AMC Entertainment Holdings, Inc.
      One AMC Way
      11500 Ash Street, Leawood, KS 66211
      Attention: Kevin Connor, General Counsel
      Facsimile: 913-213-2058
      Email: kconnor@amctheatres.com

    with a copy to:

      Husch Blackwell LLP
      4801 Main, Ste. 1000
      Kansas City, Missouri 64112
      Attention: James M. Ash
      Phone No.: 816.983.8137
      Facsimile No.: 816.983.8080
      E-mail: james.ash@huschblackwell.com

    if to the Company, to:

      Carmike Cinemas, Inc.
      1301 First Avenue
      Columbus, GA 31901
      Attention: Daniel E. Ellis, Senior Vice President, General Counsel and Secretary
      Phone No.: 706.576.3400
      Facsimile No.: 706.324.0470
      E-mail: dellis@carmike.com

    with a copy to:

      King & Spalding LLP
      1180 Peachtree Street
      Atlanta, Georgia 30309
      Attention: Alan J. Prince and C. William Baxley
      Facsimile No.: (404) 572-5100
      E-mail: aprince@kslaw.com and bbaxley@kslaw.com

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

        Section 11.02.    Survival of Representations and Warranties.     The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

        Section 11.03.    Amendments and Waivers.

        (a)   Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

        (b)   No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

        (c)   In the event that any party seeks an amendment or waiver to this Section 11.03 or Section 11.06, Section 11.07, Section 11.08, Section 11.09, or Section 11.15, that is adverse to any Financing Source, the prior written consent of the adversely affected Financing Source shall be required before any such amendment or waiver may become effective.

        Section 11.04.    Expenses.

        (a)   Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

        (b)

            (i)  If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall pay to Parent in immediately available funds Thirty Million Dollars ($30,000,000) (the "Termination Fee") within three Business Days after such termination.

           (ii)  If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds the Termination Fee concurrently with such termination.

          (iii)  If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) (other than in circumstances in which Parent is required to pay the Regulatory Termination Fee pursuant to Section 11.04(b)(iv) upon such termination) or Section 10.01(b)(iii) and at the time of termination all conditions to the consummation of the Merger set forth in Article 9, other than the condition set forth in Section 9.01(a), have been satisfied or waived, (B) an Acquisition Proposal shall have been made (or, in the case of termination by Parent or the Company pursuant to Section 10.01(b)(iii), publicly announced) after the date of this Agreement and not withdrawn prior to the Company Stockholder Meeting and (C) within eighteen (18) months following the date of such termination, the Company or any Subsidiary enters into a definitive agreement with respect to an Acquisition Proposal (which is thereafter consummated) or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to "20%" in the definition of Acquisition Proposal shall be deemed to be a reference to "50%"), then the Company shall pay to Parent in immediately available funds the Termination Fee upon the consummation of such Acquisition Proposal.

          (iv)  If this Agreement is terminated (i) by the Company or Parent pursuant to Section 10.01(b)(ii), (ii) by the Company pursuant to Section 10.01(d)(ii) due to a material breach by Parent of Section 8.01, which breach results in the conditions set forth in either Section 9.01(d) or Section 9.01(e) being incapable of being satisfied or (iii) by the Company or Parent pursuant to Section 10.01(b)(i) (in the case of termination by Parent, only under circumstances in which the Company has a concurrent right to terminate pursuant to Section 10.01(b)(i)) and as of the End Date, (A) one or more of the conditions set forth in Section 9.01(d) or Section 9.01(e) has not been satisfied, including as a result of Parent not agreeing to take or not taking any Antitrust Actions that have a Regulatory Material Adverse Effect and (B) all of the other conditions set forth in Article 9 have been satisfied (other than any such conditions which by their nature cannot be satisfied until the Closing Date but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination), then Parent will, within three Business Days following any such termination, pay to the Company or its designee in cash by wire transfer in immediately available funds to an account designated by the Company a termination fee in an amount equal to Fifty Million Dollars ($50,000,000) (the "Regulatory Termination Fee").

        (c)   In no event shall more than one Termination Fee or Regulatory Termination Fee be payable.

        (d)   Each Party acknowledges that the agreements contained in this Section 11.04 are an integral part of this Agreement, and that, without these agreements, Parent, Merger Subsidiary and the Company would not enter into this Agreement; accordingly, if the Company or Parent fails to promptly pay any applicable amount when due pursuant to this Section 11.04, and, in order to obtain such payment, Parent, Merger Subsidiary or the Company, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for the fee set forth in this Section 11.04 or any portion of such fee, then (i) in the case of the Termination Fee, the Company shall pay to Parent and (ii) in the case of the Regulatory Termination Fee, Parent shall pay to the Company, its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment. Except as set forth in the preceding sentence or in the case of fraud, Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section and such Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company's Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby. Except as set forth in the first sentence or in the case of fraud, the Company agrees that, upon any termination of this Agreement under circumstances where the Regulatory Termination Fee is payable by Parent pursuant to this Section and such Regulatory Termination Fee is paid in full, the Company shall be precluded from any other remedy against Parent or Merger Subsidiary, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Merger Subsidiary or any of their Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

        Section 11.05.    Disclosure Letter and SEC Document References.     The Parties agree that any reference in a particular Section of either the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such Party that are contained in this Agreement to the extent that such disclosure is set forth with such specificity that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Sections. The mere inclusion of an item in either the Company Disclosure Letter or the Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

        Section 11.06.    Binding Effect; Benefit; Assignment.

        (a)   The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns, other than: (i) with respect to the provisions of Section 7.04 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) at and after the Effective Time, the rights of the former holders of shares of Company Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (iii) at and after the Effective Time, the rights of the holders of Company Stock Options, Company Restricted Shares, Company Performance Shares and Company Restricted Stock Units to receive the payments contemplated by the applicable provisions of Section 2.06, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement; provided, however, that (A) Parent may, without the consent of the Company, assign or otherwise transfer its rights, interests and obligations hereunder to any of its Financing Sources for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing and any refinancings, extensions, refundings or renewals thereof; provided that such assignment or transfer shall not in any way affect Parent's obligations and liabilities under this Agreement and (B) each Financing Source is an express third party beneficiary of Section 11.03, Section 11.06, Section 11.07, Section 11.08, Section 11.09 or Section 11.15. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.

        (b)   No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Parties.

        Section 11.07.    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state; provided that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the law of the State of New York (without regard to the conflicts of law provisions thereof); provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect and whether there shall have occurred a Company Material Adverse Effect, (b) whether the Merger has been consummated as contemplated by this Agreement, and (c) the determination of whether the representations made by the Company are accurate and whether as a result of any inaccuracy of any such representations Parent has the right to terminate its obligations, or has the right not to consummate the Merger, under this Agreement, shall be governed by, and construed in accordance with, the domestic laws of the State of Delaware without regard to the principles of conflicts of law.

        Section 11.08.    Jurisdiction.

        (a)   The Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement (including any matter involving any Financing Source) or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, exclusively in any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; provided that, notwithstanding the foregoing, the Parties agree that in connection with any suit, action or other Proceeding to which the Financing Sources are a party shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or, if such court shall not have jurisdiction, in the state courts of the State of New York located in New York County, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.01 shall be deemed effective service of process on such Party.

        (b)   EACH OF PARENT, MERGER SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE "PROCESS AGENT"), WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY PROCEEDING WITH RESPECT TO THIS AGREEMENT

OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.

        Section 11.09.    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING WITH RESPECT TO ANY PROCEEDING THAT INVOLVES ANY FINANCING SOURCES).

        Section 11.10.    WAIVERS IRREVOCABLE.     EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE WAIVERS IN SECTION 11.08(a) AND SECTION 11.09 ARE INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

        Section 11.11.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by all of the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

        Section 11.12.    Entire Agreement.     This Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement.

        Section 11.13.    Severability.     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 11.14.    Specific Performance.     Notwithstanding anything in this Agreement to the contrary, the Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would occur if the Merger were not consummated and the Company's stockholders and holders of Company Stock Options, Company Restricted Shares, Company Performance Shares and Company Restricted Stock Units did not receive the aggregate Merger Consideration in accordance with the terms but subject to the conditions of this Agreement) and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties' obligation to consummate the Merger and Parent's obligation to pay, and the Company's stockholders' and holders of Company Stock Options', Company Restricted Shares', Company Performance Shares' and Company Restricted Stock Units' right to receive, the aggregate Merger Consideration pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity, and the Parties further waive any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy. If, prior to the End Date, any Party brings an action to enforce specifically the performance of the terms and provisions of this Agreement by another Party, the End Date shall automatically be extended by (a) the amount of time during which such action is pending, plus twenty Business Days, or (b) such other time period established by the court presiding over such action.

        Section 11.15.    Non-Recourse.     Notwithstanding anything to the contrary herein, the Company agrees on behalf of itself and its Affiliates that none of the Financing Sources shall have any liability or obligation to the Company or any of its Affiliates relating to this Agreement or the Debt Commitment Letter or any of the transactions contemplated herein or therein (including the Financing). This Section 11.15 is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of the Company.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

CARMIKE CINEMAS, INC.
By:	/s/ S. DAVID PASSMAN III
	Name:	S. David Passman III
	Title:	President and Chief Executive Officer

[Signature Page to Amended and Restated Agreement and Plan of Merger]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement

AMC ENTERTAINMENT HOLDINGS, INC.
By:	/s/ ADAM M. ARON
	Name:	Adam M. Aron
	Title:	Chief Executive Officer and President
CONGRESS MERGER SUBSIDIARY, INC.
By:	/s/ ADAM M. ARON
	Name:	Adam M. Aron
	Title:	Chief Executive Officer and President

[Signature Page to Amended and Restated Agreement and Plan of Merger]

Exhibit A
Surviving Corporation Certificate of Incorporation

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CARMIKE CINEMAS, INC.

[    •    ] [    •    ], 2016

        Carmike Cinemas, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

          1.     The name under which the Corporation was originally incorporated was "Martin Cinemas, Inc." and its original Certificate of Incorporation was filed with the Secretary of State of Delaware on April 2, 1982. The Certificate of Incorporation was last restated on January 31, 2002.

          2.     This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates, and further amends the provisions of the Corporation's Certificate of Incorporation.

          3.     The text of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

ARTICLE I

        The name of Corporation is Carmike Cinemas, Inc.

ARTICLE II

        The address of its registered office in the State of Delaware is 3411 Silverside Rd. #104 Rodney Building, in the city of Wilmington, county of New Castle. The name of its registered agent at such address is Corporate Creations Network, Inc.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the Stale of Delaware.

ARTICLE IV

        The total number of shares that the Corporation shall have the authority to issue is 10,000 shares of common stock, $0.01 par value per share.

ARTICLE V

        The Board of Directors is authorized to adopt, amend, or repeal the Bylaws of the Corporation, but the stockholders may adopt additional Bylaws and may amend or repeal any Bylaws whether adopted by them or otherwise.

ARTICLE VI

        The Corporation is to have perpetual existence.

ARTICLE VII

        The number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE VIII

        The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

        The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE X

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned, a duly authorized officer of the Corporation, as of the date first set forth above.

By:
	Name:	[•]
	Title:	[•]

Exhibit B
Surviving Corporation Bylaws

EXHIBIT B

AMENDED AND RESTATED
BY-LAWS
OF
CARMIKE CINEMAS, INC.

ARTICLE 1

OFFICES

        The registered office of Carmike Cinemas, Inc. (the "Corporation") shall be in the City of Wilmington, County of New Castle, State of Delaware. The Corporation may also have offices at such other places both within and without the State of Delaware.

ARTICLE 2

STOCKHOLDERS

        Section 2.1    Time and Place of Meetings.     All meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and places, either within or without the State of Delaware, as shall be designated by the board of directors of the Corporation (the "Board of Directors"). In the absence of any such designation by the Board of Directors, each such meeting shall be held at the principal office of the Corporation.

        Section 2.2    Annual Meetings.     An annual meeting of stockholders shall be held for the purpose of electing members of the Board of Directors of the Corporation (the "Directors") and transacting such other business as may properly be brought before the meeting. The date of the annual meeting shall be determined by the Board of Directors.

        Section 2.3    Special Meetings.     Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the President and shall be called by the Secretary at the direction of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.

        Section 2.4    Notice of Meetings.     Written notice of each meeting of the stockholders stating the place, date and time of the meeting shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting The notice of any special meeting of stockholders shall state the purpose or purposes for which the meeting is called.

        Section 2.5    Quorum.     The holders of a majority of the stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum at any meetings of the stockholders for the transaction of business, except as otherwise provided by law. If a quorum is not present or represented, the holders of the stock present in person or represented by proxy at the meeting and entitled to vote thereat shall have power, by the affirmative vote of the holders of a majority of such stock, to adjourn the meeting to another time or place, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

        Section 2.6    Voting.     At all meetings of the stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares of voting stock owned by such stockholder of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law or of the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

        Section 2.7    Informal Action By Stockholders.     Any action required to be taken at a meeting of the stockholders, or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE 3

DIRECTORS

        Section 3.1    General Powers.     The business and affairs of the Corporation shall be managed and controlled by or under the direction of a Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

        Section 3.2    Number, Qualification and Tenure.     The Board of Directors shall consist of not less than one (1) and not more than nine (9) members. Within the limits above specified, the number of Directors shall be determined from time to time by resolution of the Board of Directors. The Directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3.3 of these By-Laws, and each Director elected shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal. Directors need not be stockholders.

        Section 3.3    Vacancies.     Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the Directors then in office though less than a quorum, and each Director so chosen shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal. If there are no Directors in office, then an election of Directors may be held in the manner provided by law.

        Section 3.4    Place of Meetings.     The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.

        Section 3.5    Regular Meetings.     The Board of Directors shall hold a regular meeting, to be known as the annual meeting, immediately following each annual meeting of the stockholders. Other regular meetings of the Board of Directors shall be held at such time and at such place as shall from time to time be determined by the Board of Directors. No notice of regular meetings need be given.

        Section 3.6    Special Meetings.    Special meetings of the Board of Directors may be called by the President. Special meetings shall be called by the Secretary on the written request of any Director.

        Section 3.7    Quorum.     At all meetings of the Board of Directors a majority of the total number of Directors shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

        Section 3.8    Organization.     The Chairman of the Board, if elected, shall act as chairman at all meetings of the Board of Directors. If a Chairman of the Board is not elected or, if elected, is not present, the President (if a member of the Board of Directors) or, in the absence of the President or, if the President is not a member of the Board of Directors, a Vice-Chairman (who is also a member of the Board of Directors and, if more than one, in the order designated by the Board of Directors or, in the absence of such designation, in the order of their election), if any, or if no such Vice-Chairman is present, a Director chosen by a majority of the Directors present, shall act as chairman at meetings of the Board of Directors.

        Section 3.9    Executive Committee.     (a) The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate one or more Directors to constitute an Executive Committee, to serve as such, unless the resolution designating the Executive Committee is sooner amended or rescinded by the Board of Directors, until the next annual meeting of the Board of Directors or until their respective successors are designated. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may also designate additional Directors as alternate members of the Executive Committee to serve as members of the Executive Committee in the place and stead of any regular member or members thereof who may be unable to attend a meeting or otherwise unavailable to act as a member of the Executive Committee. In the absence or disqualification of a member and all alternate members who may serve in the place and stead of such member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of any such absent or disqualified member.

        (b)   Except as expressly limited by the General Corporation Law of the State of Delaware or the Certificate of Incorporation, the Executive Committee shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation between the meetings of the Board of Directors. The Executive Committee shall keep a record of its acts and proceedings, which shall form a part of the records of the Corporation in the custody of the Secretary, and all actions of the Executive Committee shall be reported to the Board of Directors at the next meeting of the Board of Directors.

        (c)   Meetings of the Executive Committee may be called at any time by the Chairman of the Board, the President or any two of its members. No notice of meetings need be given. A majority of the members of the Executive Committee shall constitute a quorum for the transaction of business and, except as expressly limited by this section, the act of a majority of the members present at any meeting at which there is a quorum shall be the act of the Executive Committee. Except as expressly provided in this Section 3.9(c), the Executive Committee shall fix its own rules of procedure.

        Section 3.10    Other Committees.     The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate one or more other committees, each such committee to consist of one or more Directors. Except as expressly limited by the General Corporation Law of the State of Delaware or the Certificate of Incorporation, any such committee shall have and may exercise such powers as the Board of Directors may determine and specify in the resolution designating such committee. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, also may designate one or more additional Directors as alternate members of any such committee to replace any absent or disqualified member at any meeting of the committee, and at any time may change the membership of any committee or amend or rescind the resolution designating the committee. In the absence or disqualification of a member or alternate member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of any such absent or disqualified member, provided that the Director so appointed meets any qualifications stated in the resolution designating the committee. Each committee shall keep a record of proceedings and report the same to the Board of Directors to such extent and in such form as the Board of Directors may require. Unless otherwise provided in the resolution designating a committee, a majority of all of the members of any such committee may select its

Chairman, fix its rules of procedure, fix the time and place of its meetings and specify what notice of meetings, if any, shall be given.

        Section 3.11    Action without Meeting.     Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

        Section 3.12    Attendance by Telephone.     Members of the Board of Directors, or of any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

        Section 3.13    Compensation.     The Board of Directors shall have the authority to fix the compensation of Directors, which may include their expenses, if any, for attendance at each meeting of the Board of Directors. No member of a committee of the Board of Directors shall receive any separate compensation for serving on, or attendance at, such committee or meetings thereof.

ARTICLE 4

OFFICERS

        Section 4.1    Enumeration.     The officers of the Corporation shall be chosen by the Board of Directors and shall include a President, a Treasurer and a Secretary. The Board of Directors may also elect one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents as it shall deem appropriate. Any number of offices may be held by the same person.

        Section 4.2    Term of Office.    The officers of the Corporation shall be elected at the annual meeting of the Board of Directors and shall hold office until their successors are elected and qualified. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation required by this Article 4 shall be filled by the Board of Directors, and any vacancy in any other office may be filled by the Board of Directors.

        Section 4.3    President.     The President shall be the Chief Executive Officer and Chief Operating Officer of the Corporation and shall have such functions, authority and duties as may be prescribed by the Board of Directors.

        Section 4.4    Vice President.     The Vice President shall act under the direction of the President and in the absence or disability of the President shall perform the duties and exercise the powers of the President. The Vice President shall perform such other duties and have such other powers as the President or the Board of Directors may from time to time prescribe. The Board of Directors may designate one or more Vice Presidents or may otherwise specify the order of seniority of the Vice Presidents, and, in that event, the duties and power of the President shall descend to the Vice Presidents in the specified order of seniority.

        Section 4.5    Secretary.     The Secretary shall keep a record of all proceedings of the stockholders of the Corporation and of the Board of Directors, and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice, if any, of all meetings of the stockholders and shall perform such other duties as may be prescribed by the Board of Directors or the President. In the event that the Board of Directors adopts a corporate seal, the Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or in the absence of the

Secretary any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed it may be attested by the signature of the Secretary or an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest such affixing of the seal.

        Section 4.6    Assistant Secretary.     The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of the Secretary's inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties as may from time to time be prescribed by the Board of Directors, the President or the Secretary.

        Section 4.7    Treasurer.     The Treasurer shall have the custody of the corporate funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall perform such other duties as may from time to time be prescribed by the Board of Directors, the President or the Vice President.

        Section 4.8    Assistant Treasurer.     The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer's inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Directors, the President or the Treasurer.

        Section 4.9    Other Officers.     Any officer who is elected or appointed from time to time by the Board of Directors and whose duties are not specified in these By-Laws shall perform such duties and have such powers as may be prescribed from time to time by the Board of Directors or the President.

ARTICLE 5

CERTIFICATES OF STOCK

        Section 5.1    Form.     The shares of the Corporation shall be represented by certificates; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation's stock shall be uncertificated shares. Certificates of stock in the Corporation, if any, shall be signed by or in the name of the Corporation by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation. Where a certificate is countersigned by a transfer agent, other than the Corporation or an employee of the Corporation, or by a registrar, the signatures of the President or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were such officer, transfer agent or registrar at the date of its issue.

        Section 5.2    Transfer.     Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate of stock or uncertificated shares in place of any certificate therefor issued by the Corporation to the person entitled thereto, cancel the old certificate and record the transaction on its books.

        Section 5.3    Replacement.     In case of the loss, destruction or theft of a certificate for any stock of the Corporation, a new certificate of stock or uncertificated shares in place of any certificate therefor issued by the Corporation may be issued upon satisfactory proof of such loss, destruction or theft and upon such terms as the Board of Directors may prescribe. The Board of Directors may in its discretion require the owner of the lost, destroyed or stolen certificate, or his legal representative, to give the Corporation a bond, in such sum and in such form and with such surety or sureties as it may direct, to indemnify the Corporation against any claim that may be made against it with respect to a certificate alleged to have been lost, destroyed or stolen.

ARTICLE 6

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 6.1    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

        Section 6.2    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 6.3    Any indemnification under this Article 6 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 6.1 or Section 6.2 of this Article 6, as the case may

be. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

        Section 6.4    For purposes of any determination under this Article 6, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 6.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 6.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 6.1 or 6.2 of this Article 6, as the case may be.

        Section 6.5    Notwithstanding any contrary determination in the specific case under Section 6.3 of this Article 6, and notwithstanding the absence of any determination thereunder, any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 6.1 and 6.2 of this Article 6. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in Section 6.1 or 6.2 of this Article 6, as the case may be. Neither a contrary determination in the specific case under Section 6.3 of this Article 6 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director, officer, employee or agent seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 6.5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director, officer, employee or agent seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

        Section 6.6    Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, including in advance of the conduct determination described in Section 6.3 hereof, upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 6.

        Section 6.7    The indemnification and advancement of expenses provided by or granted pursuant to this Article 6 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 6.1 and 6.2 of this Article 6 shall be made to the fullest extent permitted by law. The provisions of this Article 6 shall not be deemed to preclude the indemnification of any person who is not specified in Section 6.1 or 6.2 of this Article 6 but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

        Section 6.8    The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article 6.

        Section 6.9    For purposes of this Article 6, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director or officer of such constituent corporation, or is or was a director, officer, employee or agent of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article 6 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article 6, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article 6.

        Section 6.10    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 6 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 6.11    Notwithstanding anything contained in this Article 6 to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 6.5 hereof), the Corporation shall not be obligated to indemnify any director, officer, employee or agent in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

        Section 6.12    The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article 6 to directors and officers of the Corporation.

        Section 6.13    No amendment to or repeal of this Article 6 shall apply to or have any effect on the rights of any person for or with respect to acts or omissions of such person occurring prior to such amendment or repeal.

 ARTICLE 7

GENERAL PROVISIONS

        Section 7.1    Fiscal Year.     The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

        Section 7.2    Corporate Seal.     In the event that the Board of Directors elects to adopt a corporate seal, the corporate seal shall be in such form as may be approved from time to time by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

        Section 7.3    Waiver of Notice.     Whenever any notice is required to be given under law or the provisions of the Certificate of Incorporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE 8

AMENDMENTS

        These By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the Board of Directors. The fact that the power to alter, amend, repeal or adopt the By-Laws has been conferred upon the Board of Directors shall not divest the stockholders of the same powers.

ANNEX B

July 24, 2016

The Board of Directors
Carmike Cinemas, Inc.
1301 First Avenue
Columbus, Georgia 31901

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.03 per share (the "Company Common Stock"), of Carmike Cinemas, Inc. (the "Company") of the consideration to be paid to such holders in the proposed merger (the "Transaction") of the Company with a wholly-owned subsidiary of AMC Entertainment Holdings, Inc. (the "Acquiror"). Pursuant to the agreement and plan of merger, dated as of March 3, 2016, as amended by the amended and restated agreement and plan of merger, dated as of July 24, 2016 (as so amended and restated, the "Agreement"), among the Company, the Acquiror and its subsidiary, Congress Merger Subsidiary, Inc., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive (i) at the election of the holder thereof, consideration per share equal to either (A) $33.06 in cash, without interest (the "Cash Consideration") or (B) 1.0819 shares of class A common stock, $0.01 par value, of the Acquiror (the "Stock Consideration") and (ii) with respect to each holder of Company Common Stock who would otherwise be entitled to a fractional share of class A common stock, $0.01 par value, of the Acquiror ("Parent Class A Common Stock"), an amount in cash (rounded to the nearest cent) determined by multiplying (X) the Parent Trading Price (as defined in the Agreement) by (Y) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Class A Common Stock to which such holder would otherwise be entitled (the "Fractional Consideration").

        The aggregate Cash Consideration, together with the aggregate Stock Consideration and the aggregate Fractional Consideration to be received by the holders of Company Common Stock in the Transaction is referred to as the "Consideration". The Consideration will be subject to certain proration procedures based on the relative number of shares for which Cash Consideration and Stock Consideration is elected as set forth in the Agreement, as to which we express no view or opinion.

        In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Parent Class A Common Stock will trade at any future time.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company's facility agreement in June 2015. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Transaction or any other matter, including, without limitation, whether any shareholder should elect to receive the Cash Consideration or the Stock Consideration or make no election in the Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        AMC is incorporated under the laws of Delaware. Section 145 of the Delaware General Corporation Law (the "DGCL") permits each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor, by reason of being or having been in any such capacity, if such person acted in good faith in a manner reasonably believed by such person to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 of the DGCL further provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor, by reason of being or having been in any such capacity, if such person acted in good faith in a manner reasonably believed by such person to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL also allows a corporation to provide contractual indemnification to its directors, and AMC has entered into indemnification agreements with each of its directors whereby AMC is contractually obligated to indemnify the director and advance expenses to the full extent permitted by the DGCL.

        Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for breach of a fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        The amended and restated certificate of incorporation of AMC provides for indemnification of any person made party to or threatened to be made party to any proceeding by reason of the fact that such person is or was a director or officer of the company, or a person of whom such person is the legal representative, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent permitted by the DGCL, against any expenses, liability and loss (including attorneys' fees, judgments, fines Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The amended and restated certificate of incorporation of AMC also provides that the personal liability of its directors for monetary damages for breach of fiduciary duty as a director of the corporation is eliminated to the fullest extent permitted by the DGCL. Expenses incurred in defending any such proceeding in advance of its final disposition may be paid by the corporation in advance of its final disposition, provided that if the DGCL so requires, the payment of such expenses shall only be made upon delivery to the corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified by the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification of the claimant is proper because such person has met the applicable standard of conduct set forth in the DGCL nor an actual determination that such person has failed to meet such standard of conduct shall be a defense to an action brought by a claimant whom the corporation has failed to pay in full within 30 days of having received a written claim.

Item 21.    Exhibits and Financial Statement Schedules.

(a)

        Exhibits

        See the Exhibit Index immediately following the signature page included in this Registration Statement.

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4)   that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, Kansas, on September 26, 2016.

AMC ENTERTAINMENT HOLDINGS, INC.
By:	/s/ ADAM M. ARON Adam M. Aron Chief Executive Officer and President

POWER OF ATTORNEY

        The undersigned directors and officers of AMC Entertainment Holdings, Inc., hereby appoint each of Kevin M. Connor and Craig R. Ramsey, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ADAM M. ARON Adam M. Aron	Chief Executive Officer, President and Director (Principal Executive Officer)	September 26, 2016
/s/ CRAIG R. RAMSEY Craig R. Ramsey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 26, 2016
/s/ CHRIS A. COX Chris A. Cox	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 26, 2016
/s/ LIN ZHANG Lin Zhang	Chairman of the Board	September 26, 2016

Signature	Title	Date

/s/ JACK Q. GAO Jack Q. Gao	Director	September 26, 2016
/s/ MAOJUN ZENG Maojun Zeng	Director	September 26, 2016
/s/ ANTHONY J. SAICH Anthony J. Saich	Director	September 26, 2016
/s/ LLOYD HILL Lloyd Hill	Director	September 26, 2016
/s/ GARY F. LOCKE Gary F. Locke	Director	September 26, 2016
/s/ HOWARD KOCH, JR. Howard Koch, Jr.	Director	September 26, 2016
/s/ KATHLEEN PAWLUS Kathleen Pawlus	Director	September 26, 2016

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated May 21, 2012, by and among AMC Entertainment Holdings, Inc., Dalian Wanda Group Co., Ltd. and, solely with respect to certain sections, the stockholder representative referenced therein (incorporated by reference from Exhibit 2.1 to the Company's Registration Statement on Form S-1 (File No. 333-190904) filed on October 8, 2013, as amended).
2.2
Share Purchase Agreement dated as of July 12, 2016, by and among AMC Entertainment Holdings, Inc., AMC (UK) Acquisition Limited, Monterey Capital III S.A.R.L., Odeon/UCI and UCI Cinemas Holdings Limited Odeon/UCI and UCI Cinemas Group Limited and certain Management Shareholders. (incorporated by reference from Exhibit 2.1 to the Company's Form 8-K (File No. 1-33892) filed on July 13, 2016
2.3
Stock Purchase Agreement by and among AMC Entertainment Holdings, Inc., SMH Theatres, Inc., the Shareholders of SMH Theatres, Inc. and the Representative named herein dated as of July 13, 2015. (incorporated by reference from Exhibit 2.1 to the Company's Current Report on Form 8-K (File No. 1-33892) filed on July 14, 2015).
2.4
Amended and Restated Agreement and Plan of Merger dated as of July 24, 2016, by and among AMC Entertainment Holdings, Inc., Congress Merger Subsidiary, Inc., and Carmike Cinemas, Inc. (incorporated by reference from Exhibit 2.1 to the Company's Form 8-K (File No. 1-333829) filed on July 24, 2016.)
4.1(a)
Credit Agreement, dated April 30, 2013, by and among AMC Entertainment Inc., the lenders and the issuers party thereto, Citicorp North America, Inc., as agent, and the other agents and arrangers party thereto (incorporated by reference from Exhibit 10.1 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on May 3, 2013).
4.1(b)
Guaranty, dated as of April 30, 2013, by AMC Entertainment Inc. and each of the other Guarantors party thereto in favor of the Guaranteed Parties named therein (incorporated by reference from Exhibit 10.2 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on May 3, 2013).
4.1(c)
Pledge and Security Agreement, dated as of April 30, 2013, by AMC Entertainment Inc. and each of the other Grantors party thereto in favor of Citicorp North America, Inc., as agent for the Secured Parties (incorporated by reference from Exhibit 10.3 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on May 3, 2013).
4.1(d)
First Amendment to Credit Agreement, dated as of December 11, 2015, by and among AMC Entertainment Inc., as borrower, the other loan parties party thereto, the lenders party thereto and Citicorp North America, Inc., as administrative agent (incorporated by reference from Exhibit 4.1(d) to the Company's Annual Report on Form 10-K (File No. 1-33892) filed on March 8, 2016).
4.2
Indenture, dated as of February 7, 2014, respecting AMC Entertainment Inc.'s 5.875% Senior Subordinated Notes due 2022, among AMC Entertainment Inc. and U.S. Bank National Association, as Trustee (incorporated by reference from Exhibit 4.1 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on February 10, 2014).
4.3
Indenture, dated as of June 5, 2015, respecting AMC Entertainment Inc.'s 5.75% Senior Subordinated Notes due 2025, among AMC Entertainment Inc., the Guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference from Exhibit 4.1 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on June 5, 2015).
*5.1	Form of Opinion of Husch Blackwell LLP regarding legality of the stock consideration

Exhibit Number	Description
*23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm, as to AMC Entertainment Holdings, Inc.'s consolidated financial statements as of December 31, 2015 and for each of the periods ended December 31, 2015, December 31, 2014 and December 31, 2013.
*23.2	Consent of Deloitte & Touche LLP as to National CineMedia, LLC's financial statements.
*23.3	Consent of CohnReznick LLP as to Digital Cinema Implementation Partners, LLC's financial statements
*23.4
Consent of Deloitte & Touche, LLP, Independent Registered Public Accounting Firm, as it relates to Carmike Cinemas, Inc. and subsidiaries consolidated financial statements as of December 31, 2015 and for each of the periods ended December 31, 2015, December 31, 2014, and December 31, 2013.
*23.5	Consent of Husch Blackwell LLP. (included in Exhibit 5.1 hereto)
*23.6	Consent of KPMG, LLP as to SV Holdco, LLC's financial statements
*24.1	Powers of Attorney for AMC Entertainment Holdings, Inc. (included on signature page)
*99.1	Form of Carmike Proxy Card
*99.2	Consent of J.P. Morgan Securities LLC

*
Filed herewith.